As filed with the Securities and Exchange Commission on August 29, 2013

Registration No. 333-168129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

TO FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CNL HEALTHCARE PROPERTIES, INC.

(Exact name of registrant as specified in its governing instruments)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Stephen H. Mauldin

President and Chief Executive Officer

CNL Healthcare Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz, Esq. Neil M. Goodman, Esq. Arnold & Porter LLP 555 Twelfth Street, N.W. Washington, DC 20004-1206 Telephone: (202) 942-5000	Peter E. Reinert, Esq. Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Telephone: (407) 843-4600

Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 6 consists of the following:

•	The registrant’s prospectus dated April 17, 2013, previously filed pursuant to Rule 424(b)(3) on April 17, 2013 and re-filed herewith;

•	Supplement No. 1 dated August __, 2013, filed herewith, which will be delivered as an unattached document; and

•	Part II to this Post-Effective Amendment No. 6, filed herewith.

CNL HEALTHCARE PROPERTIES, INC.

SUPPLEMENT NO. 1

DATED AUGUST [__], 2013

TO

PROSPECTUS DATED APRIL 17, 2013

This Supplement No. 1 (the “Supplement”) should be read in conjunction with the prospectus of CNL Healthcare Properties, Inc. dated April 17, 2013, and the additional information incorporated by reference herein and described under the heading “Incorporation of Certain Information By Reference.” This Supplement replaces all prior stickers and supplements to the prospectus, with the exception of the sticker supplement dated March 28, 2013, the sticker supplement dated May 16, 2013 and the sticker supplement dated August 15, 2013. Unless otherwise defined herein, capitalized terms used herein have the same meanings as in the prospectus. The terms “we,” “our,” “us” and the “Company” means CNL Healthcare Properties, Inc., CHP Partners, LP, a wholly-owned subsidiary and our operating partnership, and/or our other subsidiaries or affiliates. The purpose of this Supplement is to update and amend certain information contained in the prospectus.

	Supplement Page No.	Prospectus – Related Section/Page No.

PROSPECTUS SUMMARY
Status of Offering	1	–
Recent Developments	1	1
Properties Summary	3	5
Our Management	5	11
Compensation of Our Advisor and Affiliates	5	14, 19
Our Offering	5	20
Our Distribution Policy	6	20
Our Distribution Reinvestment Plan	6	21
ESTIMATED USE OF PROCEEDS	6	60
MANAGEMENT COMPENSATION	8	62, 68
BUSINESS	9	78
PRIOR PERFORMANCE SUMMARY	21	116
SELECTED FINANCIAL DATA	26	120
MANAGEMENT	28	123
SECURITY OWNERSHIP	29	129
THE ADVISOR AND THE ADVISORY AGREEMENT	29	130, 141
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30	142
SUMMARY OF REDEMPTION PLAN	33	148
DISTRIBUTION POLICY	33	151
SUMMARY OF THE CHARTER AND BYLAWS	35	154
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	43	196
EXPERTS	44	197

Prior Performance Tables – Addendum to Appendix A

i

PROSPECTUS SUMMARY

Status of Offering

We commenced our initial offering of shares of our common stock on June 27, 2011. We plan to extend the offering through June 27, 2014. As of August 15, 2013, we had accepted investors’ subscriptions for, and issued, approximately 42.2 million shares of our common stock pursuant to our offering resulting in aggregate subscription proceeds of approximately $415.3 million. To date, we have issued approximately 0.5 million shares pursuant to our distribution reinvestment plan resulting in proceeds of approximately $4.4 million. As of August 15, 2013, approximately 242.3 million shares of our common stock remain available for sale in our primary offering, and 14.5 million shares of our common stock remain available for issuance under our distribution reinvestment plan. We reserve the right to reallocate the shares we are offering between the primary offering and the distribution reinvestment plan.

Recent Developments

The following replaces in its entirety the section entitled “PROSPECTUS SUMMARY — Recent Developments” on page 1 of the prospectus.

Reduction in Size of Board

At the annual meeting of stockholders held on June 27, 2013, Dr. Bruce Douglas, an independent director, elected not to stand for reelection. As of that date, our board of directors consists of five members. See “MANAGEMENT — Directors and Executive Officers.”

Amendment of the Articles of Incorporation and Bylaws

On June 27, 2013, at the annual meeting of stockholders and a subsequent meeting of the board of directors, an amendment and restatement of our charter and an amendment to our bylaws were approved by our stockholders. See “SUMMARY OF THE CHARTER AND BYLAWS” for further information on the amendments.

Property Acquisitions

Perennial Communities. On May 31, 2013, we, through our operating partnership acquired six skilled nursing facilities located in Arkansas (collectively, the “Perennial Communities”) collectively valued at approximately $56.4 million. The Perennial Communities feature an aggregate of 780 usable beds. See “Business — Properties — Perennial Communities” and “BUSINESS — Borrowings — Perennial Communities” for further information.

LaPorte Cancer Center. On June 14, 2013, we, through our operating partnership, acquired a freestanding medical office building located in Westville, Indiana from LaPorte County Cancer Center, LLC, an affiliate of Holladay Property Services Midwest, Inc., for a purchase price of approximately $13.1 million (the “LaPorte Cancer Center”). Michiana Hematology Oncology, P.C. leases all 30,268 square feet of the LaPorte Cancer Center under a 20-year triple net-lease, which will expire on October 31, 2030. See “BUSINESS — Properties — LaPorte Cancer Center” and “BUSINESS — Borrowings — LaPorte Cancer Center” for further information.

Knoxville Medical Office Properties. On July 10, 2013, we, through our operating partnership, acquired four medical office properties located in Jefferson City, Knoxville and Powell, Tennessee from each of Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC and Emory Development Partners, LLC, for an aggregate purchase price of approximately $57.3 million (the “Knoxville Medical Office Properties”). The Knoxville Medical Office Properties offer an aggregate of 215,647 square feet of rentable space and is currently 100% leased. See “BUSINESS — Properties — Knoxville Medical Office Properties” and “BUSINESS — Borrowings — Knoxville Medical Office Properties” for further information.

HarborChase of Jasper. On August 1, 2013, we, through our operating partnership, acquired a senior housing property located in Jasper, Alabama from Emeritus Corporation, for a purchase price of approximately $7.3 million (“HarborChase of Jasper”). HarborChase of Jasper features 15 independent living, 35 assisted living and 12 memory care units. See “BUSINESS — Additional Acquisitions” for further information.

Medical Portfolio I Properties. On August 16, 2013, we, through our operating partnership, acquired a portfolio of six medical properties located in Leawood, Kansas, Phoenix, Arizona, Escondido, California and Elyria, Ohio from each MMIC Leawood MOB, LLC, MMIC Harbour View, LLC, MMIC JCL MOB, LLC, MMIC EMA MOB, LLC, and MMIC Chestnut Commons, LLC, for an aggregate purchase price of approximately $59.5 million (the “Medical Portfolio I Properties”). The Medical Portfolio I Properties offers an aggregate of 181,890 square feet of rentable space. See “BUSINESS — Properties — Medical Portfolio I Properties” and “BUSINESS — Borrowings — Medical Portfolio I Properties” for further information.

1

Probable Material Acquisitions

Calvert Medical Office Properties

On June 26, 2013, we, through our operating partnership, entered into two related asset purchase agreements to acquire a portfolio of four medical office buildings and associated assets totaling 199,715 rentable square feet for an aggregate purchase price of approximately $46.2 million (the “Calvert Medical Office Properties”). The four properties were built between 1991 and 2009 and consist of (i) one, four-story medical office building (“Calvert Medical Arts Center”) located in Prince Frederick, Maryland, purchased from Calvert Medical Arts Center, LLC; (ii) three, three-story medical office buildings located in Prince Frederick, Maryland, more specifically, (1) one three-story medical office building (“Calvert MOB I”) purchased from Calvert Medical Office Building LP in which Calvert Memorial Hospital of Calvert County (“Calvert Memorial Hospital”) owns a partnership interest, (2) one three-story medical office building (“Calvert MOB II”) purchased from CMH II Holding Co. and (3) one three-story medical office building (“Calvert MOB III”) purchased from CMH II Holding Co.; (iii) two, two-story medical office buildings located in Solomons and Dunkirk, Maryland, respectively; more specifically (1) one two-story medical office building (“Dunkirk Building”) purchased from CMH II Holding Co. and (2) one two-story medical office building (“Solomons Island Building”) purchased from CMH Holding Co. In addition, pursuant to the purchase agreement, we intend to acquire one parking area adjacent to the Solomons Island building located in Solomons, Maryland from CMH Holding. Calvert MOB I, Calvert MOB II and Calvert MOB III are considered a single medical office building. None of the Calvert Medical Office Properties sellers is an affiliate of us or our advisor. In August 2013, the closing of the acquisitions of the Calvert Medical Office Properties was deemed probable.

If acquired, each of the Calvert Medical Office Properties are expected to have multiple tenants and be managed by a third-party, unaffiliated property manager. A majority of the Calvert Medical Office Properties are expected to be leased to Calvert Memorial Hospital or its affiliates.

We intend to fund the purchase of the Calvert Medical Office Properties by financing approximately $29.4 million under a long-term loan.

Pursuant to the purchase agreements, the closing of the acquisitions of the Calvert Medical Office Properties is contingent on satisfying certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by us. Initially, we escrowed an earnest money deposit in the aggregate amount of $249,750. Following the expiration of the 45-day due diligence period on August 9, 2013, a second deposit in the total amount of $249,750 was paid. If we do not complete the acquisition, we may forfeit the entire $499,500 of the earnest money deposit. Assuming that outstanding contingencies are satisfied, we anticipate that the closing of the Calvert Medical Office Building Portfolio will take place in August 2013.

South Bay Communities

On July 3, 2013, we, through our operating partnership, entered into three purchase and sale agreements to acquire a portfolio of three senior housing communities featuring an aggregate of 447 residential units comprised of 320 independent living units, 97 assisted living units and 30 memory care units for an aggregate purchase price of approximately $80.5 million (the “South Bay Communities”). The South Bay Communities consists of (i) fee simple interests in land and improvements which constitute (1) the senior housing community located in Lubbock, Texas known as “The Club at Raider Ranch”; and (2) the senior housing community located in Lubbock, Texas known as “The Isle at Raider Ranch” (collectively, the “Lubbock Communities”) to be purchased from RR IL Care Group Limited Partnership and RR AL Care Group Limited Partnership, respectively, for an aggregate purchase price of $55.0 million; (ii) fee simple interests in vacant land adjacent to the Lubbock Communities (the “Raider Ranch Land”) to be purchased from Raider Ranch LP for a purchase price of approximately $3.0 million, upon which the Company anticipates the development of complementary senior housing communities; and (iii) a fee simple interest in the land and improvements which constitute the senior housing community in Oklahoma City, Oklahoma known as the “Town Village” to be purchased from Oakland Care Group LP for a purchase price of approximately $22.5 million. The sellers of the South Bay Communities, none of which are affiliated with us or our advisor, are affiliates of South Bay Partners, Ltd. In August 2013, the closing of the acquisitions of the South Bay Properties was deemed probable.

The average age of the South Bay Communities is six years. We expect that the South Bay Communities will be managed by a third-party, unaffiliated senior housing management company.

We intend to fund the purchase of the South Bay Communities with cash and will consider other financing alternatives as appropriate.

                Pursuant to the purchase agreements for the South Bay Communities, we are obligated to purchase the properties only after satisfaction of agreed upon conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these senior housing communities and related land will be acquired by us. We initially escrowed an earnest money deposit in the aggregate amount of $402,500 upon execution of the purchase agreements for the South Bay Communities and deposited a second sum of $402,500 on August 19, 2013. If we do not complete the acquisitions, we may forfeit up to $805,000 of the earnest money deposit. Assuming that outstanding contingencies are satisfied, we anticipate that the closing of the South Bay Communities will take place in the third quarter of 2013.

Entry into Material Acquisition Agreements

Pacific Northwest Senior Housing Portfolio. On August 21, 2013, through our operating partnership, we entered into separate purchase and sale agreements relating to the acquisition of a portfolio of twenty-one (21) senior housing communities located in five states throughout the Pacific Northwest United States (collectively, the “Pacific Northwest Senior Communities”) for an aggregate purchase price of approximately $457.3 million. The Pacific Northwest Senior Communities collectively feature 2,186 residential units, comprised of 664 independent living units, 1,366 assisted living units, and 156 memory care units. The sellers of the Pacific Northwest Senior Communities are related to one another; however, none of the sellers is affiliated with the Company. The acquisition of the Pacific Northwest Senior Communities is subject to the successful completion of our due diligence and the fulfillment of numerous conditions precedent, including receipt of required approvals and licenses from applicable state governmental authorities. The Company expects to acquire the Pacific Northwest Senior Communities with cash, including available amounts raised in the Company’s public offering of common stock, amounts received from the disposition of its joint venture with Sunrise Senior Living in July 2013, and amounts available under the Company’s revolving line of credit with KeyBank, N.A. which we obtained on August 19, 2013. Generally, the closings are contingent upon the closing of the entire portfolio pursuant to a prescribed schedule, commencing October 22, 2013.

Distributions

The Board of Directors declared cash distributions of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock to stockholders of record on July 1, 2013, and August 1, 2013, payable by September 30, 2013. See “OUR DISTRIBUTION POLICY” for further information.

Redemptions

We received and paid out $0.4 million and $0.02 million, respectively, in redemption requests during the six months ended June 30, 2013 with the remaining $0.2 million being paid in July 2013. Our board of directors exercises discretion in determining the level of request to be honored, and ultimately determined to redeem all such requests. See “SUMMARY OF REDEMPTION PLAN” for further information.

Property Manager Expense Support Agreement

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with our advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). Payment for services rendered will be pursuant to a predetermined formula and stock issued under the property manager expense support and restricted stock agreement will vest only upon the occurrence of a Liquidity Event that results in the attainment of the Vesting Threshold. The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 through December 31, 2013, subject to the right of the property manager to terminate upon 30 days prior written notice. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager. See “THE ADVISOR AND THE ADVISORY AGREEMENT—Property Manager— Property Manager Expense Support Agreement.”

Dispositions

Sunrise Joint Venture

On July 1, 2013, pursuant to a purchase and sale agreement dated December 18, 2012 between our subsidiary CHT SL IV Holding, LLC and Health Care REIT, Inc., we completed the sale of our approximately 55% joint venture membership interest in a senior housing joint venture with Sunrise Senior Living Investments, Inc. for a sales price of approximately $61.8 million including transaction costs, of which approximately $0.6 million was paid to our advisor as a disposition fee under the Advisory Agreement. See “BUSINESS — Properties — Dispositions — Sunrise Joint Venture” for more information.

2

Additional Investments

HCA Rutland Loan

On June 27, 2013, we entered into the Construction Loan Agreement, dated June 27, 2013 with C4 Rutland, LLC (“Crosland Southeast”), pursuant to which the Company originated an acquisition, development and construction loan in the amount of approximately $6.2 million (“ADC Loan”) to Crosland Southeast for the development of a 22,000 square foot medical office building on 2.8 acres of land in Rutland, Virginia that will function as an out-patient emergency and imaging center (“HCA Rutland”) and will be leased to Hospital Corporation of America. Due to the familial relationship between a principal of Crosland Southeast and one of the Company’s directors, the loan was deemed a related party transaction for accounting purposes. See “BUSINESS — Additional Investments — HCA Rutland Loan” for more information.

Borrowings

Primrose II Communities Loan

In connection with the financing of our acquisition of five senior housing properties in Illinois, Iowa, Ohio and South Dakota (the “Primrose II Communities”), we entered into a one-year term loan in the aggregate principal amount of approximately $49.7 million with KeyBank National Association (the “Primrose II Senior Loan”).

On May 8, 2013, we obtained permanent financing for two of the five Primrose II Communities. Specifically, each of our subsidiaries which own the Primrose II Communities located in Decatur, Illinois and Zanesville, Ohio each entered into a multifamily loan and security agreement with Keycorp Real Estate Capital Markets, Inc. (“KeyCorp”) in the aggregate original principal amount of approximately $23.5 million (collectively, the “FNMA Loans”). The Primrose II Senior Loan was paid off in full June 2013. For additional information on the terms of the FNMA Loans see “Business — Borrowings — Primrose II Communities.”

Perennial Communities

In connection with the acquisition of the six Perennial Communities, on May 31, 2013, we, through our subsidiaries entered into a three-year term loan with KeyBank National Association and Synovus Bank in the aggregate amount of $30.0 million. See “BUSINESS — Borrowings — Perennial Communities” for further information.

LaPorte Cancer Center

On June 14, 2013, in connection with the closing of the acquisition of the LaPorte Cancer Center, we, through a subsidiary, entered into a non-recourse loan in the principal aggregate amount of $8.5 million. See “BUSINESS — Borrowings — LaPorte Cancer Center” for further information on this loan.

Knoxville Medical Office Properties Loan

On July 10, 2013, in connection with the closing of the acquisition of the Knoxville Medical Office Properties, we, through our subsidiaries, entered into a credit agreement with Regions Bank in the aggregate principal amount of approximately $38.6 million. See “BUSINESS — Borrowings — Knoxville Medical Office Properties” for further information on this loan.

Medical Portfolio I Properties Loan

On August 16, 2013, in connection with our acquisition of the Medical Portfolio I Properties, we, through our subsidiaries, entered into a Loan Agreement with Prudential Insurance Company of America in the aggregate principal amount of $35.7 million. See “BUSINESS — Borrowings — Medical Portfolio I Properties” for further information on this loan.

Revolving Credit Facility

On August 19, 2013, we, together with our operating company, CHP Partners, LP, entered into a Credit Agreement with KeyBank National Association and other participating lenders who have or may become a party to such Credit Agreement, for a revolving line of credit facility in the initial aggregate principal amount of $120.0 million, the initial lenders for which are KeyBank National Association, Bank of America, N.A., Cadence Bank, N.A., Fifth Third Bank, and PNC Bank, National Association, each of whom is an unaffiliated third-party to us. See “BUSINESS — Borrowings — Revolving Credit Facility” for detailed information.

Properties Summary

The following information should be read in conjunction with the “BUSINESS” – Properties” section beginning on page 79 of the prospectus.

The following table sets forth the property name, location, asset class, date acquired, year built and purchase price of each of the properties we owned as of August 30, 2013. Seniors’ housing facilities are apartment-like facilities and are therefore stated in units. Medical office buildings, or MOBs, and specialty hospitals are measured in square feet.

3

The subsection entitled “Sunrise Communities” in the section entitled “PROSPECTUS SUMMARY — Properties Summary” beginning on page 5 of the prospectus is deleted in its entirety.

The following table supersedes and replaces in its entirety the section entitled PROSPECTUS SUMMARY — Properties Summary” on page 6 of the prospectus.

Name	Location	Asset Class	Date Acquired	Year Built	Purchase Price (in millions)

Primrose Communities
Primrose of Casper	Casper, WY	Senior Housing	02/16/12	2004	$18.8
Primrose of Billings	Billings, MT	Senior Housing	02/16/12	2006	$16.3
Primrose of Grand Island	Grand Island, NE	Senior Housing	02/16/12	2005	$13.3
Primrose of Mansfield	Mansfield, OH	Senior Housing	02/16/12	2007	$18.0
Primrose of Marion	Marion, OH	Senior Housing	02/16/12	2006	$17.7

HarborChase of the Village	The Villages in Lady Lake, FL	Development	08/29/12	—	$2.2

Windsor Manor Properties I
Windsor Manor of Vinton	Vinton, IA	Senior Housing	08/31/12	2011	$5.8
Windsor Manor of Webster City	Webster City, IA	Senior Housing	08/31/12	2010	$6.8
Windsor Manor of Nevada	Nevada, IA	Senior Housing	08/31/12	2009	$6.3

Dogwood Forest of Acworth Development Project(1)	Acworth, GA	Development	12/18/12	—	$1.8

Primrose Communities II
Primrose Retirement Community of Lima	Lima, OH	Senior Housing	12/19/12	2007	$18.6
Primrose Retirement Community of Zanesville	Zanesville, OH	Senior Housing	12/19/12	2008	$19.1
Primrose Retirement Community of Decatur	Decatur, IL	Senior Housing	12/19/12	2009	$18.1
Primrose Retirement Community of Council Bluffs	Council Bluffs, IA	Senior Housing	12/19/12	2007	$12.9
Primrose Cottages	Aberdeen, SD	Senior Housing	12/19/12	1995	$4.3

Capital Health Communities
Brookridge Heights	Marquette, MI	Senior Housing	12/21/12	1998	$13.5
Curry House	Cadillac, MI	Senior Housing	12/21/12	1996	$13.5
Symphony Manor	Baltimore, MD	Senior Housing	12/21/12	2011	$24.0
Woodholme Gardens	Pikesville, MD	Senior Housing	12/21/12	2010	$17.1
Fredericktowne	Frederick, MD	Senior Housing	12/21/12	2000	$17.0

Claremont Medical Office	Claremont, CA	MOB	01/14/13	2008	$19.8

Windsor Manor II Communities
Windsor Manor of Indianola	Indianola, IA	Senior Housing	04/01/13	2004	$6.5
Windsor Manor of Grinell, IA	Grinnell, IA	Senior Housing	04/01/13	2006	$5.7

Perennial Communities
Bateville Healthcare Center	Batesville, AR	Senior Housing	05/31/13	1975	$6.2
Broadway Healthcare Center	West Memphis, AR	Senior Housing	05/31/13	1994	$11.8
Jonesboro Healthcare Center	Jonesboro, AR	Senior Housing	05/31/13	2012	$15.2
Magnolia Healthcare Center	Magnolia, AR	Senior Housing	05/31/13	2009	$11.8
Mine Creek Healthcare Center	Nashville, AR	Senior Housing	05/31/13	1978	$3.4
Searcy Healthcare Center	Searcy, AR	Senior Housing	05/31/13	1973	$7.9

LaPorte Cancer Center	Westville, IN	MOB	06/14/13	2010	$13.1

Knoxville Medical Office Properties
Physicians Plaza A at North Knoxville Medical Center	Powell, TN	MOB	07/10/13	2005	$18.1
Physicians Plaza B at North Knoxville Medical Center	Powell, TN	MOB	07/10/13	2008	$21.8
Physicians Regional Medical Center – Central Wing Annex	Knoxville, TN	MOB	07/10/13	2004	$5.8

4

Name	Location	Asset Class	Date Acquired	Year Built	Purchase Price (in millions)

Jefferson Medical Commons	Jefferson City, TN	MOB	07/10/13	2001	$11.6

HarborChase of Jasper	Jasper, AL	Senior Housing	08/01/13	1998	$7.3

Medical Portfolio I Properties
Doctors Specialty Hospital	Leawood, KS	Specialty Hospital	08/16/13	2001	$10.0
John C. Lincoln Medical Office Plaza I	Phoenix, AZ	MOB	08/16/13	1980	$5.4
John C. Lincoln Medical Office Plaza II	Phoenix, AZ	MOB	08/16/13	1984	$3.2
North Mountain Medical Plaza	Phoenix, AZ	MOB	08/16/13	1994	$5.0
Escondido Medical Arts Center	Escondido, CA	MOB	08/16/13	1994	$15.6
Chestnut Commons Medical Office Building	Elyria, OH	MOB	08/16/13	2008	$20.2

(1)     Land acquired for construction and development of a senior housing community.

The subsection entitled “Borrowings Summary” in the section entitled “PROSPECTUS SUMMARY — Borrowings” beginning on page 7 of the prospectus is deleted in its entirety.

Our Management

The following replaces in its entirety the first full paragraph under the section entitled “PROSPECTUS SUMMARY – Our Management” which begins on page 10 of the prospectus.

We operate under the direction of our board of directors, the members of which owe us fiduciary duties and are accountable to us and our stockholders in accordance with the Maryland General Corporation Law. Our board of directors is responsible for the management and control of our business and affairs and has responsibility for reviewing our advisor’s performance at least annually. We currently have five members on our board of directors, three of whom are independent of our management, our advisor and our respective affiliates. Our directors are elected annually by our stockholders. Our board of directors has established an audit committee comprised of the independent directors.

Compensation of Our Advisor and Affiliates

The following sentence is added after the first sentence of the first paragraph in the section entitled “PROSPECTUS SUMMARY — Compensation of our Advisor and Affiliates” on page 14 of the prospectus.

For additional information concerning compensation paid to our advisor, other affiliates and related partners, see the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

The following paragraph is added after the first full paragraph on page 19 of the prospectus under the section entitled “PROSPECTUS SUMMARY — Compensation of Our Advisor and Affiliates.”

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with our advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). Payment for services rendered will be pursuant to a predetermined formula and stock issued under the property manager expense support and restricted stock agreement will vest only upon the occurrence of a Liquidity Event that results in the attainment of the Vesting Threshold. The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 through December 31, 2013, subject to the right of the property manager to terminate upon 30 days prior written notice. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager. See “THE ADVISOR AND THE ADVISORY AGREEMENT—Property Manager— Property Manager Expense Support Agreement.”

Our Offering

The following replaces in its entirety the first two full paragraphs under the section entitled “PROSPECTUS SUMMARY – Our Offering,” which appears on page 20 of the prospectus.

We commenced our initial offering of shares of our common stock on June 27, 2011. We plan to extend the offering through June 27, 2014. As of August 15, 2013, we had accepted investors’ subscriptions for, and issued, approximately 42.2 million shares of our common stock pursuant to our public offering resulting in aggregate

5

subscription proceeds of approximately $415.3 million. To date, we have issued approximately 0.5 million shares pursuant to our distribution reinvestment plan resulting in proceeds of approximately $4.4 million. As of August 15, 2013, approximately 242.3 million shares of our common stock remain available for sale in our primary offering, and 14.5 million shares of our common stock remain available for issuance under our distribution reinvestment plan. We reserve the right to reallocate the shares we are offering between the primary offering and the distribution reinvestment plan.

Our Distribution Policy

The following supersedes and replaces in its entirety the last paragraph on page 21 of the prospectus, under the section entitled “PROSPECTUS SUMMARY – Our Distribution Policy.” For further information, see “OUR DISTRIBUTION POLICY.”

As of June 30, 2013, we have declared and paid total cumulative cash distributions of approximately $8.2 million and issued approximately 617,270 shares of common stock as stock distributions.

Our board of directors declared a monthly cash distribution of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock on July 1, 2013, and August 1, 2013. These distributions are to be paid and distributed by September 30, 2013.

Our Distribution Reinvestment Plan

The following supersedes and replaces in full the sole paragraph under the section entitled “PROSPECTUS SUMMARY – Our Distribution Reinvestment Plan,” which appears on page 21 of the prospectus.

We have adopted a distribution reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares of common stock that may be available. We have designated 5% of the shares in this offering as shares issuable pursuant to our distribution reinvestment plan for this purpose. As of June 30, 2013, we have issued approximately 465,512 shares of common stock pursuant to our distribution reinvestment plan. See “SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN,” for further information.

The following supersedes and replaces in full the section entitled “ESTIMATED USE OF PROCEEDS,” which appears on page 60 of the prospectus.

ESTIMATED USE OF PROCEEDS

The following section supersedes and replaces in its entirety the section entitled “ESTIMATED USE OF PROCEEDS” which begins on page 60 of the prospectus.

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell:

•	approximately one-half of our maximum offering of $3,000,000,000 in shares of our common stock, of which 5.0% are sold through our distribution reinvestment plan; and

•	the maximum offering, of which 5.0% are sold through our distribution reinvestment plan.

The amounts set forth below represent our best estimate of our use of offering proceeds; however, this is a best efforts offering so there is no guarantee as to the amount of shares that we will sell. In addition, we reserve the right to reallocate shares we are offering between the primary offering and our distribution reinvestment plan. Depending primarily on the number of shares sold in this offering, we estimate that approximately 86.93% of the Gross Proceeds will be used for investment, the payment of Investment Services Fees and Acquisition Expenses or

6

other corporate purposes. The remainder of offering proceeds is expected to be used to pay selling commissions, marketing support fees and other Organizational and Offering Expenses. The amount available for investment will be less to the extent that we use offering proceeds, including proceeds from our distribution reinvestment plan, to fund redemptions under our redemption plan, pay distributions, repay debt, pay Operating Expenses or establish reserves. While we believe the estimated use of proceeds set forth below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of 150 Million Shares		Assuming Sale of Maximum Offering
Percentage of shares sold pursuant to our Distribution Reinvestment Plan(1)	2.5%		2.5%
	Amount	Percent	Amount	Percent
GROSS PROCEEDS(2)	$1,496,250,000	100.00%	$2,992,500,000	100.00%

Less:
Selling Commissions and Marketing Support Fees(2)(3)	142,500,000	9.52%	285,000,000	9.52%
Other Organizational and Offering Expenses(3)	29,925,000	2.00%	29,925,000	1.00%

NET OFFERING PROCEEDS	1,323,825,000	88.48%	2,677,575,000	89.48%
Less:
Investment Services Fees(4)(6)	24,491,000	1.64%	49,535,000	1.66%
Acquisition Expenses(5)(6)	13,238,000	0.88%	26,776,000	0.89%
Initial Working Capital Reserve(7)	—	—	—	—

AMOUNT AVAILABLE FOR INVESTMENT(8)	$1,286,096,000	85.96%	$2,601,264,000	86.93%

(1)	Although we expect to sell 2.5% of the shares in this offering pursuant to our Distribution Reinvestment Plan, this table also illustrates the proceeds that would result should no shares be sold through our Distribution Reinvestment Plan in the case of a maximum offering.

(2)	We pay selling commissions and marketing support fees to our managing dealer as shares are sold in accordance with the terms of the agreement with our managing dealer (the “managing dealer agreement”). Our managing dealer has engaged unrelated, third-party participating brokers in connection with the sale of the shares of this offering. In connection therewith, our managing dealer will pay such participating brokers up to 7% and up to 3% of the Gross Proceeds from the sale of shares by such participating brokers as selling commissions and marketing support fees, respectively. See the section of this prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and marketing support fees may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment advisor, registered representatives or principals of our managing dealer or participating brokers, and our advisor, its affiliates, managers, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. In no event, however, will commission discounts reduce the proceeds of the offering that are available to us. Selling commissions and marketing support fees are not paid in connection with the purchase of shares pursuant to our distribution reinvestment plan.

(3)	Estimated other Organizational and Offering Expenses presented in this table include any and all costs and expenses, excluding selling commissions and marketing support fees which are presented separately in this table, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our shares in this offering, including, without limitation, the following: legal, accounting and escrow fees; certain due diligence expenses, printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our shares under federal and state laws. Pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), Organizational and Offering Expenses, which includes selling commissions and marketing support fees, paid by us may not exceed 15% of Gross Proceeds of the primary offering. The Organizational and Offering Expenses, including selling commissions and marketing support fees are estimated to be 2% for the sale of 150 million shares and 1% for the maximum offering, all within the 15% limitation.

(4)

For purposes of estimating the Investment Services Fee, we are assuming the proceeds of this offering are used to acquire Assets composed of real properties and loans that we invest in or originate. The Investment Services Fees reflected in this table are calculated by multiplying the purchase price of real properties and loans that we invest in or originate by 1.85%. No portion of the net proceeds are assumed to be used to acquire securities for which no Investment Services Fees apply. For purposes of this table, we have assumed that no debt financing is used to acquire our investments; however, it is our intent to

7

leverage our investments with debt. Our board of directors has adopted a policy generally to limit our aggregate borrowing to approximately 75% of the value of our Assets once we have ceased raising capital under this offering or any subsequent primary offering and invested substantially all of our capital. Our intent is to target our aggregate borrowings to between 40% to 60% of the aggregate value of our Assets once we own a seasoned and stable Asset portfolio.

(5)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties. Acquisition Expenses means any and all expenses, exclusive of the Investment Services Fees, incurred by us or reimbursed by us to our operating partnership, CHP Partners, LP referred to herein as “our operating partnership,” our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any real property investment, including any securities, loans or other Permitted Investments whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. For purposes of this table, we have estimated that the third-party costs will average 1% of the contract purchase price of properties or other investments and assumed that we will not use debt financing to acquire our investments.

(6)	Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees include any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any affiliates of ours, our operating partnership or our advisor) in connection with the selection, purchase, development or construction of real property or with making or investing in loans, securities or other Permitted Investments, including, real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.

(7)	Estimates for initial working capital reserves and reserves for initial and/or ongoing capital improvements are established on a property-by-property basis at the time a property is acquired and as required by a lender. Such reserves may be funded from proceeds from this offering, debt proceeds, cash from operations and/or other sources of cash available to us. In addition to reserves for capital improvements, we may establish reserves for other purposes from offering proceeds, operating funds, and the available proceeds of any sales of our Assets.

(8)	Although a substantial majority of the amount available for investment presented in this table is expected to be invested in properties or used to originate or invest in loans or other real estate-related investments, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these Organizational and Offering Expenses may not exceed the limitation of Organizational and Offering Expenses pursuant to our charter and FINRA rules. We have not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level. In addition, we may use proceeds from our distribution reinvestment plan for redemptions of shares. See “Summary of Redemption Plan.”

Until proceeds are required to be invested or used for other purposes, we invest such amounts in short-term, highly liquid investments with appropriate safety of principal, including, but not limited to, government obligations, short-term debt obligations and interest bearing bank accounts.

MANAGEMENT COMPENSATION

The following sentence is added after the first sentence of the first paragraph in the section entitled “MANAGEMENT COMPENSATION” on page 62 of the prospectus.

For additional information concerning compensation paid to our advisor, other affiliates and related partners, see the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

The following information is added after the first full paragraph on page 68 of the prospectus under the section entitled “MANAGEMENT COMPENSATION.”

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with our advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). Payment for services rendered will be pursuant to a predetermined formula and stock issued under the property manager expense support and restricted stock agreement will vest only upon the occurrence of a Liquidity Event that results in the attainment of the Vesting Threshold. The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 through December 31, 2013, subject to the right of the property manager to terminate upon 30 days prior written notice. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager. See “THE ADVISOR AND THE ADVISORY AGREEMENT—Property Manager— Property Manager Expense Support Agreement.”

8

owed by us to the property manager in the form of forfeitable restricted shares of our common stock. Payment for services rendered will be pursuant to a predetermined formula and stock issued under the Property Manager Expense Support Agreement will vest immediately except upon the occurrence of a liquidity event.

BUSINESS

Properties

Locations of Our Properties

The following information supersedes and replaces in its entirety the first sentence and the map, including the legend, in the section entitled “BUSINESS — Properties — Locations of Our Properties” on page 79 of the prospectus.

The following map reflects the locations of our 41 properties, including our ten properties owned through investments in joint ventures, and our two development projects:

The subsection entitled “Sunrise Communities” in the section entitled “BUSINESS — Properties” beginning on page 81 of the prospectus is deleted in its entirety.

The following is added to the end of the section entitled “BUSINESS – Properties” on page 93 of the prospectus.

Perennial Communities

On May 31, 2013, we, through our operating partnership, acquired a 100% fee simple interest in land and related improvements comprising six skilled nursing communities located in Arkansas (collectively, the “Perennial Communities”) from affiliates of Perennial Healthcare Management, LLC (collectively, the “Perennial Sellers”) pursuant to the terms and conditions of that certain Asset Purchase Agreement dated April 23, 2013 (the “Perennial Acquisition”). The Perennial Communities have an aggregate 780 licensed beds and 429 usable beds. The average age of the Perennial Communities is 22.7 years The aggregate purchase price for the Perennial Communities was approximately $56.3 million, excluding closing costs (the “Perennial Purchase Price”). We are not affiliated with the Perennial Sellers Senior Living Centers or the New Perennial Operators; however, this is our second project with affiliates of the Capital Health Group, the first of which is the portfolio of five senior housing communities located in Michigan and Maryland, known as the Capital Health Communities. See, “—Properties — Capital Health Communities” on page 88 of the prospectus.

Each of the Perennial Communities is managed by Senior Living Centers, Inc. an affiliate of Capital Health Group, LLC. Also effective as of May 31, 2013, each of the Perennial Communities is operated by a subsidiary of Arkansas SNF Operations Acquisition III, LLC, an affiliate of the Capital Health Group, as the parent operator

9

(collectively, the “New Perennial Operators”), under triple-net lease agreements having an initial term of ten years, with two five-year renewal options that are exercisable at the discretion of the New Perennial Operators. A security deposit is in place for our use in the event of a default in the payment of rent or any other monetary obligation. In the initial year, the aggregate minimum annual rent for the Perennial Communities is approximately $5.54 million, and the average effective annual rental per usable bed is approximately $7,100. Pursuant to the terms of the Perennial Communities leases, none of the New Perennial Operators, nor certain of their principals, may compete within fifteen miles of any of the Perennial Communities during the term of the applicable lease and for a period of five years after expiration of the applicable lease, unless CNL is first offered the right to acquire the competing facility.

The New Perennial Operators have an option to purchase the Perennial Communities that are located in Batesville, Mine Creek and Searcy, Arkansas, which is exercisable during the period from the end of the third year through the end of the fifth year following closing of the Perennial Communities acquisition. The acquisition price for any of such facilities would be an amount that yields a 4% compounded annual return to us with respect to the adjusted lease basis at the time the option is exercised.

Senior Living Centers management has over 20 years of experience in healthcare real estate and senior living executive management, spanning all aspects of acquisitions, development, asset management and operations, and Senior Living Centers currently manages 17 skilled nursing facilities in Arkansas representing over 1,600 licensed beds.

The following table lists each of the Perennial Communities, its location, square footage, number of usable beds, number of licensed beds, occupancy rate as of July 31, 2013, year built/renovated, RevPOU and purchase price:

Perennial Communities	Location	Square Footage	Usable Beds	Licensed Beds	Occupancy % as of 7/31/2013	Year Built	Year Renovated	Average Monthly RevPOU (1)	Purchase Price
Bates Healthcare Center	Batesville, AR	46,100	60	116	81%	1975	1992	$5,786	$6.2
Broadway Healthcare Center	West Memphis, AR	46,600	62	119	86%	1994	2012	$6,422	$11.8
Jonesboro Healthcare Center	Jonesboro, AR	45,000	74	136	93%	2012	-	$7,153	$15.2
Magnolia Healthcare Center	Magnolia, AR	43,000	73	140	87%	2009	-	$6,255	$11.8
Mine Creek Healthcare Center	Nashville, AR	11,600	44	78	76%	1978	-	$5,465	$3.4
Searcy Healthcare Center	Searcy, AR	59,000	116	191	78%	1972	2009	$5,884	$7.9

Total/Avg.:	-	251,300	429	780	83.5% (avg.)	-	-	$5,928	$56.3

(1)	Average monthly revenue per occupied unit (“RevPOU”) as of July 31, 2013.

In connection with the acquisition of the six Perennial Communities, on May 31, 2013, we, through our subsidiaries entered into a three-year term loan with KeyBank and Synovus Bank in the aggregate amount of $30.0 million. See “BUSINESS — Borrowings — Perennial Communities” for further information.

We have no plans for material renovations or improvements on any of the Perennial Communities and believe each is suitable for its intended purpose. We also believe each facility is covered by adequate insurance.

There are comparable facilities in the primary market areas for the Perennial Communities, with which we compete, although there are regulatory requirements with which skilled nursing facilities must comply.

The following table sets forth the estimated depreciable basis for federal tax purposes in each of the Perennial Communities:

ESTIMATED DEPRECIABLE BASIS OF PERENNIAL COMMUNITIES

Perennial Communities	Estimated Depreciable Basis (In millions)
Bates Healthcare Center	$6.0
Broadway Healthcare Center	$11.7
Jonesboro Healthcare Center	$15.1
Magnolia Healthcare Center	$11.9
Mine Creek Healthcare Center	$3.4
Searcy Healthcare Center	$7.5

10

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipates depreciating the buildings and land improvements based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Perennial Communities were $0.18 million for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.04 million in connection with the acquisition of the Perennial Communities, which is equal to 1.85% of the aggregate Perennial Purchase Price.

Knoxville Medical Office Properties

On July 10, 2013, we, through our operating partnership, acquired four medical office properties and related assets (collectively, the “Knoxville Medical Office Properties”) from each of Jefferson Equity Partners, LLC (“JEP”), Oak Hill Partners, LLC (“OHP”), Knoxville Equity Partners, LLC (“KEP”) and Emory Development Partners, LLC (“EDP”), each a Tennessee limited liability company (each a “Knoxville Medical Office Seller” and, collectively, the “Knoxville Medical Office Sellers”), pursuant to the terms and conditions of that certain Agreement of Sale and Purchase with each Knoxville Medical Office Seller, dated April 3, 2013. The aggregate purchase price for the Knoxville Medical Office Properties was approximately $57.3 million, excluding closing costs (the “Knoxville Medical Office Properties Purchase Price”). Each of the Knoxville Medical Office Sellers is an affiliate of N.T. Brinkman, Inc. (“N.T. Brinkman”), a Virginia-based firm that has been wholly dedicated to the planning, development, funding, managing and operating of healthcare facilities since 1981.

The Knoxville Medical Office Properties consist of: (i) JEP’s interests in 15 condominium units in a medical office building known as Jefferson Medical Commons located in Jefferson City, Tennessee, together with JEP’s interests as landlord under the leases for such units: (ii) OHP’s interest in a medical office facility known as the Physicians Regional Medical Center-Central Wing Annex located in Knoxville, Tennessee, together with OHP’s interest in an air rights lease for the lease of the air parcel in which such facility is located and OHP’s interests as landlord in related leases; (iii) KEP’s interest in a medical office building known as Physicians Plaza A at North Knoxville Medical Center located in Powell, Tennessee, together with KEP’s leasehold interest in a related ground lease for the parcel on which such building is located and KEP’s interests as landlord in related leases of such building; and (iv) EDP’s interest in a medical office building known as Physicians Plaza B at North Knoxville Medical Center located in Powell, Tennessee, together with EDP’s leasehold interest in a related ground lease for the parcel upon which such building is located and EDP’s interests as landlord in related leases. The average age of the Knoxville Medical Office Properties is 7.5 years.

The following table lists each of the Knoxville Medical Office Properties, its location, rentable square footage, occupancy rate as of July 31, 2013, year built and purchase price:

Knoxville Medical Office Property	Location	Rentable Square Footage	Occupancy % as of 7/31/2013	Year Built	Purchase Price (in millions)
Physicians Plaza A at North Knoxville Medical Center	Powell, TN	67,410	100%	2005	$18.1
Physicians Plaza B at North Knoxville Medical Center	Powell, TN	75,109	100%	2008	$21.8
Physicians Regional Medical Center – Central Wing Annex	Knoxville, TN	24,650	100%	2004	$5.8
Jefferson Medical Commons	Jefferson City, TN	48,478	100%	2001	$11.6

Total:		215,647			$57.3

A portion of the purchase price of the Knoxville Medical Office Properties was funded a five-year term loan from Regions Bank in the principal outstanding amount of approximately $35.4 million. See “—Borrowings — Knoxville Medical Office Properties” for more information on this loan.

Each of the four Knoxville Medical Office Properties is managed by Healthcare Equity Partners, LLC (“HEP”), under a long-term management agreement having an initial term of five years, with automatic renewals of one year thereafter unless terminated by either party. HEP is paid a management fee equal to 5% of the gross monthly rents generated from each of the Knoxville Medical Office Properties. HEP is an affiliate of N.T. Brinkman, Inc.

11

Also on July 10, 2013, we entered into a Right of First Offer Agreement with N.T. Brinkman pursuant to which N.T. Brinkman granted us, for three years from the closing of the acquisitions, the right of first offer to purchase any medical office building developed by N.T. Brinkman or any of its affiliates within a one mile radius of any of the Knoxville Medical Office Properties. In addition, on the same date, we entered into a Non-Solicitation Agreement with N.T. Brinkman pursuant to which N.T. Brinkman has agreed not to solicit or recruit tenants of the Knoxville Medical Office Properties to be tenants of any property owned or operated by any of the Knoxville Medical Office Sellers or their affiliates until the earlier of: (a) the expiration of five years from the closing of the acquisition of the Knoxville Medical Office Properties; or (b) as to any tenant of any Knoxville Medical Office Property, (i) our sale of such property; or (ii) the termination of N.T. Brinkman as a property manager of any property.

The Knoxville Medical Office Properties are leased under long-term lease agreements to healthcare service providers. The following table lists the leasing information for each of the tenants leasing 10% or more of each of the four Knoxville Medical Office Properties:

Property/Tenant	Percentage of Property Leased	Length of Lease	Base Rent Per Year	Lease Expiration	Renewal Option	Percentage Rent Increase Per Year
Physicians Plaza A at North Knoxville Medical Center
Health Management Associates (“HMA”)	18.5%
HMA Tennova Conference	6.61%	121 months	$ 84,078	April 2015	N/A	3%
HMA Tennova Pain Management	7.30%	121 months	$ 88,350	Aug. 2016	4 3-year	3%
HMA Tennova OB/GYN	4.59%	121 months	$ 58,793	Sept. 2016	4 3-year	3%
Knoxville Orthopedic Clinic	29.49%	180 months	$ 374,975	Mar. 2020	N/A	3%
Premier Surgical Associates	10.17%	180 months	$129,323	Mar. 2020	N/A	3%
Tennessee Urology Associates	14.71%	181 months	$176,090	Oct. 2021	N/A	3%
Tots and Teens Pediatrics	11.00%	217 months	$139,476	May 2023	N/A	3%
Greater Knoxville ENT (“GK ENT”)	10.25%
GK ENT (Suite 210)	2.74%	156 months	$32,652	Sept. 2021	N/A	3%
GK ENT (Suite 220	7.51%	181 months	$89,833	Oct. 2021	N/A	3%
Physicians Plaza B at North Knoxville Medical Center
HMA	90.78%
HMA Summit IMA	33.59%	120 months	$542,128	Jan. 2019	N/A	3%
HMA Tennova Health System	53.52%	144 months	$874,328	Aug. 2020	2 3-year	3%
HMA Kristy Newton	3.67%	132 months	$ 59,870	Aug. 2020	N/A	3%
Physicians Regional Medical Center – Central Wing Annex
HMA	100%
HMA East Tennessee Heart	50%	111 months	$264,864	May 2018	2 3-year	3%
HMA East Tennessee Heart 2	50%	172 months	$216,057	May 2018	N/A
Jefferson Medical Commons
HMA	56.63%
HMA JMH Cardiac Rehab	3.32%	152 months	$ 2,280	Aug. 2013	1 5-year	2%
HMA JMH Rotation	8.40%	120 months	$ 69,911	Aug. 2013	3 5-year	2%
HMA JMH Conference	4.83%	120 months	$ 40,180	Aug. 2013	3 5-year	2%
HMA JMH Pulmonary	8.31%	12 months	$ 62,430	Oct. 2013	1 5-year	2%
HMA JMH Womens	7.20%	12 months	$ 54,120	Nov. 2013	1 5-year	2%
HMA JMH G20	4.09%	129 months	$ 35,922	May 2014	2 5-year	2%
HMA JMH Physicians Clinic	3.44%	144 months	$ 35,582	Mar. 2015	4 3-year	2%
HMA JMH Business Office	6.68%	180 months	$ 58,503	Dec. 2015	3 5-year	2%
HMA JMH Administration	5.43%	180 months	$ 47,548	Dec. 2015	2 5-year	2%
HMA JMH Clinic	4.93%	180 months	$ 43,225	Dec. 2015	3 5-year	2%
Tennessee Valley Primary Care (“TV Primary Care”)	35.82%
TV Primary Care (Suite 120)	7.62%	73 months	$ 66,915	June 2020	N/A	2%
TV Primary Care (Suite 110)	6.78%	84 months	$ 59,531	June 2020	N/A	2%
TV Primary Care (Suite 130)	21.42%	84 months	$188,134	June 2020	N/A	2%

Total/Average		134 months (avg.)	$3,578,238

12

The following table aggregates all of the scheduled lease expirations for the Knoxville Medical Office Properties for each of the years ending December 31, 2013 through December 31, 2023, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents
2013	5	16,059	7%	$ 235,705	6%
2014	3	9,471	4%	$ 131,635	3%
2015	5	14,711	7%	$ 270,944	6%
2016	2	8,018	4%	$ 147,143	3%
2017	0	0	0%	$ 0	0%
2018	4	28,434	13%	$ 550,318	11%
2019	3	35,759	19%	$ 699,670	16%
2020	8	91,586	49%	$1,770,105	37%
2021	3	16,826	9%	$ 298,575	6%
2022	0	0	0%	$ 0	0%
2023	1	7,415	4%	$ 140,174	3%

Total	34			$4,244,269

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.

(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

There are a number of comparable medical office buildings in the primary market areas for the Knoxville Medical Office Properties with which we may compete. We have no plans for material renovations or improvements to any of the Knoxville Medical Office Properties and believe they are suitable for their intended purposes. We also believe the Knoxville Medical Office Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Knoxville Medical Office Properties:

ESTIMATED DEPRECIABLE BASIS OF KNOXVILLE MEDICAL OFFICE PROPERTIES

Knoxville Medical Office Properties	Estimated Depreciable Basis (millions)
Physicians Plaza A at North Knoxville Medical Center	$17.7
Physicians Plaza B at North Knoxville Medical Center	$23.5
Physicians Regional Medical Center – Central Wing Annex	$5.6
Jefferson Medical Commons	$9.3

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Knoxville Medical Office Properties were $265,000 for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.1 million in connection with the acquisition of the Knoxville Medical Office Properties, which is equal to 1.85% of the purchase price of the Knoxville Medical Office Properties.

13

Medical Portfolio I Properties

On August 16, 2013, we, through our operating partnership completed the acquisition of six medical office/hospital properties totaling 181,890 rentable square feet (collectively, the “Medical Portfolio I Properties”) for an aggregate purchase price of $59.5 million. Pursuant to the Asset Purchase Agreement dated June 21, 2013, we acquired the respective tenant leases, facility contracts, leases, permits and liabilities associated with: (i) Doctors Specialty Hospital located in Leawood, Kansas, purchased from MMIC Leawood MOB, LLC; (ii) a ground lease for each of John C. Lincoln Medical Office Plaza I, John C Lincoln Medical Office Plaza II and North Mountain Medical Plaza, each located in Phoenix, Arizona and purchased from MMIC JCL MOB, LLC; (iii) Escondido Medical Arts Center located in Escondido, California, purchased from MMIC EMA MOB, LLC; and (iv) Chestnut Commons Medical Office Building located in Elyria, Ohio, purchased from MMIC Chestnut Commons, LLC. None of the sellers of the Medical Portfolio I Properties is affiliated with us or with our advisor, CNL Healthcare Corp., however, each is an affiliate of Montecito Medical Investment Company. We acquired our first medical office building, Claremont Medical Office in Claremont, California, from affiliates of Montecito Medical Investment Company in January 2013. See “— Claremont Medical Office.”

The following table lists each of the Medical Portfolio I Properties, its location, rentable square footage, occupancy rate as of July 31, 2013, year built and purchase price:

Medical Portfolio I Properties	Location	Rentable Square Footage	Occupancy % as of 7/31/2013	Year Built	Purchase Price (in millions)
Doctors Specialty Hospital	Leawood, KS	18,922	100%	2001	$10.0
John C. Lincoln Medical Office Plaza I	Phoenix, AZ	29,352	92%	1980	$ 5.4
John C. Lincoln Medical Office Plaza II	Phoenix, AZ	17,220	100%	1984	$ 3.2
North Mountain Medical Plaza	Phoenix, AZ	27,094	81%	1994	$ 5.0
Escondido Medical Arts Center	Escondido, CA	49,302	87%	1994	$15.6
Chestnut Commons Medical Office Building	Elyria, OH	40,000	100%	2008	$20.2

Total		181,890

Doctors Specialty Hospital and Chestnut Commons Medical Office Building are leased to single tenants, while the remaining facilities have leases with multiple healthcare tenants with varying levels of occupancy. The tenant of Doctors Specialty Hospital has filed for bankruptcy. The following table lists the leasing information for each of the tenants leasing 10% or more of each of the Medical Portfolio I Properties except John C. Lincoln Medical Office Plaza I in which no single tenant leases 10% or more of the rentable space:

Property/Tenant	Percentage of Property Leased	Length of Lease	Base Rent Per Year	Expiration Year	Renewal Option	Percentage Rent Increase Per Year
Doctors Specialty Hospital
Patients First Health System	100%	252 mos.	$874,568	2023	2 5-year	3%

John C. Lincoln Medical Office Plaza I	N/A

John C. Lincoln Medical Office Plaza II
John C. Lincoln Health System	59.41%
John C. Lincoln Health System, Ste. 100	24.19%	66 mos.	$ 62,240	2015	1 5-year	3%
John C. Lincoln Health System, Ste. 300	35.22%	84 mos.	$ 90,581	2019	1 5-year	3%
Urology Specialists, Ste. 204	16.12%	215 mos.	$ 46,665	2014	N/A	3%

North Mountain Medical Plaza
John C. Lincoln Health System	66.39%
John C. Lincoln Health System, Ste. 101	5.58%	84 mos.	$ 31,504	2016	1 5-year	3%
John C. Lincoln Health System, Ste. 121	27.20%	153 mos.	$146,763	2018	1 5-year	3%
John C. Lincoln Health System, Ste. 321	33.61%	84 mos.	$189,604	2016	1 5-year	3%
Twin Pediatrics, P.C., Ste. 201	14.24%	60 mos.	$ 65,207	2015	N/A	3%

14

Property/Tenant	Percentage of Property Leased	Length of Lease	Base Rent Per Year	Expiration Year	Renewal Option	Percentage Rent Increase Per Year
Escondido Medical Arts Center
Graybill Medical Group (“Graybill”)	54.74%
Graybill –General/Family, Ste. 100	41.60%	180 mos.	$647,138	2016	N/A	3%
Graybill –Colonoscopy, Ste. 202	8.21%	72 mos.	$103,119	2016	N/A	3%
Graybill –Pediatrics, Ste. 203	8.55%	180 mos.	$107,321	2016	N/A	3%
Graybill –Tele/Compu, Ste. 203A	0.41%	108 mos.	$ 4,944	2016	N/A	3%
Graybill –Admin., Ste. 210	4.52%	169 mos.	$ 55,101	2016	N/A	3%
Graybill –OB/GYN, Ste. 300	4.05%	84 mos.	$ 50,796	2016	N/A	3%
Graybill –Eye Clinic, Ste. 310	5.75%	72 mos.	$ 72,133	2016	N/A	3%
Graybill –Medical, Ste. 320	3.32%	84 mos.	$ 44,312	2015	N/A	3%

Chestnut Commons Medical Office Building
The Cleveland Clinic	100%	180 mos.	$1,266,860	2023	2 5-year	15%

Total/Average		125 months (avg.)	$3,858,856

We are required to pay MMIC Chestnut Commons, LLC an earn-out fee in the event that The Cleveland Clinic, the tenant of Chestnut Commons Medical Office Building, exercises its right to expand and lease an additional 10,000 square feet of space within 24 months of the property acquisition closing. The earn-out fee will be equal to (a) the base rent due for the first full year of the lease applicable to the expansion space divided by 8% minus (b) the costs incurred by us in connection with the exercise by The Cleveland Clinic of its option for the expansion space, including tenant improvement costs, multiplied by 50%.

On August 16, 2013, each of the subsidiaries of the Company which own Chestnut Commons Medical Office Building, Doctors Specialty Hospital, John C. Lincoln Medical Plaza I, John C. Lincoln Medical Plaza II and North Mountain Medical Plaza, entered into a Property Management and Leasing Agreement with Holladay Property Services Midwest, Inc. d/b/a Holladay Property Services (“Holladay Property Services”) pursuant to which Holladay Property Services will provide leasing, management and operational services for such properties for a one-year term (collectively, the “Holladay Management Agreements”). Holladay Property Services, an unaffiliated company, is the largest private healthcare property management and development group in the U.S. The healthcare division of Holladay Property Services was launched in 1986 and has managed more than 500 healthcare properties. Holladay Property Services also manages certain of our Calvert Medical Office Properties purchased from affiliates of Montecito Medical Investment Company in August 2013.

On August 16, 2013, the subsidiary of the Company which owns Escondido Medical Arts Center entered into a Property Management and Leasing Agreement with Lincoln Property Company Commercial Services Enterprises, Inc. (“Lincoln Harris”) pursuant to which Lincoln Harris will provide leasing, management and operational services to Escondido Medical Arts Center for a one-year term, (the “Escondido Medical Management Agreement”). Lincoln Harris, an unaffiliated company based in Charlotte, North Carolina, manages over 90 million square feet of commercial real estate throughout the U.S.

Pursuant to each of the Holladay Property Services Management Agreements and the Escondido Medical Management Agreement, we will pay the applicable property manager a property management fee equal to (i) 3% of all receipts and expenses related to the applicable property, (ii) 5% of the amount of any construction contracts up to total $250,000 and 3% for any construction contracts less than $250,000 for which the applicable property manager provides construction management services; (iii) a 3% leasing commission on all new leases at the applicable property; and (iv) a 2% leasing commission on all existing lease renewals at the applicable property.

15

The following table aggregates all of the scheduled lease expirations for the Medical Portfolio I Properties for each of the years ending December 31, 2013 through December 31, 2023, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents

2013	3	4,714	2.59%	$ 82,798	1.63%
2014	5	8,675	4.77%	$ 132,072	2.60%
2015	9	20,413	11.22%	$ 370,016	7.29%
2016	10	48,143	26.47%	$1,382,450	27.24%
2017	–	–	0.00%	$ 0	0.00%
2018	4	14,215	7.82%	$ 276,178	5.44%
2019	3	7,338	4.03%	$ 160,089	3.15%
2020	1	2,172	1.19%	$ 38,901	0.77%
2021	–	–	0.00%	$ 0	0.00%
2022	–	–	0.00%	$ 0	0.00%
2023	2	58,922	32.39%	$2,632,083	51.87%

Total	37	164,592	90.49%	$5,074,586	100.00%

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.

(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

We have funded approximately $35.7 million of the purchase price of the Medical Portfolio I Properties through a long-term loan with Prudential. See “— Borrowings — Medical Portfolio I Properties.”

There are a number of comparable medical office buildings in the primary market areas for the Medical Portfolio I Properties with which we may compete. We have no plans for material renovations or improvements to any of the Medical Portfolio I Properties and believe they are suitable for their intended purposes. We also believe the Medical Portfolio I Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Medical Portfolio I Properties:

ESTIMATED DEPRECIABLE BASIS OF MEDICAL

PORTFOLIO I PROPERTIES

Medical Portfolio I Properties	Estimated Depreciable Basis
(in millions)
Doctors Specialty Hospital	$9.5
John C. Lincoln Medical Office Plaza I	$4.8
John C. Lincoln Medical Office Plaza II	$2.6
North Mountain Medical Plaza	$3.9
Escondido Medical Arts Center	$14.3
Chestnut Commons Medical Office Building	$19.5

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Medical Portfolio I Properties were approximately $0.8 million for the year ended December 31, 2012.

We paid our advisor an aggregate investment services fee of approximately $1.1 million in connection with the acquisition of the Medical Portfolio I Properties, which is equal to 1.85% of the purchase price of the Medical Portfolio I Properties.

16

Additional Acquisitions

In addition to the material acquisitions described above, we also acquired the following properties:

Senior Housing Community	Date of Acquisition	Location	Usable Beds	Licensed Beds	Units	Occupancy % as of 7/30/2013	Year Built	Purchase Price (in millions)

HarborChase of Jasper	08/01/13	Jasper, AL	66	84	62	82.2%	1998	$7.3

Medical Office Properties	Date of Acquisition	Location	Rentable Square Footage	Occupancy % as of 7/30/2013	Year Built	Purchase Price (in millions)

LaPorte Cancer Center	6/14/13	Westville, IN	30,268	100%	2010	$13.1

The Company paid its advisor approximately $0.4 million of Investment Service Fees and acquisition expenses related to the acquisition of HarborChase of Jasper and the LaPorte Cancer Center.

Additional Investments

HCA Rutland Loan

On June 27, 2013, we entered into the Construction Loan Agreement, dated June 27, 2013 with C4 Rutland, LLC (“Crosland Southeast”), pursuant to which we originated an acquisition, development and construction loan in the amount of approximately $6.2 million (“ADC Loan”) to Crosland Southeast for the development of a 22,000 square foot medical office building on 2.8 acres of land in Rutland, Virginia that will function as an out-patient emergency and imaging center (“HCA Rutland”) and will be leased to Hospital Corporation of America (“HCA”). The triple-net lease with HCA is effective upon Crosland Southeast obtaining a certificate of occupancy and contains a ten-year initial term with four five-year renewal options.

Concurrent with the ADC Loan, we also entered into a right of first refusal to acquire the HCA Rutland property with a one year term from the earlier of (a) maturity date of the ADC Loan, or (b) the date that the ADC Loan is paid in full. In connection with the ADC Loan agreement, Crosland Southeast established an interest reserve account of approximately $0.3 million at CNL Bank, in which our chairman of the board of directors, James M. Seneff, Jr., serves as a director. The purpose of the interest reserve account is to pay regular interest payments that will be due and payable under the ADC Loan. Moreover, Crosland Southeast will continue to make periodic payments to the interest reserve account to ensure sufficient funds to cover monthly interest payments coming due under the ADC Loan. Due to the familial relationship between a principal of Crosland Southeast and one of the Company’s directors, the loan was deemed a related party transaction for accounting purposes.

The following supersedes and replaces in its entirety the section entitled BUSINESS — Dispositions — Sunrise Joint Venture” on page 93 of the prospectus.

Dispositions

Sunrise Joint Venture

On July 1, 2013, pursuant to a purchase and sale agreement dated December 18, 2012 between our subsidiary, CHT SL IV Holding, LLC, and Health Care REIT, Inc., we completed our sale of our joint venture membership interest in a senior housing joint venture (the “Sunrise Joint Venture”) with Sunrise Senior Living Investments, Inc. (“Sunrise”) for a sales price of approximately $61.8 million including transaction costs, of which approximately $0.6 million were paid to our advisor, CNL Healthcare Corp., as a disposition fee under the Advisory Agreement. We acquired its membership interests in June 2012 for an equity contribution of approximately $56.7 million, including certain transactional and closing costs.

17

Borrowings

The subsection “Sunrise Communities” in the section entitled “BUSINESS — Borrowings” beginning on page 94 of the prospectus is deleted in its entirety.

The following supersedes and replaces the section entitled BUSINESS — Borrowings — Primrose II Communities” on page 97 of the prospectus.

Primrose II Communities

We funded $23.4 million of the purchase price of the Primrose II Communities from the proceeds of this offering. The balance of the purchase price of $73.1 million was funded with the proceeds of a loan entered into on December 18, 2012 among our operating partnership, the five wholly owned subsidiaries of our operating partnership formed to acquire the Primrose II Communities (together with our operating partnership, the “Primrose II Borrowers”) and KeyBank in the aggregate principal amount of approximately $49.7 million (the “Primrose II Senior Loan”). The Primrose II Senior Loan was paid in full in June 2013. The Primrose II Borrowers have paid $285,935 in origination fees in connection with the Primrose II Senior Loan or 0.575% of the original principal amount of the Primrose II Senior Loan.

On May 8, 2013, we obtained permanent financing for the owners of the Primrose II Communities located in Decatur, Illinois and Zanesville, Ohio, pursuant to multifamily loan and security agreements with Keycorp Real Estate Capital Markets, Inc. (“KeyCorp”) in the aggregate original principal amount of approximately $23.5 million (collectively, the “FNMA Loans”). Interest on the outstanding principal balance of the FNMA Loans accrues at a fixed rate of 3.81% per annum. Beginning on July 1, 2013, the FNMA Loans are payable in equal monthly installments of principal and interest based on a 30-year amortization schedule, with all outstanding principal, plus all accrued and unpaid interest, due and payable on June 1, 2020 (the “Maturity Date”). Net proceeds of the FNMA Loans of approximately $23.1 million were applied to prepay a portion of the Primrose II Senior Loan, which currently has a principal balance of approximately $7.0 million. The Company intends to repay or refinance the Primrose II Senior Loan on or before its stated maturity of June 30, 2013.

If prepaid prior to November 30, 2019, the FNMA Loans are subject to a prepayment fee in an amount equal to the greater of 1% of the principal being repaid or an amount calculated on the principal being repaid multiplied by the difference between the interest rate and a calculated yield rate tied to the rates on applicable U.S. Treasuries. If prepaid after November 30, 2019 but before February 28, 2020, then the prepayment amount will be 1% of the outstanding principal balance of the FNMA Loans being prepaid. No prepayment fee is required if the FNMA Loans are prepaid between March 1, 2020 and the Maturity Date.

The FNMA Loans are collateralized by first priority mortgages on all real property and improvements of the Decatur and Zanesville Communities, assignments of related leases and rents, and liens on the operating accounts that the borrowers are required to maintain with KeyCorp, which assets were released from the security interest covering the Primrose II Senior Loan. Each of the FNMA Loans is cross-collateralized and cross-defaulted against the other FNMA Loan. The Company has guaranteed the FNMA Loans pursuant to standard non-recourse carve-out guarantees. The loan documents for the FNMA Loans contain affirmative and negative covenants customary for this type of financing, as well as customary events of default and cure provisions relating to the borrowers.

In connection with the FNMA Loans described above, our advisor is entitled to a financing coordination fee of up to approximately $0.2 million, which represents 1% of the amount refinanced.

The following is added to the end of the section entitled “BUSINESS – Borrowings” on page 100 of the prospectus.

Perennial Communities

On May 31, 2013, in connection with our acquisition of the Perennial Communities, subsidiaries of our operating partnership which own the Perennial Communities (the “Perennial Borrowers”) entered into a Secured Loan Agreement (the “Perennial Loan Agreement”) with KeyBank and Synovus Bank (the “Perennial Lenders”) providing for a three-year term loan in the aggregate principal amount of $30.0 million (the “Perennial Loan”). The Perennial Loan matures on May 31, 2016 and may be prepaid by the Perennial Borrowers in whole or in part without penalty except for any breakage costs.

Interest on the outstanding principal balance of the Perennial Loan accrues interest at a rate equal to the sum (i) the LIBOR Rate for such LIBOR Rate Interest Period and (ii) 4.25%. In addition to each monthly interest payment, the Perennial Borrowers are required to make monthly principal payments commencing May 10, 2015 through the maturity date in an amount sufficient to amortize the loan on a 25-year schedule at a per annum rate of 6%.

The Perennial Loan is collateralized by first mortgages on all real property, improvements and personal property of the Perennial Communities, and assignments to the Perennial Lenders of all rents and leases collected or received with respect to the Perennial Communities by the Perennial Borrowers. The Perennial Borrowers are also required to establish deposit accounts at KeyBank for each Perennial Community to which all cash flow, including lease income, is deposited and available for payment of principal or interest on the Perennial Loan or payment of real estate taxes on the Perennial Communities.

We guaranteed the Perennial Loan pursuant to a standard non-recourse carve-out guaranty. The Perennial Loan is subject to customary affirmative, negative and financial covenants for a loan of this type, including covenants related to minimum occupancy at the Perennial Communities, minimum debt service coverage and minimum rent coverage covenants.

The Perennial Borrowers paid the Perennial Lenders an origination fee of $375,000 in connection with the Perennial Loan or 1.25% of the aggregate Perennial Loan amount.

Knoxville Medical Office Properties

On July 10, 2013, we, through subsidiaries of our operating partnership, CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC (the “Knoxville Medical Office Borrowers”) entered into a Credit Agreement with Regions Banks (the “Regions Bank Knoxville Medical Office Credit Agreement”) providing for a

18

five-year credit facility in the maximum aggregate principal amount of approximately $38.6 million of which approximately $35.4 million was funded in connection with the acquisition of the Knoxville Medical Office Properties (other than the Condo Group Two Units). Approximately $3.2 million (the “Condo Group Two Advance”) was funded upon Regions Bank’s receipt of a satisfactory appraisal of four of the 15 condominium units acquired as part of the Jefferson Medical Commons property and the Knoxville Medical Office Borrowers’ satisfaction of certain other conditions required under the Regions Bank Knoxville Medical Office Credit Agreement, including a loan to value of not more than 67%, taking the Condo Group Two Units into account (the “Knoxville Medical Office Loan”).

The Knoxville Medical Office Loan bears interest at a rate equal to the sum of (i) LIBOR and (ii) 2.5% per annum, payable monthly, and matures on July 10, 2018 (the “Maturity Date”). From July 10, 2013 through January 9, 2015 (the “Interest Only Period”), all accrued and unpaid interest on the outstanding amount of the Knoxville Medical Office Loan is due and payable on (i) August 15, 2013, (ii) on each successive payment due date thereafter during the Interest-Only Period, and (iii) on the last day of the Interest-Only Period. On the first payment due date immediately following the Interest-Only Period and on each payment due date thereafter through the Maturity Date (the “Term Period”), the Knoxville Medical Office Borrowers will pay to Regions Bank (1) all accrued and unpaid interest on the outstanding principal balance of the loan, and (2) a principal payment equal to the product of (i) a fraction, the numerator of which is one, and the denominator of which is the number of months during the Term Period, times (ii) the total principal payments that would be made over such number of months, based on the monthly amortization of principal and interest on a hypothetical loan where (x) the principal indebtedness being amortized is equal to the principal indebtedness owing under the loan as of the first day of the Term Period, (y) the interest rate during the amortization period is equal to 5% per annum, and (z) the amortization period is three hundred sixty (360) months.

The Regions Bank Knoxville Medical Office Credit Agreement contains affirmative, negative and financial covenants customary for this type of credit facility, including limitations on incurrence of additional indebtedness and debt service coverage requirements. The Regions Bank Knoxville Medical Office Credit Agreement is collateralized by a leasehold deed of trust mortgage on all fixtures on the real estate of the Knoxville Medical Office Properties, the assignment of all leases and rents due from tenants of the Knoxville Medical Office Properties and the assignment of our rights under the Knoxville Medical Office Properties management agreements.

We paid Regions Bank a commitment fee of approximately $193,045 which equals approximately 0.5% of the Knoxville Medical Office Loan.

Medical Portfolio I Properties

On August 16, 2013, in connection with our acquisition of the Medical Portfolio I Properties, we, through our subsidiaries which own the Medical Portfolio I Properties (the “Medical Portfolio I Borrowers”), entered into a Loan Agreement with Prudential Insurance Company of America (“Prudential”) pursuant to which each Medical Portfolio I Borrower was provided a three-year term loan (each a “Medical Portfolio I Properties Loan”), the aggregate principal amount outstanding equals $35.71 million.

Each Medical Portfolio I Properties Loan matures on September 5, 2016, but is subject to two, one-year extension options upon the request of the applicable Medical Portfolio I Borrower, subject to payment of an extension fee to Prudential with respect to each additional extension term and satisfaction of certain debt yield requirements.

Each Medical Portfolio I Properties Loan may be prepaid in whole or in part by the Medical Portfolio I Borrowers without penalty except for any LIBOR breakage costs after the expiration of 18 months after the first month following the initial funding of Medical Portfolio I Properties Loan (the “Lockout Date”).

The sum of interest accrued and unpaid plus an installment of principal is due and payable each month on each Medical Portfolio I Properties Loan. Interest on the outstanding principal balance of each Medical Portfolio I Properties Loan accrues at the Eurodollar rate equal to LIBOR plus 2.65%, unless (i) the LIBOR rate is not available, or (ii) for sums advanced under the Medical Portfolio I Properties Loan subsequent to the initial advance, in which case the alternate base rate applies which is equal to the sum of (a) 2.65% and (b) the greater of (1) the Federal Funds Rate plus 1% or (2) the prime rate as published in the Wall Street Journal.

Each Medical Portfolio I Properties Loan is collateralized by a first mortgage on all real property, improvements and personal property of the respective Medical Portfolio I Properties Borrower and assignments to Prudential of all rents and leases collected or received with respect to the Medical Portfolio I Properties. Each Medical Portfolio I Properties Loan is cross-defaulted and cross-collateralized with each other Medical Portfolio I Properties Loan and each Medical Portfolio I Properties Borrower has guaranteed the obligations of each other Medical Portfolio I Properties Borrower pursuant to the Supplemental Guaranty dated August 16, 2013 made by each Medical Portfolio I Borrower in favor of Prudential.

19

In the event that the tenant of Doctors Specialty Hospital Medical Office Building (i) defaults under the terms of its lease, (ii) vacates Leawood Medical Office Building; (iii) rejects its lease in its current bankruptcy, or (iv) becomes subject to a subsequent bankruptcy action, the Medical Portfolio I Borrowers are required to escrow $1.275 million with Prudential that will serve as additional security and would be released to Borrower in connection with tenant improvement and leasing cost reimbursements.

The Company has guaranteed the Medical Portfolio I Properties Loan pursuant to a standard non-recourse carve-out guaranty. The Medical Portfolio I Properties Loan is subject to customary affirmative, negative and financial covenants for a loan of this type, including covenants requiring a minimum debt yield of not less than 10% with respect to each Medical Portfolio I Properties Loan (the “Debt Yield”). The Debt Yield of each Medical Portfolio I Property is calculated by dividing (i) its annualized net operating income subject to certain conditions for the trailing three-month period by (ii) the aggregate principal balance of all encumbrances against such property. In the event the Debt Yield requirement is breached, within 20 days after such breach is reported, the applicable Medical Portfolio I Borrower is required to deposit with Prudential the “DY Reserve Deposit” which equals the amount required to reduce the principal amount of the Medical Portfolio I Loan to cause the Debt Yield requirement for the applicable Medical Portfolio I Property to be satisfied. However, the DY Reserve Deposit shall be released to Borrowers upon subsequent satisfaction of the Debt Yield requirement.

In the event a certain tenant of each of Lincoln Medical Plaza I, Lincoln Medical Plaza II and North Mountain Medical Plaza exercises its right to purchase the applicable Medical Portfolio I Loans for such properties prior to the Lockout Date then (i) all the obligation of the Medical Portfolio I Borrowers shall be immediately due and payable and (ii) each Medical Portfolio I Borrower will be required to pay Prudential an amount equal to the sum of (A) the product of (1) 2.65% and (2) the outstanding balance of the individual loan of such Medical Portfolio I Borrower immediately prior to the purchase of the applicable loan, multiplied by (3) a fraction, the numerator of which is the number of days from and including the date of prepayment to and including the date that is the Lock Out Date and the denominator of which is 360, and (B) all other costs and expenses of Prudential incurred as a result of such prepayment.

The Medical Portfolio I Properties Borrowers paid Prudential an origination fee of $178,550 in connection with the Medical Portfolio I Properties Loan or 0.50% of the aggregate Medical Portfolio I Properties Loan amount.

LaPorte Cancer Center

On June 14, 2013, in connection with the LaPorte Cancer Center acquisition, we entered into a non-recourse loan agreement for approximately $8.5 million, which matures on June 14, 2028 (the “LaPorte Loan”). The loan bears interest at a rate of 4.25% for the first seven years and, thereafter, at a rate subject to changes in an independent index which is the weekly average yield on the seven-year International SWAPs and Derivatives Association mid-marked par SWAP rates. The LaPorte Loan contains customary affirmative, negative and financial covenants including limitations on incurrence of additional indebtedness, minimum occupancy, debt service coverage and minimum tangible net worth.

Revolving Credit Facility

On August 19, 2013, we and our operating company, (collectively the “Revolving Credit Facility Borrowers”), together as co-borrowers, entered into a Credit Agreement with KeyBank as an administrative agent, lead arranger, and a lender, and other participating lenders who have or may become a party to such Credit Agreement (collectively with KeyBank, the “Revolving Credit Facility Lenders”), for a revolving line of credit facility (the “Revolving Credit Facility”). The initial Revolving Credit Facility Lenders for the Revolving Credit Facility are: KeyBank; Bank of America, N.A; Cadence Bank, N.A.; Fifth Third Bank; and PNC Bank, National Association, each of whom is an unaffiliated third-party to the Revolving Credit Facility Borrowers.

Subject to various conditions, the proceeds of the Revolving Credit Facility will be made available to the Revolving Credit Facility Borrowers for general use for corporate purposes, including without limitation to fund portions of the purchase prices for, and the operation of, certain senior living, medical office and other healthcare related properties previously or to-be purchased by subsidiaries of the Company (“CHP Owners”). Draws on the Revolving Credit Facility will be secured by first-priority mortgages or deeds of trust, as applicable, on the corresponding real property, perfected security interests in personal property relating to the real property, and assignments of leases and rents generated on the real property, among other things. The Revolving Credit Facility is guaranteed by CHP Owners and their immediate parents pursuant to full recourse guarantees.

20

The Revolving Credit Facility provides for a revolving line of credit in an initial aggregate principal amount of $120.0 million, which includes a $10.0 million sub-facility for stand-by letters of credit and a $10.0 million sub-facility for swing-line advances for intermittent borrowings, with the availability of Revolving Credit Facility Borrowers to increase the amount of such revolving line of credit facility to a maximum outstanding aggregate principal amount of $325.0 million. The Revolving Credit Facility has an initial term of three years, with one 12-month extension option available to Revolving Credit Facility Borrowers upon payment of an extension fee equal to 0.25% of the then-outstanding principal amount of the Revolving Credit Facility. Revolving Credit Facility Borrowers will make monthly payments of interest only until maturity of the Revolving Credit Facility, with the outstanding principal amount bearing interest at a rate equal to either, at Revolving Credit Facility Borrowers’ option: (i) LIBOR plus the applicable LIBOR margin (between 2.25% and 3.25%); and (ii) a base rate (the greater of: the prime rate; the federal funds rate plus .50%; or 1.00%) plus the applicable base rate margin (between 1.25% and 2.25%). The amount of the margins cited in (i) and (ii) above will be determined based upon the Company’s leverage ratio at the time the determination is made. The Revolving Credit Facility is initially collateralized by first-priority mortgages on two (2) senior living facilities – Primrose Retirement Community of Lima located in Lima, Ohio and Primrose Retirement Community of Council Bluffs located in Council Bluffs, Iowa, which are owned by the applicable CHP Owners.

The Revolving Credit Facility contains affirmative, negative, and financial covenants which are customary for loans of this type, including without limitation: (i) limitations on incurrence of additional indebtedness; (ii) restrictions on payments of cash distributions; (iii) minimum occupancy levels for collateralized properties; (iv) minimum loan-to-value and debt service coverage ratios with respect to collateralized properties; (v) maximum leverage, secured recourse debt, and unimproved land/development property ratios; (vi) minimum fixed charge coverage ratio and minimum consolidated net worth, unencumbered liquidity, and equity raise requirements; (vii) limitations on certain types of investments and additional indebtedness; and (viii) minimum liquidity and consolidated tangible net worth requirements of the Revolving Credit Facility Borrowers as guarantors. The Revolving Credit Facility is also subject to the payment of an origination fee and certain administrative fees.

PRIOR PERFORMANCE SUMMARY

The following supersedes and replaces in full all of the information contained in the prospectus under the section entitled “PRIOR PERFORMANCE SUMMARY,” which begins on page 115 of the prospectus.

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2012. The principals of CNL affiliates include James M. Seneff, Jr. and Robert A. Bourne, who also serve or have served among our executive officers and/or directors. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus as Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL-affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Messrs. Seneff and Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

•	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants (the “CNL Income Funds”);

•	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

21

•	CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare-related facilities;

•	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

•	CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

•	CNL Growth Properties, Inc. which is focused on investing in primarily growth-oriented and multifamily development properties that offer the potential for capital appreciation; and

•	Global Income Trust, Inc. which is focused on investing in a diverse portfolio of income-oriented commercial real estate and real estate-related assets primarily in the United States.

During the ten-year period ending December 31, 2012, one of the CNL Income Funds and the seven public REITs, including the Company, invested in properties and/or sold properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada, one of the REITs invested in one property located in Canada and another of the REITs invested in five properties located in Germany. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2003 to December 31, 2012 is as follows:

Entity	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold
CNL Income Fund XVIII, Ltd.	-	$-	2
CNL Restaurant Properties, Inc.	224	386,000	354
CNL Retirement Properties, Inc.	243	3,035,600	3
CNL Hotels & Resorts, Inc.	81	4,960,400	46
CNL Lifestyle Properties, Inc. (1)	187	3,662,500	8
CNL Growth Properties, Inc. (2)	7	34,900	-
Global Income Trust, Inc.	9	120,600	-
CNL Healthcare Properties, Inc. (2)	27	491,100	-

	778	$12,691,100	413

(1)	Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal amount of approximately $238.2 million for the period from January 1, 2003 to December 31, 2012.

(2)	CNL Growth Properties, Inc. and CNL Healthcare Properties, Inc. have acquired certain development properties. The aggregate purchase price for these properties includes the purchase price paid of the land only.

CNL Realty Corporation, organized in 1985 and whose sole stockholders were Messrs. Seneff and Bourne, served as the corporate general partner, and Messrs. Seneff and Bourne served as individual general partners of the 18 CNL Income Funds until 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., a non-traded public REIT until 2005. In February 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds. Mr. Seneff served as chairman of the board and Mr. Bourne served as a director of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Messrs. Seneff and Bourne also served as directors and executive officers of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

22

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of this prospectus.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board of CNL Growth Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL. CNL Growth Properties, Inc. completed its initial public offering in April 2013, commenced its second public offering in August 2013, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and completed its initial public offering in April 2013.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.2 billion from approximately 230,000 investors. All information is historical as of December 31, 2012:

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment

CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)
CNL Growth Properties, Inc.	$67.6 million	N/A	6.8 million	N/A
Global Income Trust, Inc.	$64.0 million	(4)	6.4 million	N/A
CNL Healthcare Properties, Inc.	$181.6 million	N/A	18.2 million	N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.

(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.

(3)	From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2012, CNL Lifestyle Properties, Inc. raised an additional $132.4 million from shares sold through the reinvestment plan.

(4)	Global Income Trust, Inc. completed its public offering in April 2013 and in connection therewith, raised approximately $83.7 million.

23

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of this prospectus.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board of CNL Growth Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL. CNL Growth Properties, Inc. completed its initial public offering in April 2013, commenced its second public offering in August 2013, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and completed its initial public offering in April 2013.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.2 billion from approximately 230,000 investors. All information is historical as of December 31, 2012:

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment

CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)
CNL Growth Properties, Inc.	$67.6 million	N/A	6.8 million	N/A
Global Income Trust, Inc.	$64.0 million	(4)	6.4 million	N/A
CNL Healthcare Properties, Inc.	$181.6 million	N/A	18.2 million	N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.

(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.

(3)	From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2012, CNL Lifestyle Properties, Inc. raised an additional $132.4 million from shares sold through the reinvestment plan.

(4)	Global Income Trust, Inc. completed its public offering in April 2013 and in connection therewith, raised approximately $83.7 million.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2010 and December 31, 2012, by the Company and three other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions:

Name of Program	Real Property Acquired	Location	Method of Financing	Type of Program

CNL Lifestyle Properties, Inc.(1)	71 lifestyle properties	AR, CA, CO, FL, GA, IL, KS, ME, MD, MA, MI, MN, MO, NJ, NY, NV, NC, OH, OR, PA, TX, WA	(2)	Public REIT

CNL Growth Properties, Inc.	6 multifamily development properties, 1 multi-tenant office complex	FL, GA, NC, SC, TX	(3)	Public REIT

Global Income Trust, Inc.	2 office buildings, 1 light industrial building, 1 distribution facility, 5 value retail centers	FL, TX, Germany	(4)	Public REIT

CNL Healthcare Properties, Inc.	17 senior living properties	FL, GA, IL, IA, MD, MI, MO, NE, OH, SD, WY	(5)	Public REIT

(1)	CNL Lifestyle Properties, Inc. also invested in two mortgages collateralized by real estate properties located in Florida and South Carolina during the period from January 1, 2010 to December 31, 2012.

(2)	As of December 31, 2012, approximately 38% of the consolidated assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings and proceeds from shares sold through the reinvestment plan.

(3)	As of December 31, 2012, approximately 49% of the assets acquired by CNL Growth Properties, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from CNL Growth Properties, Inc.’s equity offerings.

(4)	As of December 31, 2012, approximately 66% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

(5)	As of December 31, 2012, approximately 63% of the assets acquired by CNL Healthcare Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Healthcare Properties, Inc.’s equity offerings.

We will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Properties, Inc., CNL Growth Properties, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2003 through December 31, 2012, James M. Seneff, Jr. and/or Robert A. Bourne, sponsored through affiliated entities, served as general partners or the managing member of 12 non-public real estate programs whose properties are located throughout the United States. Between 2003 and December 31, 2012, these programs raised a total of approximately $241 million from approximately 2,700 investors and purchased interests in a total of 30 projects, including one mortgage loan and a bridge loan facility. The projects consisted of two apartment projects (representing 6.7% of the total properties in the private programs), 15 office/industrial buildings (representing 50.0% of the total properties in the private programs), 11 seniors housing properties (representing 36.7% of the total properties in the private programs), one mortgage loan (representing 3.3% of the total properties in the private programs) and one bridge loan facility (representing 3.3% of the total properties in the private programs).

In order to enable potential investors to evaluate the prior experience of CNL and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets

24

experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on two properties, five properties and four properties for the years ended December 31, 2012, 2011 and 2010, respectively, totaling $1.0 million, $16.9 million and $26.9 million, respectively. This represented approximately 0 percent, 0.6 percent and 1.0 percent, respectively, of CNL Lifestyle Properties, Inc.’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in CNL Lifestyle Properties, Inc. obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels & Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels & Resorts, Inc. set limitations on the amounts of shares to be redeemed under their respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time have the programs suspended redemptions completely.

Beginning in the second fiscal quarter of 2010, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $7.5 million per calendar quarter. Beginning in the first fiscal quarter of 2012, the board of CNL Lifestyle Properties, Inc. approved redemptions under its redemption plan up to $1.75 million per calendar quarter. In August 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an increase of the redemption amount from $1.75 million per calendar quarter to the lesser of (i) $3.0 million or (ii) the amount of aggregate proceeds available under CNL Lifestyle Properties, Inc.’s reinvestment plan, effective third quarter of 2012. In addition, effective August 9, 2012, the board of CNL Lifestyle Properties, Inc. approved an amendment to the redemption plan pursuant to which stockholders may redeem all or not less than 25% of their shares at varying percentages of CNL Lifestyle Properties, Inc.’s estimated fair value per share, as determined by the board, applicable on the date of the redemption request based on the number of years the stockholder held the shares. As of December 31, 2012, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 9.7 million shares.

Beginning in the quarter ended March 31, 2006, CNL Hotels & Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels & Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with CNL Hotels & Resorts, Inc.’s sale and merger transaction in April 2007.

Other Developments

In July 2012, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value on a per share basis to assist broker dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the board of CNL Lifestyle Properties, Inc. determined that the estimated net asset value per share was $7.31, as compared to the original $10.00 per share offering price. In determining an estimated fair value of CNL Lifestyle Properties, Inc.’s shares, its board of directors considered various analyses and information, a portion of which was provided by CNL Lifestyle Properties, Inc.’s advisor. In preparing its value estimate, CNL Lifestyle Properties, Inc. also consulted an independent valuation advisor.

In June 2013, CNL Growth Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value on a per share basis to assist fiduciaries in discharging their obligations under ERISA reporting requirements. As of July 12, 2013, the board of CNL Growth Properties, Inc. determined that the estimated net asset value per share was $9.76 and per share offering price of $10.84, as compared to the original $10.00 per share offering price. In determining an estimated fair value of CNL Growth Properties, Inc.’s shares, its board of directors considered various analyses and information, a portion of which was provided by CNL Growth Properties, Inc.’s advisor. In preparing its value estimate, CNL Growth Properties, Inc. also consulted an independent valuation advisor.

Effective April 10, 2013, the board of directors of Global Income Trust, Inc. determined to suspend its stock redemption plan due to its termination of its distribution reinvestment plan, among other considerations.

25

SELECTED FINANCIAL DATA

The following supersedes and replaces in full all of the information contained in the prospectus under the section entitled “SELECTED FINANCIAL DATA,” which begins on page 120 of the prospectus.

The following selected financial data should be read in conjunction with “Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. – Financial Statements and Supplementary Data,” as reported in our Quarterly Report on Form 10-Q for the six months ended June 30, 2013 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011(1)	2010(1)
Operating Data:
Operating Data:
Revenues	$16,411,140	$2,863,982	$7,384,995	$–	$–
Operating income (loss)	(3,168,141)	(1,342,364)	(6,043,521)	(1,761,404)	–
Net loss	(6,638,750)	(3,539,407)	(10,720,758)	(1,759,580)	–
Net loss per share (basic and diluted)	(0.25)	(0.71)	(1.16)	(1.03)	–
Weighted average shares outstanding (basic and diluted)(4)	26,758,120	4,984,881	9,210,204	1,700,556	–
Cash distributions declared and paid(2)	4,977,334	760,463	3,197,400	55,892	–
Cash distributions declared and paid per share(2)	0.19	0.15	0.35	0.03	–
Cash provided by (used in) operating activities	3,176,041	496,601	(6,368,993)	(1,084,430)	–
Cash used in investing activities	(95,054,922)	(142,967,758)	(315,647,317)	(400,000)	–
Cash provided by financing activities	128,731,787	145,551,568	330,276,188	11,285,549	–

Balance Sheet Data:
Real estate assets, net	$309,667,247	$81,573,932	$238,272,530	$–	$–
Investment in unconsolidated entities	75,267,852	58,495,643	64,560,061	–	–
Cash	55,114,656	13,082,283	18,261,750	10,001,872	200,753
Total assets	466,515,770	157,187,341	337,777,303	10,563,262	200,753
Mortgage notes payable	169,857,272	89,878,000	193,151,591	–	–
Total liabilities	179,046,971	93,070,421	197,126,471	860,875	753
Stockholders’ equity	287,468,799	64,116,920	140,650,832	9,702,387	200,000

Other Data:
Funds from operations (“FFO”)(3)	$488,692	$(2,697,328)	$(6,241,728)	$(1,759,580)	$–
FFO per share	0.02	(0.54)	(0.68)	(1.03)	–
Modified funds from operations (“MFFO”)(3)	$3,162,343	$(331,674)	$796,887	$(867,267)	$–
MFFO per share	0.12	(0.07)	0.09	(0.51)	–

FOOTNOTES:

(1)	Significant operations commenced on October 5, 2011 when we received the minimum offering proceeds and approximately $2.3 million were released from escrow. The results of operations for the year ended December 31, 2011 include primarily general and administrative expenses and acquisition expenses relating to acquisitions. Prior to October 5, 2011, we were in our development stage and had not commenced operations.

(2)	For the six months ended June 30, 2013 and 2012, 69% and 100%, respectively, of total cash distributions declared to stockholders were funded with proceeds from our Offering or borrowings. For the six months ended June 30, 2013 and 2012, 100% of distributions were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the six months ended June 30, 2013 were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in our advisory agreement. For the year ended December 31, 2012 cash distributions paid to stockholders were 100% funded with proceeds from our offering. For the year ended December 31, 2012, 100% of the cash distributions paid to stockholders are expected to be considered a return of capital to stockholders for federal income tax purposes. Whereas, for the year ended December 31, 2011, approximately 1.9% of the cash distributions paid to stockholders were considered taxable income and 98.1% were considered a return of capital to stockholders for federal income tax purposes. The distribution of new common shares to the recipients is non-taxable. In addition, for the six months ended June 30, 2013 and 2012, we declared and made stock distributions of approximately 373,303 and 56,931 shares of common stock, respectively.

(3)	Due to certain unique operating characteristics of real estate companies, as discussed below, National Association Real Estate Investment Trust, (“NAREIT”), promulgated a measure known as funds from operations, or (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

(4)	Weighted average shares outstanding for the periods presented have been revised to include stock distributions declared and paid through the date of this filing as if they were outstanding as of the beginning of each period presented.

26

We define FFO, a non-GAAP measure, consistent with the standards approved by the Board of Governors of NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We define modified funds from operations (“MFFO)”, a non-GAAP measure, consistent with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: MFFO, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments, mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, and unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

See “Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations” as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated herein by reference, for additional disclosures relating to FFO and MFFO.

The following table presents a reconciliation of net loss to FFO and MFFO for the six months ended June 30, 2013 and the year ended December 31, 2012:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Net loss	$(6,638,750)	$(10,720,758)
Adjustments:
Depreciation and amortization	4,882,369	2,100,570
FFO adjustments from unconsolidated entities	2,245,073	2,378,460

Total funds from operations	488,692	(6,241,728)
Acquisition fees and expenses (1)	2,944,307	6,584,774
Straight-line rent adjustments for leases(2)	(836,346)	(843,370)
Extinguishment of debt	244,077	460,339
MFFO adjustment from unconsolidated entity:
Acquisition fees and expenses (3)	321,613	836,872

Modified funds from operations	$3,162,343	$796,887

Weighted average number of shares of common(4) stock outstanding (basic and diluted)	26,758,120	9,210,204

Net loss per share (basic and diluted)	$(0.25)	$(1.16)

FFO per share (basic and diluted)	$0.02	$(0.68)

MFFO per share (basic and diluted)	$0.12	$0.09

FOOTNOTES:

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition expenses relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between different real estate entities regardless of their level of acquisition activities. Acquisition expenses include payments to our Advisor or third parties. Acquisition expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income or (loss) from continuing operations, both of which are performance measures under GAAP. All paid or accrued acquisition expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.

27

(2)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

(3)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation at book value (HLBV) method.

(4)	Weighted average shares outstanding for the periods presented have been revised to include stock distributions declared and paid through the date of this filing as if they were outstanding as of the beginning of each period presented.

MANAGEMENT

The following replaces in its entirety the table of directors and executive officers in the section entitled “MANAGEMENT — Directors and Executive Officers” on page 122 of the prospectus:

Directors and Executive Officers

The following table sets forth the names, ages, and positions currently held by each of our directors and executive officers:

Name	Age*	Position
James M. Seneff, Jr.	66	Director and Chairman of the Board
Thomas K. Sittema	54	Director and Vice Chairman of the Board
J. Chandler Martin	62	Independent Director and Audit Committee Financial Expert
Michael P. Haggerty	60	Independent Director
J. Douglas Holladay	66	Independent Director
Stephen H. Mauldin	44	President and Chief Executive Officer (Principal Executive Officer)
Joseph T. Johnson	38	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)
Ixchell C. Duarte	46	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	41	Senior Vice President, General Counsel and Secretary
*As of June 27, 2013

The biography of Dr. Bruce Douglas is deleted in its entirety from the section entitled “MANAGEMENT — Directors and Executive Officers” beginning at page 123 of the prospectus.

The following replaces in its entirety the first sentence under the section “MANAGEMENT – Composition of the Board of Directors,” which appears at page 126 of the prospectus.

Composition of the Board of Directors

Our board of directors is currently comprised of five directors, three of whom are Independent Directors.

28

SECURITY OWNERSHIP

The following replaces in its entirety the table of directors and executive officers in the section entitled “MANAGEMENT — Directors and Executive Officers” on page 128 of the prospectus:

The following table sets forth, as of August 20, 2013, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of each of the Persons named in the table is 450 South Orange Avenue at CNL Center at City Commons in Orlando, Florida 32801:

Name of Beneficial Owner(1)	Common Stock Beneficially Owned(1)

	No. of Shares of Common Stock	% of Class
James M. Seneff, Jr.(2)	67,162	*
Thomas K. Sittema	—	—
Bruce Douglas (3)	—	*
J. Chandler Martin	—	—
Michael P. Haggerty	—	—
J. Douglas Holladay	—	—
Stephen H. Mauldin	2,437	—
Joseph T. Johnson	617	—
Ixchell C. Duarte	—	—
Holly J. Greer	296	—

All directors and officers as a group (10)	70,512	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) under the Exchange Act, and includes shares issuable pursuant to options, warrants and similar rights with respect to which the beneficial owner has the right to acquire within 60 days of August 30, 2013. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Represents shares held of record by our advisor, CNL Healthcare Corp., which is a wholly owned subsidiary of CNL Financial Group, LLC, which is indirectly wholly owned by Mr. Seneff.

(3)	Mr. Douglas no longer serves as a Director of CNL Healthcare Properties as he elected not to stand for re-election at the annual stockholders’ meeting held June 27, 2013.

THE ADVISOR AND THE ADVISORY AGREEMENT

The following is added to the end of the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT — Advisor Personnel” on page 130 of the prospectus:

Advisor Personnel

Rebecca Monroe. Director of Asset Management. Ms. Monroe has served as a director of asset management since May 2013. Previously, she was a director of asset management for CNL Retirement Properties, Inc. (2001 to 2006), a CNL-sponsored non-traded REIT that was acquired in 2006 by HCP, Inc. (“HCP”). Ms. Monroe continued to work for HCP until 2008. In 2009, Ms. Monroe was employed as a director of financial services for Brookdale Senior Living’s continuing care retirement community located in The Villages, Florida, where she directed all activities related to finance and accounting for a large upscale seniors housing campus. Ms. Monroe received a B.A. and a Master’s degree in accounting from Samford University, and is a licensed certified public accountant in Florida.

29

Property Manager

The following paragraph is added to the end of the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT – Property Manager” on page 141 of the prospectus.

Property Manager Expense Support Agreement

On August 27, 2013, we entered into an expense support and restricted stock agreement with our property manager, pursuant to which, effective July 1, 2013, we will pay our property manager for services rendered for property management fees and specified expenses owed by us to the property manager in the form of forfeitable restricted shares of our common stock.

In the event the Expense Support Amount calculated pursuant to the expense support and restricted stock agreement with the advisor is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate modified funds from operations for the same period, then the property manager shall provide expense support to the Company through forgoing the payment of property management fees including expense reimbursements in cash and accepting restricted stock in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). The number of shares of restricted stock granted to the property manager in lieu of the payment of fees in cash will be determined by dividing the Property Manager Expense Support Amount for the preceding quarter by the then-current public offering per share of our common stock. The restricted stock due the property manager under the within 90 days following each Determination Date The term of the property manager expense support and restricted stock agreement runs from July 1, 2013 until December 31, 2013, subject to the right of the property manager to terminate the expense support and restricted stock agreement on 30 days’ written notice to us. The term of the property manager expense support and restricted stock agreement may be extended by the mutual consent of the Company and the property manager.

The property manager restricted stock will vest only upon attainment of the Vesting Threshold. In the event the Company terminates the property management agreement without cause between July 1, 2013 and the occurrence of a Liquidity Event (the “Property Manager Restricted Period”), the restricted stock will vest upon termination of the property management agreement if the most recently reported estimated NAV per share of our common stock plus total distributions received by stockholders prior to the termination of the property management agreement equals or exceeds the Vesting Threshold. The property manager restricted stock shall be immediately and permanently forfeited if: (i) our board of directors has not conducted an evaluation of our NAV as of the termination date of the property management agreement, (ii) the Vesting Threshold is not met as of the Termination Date, (iii) we terminate the property management agreement with cause; or (iv) the property manager terminates the property management agreement during the Property Manager Restricted Period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Summary of Fees and Expenses Incurred and Payable

The following replaces in its entirety the information contained in the prospectus under the section “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Summary of Fees and Expenses Incurred and Payable,” beginning on page 143 of the prospectus.

The tables below provide information regarding fees paid to our advisor and its affiliates in connection with our offering and our operations. The tables include amounts incurred during the six months ended June 30, 2013 and the year ended December 31, 2012.

Our managing dealer is entitled to selling commissions of up to 7% of Gross Proceeds and marketing support fees of 3% of Gross Proceeds for shares sold in connection with our offering, all or a portion of which may be paid to third party participating brokers dealers by our managing dealer. No selling commissions or marketing support fees will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan.

We incurred the following related party fees in connection with our offering:

	Six months ended June 30, 2013	Year ended December 31, 2012
Selling commissions	$3,917,433	$7,070,190
Marketing support fees	5,210,451	4,956,925

	$9,127,884	$12,027,115

We incurred the following related party fees and reimbursable expenses as follows:

	Six months ended June 30, 2013	Year ended December 31, 2012
Reimbursable expenses:
Offering costs	$2,022,147	$6,866,904
Operating expenses	1,348,268	1,775,251

	3,370,415	8,642,155
Financing Coordination fee	–	551,910
Investment services fees(1)	1,866,281	7,672,401
Property management fees(2)	583,767	452,131
Asset management fees(3)	1,633,817	1,380,468

	$7,454,280	$18,699,065

FOOTNOTES:

(1)	For the six months ended June 30, 2013, we incurred approximately $1.9 million in Investment Service Fees of which approximately $0.5 million were capitalized as part of our investment basis in the Montecito Joint Venture and the additional Windsor Manor II Communities. For the year ended December 31, 2012, we incurred approximately $7.7 million in Investment Services Fees of which approximately $2.3 million and $0.6 million were capitalized as part of our investment basis in the CHTSunIV joint venture and Windsor Manor joint venture, respectively.

30

(2)	For the six months ended June 30, 2013, we incurred approximately $0.6 million in Property Management Fees and Construction Management Fees of which $0.08 million have been capitalized and included in real estate under development. There were approximately $0.7 million in capitalized Property Management Fees and Construction Management Fees for the year ended December 31, 2012.

(3)	For the six months ended June 30, 2013, we incurred approximately $1.6 million in Asset Management Fees which was net of approximately $0.5 million in Asset Management Fees that were forgone in accordance with the terms of the expense support and restricted stock agreement for the six months ended June 30, 2013. For the six months ended June 30, 2013, we capitalized approximately $0.05 million in Asset Management Fees and included in real estate under development. There were no Asset Management Fees forgone or capitalized for the year ended December 31, 2012. See description of the expense support and restricted stock agreement above for additional information.

Amounts due to related parties for fees and reimbursable costs and expenses were as follows as of:

	June 30, 2013	December 31, 2012
Due to managing dealer:
Selling commissions	$329,143	$102,656
Marketing support fees	304,027	136,337

	633,170	238,993

Due to property manager:
Property management fees	320,974	452,131

	320,974	452,131

Due to the Advisor and its affiliates:
Asset management fees	633,297	–
Reimbursable operating expenses	723,182	242,293
Reimbursable offering costs	217,474	356,463

	1,573,953	598,756

	$2,528,097	$1,289,880

In April 2013, we entered into the expense support and restricted stock agreement with our advisor pursuant to which the advisor has agreed to accept certain payments in the form of forfeitable restricted shares of our common stock in lieu of cash for services rendered and applicable Asset Management Fees and specified expenses we owe to the advisor under the advisory agreement. The term of the expense support and restricted stock agreement runs from April 1, 2013 until December 31, 2013, subject to the right of the advisor to terminate the expense support and restricted stock agreement upon 30 days’ written notice to us. The term of the expense support and restricted stock agreement may be extended by the mutual consent of the parties.

Commencing on April 1, 2013, the advisor has provided expense support to us through forgoing the payment of fees in cash and acceptance of restricted stock for services in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) our aggregate modified MFFO (as defined in the Expense Support Agreement). The expense support amount will be determined for each calendar quarter on a non-cumulative basis, with each such quarter-end date (“Determination Date”).

In exchange for services rendered under the advisory agreement and in consideration of the expense support provided by the advisor, we will issue to the advisor, within 45 days following each Determination Date, a number of shares of restricted stock equal to the quotient of the expense support amount for the preceding quarter divided by the then-current public offering price per share of common stock, on the terms and conditions and subject to the restrictions set forth in the expense support and restricted stock agreement. Any amounts deferred, and for which restricted stock shares are issued, pursuant to the expense support and restricted stock agreement will be permanently waived by our advisor and we will have no obligation to pay such amounts. The restricted stock is subordinated and forfeited to the extent that stockholders do not receive their original invested capital back with at least a 6% annualized return of investment upon our ultimate liquidity.

31

For the six months ended June 30, 2013, approximately $0.5 million in Asset Management Fees were forgone in accordance with the terms of the expense support and restricted stock agreement. As of June 30, 2013, the advisor had forgone a total of $0.5 million in asset management fees under the terms of the expense support and restricted stock agreement. In August 2013, we issued approximately 0.05 million shares of restricted stock in connection with the expense support received during the quarter ended June 30, 2013.

We incur operating expenses which, in general, are related to our administration on an ongoing basis. Pursuant to the advisory agreement, the advisor shall reimburse us the amount by which the total operating expenses paid or incurred by us exceed, in any four consecutive fiscal quarters (an “Expense Year”) commencing with the Expense Year ending June 30, 2013, the greater of 2% of average invested assets or 25% of net income (as defined in the advisory agreement) (the “Limitation”), unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors (referred to as the “Expense Cap Test”). In performing the Expense Cap Test, we use operating expenses on a GAAP basis after making adjustments for the benefit of expense support under the Expense Support Agreement. For the Expense Year ended June 30, 2013, we did not incur operating expenses in excess of the Limitation.

Pursuant to a services agreement with CNL Capital Markets Corp., an affiliate of CNL, we pay an annual fee payable monthly based on the average number of total investors during the year for providing certain administrative services to us. For the six months ended June 30, 2013 and the year ended December 31, 2012, we incurred $180,500 and $125,000 in such fees, respectively.

In June 2012 and again in April 2013, we amended our property management agreement. The amendment clarified the nature of fees payable and duties of the property manager. The fees payable under the management agreement under the revised agreement will continue to be determined in a manner consistent with past determination under the prior agreement.

For a more detailed discussion of the fees and compensation payable to our advisor and its affiliates, see “MANAGEMENT COMPENSATION,” and “THE ADVISOR AND THE ADVISORY AGREEMENT.”

32

SUMMARY OF REDEMPTION PLAN

Redemption of Shares

The following paragraph supersedes and replaces the last paragraph in the section entitled “SUMMARY OF REDEMPTION PLAN,” on page 150 of the prospectus.

During the year ended December 31, 2011, we did not receive any redemption requests. During the year ended December 31, 2012, we received and redeemed one redemption request for 1,049 shares of common stock at a redemption price of $9.99 per share. We received seven redemption requests totaling 46,257 shares of common stock at an average redemption price of $9.16 for the period January 1, 2013 through June 30, 2013. We received five redemption requests totaling 14,428 shares of common stock for the period July 1, 2013 through August 15, 2013 which will be paid on September 13, 2013.

The source of funds for such redemption requests is the proceeds from our offering.

DISTRIBUTION POLICY

Distributions Declared

The following information supersedes and replaces the corresponding information beginning on page 152 of the prospectus under the section entitled “DISTRIBUTION POLICY.”

The following table represents total cash distributions declared and paid, distributions reinvested, and cash distributions per share for the six months ended June 30, 2013, the years ended December 31, 2012 and 2011, the cumulative amounts since inception:

	Distributions Paid(3)
Periods	Cash Distribu- tions per Share	Total Cash Distribu- tions Declared(2)	Rein vested via DRP(3)	Cash Distribu- tions net of Reinvest ment Proceeds	Stock Distribu- tions Declared (Shares)(4)	Stock Distribu- tions Declared (at current offering price)	Total Cash and Stock Distribu- tions Declared(5)	Cash Flows Provided by (Used in) Operating Activities(6)	FFO (7)
2013 Quarter
First	$0.09999	$2,099,034	$1,111,733	$987,301	157,449	$1,574,490	$3,673,524	$211,742	$(442,394)
Second	$0.09999	2,878,300	1,544,065	1,334,235	215,854	2,158,540	5,036,840	2,964,299	931,086

Total for the six months ended June 30, 2013	$0.19998	$4,977,334	$2,655,798	$2,321,536	373,303	$3,733,030	$8,710,364	$3,176,041	$488,692

2012 Quarter
First	$0.09999	$202,598	$112,295	$90,303	15,196	$151,960	$354,558	$(1,954,009)	$(2,203,104)
Second	$0.09999	557,865	308,872	248,993	41,735	417,350	975,215	2,450,610	(494,224)
Third	$0.09999	984,050	532,724	451,326	73,911	739,110	1,723,160	(2,867,089)	(235,088)
Fourth	$0.09999	1,452,887	785,006	667,881	108,943	1,089,430	2,542,317	(3,998,505)	(3,309,312)

Total for the year ended December 31, 2012	$0.39996	$3,197,400	$1,738,897	$1,458,503	239,785	$2,397,850	$5,595,250	$(6,368,993)	$(6,241,728)

2011 Quarter
Fourth (1)	$0.06666	55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)
Total for the year ended December 31, 2011	$0.06666	55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Cumulative
Through June 30, 2013		$8,230,626	$4,422,362	$3,808,264	617,268	$6,172,680	$14,403,306	$(4,277,382)	$(7,512,616)

FOOTNOTES:

(1)	We commenced operations on October 5, 2011, as such there were no distributions declared during the first three quarters of 2011.

33

(2)	For the six months ended June 30, 2013 and for the year ended December 31, 2012, 69% and 100%, respectively, of total cash distributions declared to stockholders were funded with proceeds from our offering or borrowings. For the six months ended June 30, 2013 and 2012, 100% of distributions were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the six months ended June 30, 2013 were required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in the Company’s advisory agreement. The distribution of new common shares to recipients is non-taxable.

(3)	Represents the amount of cash used to fund distributions and the amount of distributions paid which were reinvested in additional shares through our Distribution Reinvestment Plan.

(4)	The distribution of new common shares to the recipients is non-taxable. Stock distributions may cause the interest of later investors in our stock to be diluted as a result of the stock issued to earlier investors.

(5)	Based on the current offering price of $10.00, stock distributions declared represented approximately 43% of the total value of distributions declared and cash distributions declared represented approximately 57% of the total value of distributions declared.

(6)	Cash flows used in operating activities calculated in accordance with GAAP are not necessarily indicative of the amount of cash available to pay distributions. For example, GAAP requires that the payment of acquisition fees and costs related to business combinations be classified as a use of cash in operating activities in the statement of cash flows, which directly reduces the measure of cash flows from operations. However, acquisition fees and costs are paid for with proceeds from our offering as opposed to operating cash flows. For the six months ended June 30, 2013 and 2012, we expensed approximately $2.9 million and $2.0 million, respectively, in acquisition fees and expenses, which were paid from the proceeds of our Offering. Additionally, the board of directors also uses other measures such as FFO and MFFO in order to evaluate the level of distributions.

(7)	The following table presents a cumulative reconciliation of net loss to FFO for the following periods:

	Three Months Ended	Three Months Ended
	March 31, 2013	June 30, 2013
Net Loss	$(3,809,348)	$(2,829,402)
Adjustments:
Depreciation and amortization	2,318,917	2,563,452
FFO Adjustments from unconsolidated entities	1,048,037	1,197,036

FFO	$(442,394)	$931,086

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Net Loss	$(2,413,300)	$(1,126,107)	$(2,286,782)	$(4,894,569)
Adjustments:
Depreciation and amortization	210,196	631,883	628,321	630,170
FFO Adjustments from unconsolidated entities	–	–	1,423,373	955,087

FFO	$(2,203,104)	$(494,224)	$(235,088)	$(3,309,312)

	For the Period	Cumulative
	October 5, 2011 through	October 5, 2011 through
	December 31, 2011	June 30, 2013
Net Loss	$(1,759,580)	$(19,119,088)
Adjustments:
Depreciation and amortization	–	6,982,939
FFO Adjustments from unconsolidated entities	–	4,623,533

FFO	$(1,759,580)	$(7,512,616)

Our board of directors declared a monthly cash distribution of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock on July 1, 2013, and August 1, 2013. These distributions are to be paid and distributed by September 30, 2013.

34

As of March 31, 2013, we had approximately 6,846 stockholders of record and as of June 30, 2013 we had 12,734 stockholders of record.

SUMMARY OF THE CHARTER AND BYLAWS

The following replaces in its entirety the section entitled “SUMMARY OF THE CHARTER AND BYLAWS” beginning on page 154 of the prospectus:

General

We are organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, we are governed by the Maryland General Corporation Law (“MGCL”). Maryland corporate law deals with a variety of matters regarding Maryland corporations, including liabilities, stockholders, directors, officers, the amendment of our charter and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its charter and/or bylaws.

On April 30, 2013, our board of directors, including a majority of our Independent Directors approved the Second Articles of Amendment and Restatement of the Company and an amendment to our bylaws. Our stockholders subsequently approved these Second Articles of Amendment and Restatement and this amendment to our bylaws on June 27, 2013. Also on June 27, 2013, our board of directors approved our Third Amended and Restated Bylaws. The changes reflected in our Second Articles of Amendment and Restatement and Third Amended and Restated Bylaws are designed to, among other things, provide greater consistency with state law and to more closely align our governance structure to that of other public companies. Our Second Articles of Amendment and Restatement and Third Amended and Restated Bylaws supersede and replace in their entireties all of our previously adopted charters and bylaws, the amendments thereto and the amendments and restatements thereof.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our charter also permits the listing of the Company shares on a national securities exchange, or the receipt by the Company’s stockholders of securities that are approved for trading on a national securities exchange in exchange for the Company’s shares (“Listing”) of our stock by our board of directors on a national securities exchange.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to us. For more complete provisions, refer to the MGCL and our charter and bylaws.

Description of Capital Stock

We have authorized a total of 1.62 billion shares of capital stock, consisting of 1.12 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 300 million excess shares. We have obtained an opinion from our legal counsel, Lowndes, Drosdick, Doster, Kantor & Reed, P.A. that all of our shares offered hereby will be fully paid and nonassessable when issued. Prior to commencement of our initial public offering, 22,222 shares of our common stock were issued and outstanding and held by our advisor.

Our board of directors may determine to engage in future offerings of common stock of up to the number of authorized but unissued shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that either such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, which we will provide at the stockholder’s request.

35

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be authorized by our board of directors and declared by us from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our Assets remaining after payment in full to all creditors.

Our charter authorizes our board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of common or preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers and rights senior to the rights of holders of common stock offered in this offering. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of us.

For a description of the characteristics of the excess shares, which differ from our common stock and preferred stock in a number of respects, including voting and economic rights, see below at “— Restriction of Ownership.”

Preferred Stock

Under our charter, our board of directors is authorized, subject to certain limitations and without further stockholder approval, to issue from time to time one or more series of our preferred stock, with such distinctive designations, powers, rights and preferences as will be determined by our board of directors. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Preferred stock will be available for possible future financings, acquisitions and general corporate purposes without any legal requirement that we obtain any stockholder authorization.

Board of Directors

Our charter provides that the number of directors cannot be less than three or more than 11, subject to any express rights of any holder of our preferred stock to elect additional directors under specific circumstances. Our charter also provides that a majority of the board of directors will be Independent Directors. Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose. The vote necessary for the election of directors is a majority of the votes cast at the annual meeting, or special meeting called for that purpose, at which quorum is present. Abstentions and broker non-votes have no effect on the election of directors. Board vacancies resulting from an increase in the number of directors will be filled by a majority of the entire board of directors, and any other vacancies will be filled by a majority of the remaining directors, whether or not their number is sufficient to constitute a quorum; provided, however, that Independent Directors will nominate replacements for vacancies among the Independent Directors. Under our charter, the term of office for each director will be one year, expiring at each annual meeting of stockholders; however, nothing in our charter prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors). Our directors may, from time to time, elect a chairman of the board of directors to preside at all meetings of the directors and the stockholders, and who will be assigned such other responsibilities as our directors may designate.

36

Stockholder Meetings; Written Consent

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may properly come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chief executive officer, the president, the chairman of the board of directors, a majority of the board of directors or a majority of our Independent Directors. Special meetings of the stockholders must be called by our secretary at the written request of stockholders holding outstanding shares of our stock representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we will provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such annual or special meeting of stockholders will be held no less than 15 nor more than 60 days after distribution of the notice.

Except as otherwise provided in our charter, each share of common stock has the right to vote on all matters at all meetings of our stockholders, and is entitled to one vote for each share of common stock entitled to vote at the meeting. In general, the presence in person or by proxy of 50% or more of our outstanding shares of our stock entitled to vote shall constitute a quorum, and a majority vote thereof will be binding on all of our stockholders.

Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting under Maryland law, if a unanimous consent in writing or by electronic transmission to such action is given by all of the stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

For annual meetings, our bylaws generally require notice at least 120 days and not more than 150 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (i) nominate a director, or (ii) propose new business other than pursuant to the notice of the meeting or by, or at the direction of, the directors. Further, our bylaws generally require notice of director nominations at least 60 days and not more than 90 days prior to a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Charter and Bylaws; REIT Status

Generally, our charter may be amended only if the amendment is declared advisable by the board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all the votes entitled to be cast on the amendment. However, our board of directors may, upon the affirmative vote of a majority of the entire board of directors, and without the approval of the stockholders amend our charter to: (i) increase or decrease the aggregate number of authorized shares of our stock, or the number of shares of any class or series of stock that we have the authority to issue; (ii) change our name; (iii) change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares or (iv) effect certain reverse stock splits. Additionally, in the event that our board of directors determines that it is no longer in our best interest to qualify as a REIT, our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT.

Under our charter, the board of directors has the power to amend and repeal our bylaws without the vote of stockholders, provided that such amendments are not inconsistent with the provisions of the charter. However, until the Listing, the amendment of the bylaws requires a stockholder vote where the proposed bylaw amendment would adversely affect the rights, preferences and privileges of the stockholders. After Listing, the board of directors shall have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Except for the foregoing, without stockholder approval, our board of directors may not:

•	amend the charter, except as described above;

•	sell all or substantially all of our Assets other than in the ordinary course of business or in connection with our liquidation and dissolution;

37

•	cause a merger or consolidation of us or a statutory share exchange when such stockholder approval is required by Maryland law; or

•	cause us to dissolve.

Fees Payable to Our Advisor

Our charter describes certain fees payable to our advisor, its affiliates and affiliates of our sponsor. See “Management Compensation” for a detailed discussion of these fees.

Mergers, Combinations and Sale of Assets

Generally, a sale or other disposition of all or substantially all of our Assets, a merger or consolidation of us, a statutory share exchange or dissolution must be declared advisable by our board of directors and approved by the stockholders of a majority of the shares of our stock then outstanding and entitled to vote on the matter. In addition, any such transaction involving our sponsor, our advisor, any of our directors or any of their affiliates also must be approved by a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combination Act provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person (as defined in our charter) who beneficially owns 10% or more of the voting power of such corporation’s outstanding voting stock or an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Our board of directors adopted a resolution providing that the prohibitions and restrictions set forth in the Maryland Business Combination Act are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any Person.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or employees who are directors of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

Our charter provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

38

Dissolution

Our voluntary dissolution must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of the majority of the outstanding Equity Shares entitled to vote thereon. We will continue perpetually unless dissolved pursuant to the provisions of our charter or pursuant to any applicable provision of the MGCL.

Procedure Upon Liquidation

Upon any final Liquidity Event, all distributions will be forwarded to a stockholder’s address of record. Moreover, any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans will go to the stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or the stockholder’s authorized broker.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of CNL Healthcare Properties, Inc.”

To ensure that we satisfy these requirements, among other purposes, our charter restricts the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8%, by number or value, of the outstanding shares of such common stock or 9.8%, by number or value, of any series of preferred stock, which we refer to herein as the “ownership limitation.” It is the responsibility of each Person owning or deemed to own more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our charter) of the common stock and preferred stock. However, our charter generally provides that our board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings acceptable to our board of directors may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if our board of directors determines that such Person’s ownership of our common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to our board of directors’ ability to waive certain of the following restrictions in certain circumstances (as described above), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limit; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in (A) our common stock and/or preferred stock being beneficially owned by fewer than 100 Persons or (B) our being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, will be null and void and of no effect with respect to the shares in excess of the applicable limit or in violation of the applicable restriction and, accordingly, the intended transferee (or “prohibited owner”) will not acquire any right or interest in such shares. Any shares owned or transferred in excess of an applicable limitation will be automatically exchanged for “excess shares” and will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

•	the proceeds of the sale;

39

•	the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

•	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such excess shares.

All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of such excess shares for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the charter.

For purposes of our charter, the term “Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

Limitation of Liability and Indemnification

Our charter, subject to the conditions set forth therein and under Maryland law, eliminates the personal liability of our stockholders, directors and officers for monetary damages and require us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) our present or former directors and officers, (b) any individual who, while a director or officer of us and who at our request serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and (c) our advisor or any of its affiliates or directors or employees acting as our agent. Notwithstanding the foregoing, our charter prohibits us from indemnifying an officer, a director, our advisor or an affiliate of our advisor for loss or liability suffered by any of them or holding any of them harmless for any loss or liability suffered by us unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting or performing services on our behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), our advisor or an affiliate of our advisor or a director or employee of the foregoing acting as an agent of our Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from our stockholders.

Our articles also contain limits on indemnifying against liability arising under federal or state securities laws. The Commission takes the position that indemnification against liabilities arising under the Securities Act is contrary to public policy and unenforceable. Indemnification of the directors, our officers, our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits as to the Indemnitee by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

40

We will pay or reimburse funds to an officer, a director, our advisor or an affiliate of our advisor for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the party seeking such advancement has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•	the party seeking indemnification provides us with a written agreement to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

No preliminary determination by our board of directors, the stockholders or independent counsel of the ultimate entitlement an officer, a director, our advisor, or an affiliate of our advisor to indemnification is required before the advancement of legal expenses and other costs.

We have entered into indemnification agreements with each of our officers and directors, and have purchased insurance policies offering our officers and directors substantially the same scope of coverage afforded by the indemnification provisions of our charter. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our charter, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. Although these indemnification agreements offer the same scope of coverage afforded by the indemnification provisions in the charter, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by our board of directors or by our stockholders.

Removal of Directors

Under our charter, a director may resign or be removed with or without cause only at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the shares of our stock then outstanding and entitled to vote, without the necessity for concurrence by the directors, subject to the rights of any holders of preferred stock to vote for such directors. The notice of such meeting will indicate that the purpose, or one of the purposes, of such meeting is to determine if a director should be removed.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements calculated in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the charter and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of all stockholders along with the number of shares held by each stockholder. Such list will be available for inspection at our principal office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also will be mailed to any stockholder requesting the list within ten days of a request. The Company may impose a reasonable charge for expenses incurred in reproduction of the stockholder list pursuant to the stockholder request.

41

If our advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and our directors will be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and for actual damages. We may, however, raise as a defense that the actual purpose and reason for the request for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal or applicable state law.

Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity (as defined in our charter) that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all properties will be obtained from an independent appraiser. In order to qualify as an independent appraiser for this purpose, the Person will have no material current or prior business or personal relationship with our advisor or directors and will be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or Assets of the type we hold. Any properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the properties as of a date prior to the announcement of the proposed Roll-Up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent appraiser will clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of the Roll-Up Entity, then the appraisal shall be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction will offer to stockholders who vote against the proposal the choice of:

•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

•	one of the following:

¡	remaining stockholders of us and preserving their interests on the same terms and conditions as existed previously; or

¡	receiving cash in an amount equal to the dissenting stockholders’ pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

•	that would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter and our dissolution. See “— Description of Capital Stock” and “— Stockholder Meetings”;

•	that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

•	in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in our charter and described in “— Inspection of Books and Records” above;

42

•	or in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is rejected by our stockholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following should be read in addition to the section entitled “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” on page 196 of the prospectus.

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents. The information incorporated by reference is an important part of this prospectus supplement and the information that we file later with the Commission may update and supersede the information in this prospectus supplement including the information we incorporated by reference. For information on how to access this information, see the section entitled “ADDITIONAL INFORMATION” on page 198 of the prospectus.

The documents listed below are incorporated by reference into the prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 filed on August 14, 2013.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed on May 14, 2013.

•	Our Definitive Proxy Statement on Schedule 14A, filed April 29, 2013.

•	Current Report on Form 8-K dated April 23, 2013, filed on April 29, 2013.

•	Current Report on Form 8-K dated May 8, 2013, filed on May 14, 2013.

•	Current Report on Form 8-K dated May 31, 2013, filed on June 6, 2013.

•	Current Report on Form 8-K dated June 14, 2013, filed on June 20, 2013.

•	Current Report on Form 8-K dated June 21, 2013, filed on June 27, 2013.

•	Current Report on Form 8-K dated June 26, 2013, filed on July 2, 2013.

•	Current Report on Form 8-K dated June 27, 2013, filed on July 2, 2013.

•	Current Report on Form 8-K dated July 1, 2013, filed on July 8, 2013.

•	Current Report on Form 8-K dated July 3, 2013, filed on July 10, 2013.

•	Current Report on Form 8-K dated July 10, 2013, filed on July 16, 2013.

•	Current Report on Form 8-K dated August 1, 2013, filed on August 16, 2013.

•	Current Report on Form 8-K dated August 19, 2013, filed on August 21, 2013.

•	Current Report on Form 8-K dated August 16, 2013, filed on August 23, 2013

•	Current Report on Form 8-K dated August 27, 2013, filed on August 27, 2013

•	Current Report on Form 8-K dated August 21, 2013, filed on August 27, 2013.

Upon request we will provide to each Person, including a beneficial owner, to whom this post-effective amendment is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

DST

430 W. 7th Street, Ste. 219001

Kansas City, MO 64105

866-650-0650, option 3

www.cnl.com

43

EXPERTS

The following section supersedes in its entirety the paragraph under the section entitled “Experts” beginning on page 197 of the prospectus.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of CNL Healthcare Properties, Inc. (formerly known as CNL Healthcare Trust, Inc.) for the year ended December 31, 2012; the audited historical financial statements of Primrose Senior Housing Communities ( Five Communities) included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 16, 2012 filed on May 1, 2012; the audited historical financial statements of Primrose II Retirement Communities ( Five Communities) included on page F-20 through F-30 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013; the audited historical financial statements of Capital Health Retirement Communities ( Four Communities) included on page F-20 through F-29 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed on March 13, 2013; and the audited historical financial statements of TSMM Management, LLC included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31. 2012 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sunrise Connecticut Avenue Assisted Living, LLC, the financial statements of Santa Monica AL, LLC and the combined financial statements of MetSun Two Pool Two, LLC, MetSun Three Louisville KY Senior Living, LLC and MetSun Three Lombard IL Senior Living, LLC at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in CNL Healthcare Properties, Inc.’s (f/k/a CNL Healthcare Trust, Inc.) Current Report on Form 8-K/A dated June 29, 2012, filed September 12, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Vinton, IA Assisted Living Facility, L.L.C., Webster City, IA Assisted Living Facility, L.L.C., and Nevada, IA Assisted Living Facility, LLC., as of and for the year ended December 30, 2011 included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated August 31, 2012, filed on November 2, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by CliftonLarsonAllen LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Tranquillity at Fredericktowne, Inc. and Tranquillity at Fredericktowne Limited Partnership as of December 31, 2011 and 2010, and for the years ended December 31, 2011 and 2010, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed January 13, 2013, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Walker Healthcare Services Group, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

44

INDEX TO PRO FORMA FINANCIAL STATEMENTS

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements have been prepared to provide pro forma information with regards to certain real estate acquisitions, disposition and financing transitions, as applicable.

The accompanying unaudited pro forma condensed consolidated balance sheet of CNL Healthcare Properties, Inc. and its Subsidiaries (collectively, the “Company”) at June 30, 2013 illustrates the estimated effect of the disposition, described in Note 2, as if it had occurred on that date. The accompanying unaudited pro forma condensed consolidated statements of operations are presented for the six months ended June 30, 2013 and for the year ended December 31, 2012 (the “Pro Forma Periods”), illustrate the estimated effect of the disposition and acquisitions described in Note 2, as if they had occurred on January 1, 2012.

This pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results as if the transactions reflected herein had occurred on the date or been in effect during the periods indicated. This pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements as filed on Form 10-Q for the six months ended June 30, 2013 and on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

	CNL Healthcare	CHTSun IV		CNL Healthcare
	Properties, Inc.	Pro Forma		Properties, Inc.
	Historical	Adjustments		Pro Forma
ASSETS

Real estate assets:
Real estate investment properties, net (including VIEs $16,943,329)	$292,822,471	$-		$292,822,471
Real estate under development, including land (including VIEs $16,597,176)	16,844,776	-		16,844,776

Total real estate assets, net	309,667,247	-		309,667,247

Investments in unconsolidated entities	75,267,852	(57,274,874)	(a)	17,992,978
Cash (including VIEs $28,989)	55,114,656	61,823,039	(a)	116,937,695
Intangibles, net (including VIEs $457,158)	9,279,426	-		9,279,426
Deposits	4,594,213	-		4,594,213
Loan costs, net (including VIEs $746,272)	3,973,359	-		3,973,359
Other assets (including VIEs $4,876)	3,733,726	-		3,733,726
Note receivable from related party	1,812,891	-		1,812,891
Deferred rent (including VIEs $8,615)	1,679,718	-		1,679,718
Restricted cash (including VIEs $236,590)	1,392,682	-		1,392,682

Total assets	$466,515,770	$4,548,165		$471,063,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including VIEs $14,559,761)	$169,857,272	$-		$169,857,272
Accounts payable and accrued expenses (including VIEs $2,377,260)	6,661,602	-		6,661,602
Due to related parties (including VIEs $90,279)	2,528,097	-		2,528,097

Total liabilities	179,046,971	-		179,046,971

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value per share 200,000,000 shares authorized and unissued	-	-		-
Excess shares, $.01 par value per share 300,000,000 shares authorized and unissued	-	-		-
Common stock, $0.01 par value per share 1,120,000,000 shares authorized as of June 30, 2013 36,611,960 shares issued and 36,556,511 outstanding	365,552	-		365,552
Capital in excess of par value	314,322,207	-		314,322,207
Accumulated loss	(19,119,088)	4,548,165	(a)	(14,570,923)
Accumulated other comprehensive loss	130,754	-		130,754
Accumulated distributions	(8,230,626)	-		(8,230,626)

Total stockholders’ equity	287,468,799	4,548,165		292,016,964

Total liabilities and stockholders’ equity	$466,515,770	$4,548,165		$471,063,935

The abbreviation VIEs above mean variable interest entities

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

	June 30,	CHTSun IV		June 30,
	2013	Pro Forma		2013
	Historical	Adjustments		Pro Forma
Revenues:
Rental income from operating leases	$7,553,207	$-		$7,553,207
Resident fees and services	8,845,095	-		8,845,095
Other revenues	12,838	-		12,838

Total revenues	16,411,140	-		16,411,140

Expenses:
Property operating expenses	6,547,848	-		6,547,848
General and administrative	2,676,728	-		2,676,728
Acquisition fees and expenses	2,944,307	-		2,944,307
Asset management fees	1,586,654	(621,976)	(b)	964,678
Property management fees	941,375	(241,073)	(c)	700,302
Depreciation and amortization	4,882,369	-		4,882,369

Total expenses	19,579,281	(863,049)		18,716,232

Operating loss	(3,168,141)	863,049		(2,305,092)

Other income (expense):
Interest and other income	1,923	-		1,923
Interest expense and loan cost amortization	(4,914,594)	1,551,518	(d)	(3,363,076)
Equity in earnings (loss) of unconsolidated entities	1,460,135	(1,283,128)	(e)	177,007

Total other income (expense)	(3,452,536)	268,390		(3,184,146)

Loss before income taxes	(6,620,677)	1,131,439		(5,489,238)
Income tax expense	(18,073)	-		(18,073)

Net loss	$(6,638,750)	$1,131,439		$(5,507,311)

Net loss per share of common stock (basic and diluted)	$(0.25)			$(0.21)

Weighted average number of shares of common stock outstanding (basic and diluted) (f)	26,758,120			26,758,120

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

					Primrose II						Primrose
	CNL Healthcare		Capital Health		Communities		CHT GCI Partners		CHTSun IV		Communities		CNL Healthcare
	Properties, Inc.	Capital Health	Pro Forma		Pro Forma		Pro Forma		Pro Forma		Pro Forma		Properties, Inc.
	Historical	Historical (1)	Adjustments		Adjustments		Adjustments		Adjustments		Adjustments		Pro Forma
Revenues:
Rental income from operating leases	$6,924,978	$-	$-		$6,006,520	(f)	$-		$-		$980,966	(f)	$13,912,464
Resident fees and services	460,017	17,042,993	(460,017)	(g)	-		-		-		-		17,042,993

Total revenues	7,384,995	17,042,993	(460,017)		6,006,520		-		-		980,966		30,955,457

Expenses:
Acquisition fees and expenses	6,584,774	-	(2,906,682)	(h)	(1,560,158)	(h)	-		-		(1,874,530)	(h)	243,404
General and administrative	2,563,230	993,085	-		-		-		-		-		3,556,315
Asset management fees	1,369,298	-	851,068	(b)	730,558	(b)	93,818	(b)	(621,976)	(b)	140,083	(b)	2,562,849
Property operating expenses	406,186	11,694,921	(406,186)	(g)	-		-		-		-		11,694,921
Property management fees	404,458	834,916	160,051	(c)	107,903	(c)	30,072	(c)	(239,249)	(c)	16,759	(c)	1,314,910
Depreciation and amortization	2,100,570	1,361,725	2,937,593	(l)	2,433,956	(l)	-		-		420,949	(l)	9,254,793

Total expenses	13,428,516	14,884,647	635,844		1,712,259		123,890		(861,225)		(1,296,739)		28,627,192

Operating income (loss)	(6,043,521)	2,158,346	(1,095,861)		4,294,261		(123,890)		861,225		2,277,705		2,328,265

Other income (expense):
Interest and other income (expense)	13,382	8,486	-		-		-		-		-		21,868
Interest expense and loan cost amortization	(5,850,539)	(2,665,169)	659,223	(i)	(2,067,560)	(j)	-		2,579,655	(d)	(582,232)	(k)	(7,926,622)
Equity in earnings (loss) of unconsolidated entities	1,142,668	-	-		-		(523,883)	(m)	(963,301)	(e)	-		(344,516)

Total other expense	(4,694,489)	(2,656,683)	659,223		(2,067,560)		(523,883)		1,616,354		(582,232)		(8,249,270)

Net income (loss) before income taxes	(10,738,010)	(498,337)	(436,638)		2,226,701		(647,773)		2,477,579		1,695,473		(5,921,005)
Income tax benefit	17,252	-	-		-		-		-		-		17,252

Net income (loss)	$(10,720,758)	$(498,337)	$(436,638)		$2,226,701		$(647,773)		$2,477,579		$1,695,473		$(5,903,753)

Loss per share of common stock (basic and diluted)	$(1.16)												$(0.48)

Weighted average number of shares of common stock outstanding (basic and diluted) (n)	9,210,204												12,357,127

(1)	Capital Health Historical amounts represent unaudited annualized amounts of the Capital Health Retirement Communities and the Fredericktowne Community as derived from amounts presented in the unaudited combined statements of operations on pages F-9, F-33 and F-43 on Form 8-K/A dated December 21, 2012, and incorporated herein by reference.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet of CNL Healthcare Properties, Inc. and its Subsidiaries (collectively, the “Company”) is presented as if the disposition, described in Note 2, had occurred as of the date presented. The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are presented for the six months ended June 30, 2013 (the “2013 Pro Forma Period”) and for the year ended December 31, 2012 (the “2012 Pro Forma Period” and collectively the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s acquisitions and disposition as described in Note 2 as if they had occurred as of the first day for each period presented. The amounts included in the historical columns represent the Company’s historical balance sheets and operating results for the respective Pro Forma Periods presented.

The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting period.

This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or financial position as if the transactions reflected herein had occurred or been in effect during the Pro Forma Periods. In addition, this pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s expected financial results for future periods.

2.	Pro Forma Transaction

2013 DISPOSITION

In December 2012, in connection with an existing purchase option held by Sunrise Living Investments, Inc. (“Sunrise”) on CHTSun IV, an unconsolidated entity, the Company entered into an agreement with Health Care REIT, Inc. (“HCN”), as result of a potential merger by HCN with Sunrise. Under the agreement, HCN and Sunrise was entitled to purchase the Company’s interest in CHTSun IV for an aggregate purchase price of approximately $62.5 million, net of approximately $0.7 million of transactions costs (the “Joint Venture Dispositions”). The Joint Venture Dispositions was conditioned upon the merger of HCN with Sunrise, which was completed in July 2013. On July 1, 2013, the Company completed the sale of its joint venture membership in CHTSun IV.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Pro Forma Transaction (cont’d)

2012 ACQUISITIONS

Capital Health Communities

On December 21, 2012, the Company acquired five senior housing communities from affiliates of Capital Health Group, LLC (“Capital Health”), for a purchase price of approximately $85.1 million. The properties include: Brookridge Heights Community – Marquette, MI, Curry House Community – Cadillac, MI, Symphony Manor Community – Baltimore, MD, Woodholme Gardens Community – Pikesville, MD, and Tranquillity at Fredericktowne Community – Frederick, MD (the “Capital Health Communities”).

The senior housing communities feature a total of 348 residential units and will continue to be operated by affiliates of Capital Health under a management agreement. The Company will pay the property manager a fee equal to 5% of the monthly gross revenues of the Capital Health Communities and will reimburse the property manager for operating expenses incurred that are consistent with the annual business plan for the Capital Health Communities.

In connection with the acquisition of the Capital Health Communities, the Company entered into a term loan agreement with a lender, providing for a seven year term in the original aggregate principal amount of $48.5 million that bears interest at 4.25% which was used during the period from January 1, 2012 through the date of acquisition.

The following summarizes the allocation of the purchase price for the Capital Health Communities and the estimated fair values of the assets acquired and liabilities assumed:

Land	$5,059,000
Land improvements	1,261,000
Building	69,617,000
Equipment	2,541,000
In-place lease	3,958,000
Present value of yield guarantee	2,664,000

Net assets acquired	$85,100,000

Primrose II Communities

On December 19, 2012, the Company acquired five senior housing communities from affiliates of Primrose Retirement Communities, LLC (“Primrose”), for a purchase price of approximately $73.1 million. The properties include: Primrose Retirement Community of Lima – Lima, OH, Primrose Retirement Community of Zanesville – Zanesville, OH, Primrose Retirement Community – Decatur, IL, Primrose Retirement Community of Council Bluffs – Council Bluffs, IA, and Aberdeen Primrose Cottages – Aberdeen, SD (the “Primrose II Communities”).

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Pro Forma Transaction (cont’d)

The senior housing communities feature a total of 323 residential units and will be leased back by Primrose under triple-net leases, each having an initial term of ten years, and, at the tenant’s discretion, two five-year renewal options. All of the leases are cross-defaulted among themselves. Annual base rent is equal to the properties’ lease basis multiplied by the lease rate. The lease rate is 7.25% in the initial lease year and will escalate thereafter pursuant to the lease agreements. Annual capital reserve income is allocated based on $300 per unit. The leases are accounted for as operating leases; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. The following summarizes the allocation of the purchase price for the Primrose II Communities and the estimated fair values of the assets acquired and liabilities assumed:

Land	$2,321,000
Land improvements	1,775,000
Building	66,024,000
Equipment	1,413,000
In-place lease	1,517,000

Net assets acquired	$73,050,000

In connection with the acquisition of the Primrose II Communities, the Company entered into a bridge financing with a lender, providing for a one-year senior facility in the original aggregate principal amount of $49.7 million that initially bore interest at LIBOR plus 3.75% which was used during the period from January 1, 2012 through the date of acquisition.

CHT GCI Partners I (Windsor Manor)

On August 31, 2012, the Company acquired a 75% membership interest in three senior housing communities through a joint venture, CHT GCI Partners I, LLC (“CHT GCI Partners”), formed by the Company and its co-venture partner, for approximately $4.8 million. The remaining 25% interest is held by the Company’s co-venture partner. The total acquisition price for the three senior housing communities was approximately $18.8 million. CHT GCI Partners I obtained a $12.4 million bridge loan a portion of which was used to refinance the existing indebtedness encumbering the properties in the portfolio. The non-recourse loan which is collateralized by the properties requires monthly interest-only payments until maturity. The bridge loan bore interest at LIBOR plus 3.75% which was used for the pro forma calculation during the period January 1, 2012 through the date of acquisition.

Under the terms of the venture agreement for CHT GCI Partners, the Company has an 11% preferred return on its capital contributions, which has priority over the Company’s co-venture partner’s 11% return on their capital contributions and shares control over major decisions with the Company’s co-venture partner.

The Company accounts for its investment in CHT GCI Partners under the equity method of accounting.

Primrose Communities

On February 16, 2012, the Company acquired five senior housing communities from affiliates of Primrose, for a purchase price of approximately $84.1 million, excluding closing costs. The properties include: Primrose Retirement Community of Casper – Casper, WY, Primrose Retirement Community of Grand Island – Grand Island, NE, Sweetwater Retirement Community – Billings, MT, Primrose Retirement Community of Marion – Marion, OH, and Primrose Retirement Community of Mansfield – Mansfield, OH (the “Primrose Communities”).

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Pro Forma Transaction (cont’d)

The senior housing communities feature a total of 394 residential units and will be leased back by Primrose under triple-net leases, each having an initial term of ten years, and, at the tenant’s discretion, two five-year renewal options. All of the leases are cross-defaulted among themselves. Annual base rent is equal to the properties’ lease basis multiplied by the lease rate. The lease rate is 7.875% in the initial lease year and will escalate thereafter pursuant to the lease agreements. Annual capital reserve income is allocated based on $300 per unit. The leases are accounted for as operating leases; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. The following summarizes the allocation of the purchase price for the Primrose Communities and the estimated fair values of the assets acquired and liabilities assumed:

Land	$4,220,700
Land improvements	1,525,400
Building	75,680,300
Equipment	933,300
In-place lease	1,690,300

Net assets acquired	$84,050,000

In connection with the acquisition of the Primrose Communities, the Company entered into a bridge financing with a lender, providing for a one-year senior facility in the original aggregate principal amount of $71.4 million that initially bore interest at LIBOR plus 6.00% which was used during the period from January 1, 2012 through the date of acquisition.

In connection with the acquisitions of Primrose II Communities, CHT GCI Partners and the Primrose Communities noted above, the Company incurred acquisition fees and costs of approximately $3.9 million, of which approximately $0.4 million was capitalized as investment in unconsolidated entities.

3.	Related Party Transactions

Pursuant to the Company’s advisory agreement, CNL Healthcare Corp. (the “Advisor”) receives investment services fees equal to 1.85% of the purchase price of properties for services rendered in connection with the selection, evaluation, structure and purchase of assets. In connection with the 2012 acquisitions of the Capital Health Communities, Primrose II Communities, CHT GCI Partners, CHTSun IV and the Primrose Communities, the Company incurred approximately $6.8 million in investment services fees payable to the Advisor, of which approximately $2.6 million was capitalized as investment in unconsolidated entities. In addition, the Advisor is entitled to receive a monthly asset management fee of 0.08334% of the real estate asset value (as defined in the agreement) of the Company’s properties as of the end of the preceding month. Lastly, in connection with the 2013 disposition of CHTSun IV, the Company incurred approximately $0.6 million in investment service fees payable to the Advisor.

Pursuant to a master property management agreement, CNL Healthcare Manager Corp. (the “Property Manager”) receives property management fees of 2% of gross revenues for management of the Company’s single tenant properties and an oversight fee equal to 1% of gross revenues for properties managed by a third-party property manager.

4.	Adjustments to Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet represent adjustments to the Company’s historical results to illustrate as if the disposition of CHTSun IV occurred as of June 30, 2013.

(a)	Represents the Company’s sale of CHTSun IV and the related gain, as described in Note 2 above.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the Pro Forma Condensed Consolidated Statements of Operations represent adjustments needed to the Company’s historical results to remove the historical operating results of CHTSun IV assuming the property had been sold prior to and not been owned during the Pro Forma Periods presented and to present the Company’s results of operations as if Capital Health Communities, Primrose II Communities, CHT GCI Partners and the Primrose Communities had leases in place and been owned for the full Pro Forma Period in 2012.

(b)

Represents asset management fees for the 2012 Pro Forma Period due to the Advisor in connection with the ownership of the Capital Health Communities, Primrose II Communities, CHT GCI Partners and the Primrose Communities and the reversal of asset management fees recorded in the Company’s historical results relating to the disposition of CHTSun IV as described in Note 3 for the Pro Forma Periods.

(c)

Represents property management fees due to the property manager in connection with the management of the Capital Health Communities, Primrose II Communities, CHT GCI Partners and the Primrose Communities and the reversal of property management fees recorded in the Company’s historical results relating to the disposition of CHTSun IV as described in Note 3 for the Pro Forma Periods.

(d)

Represents the elimination of interest expense recorded in the Company’s historical results of operations related to the Mezz Loan to reflect the impact of the disposition of the CHTSun IV transaction.

(e)

Represents the elimination of equity in loss of unconsolidated entities recorded in the Company’s historical results of operations to reflect the impact of the disposition of the CHTSun IV transaction.

(f)	Represents rental income on a straight-line basis generated from the leases for the Primrose II Communities and Primrose Communities for periods prior to acquisition during the 2012 Pro Forma Period.

(g)

Represents the reversal of resident fees and services and property operating expenses for the Capital Health Communities recorded in the Company’s and Capital Health’s historical results relating to the acquisition described in Note 2 for the 2012 Pro Forma Period.

(h)

Represents the reversal of historical acquisition fees and expenses, including investment services fees to the Company’s Advisor, incurred and accrued during the year ended December 31, 2012 related to the acquisition of the Capital Health Communities, Primrose II Communities, and Primrose Communities that are nonrecurring charges directly related to the pro forma transactions.

(i)	Represents interest expense and amortization of loan costs relating to the Capital Health Communities financings as if the loans had been in place for the 2012 Pro Forma Period.

(j)

Represents interest expense and amortization of loan costs relating to the Primrose II Communities financings as if the loans had been in place for the 2012 Pro Forma Period. An increase in the LIBOR rate of .125% on the Company’s floating rate debt would have resulted in an increase in pro forma interest expense of approximately $63,000 for the year ended December 31, 2012.

(k)

Represents interest expense and amortization of loan costs relating to the Primrose Communities financings as if the loans had been in place for the Pro Forma Period. An increase in the LIBOR rate of .125% on the Company’s floating rate debt would have resulted in an increase in pro forma interest expense of approximately $23,000 for the year ended December 31, 2012.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations (cont’d)

(l)

Represents depreciation and amortization expense computed using the straight-line method for the Capital Health Communities, Primrose II Communities and Primrose Communities over the estimated useful lives of the related assets for the Pro Forma Period as follows:

		Year ended
Capital Health Communities	Estimated Useful Life	December 31, 2012
Land	Not applicable	$ —
Land improvements	15 years	84,067
Building	39 years	1,785,051
Equipment	3 years	847,000
In-place lease	2.5 years	1,583,200

		4,299,318
Less depreciation and amortization expense recorded in historical financial statements		(1,361,725)

		$ 2,937,593

Primrose II Communities	Estimated Useful Life	Year ended December 31, 2012
Land	Not applicable	$ —
Land improvements	15 years	118,333
Building	39 years	1,692,923
Equipment	3 years	471,000
In-place lease	10 years	151,700

		2,433,956
Less depreciation and amortization expense recorded in historical financial statements		—

		$ 2,433,956

Primrose Communities	Estimated Useful Life	Year ended December 31, 2012
Land	Not applicable	$ —
Land improvements	15 years	101,693
Building	39 years	1,940,521
Equipment	3 years	311,100
In-place lease	10 years	169,030

		2,522,344
Less depreciation and amortization expense recorded in historical financial statements		(2,101,395)

		$ 420,949

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations (cont’d)

(m)

The pro forma adjustment summarized below represents the Company’s equity in earnings (loss) generated from its unconsolidated interests in CHT GCI Partners, as described above, allocated between the Company and its partners. The following estimated operating results of the properties owned by CHT GCI Partners and equity in earnings (loss) of the Company are presented as if the investments had been made on January 1, 2012. These amounts were derived from the historical operating results of CHT GCI Partners for the period presented and include the impact of the following pro forma adjustments:

-	In connection with the formation of the ventures, new management agreements were executed. Property operating expenses have been adjusted to reflect the impact of the new management agreements.

-

The formation of the ventures resulted in a new basis of accounting for the related assets. Depreciation and amortization has been adjusted to reflect the impact of this allocation on the carrying values of land, building and equipment.

-

As part of their formation transactions, the ventures entered into new financing arrangements. Interest expense and loan cost amortization has been adjusted to reflect the terms associated with the new financing arrangements.

	Year ended December 31, 2012
Revenues	$	3,417,264
Property operating expenses		(2,584,959)
Depreciation and amortization expense		(867,946)
Interest expense and loan cost amortization		(434,931)
Interest and other income		-

Net income (loss)		(470,572)

Income (loss) allocable to venture partners on a pro forma basis (1)		-

Income (loss) allocable to the Company on a pro forma basis (1)		(470,572)
Amortization of capitalized costs on a pro forma basis		(53,311)

Pro forma Adjustment	$	(523,883)

(1)

Income (loss) is allocated between the Company and its joint venture partner using the HLBV method of accounting. Under this method, the Company recognizes income or loss in each period as if the net book value of the assets in the venture were hypothetically liquidated at the end of each reporting period.

(n)

For purposes of determining the weighted historical average number of shares of common stock outstanding, stock distributions issued and paid through the date of this filing are treated as if they were issued at the beginning of the periods presented.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations (cont’d)

As a result of the Capital Health Communities, the Primrose II Communities, CHT GCI Partners and the Primrose Communities being treated in the Pro Forma Condensed Consolidated Statement of Operations as having been acquired as of January 1, 2012, the Company assumed that approximately 8,900,000 shares of common stock that were sold during 2012 were available for the purchase of the Capital Health Communities, the Primrose II Communities, CHT GCI Partners and the Primrose Communities as of January 1, 2012. Consequently, the weighted average numbers of shares outstanding for the 2012 Pro Forma Period were adjusted to reflect this amount of shares as being issued on January 1, 2012 instead of the actual dates issued, and were treated as outstanding for the full 2012 Pro Forma Period. Pro forma earnings per share were calculated based on the weighted average number of shares of common stock outstanding, as adjusted.

ADDENDUM TO

APPENDIX A

PRIOR PERFORMANCE TABLES

THE PRIOR PERFORMANCE TABLES IN THIS ADDENDUM

UPDATE AND REPLACE THE NARRATIVE, TABLES I AND II,

AND TABLE III FOR CNL GROWTH PROPERTIES, INC. AND

GLOBAL INCOME TRUST, INC. IN APPENDIX A TO THE

PROSPECTUS DATED APRIL 17, 2013.

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds, which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is CNL Growth Properties, Inc. (formerly known as Global Growth Trust, Inc.), which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets that offer the potential for capital appreciation, Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets primarily in the United States and Germany, and CNL Healthcare Properties, Inc., which was formed to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior housing and healthcare sectors with the ability to also acquire properties in the lifestyle and lodging sectors in the United States.

A summary of acquisitions by the Prior Public Programs between January 1, 2010 and December 31, 2012 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., CNL Growth Properties, Inc., Global Income Trust, Inc. and CNL Healthcare Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds (on a percentage basis)

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2012. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs whose offerings have closed in the last three years. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Past performance is not necessarily indicative of future performance.

A-1

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of the one Prior Public Program whose offering has closed in the three years ended December 31, 2012.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of six of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as three additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company’s name was changed to Trustreet Properties, Inc., and it acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Past performance is not necessarily indicative of future performance.

A-2

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2012. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

A-3

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(ON A PERCENTAGE BASIS)

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.
	(Notes 1 and 2)	(Note 5)	(Note 6)	(Note 7)
Dollar amount offered	$6,000,000,000

Dollar amount raised	$3,203,159,000

Percentage raised	100.0%

Less offering expenses:
Selling commissions and discounts	6.2
Organizational/offering expenses	1.5
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	2.6

	10.3

Reserve for operations	—

Percent available for investment	89.7%

Acquisition costs:
Cash down payment	85.7%
Acquisition fees paid to affiliates (Note 3)	3.0
Acquisition expenses	1.0

Total acquisition costs	89.7%

Percent leveraged (mortgage financing divided by total acquisition costs) (Note 4)	48.9%

Date offering began	4/16/04, 4/04/06 and 4/09/08

Length of offering (in months)	24, 24 and 36, respectively

Months to invest 90% of amount available for investment measured from date of offering	30, 27 and 51, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”

Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). The 3rd Offering closed on April 9, 2011, after raising approximately $1.2 billion. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register for sale $250 million in shares and between the second quarter of 2011 through December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 3:	Between the second quarter of 2011 through December 31, 2012, the Company paid additional acquisition fees of approximately $3.0 million to the advisor in connection with funds raised under the Form S-3.

Note 4:	Percent leveraged also includes acquisitions funded with debt.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The initial offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009 and closed April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010 and closed April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, CNL Healthcare Properties, Inc.(the “Healthcare REIT”) (formerly known as CNL Properties Trust, Inc.) registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of CNL Healthcare Properties, Inc. commenced June 27, 2011.

Past performance is not necessarily indicative of future performance.

A-4

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.

	(Note 1)	(Note 5)	(Note 6)	(Note 7)

Date offering commenced	4/16/04, 4/04/06 and 4/09/08

Dollar amount raised	$ 3,203,159,000

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	199,848,000
Acquisition fees (Notes 2 and 3)	91,001,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	84,295,000
Reimbursable offering costs	47,646,000

Total amount paid to sponsor from proceeds of offering	422,790,000

Dollar amount of cash generated from operations before deducting payments to sponsor:
2012 (Note 4)	122,238,000
2011 (Note 4)	133,529,000
2010 (Note 4)	126,828,000
2009 (Note 4)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000

Amount paid to sponsor from operations:
Asset management fees
2012	35,725,000
2011	31,802,000
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	––

Reimbursements
2012	8,002,000
2011	11,419,000
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000

Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	21,943,000
Notes	22,544,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	54,130,000

Past performance is not necessarily indicative of future performance.

A-5

FOOTNOTES:

Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st, 2nd and 3rd Offerings, which closed on March 31, 2006, April 4, 2008 and April 9, 2011, respectively. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between April 10, 2011 and December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. Acquisition fees paid on shares raised under the Form S-3 are not included in the amounts presented above. For the years ended December 31, 2012, 2011 and 2010, approximately $5.2 million, $22.0 million and $1.5 million, respectively, in additional acquisition fees were paid equal to 3.0% of the loan proceeds from permanent financing.

Note 3:	The amount shown represents acquisition fees paid to sponsor net of credit received of approximately $5.0 million as a result of redeeming shares.

Note 4:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $1.8 million, $7.2 million and $11.0 million in 2012, 2011 and 2010, respectively.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds totaling approximately $67.6 million (6.8 million shares) from the offering. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.6 million, marketing support fees incurred were approximately $2.0 million, and other offering and organizational costs incurred were approximately $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds totaling approximately $64.0 million (6.4 million shares) from the offering, including approximately $1.4 million (0.1 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.3 million, marketing support fees incurred were approximately $1.9 million, and other offering and organizational costs incurred were approximately $3.2 million. The offering closed on April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2012, the Healthcare REIT had received subscription proceeds totaling approximately $181.6 million (18.2 million shares) from the offering, including approximately $1.8 million (0.2 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $8.0 million, marketing support fees incurred were approximately $5.3 million, and other offering and organizational costs incurred were approximately $7.5 million.

Past performance is not necessarily indicative of future performance.

A-6

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL GROWTH PROPERTIES, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$—	$1,386,000
Profit on sale of properties	—	—	—
Interest and other income	—	—	1,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(1,403,000)	(1,364,000)	(2,910,000)
Depreciation and amortization	—	—	(473,000)
Interest expense and loan cost amortization	—	—	—
Income (loss) from discontinued operations	—	—	—
Plus: Net loss attributable to noncontrolling interests	—	—	12,000

Net income (loss) – GAAP basis	(1,403,000)	(1,364,000)	(1,984,000)

Taxable income (loss)
- from operations	(5,788)	(1,015,000)	(Note 2)

- from gain (loss) on sales	—	—	—

Cash used in operations (Note 3)	(836,000)	(1,267,000)	(870,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors (Note 4)
- from offering proceeds	—	—	—
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(836,000)	(1,267,000)	(870,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(13,985,000)	—
Development property costs	—	(7,430,000)	(69,768,000)
Capital expenditures	—	(5,000)	(656,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
(Increase) decrease in restricted cash	—	—	—
Subscriptions received from stockholders	12,596,000	27,662,000	27,299,000
Redemption of common stock	—	—	(105,000)
Effect of exchange rate fluctuation on cash	—	—	—
Proceeds from mortgage loans and other notes payable	—	7,179,000	37,301,000
Stock issuance costs	(1,790,000)	(4,063,000)	(4,046,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	—	—
Net borrowings (repayments) on line of credit	—	—	—
Payment of loan costs and deposits	—	(362,000)	(1,221,000)
Contributions from noncontrolling interest	—	146,000	9,333,000
Distributions to noncontrolling interest	—	—	(21,000)
Payment of lease costs	—	(12,000)	(282,000)

Cash generated (deficiency) after cash distributions and special items	9,970,000	7,863,000	(3,036,000)

Past performance is not necessarily indicative of future performance.

A-7

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 2)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(30)	(Note 4)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital	—	—	—

Total distributions on GAAP basis (Note 4)	—	—	—

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	—
- from other	—	—	—

Total distributions on cash basis (Note 4)	—	—	—

Total cash distributions as a percentage of original $1,000 investment (Note 4)	0.00%	0.00%	0.00%
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—	—
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	0%	100%	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds of $67.6 million (6.8 million shares) from the offering. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.6 million, marketing support fees incurred were $2.0 million, and other offering and organizational costs incurred were $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013. Activities through April 23, 2010, were devoted to the organization of CNL Growth Properties, Inc. as operations had not yet begun.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of CNL Growth Properties, Inc.

Note 4:	On June 24, 2010, CNL Growth Properties, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010. Effective October 1, 2012, the board of directors amended the stock distribution policy, authorizing a monthly stock distribution which will continue until terminated or amended by the board of directors. For the years ended December 31, 2012 and 2011, and the six months ended December 31, 2010, CNL Growth Properties, Inc. was obligated to distribute 472,462 shares, 223,892 shares and 33,416 shares, respectively, of the company’s common stock. There have been no cash distributions.

Past performance is not necessarily indicative of future performance.

A-8

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$2,468,000	$9,053,000
Profit on sale of properties	—	—	—
Interest and other income	—	1,000	5,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(929,000)	(4,003,000)	(7,623,000)
Depreciation and amortization	—	(1,089,000)	(4,465,000)
Interest expense and loan cost amortization	—	(995,000)	(3,430,000)
Income (loss) from discontinued operations	—	—	—
Income tax benefit (expense)	—	(17,000)	225,000

Net income (loss) – GAAP basis	(929,000)	(3,635,000)	(6,235,000)

Taxable income
- from operations	(5,136)	(612,000)	(Note 2)

- from gain (loss) on sales	—	—

Cash used in operations (Note 3)	(63,000)	(1,657,000)	(946,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	—	—	(285,000)
- from offering proceeds	(43,000)	(1,026,000)	(2,714,000)
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(106,000)	(2,683,000)	(3,945,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(54,100,000)	(39,586,000)
Capital expenditures	—	—	(14,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
Increase in restricted cash	—	(760,000)	(758,000)
Subscriptions received from stockholders	8,106,000	20,389,000	35,524,000
Redemption of common stock	—	—	(263,000)
Effect of exchange rate fluctuation on cash	—	—	19,000
Proceeds from mortgage loans and other notes payable	—	36,900,000	14,157,000
Stock issuance costs	(1,068,000)	(3,057,000)	(5,230,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	(181,000)	(714,000)
Net borrowings (repayments) on line of credit	—	2,820,000	(2,000,000)
Payment of loan costs	—	(1,032,000)	(582,000)

Cash generated (deficiency) after cash distributions and special items	6,932,000	(1,704,000)	(3,392,000)

Past performance is not necessarily indicative of future performance.

A-9

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Notes 4 and 5)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(35)	(Note 2)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 6)	15	65	65

Total distributions on GAAP basis (Notes 7 and 8)	15	65	65

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	6
- from other	15	65	59

Total distributions on cash basis (Notes 7 and 8)	15	65	65

Total cash distributions as a percentage of original $1,000 investment (Note 4)	1.53%	6.50%	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009)	15	80	145
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds of $64.0 million (6.4 million shares) from the offerings, including $1.4 million (0.1 million shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.3 million, marketing support fees incurred were $1.9 million, and other offering and organizational costs incurred were $3.2 million. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun. The offering closed on April 23, 2013.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of Global Income Trust, Inc.

Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 5:	Global Income Trust, Inc. did not have taxable earnings for the years ended December 31, 2012, 2011 and 2010.

Note 6:	Cash distributions presented above represents the amount of cash distribution in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Past performance is not necessarily indicative of future performance.

A-10

Note 7:	Tax and distribution data and total distributions on GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Note 8:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.

Past performance is not necessarily indicative of future performance.

A-11

Prospectus

CNL HEALTHCARE PROPERTIES, INC.

Maximum Offering — Up to $3,000,000,000 in Shares of Common Stock

CNL Healthcare Properties, Inc., formerly known as CNL Healthcare Trust, Inc., is a Maryland corporation sponsored by CNL Financial Group, LLC that intends to qualify as a real estate investment trust (“REIT”) in 2012 for U.S. federal income tax purposes. We own and manage a diversified portfolio of real estate that we believe will generate a current return and provide long-term value to our stockholders. In particular, we focus on acquiring properties primarily in the United States within the senior housing and healthcare sectors, including both stabilized and development properties, as well as other income-producing real estate and real estate-related securities and loans. We also may invest in mortgage, bridge or mezzanine loans or in entities that make investments in real estate. We are offering up to a maximum of $3,000,000,000 (300,000,000 in shares) of our common stock in this offering. We have initially designated 5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan, whereby the shares will be sold at up to a 5% discount to the prices for the primary offering. You must initially invest at least $5,000 unless you are investing as a tax exempt plan, in which event you must invest at least $4,000. Our board of directors has determined to extend this offering for an additional one-year period and it will terminate on or before June 27, 2014, unless extended for an additional six months by filing during the additional one-year period a registration statement for a follow-on offering of our common stock. See “Plan of Distribution” on page 187 for further details regarding the offering period.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 23. Significant risks relating to your investment in shares of our common stock include:

•      We and our advisor are recently organized and have a limited operating history. Additionally, this is a blind pool offering, and our investment policies and strategies are broad and permit us to invest in many types of real estate and to make loans and other investments. Because we have not identified all of the real estate assets we will acquire with the net proceeds of this offering, you will be unable to evaluate how the proceeds are invested and the economic merits of such investments.

•      Due to the risks involved in the ownership of real estate, there is no guarantee of any return on your investment, and you may lose your investment.

•      There is no public market for our shares and we do not expect to list our shares in the near future on an exchange. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price. There are restrictions and limitations on your ability to have all or any portion of your shares redeemed under our redemption plan. See “Summary of Redemption Plan” and “Summary of the Charter and Bylaws—Restriction of Ownership.”

•      Until we generate operating cash flow or funds from operations sufficient to make distributions to you, we may make cash distributions to you from other sources, such as from the proceeds of this offering or from borrowings, which will reduce cash available for investment in properties and other real estate-related assets. We have not established any limits on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

•      The interest of later investors in our common stock will be diluted as a result of our stock distribution policy.

•      We rely on our advisor and its affiliates to select properties and other investments and to conduct our operations. We are obligated to pay substantial fees to our advisor based upon agreements that have not been negotiated at arm’s length, and we may pay fees based upon factors other than the quality of services provided to us. These fees could influence our advisor’s advice to us and its judgment in performing services for us and our subsidiaries.

•      Certain officers and directors of our advisor also serve as our officers and directors and as officers and directors of competing programs, resulting in conflicts of interest. Those persons could take actions more favorable to other entities than to us.

•      We have incurred debt, which could hinder our ability to pay distributions to you or could decrease the value of your investment in the event that income from or generated by, or the value of, the property collateralizing the debt declines.

•      If we do not qualify or remain qualified as a REIT, we will be subject to taxation on our income at regular corporate rates.

	Price to Public(1)	Commissions(2)	Net Proceeds to us (Before Expenses) (1)
Per Share	$10.00	$1.00	$9.00
Total Offering Minimum	$2,000,000.00	$200,000.00	$1,800,000.00
Total Offering Maximum	$3,000,000,000.00	$300,000,000.00	$2,700,000,000.00

(1)	Assumes all shares are sold at the maximum offering price and no shares are sold at a discount pursuant to our distribution reinvestment plan or as otherwise provided in this prospectus.
(2)	Includes up to 7% of selling commissions and 3% of marketing support fees, neither of which will be paid for shares issued pursuant to our distribution reinvestment plan.

Neither the U.S. Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

The managing dealer of this offering, CNL Securities Corp., an affiliate of our sponsor, CNL Financial Group, LLC, will use only its best efforts to sell our shares and has no firm commitment or obligation to purchase any of our shares.

Capitalized terms used but not immediately defined herein have the meanings given to them in the “Definitions” section of this prospectus.

The date of this prospectus is April 17, 2013.

SUITABILITY STANDARDS

We have established financial suitability standards for initial stockholders in this offering. These suitability standards require that a purchaser of shares have either:

—	a net worth of at least $250,000; or

—	a gross annual income of at least $70,000 and a net worth of at least $70,000.

In determining your net worth, do not include the value of your home, home furnishings or personal automobiles.

Our suitability standards also require that you:

—	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

—	are able to bear the economic risk of the investment based on your overall financial situation; and

—	have an apparent understanding of:

¡	the fundamental risks of your investment;

¡	the risk that you may lose your entire investment;

¡	the lack of liquidity of your shares;

¡	the restrictions on transferability of your shares;

¡	the background and qualifications of our advisor; and

¡	the tax consequences of your investment.

Our sponsor, CNL Financial Group, LLC, and each person selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. In the case of sales to fiduciary accounts, these minimum standards shall be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

Certain states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors residing in these states only if those investors represent that they meet the additional suitability standards set forth below. In each case, these additional suitability standards exclude from the calculation of net worth the value of an investor’s home, home furnishings and personal automobiles.

—

Alabama and North Dakota — In addition to meeting the applicable suitability standards set forth above, Alabama and North Dakota residents may not invest more than 10% of their net worth, exclusive of their home, home furnishings and automobile, in this offering and in other similar real estate programs sponsored by CNL Financial Group, LLC.

—

California — An investment in our securities is limited to California investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $75,000; or (ii) a net worth of $250,000, exclusive of his or her home, home furnishings and automobile. In addition, a California resident may not invest more than 10% of his or her net worth in this offering.

i

—

Iowa — An investment in our securities is limited to Iowa investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $70,000; or (ii) a net worth of $350,000, exclusive of his or her home, home furnishings and automobile. In addition, an Iowa resident may not invest more than 10% of his or her net worth, exclusive of his or her home, home furnishings and automobile, in this offering and in other real estate programs sponsored by CNL Financial Group, LLC.

—

Kentucky, Massachusetts, Michigan, Missouri, Oregon, Pennsylvania and Tennessee — In addition to meeting the applicable suitability standards set forth above, an investment in our securities may not exceed 10% of an investor’s liquid net worth, which may be defined as the remaining balance of cash and other Assets easily converted to cash after subtracting the investor’s total liabilities from total Assets.

—

Nebraska — An investment in our securities is limited to Nebraska investors who have: (i) a net worth of not less than $100,000 and an annual income of not less than $70,000; or (ii) a net worth of not less than $350,000. In addition, a Nebraska resident may not invest more than 10% of his or her net worth in this offering.

—

Ohio — In addition to meeting the applicable suitability standards set forth above, an Ohio resident’s investment in our securities and in any securities publicly offered in the United States by CNL Financial Group, LLC or its affiliates may not exceed 10% of the investor’s liquid net worth, which may be defined as the remaining balance of cash and other Assets easily converted to cash after subtracting the investor’s total liabilities from total Assets.

In addition to the suitability standards established above, the following states have established recommendations for investors residing in those states. Shares will be sold to investors in these states only if those investors acknowledge the recommendations set forth below.

—

Kansas, Maine and Massachusetts — The offices of the Kansas Securities Commissioner, the Maine Office of Securities, and the Massachusetts Securities Division recommend that an investor’s aggregate investment in our securities and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Since the minimum offering is less than $285 million, investors residing in Pennsylvania are cautioned to carefully evaluate the program’s ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions.

Before authorizing an investment in shares, fiduciaries of Plans (as defined below in the “Plan of Distribution” section) should consider, among other matters: (i) fiduciary standards imposed by the Employee Retirement Income Security Act of 1974, as amended or “ERISA” and governing state or other law, if applicable; (ii) whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state or other law, if applicable, taking into account any applicable Plan’s investment policy and the composition of the Plan’s portfolio, and the limitations on the marketability of shares; (iii) whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments; (iv) rules relating to the periodic valuation of Plan assets and the delegation of control over responsibility for “plan assets” under ERISA or governing state or other law, if applicable; (v) whether the investment will generate unrelated business taxable income to the Plan (see “Treatment of Tax-Exempt Stockholders”) and (vi) prohibitions under ERISA, the Internal Revenue Code of 1986 as amended or the “Code” and/or governing state or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Code or “parties in interest” under ERISA or governing state or other law, if applicable. See “Plan of Distribution — Certain Benefit Plan Considerations.”

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may subscribe for shares of our common stock as follows:

—	Review this entire prospectus and any appendices and supplements accompanying this prospectus.

—	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement is included in this prospectus as Appendix B.

—	Deliver your check for the full purchase price of the shares of our common stock being subscribed for, along with a completed, executed subscription agreement to your participating broker-dealer.

—	Make your check payable to “CNL Healthcare Properties, Inc.” See “Plan of Distribution — Subscription Procedures.”

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he or she meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription, in whole or in part. An approved trustee must process and forward to us subscriptions made through individual retirement accounts, or “IRAs,” Keogh plans, 401(k) plans and other tax-deferred plans. See “Suitability Standards” and “Plan of Distribution — Subscription Procedures” for additional details on how you can purchase our shares of common stock.

Prior Performance Tables	Appendix A
Form of Subscription Agreement	Appendix B
Form of Distribution Reinvestment Plan	Appendix C
Form of Redemption Plan	Appendix D

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources or based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable, we have not independently verified any of the data from third-party sources. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been independently verified.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. This section does not contain all of the information that is important to your decision whether to invest in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements.

Our Business

CNL Healthcare Properties, Inc., or the “Company,” is a Maryland corporation incorporated on June 8, 2010 that intends to qualify as a real estate investment trust (“REIT”) in 2012 for U.S. federal income tax purposes. CNL Healthcare Properties, Inc. was formerly known as CNL Healthcare Trust, Inc., but changed its name effective as of December 26, 2012.

CNL Healthcare Properties, Inc. is sponsored by CNL Financial Group, LLC, referred to herein as the “sponsor.” We own and manage a portfolio of real estate that we believe will generate a current return and provide long-term value to our stockholders. In particular, we focus on acquiring properties primarily in the United States within the senior housing and healthcare sectors, including both stabilized and development properties, as well as other types of income-producing real estate and real estate-related securities and loans. Asset classes we may acquire within the senior housing sector include active adult communities (age-restricted or age-targeted housing), independent and assisted living facilities, continuing care retirement communities, memory care facilities and skilled nursing. Asset classes we may acquire within the healthcare sector include medical office buildings, physicians’ offices, specialty medical and diagnostic service providers, specialty hospitals, walk-in clinics, outpatient surgery centers, hospitals and inpatient rehabilitative facilities, long term acute care hospitals, pharmaceutical and medical supply manufacturing facilities, laboratories and research facilities and medical marts.

We generally lease our senior housing properties to our wholly owned taxable REIT subsidiaries (each a “TRS” and collectively “TRSs”) with management performed by independent third-party managers or will lease them to third-party tenants under triple net leases. We generally enter into long-term, triple net leases with third-party tenants or operators of our healthcare properties and certain of our senior housing properties. Further, we may invest in real estate-related securities, including securities issued by other real estate companies, and commercial mortgage-backed securities. We also may invest in and originate mortgage, bridge and mezzanine loans or in entities that make investments similar to the foregoing.

Our office is located at 450 South Orange Avenue, Orlando, Florida 32801. Our telephone number is (407) 650-1000.

Recent Developments

Reduction in Size of Board

In March 2013, the Company’s board of directors approved a reduction of the number of directors that shall constitute the whole board of directors from six (6) to five (5) members effective June 27, 2013, the date of our annual stockholders meeting (the “2013 Annual Meeting of Stockholders”). Dr. Bruce Douglas, an independent director, elected not to stand for re-election at the 2013 Annual Meeting of Stockholders. See “Management — Composition of the Board of Directors” for further information.

Windsor Manor II Communities Acquisition

On April 1, 2013, we, through subsidiaries of our joint venture with HRGreen, Inc. (“Green”), of which we own a 75% interest and Green owns the remaining 25% (the “Windsor Manor Joint Venture”), acquired two senior housing properties located in Iowa from Green and collectively valued at approximately $9.1 million (the “Windsor Manor II Communities”). The Windsor Manor II Communities feature 82 living units comprised of 62 assisted living units and 20 memory care units. See “Business — Properties — Windsor Manor II Communities” and “Business — Borrowings — Windsor Manor II Communities” for further information.

Windsor Manor II Communities Loan

In connection with the acquisition of the Windsor Manor II Communities, on April 1, 2013, we, through subsidiaries of the Windsor Manor Joint Venture, assumed loans encumbering the Windsor Manor II Communities with a current outstanding principal balance of approximately $6.0 million from Wells Fargo Bank and insured by the U.S. Department of Housing and Urban Development. See “Business — Borrowings — Windsor Manor II Communities” for more information.

Primrose II Communities Loan

In connection with the financing of our acquisition of the Primrose II Communities, we entered into a one-year term loan in the aggregate principal amount of approximately $49.7 million with KeyBank National Association (the “Primrose II Senior Loan”). Since closing the Primrose II Senior Loan, we paid down the principal balance by $45.0 million, resulting in a new principal balance of $4.7 million, and subsequently through a loan modification entered into on March 27, 2013, re-borrowed $25.3 million leaving an outstanding principal balance of $30.0 million under the loan. In addition to the re-advance of proceeds, the modified Primrose II Senior Loan includes a change in the loan maturity date from December 18, 2013 to June 30, 2013. There were no changes to the fees or economic terms of the modified Primrose II Loan. See “Business — Borrowings — Primrose II Communities” for further information.

Entry into Purchase Agreement for Tennessee Medical Office Properties

On April 3, 2013, we, through our operating partnership, entered into a purchase agreement (the “Tennessee Medical Office Purchase Agreement”) to acquire four medical professional office properties located in Tennessee (collectively, the “Tennessee Medical Office Properties”) from Equity Partners, LLC (“JEP”), Oak Hill Partners, LLC (“OHP”), Knoxville Equity Partners, LLC (“KEP”) and Emory Development Partners, LLC (“EDP”). The Tennessee Medical Office Properties consist of the following property interests: JEP’s interest in 11 of 15 of the condominium units in the Jefferson Medical Commons building located in Jefferson City, Tennessee;OHP’s interest in the building and leasehold interest in an air rights lease in the air parcel in which the building is located known as the Physicians Regional Medical Center Central Wing Annex, located in Knoxville, Tennessee; and KEP’s and EDP’s respective interests in the buildings and their respective leasehold interests in the related ground leases for the two properties known as North Knoxville Medical Commons Plaza A and North Knoxville Medical Commons Plaza B, both located in Powell, Tennessee.

The aggregate purchase price for the Tennessee Medical Office Properties is approximately $54.5 million. In connection with the proposed purchase, our operating partnership has paid a $2 million earnest money deposit, which will be held in escrow and applied to the purchase price at closing, or refunded to us if we terminate the agreement before the end of the specified due diligence period. If we do not terminate the Tennessee Medical Office Purchase Agreement before the end of the specified due diligence period, the earnest money deposit will be non-refundable.

We currently are conducting our due diligence investigation of the Tennessee Medical Office Properties. The closing is subject to certain contingencies, including satisfactory results from our due diligence investigation and a condition, that requires that we close on all or none of the Tennessee Medical Office Properties. There can be no assurance that any or all of these conditions will be satisfied or that such and that we will close on the purchase of the Tennessee Medical Office Properties on the terms set forth above or otherwise. Assuming that outstanding contingencies are satisfied, we anticipate that the closing of the Tennessee Medical Office Properties will take place in the second quarter of 2013.

Our Initial Capitalization

Our advisor acquired 22,222 shares of our common stock in consideration of a cash payment of $200,000 in June 2010, and as of April 1, 2013 owns 23,183 shares of our common stock as a result of distributions. The price per share paid by our advisor was lower than the price you will pay, but is approximately the same as the net proceeds we receive from the sale of a share under this offering at $10.00, to which certain commissions and fees would otherwise apply. Except for sales to its affiliates, our advisor may not sell its initial investment in us for so long as it serves as our advisor.

Our Sponsor, Our Advisor and Our Property Manager

CNL Financial Group, LLC is our sponsor and promoter and an affiliate of CNL Financial Group, Inc. (“CNL”), one of the nation’s largest, privately held real estate investment and development companies. CNL is controlled by James M. Seneff, Jr., the chairman of our board of directors. Headquartered in Orlando, Florida, CNL has sponsored a wide array of investment programs including REITs, real estate limited liability companies and one real estate mutual fund. Since inception, CNL or its affiliates have formed or acquired companies with more than $26 billion in assets located in the United States and Canada that include hotel, retail, restaurant, lifestyle and senior-housing properties. Services provided by CNL and its affiliates include advisory, acquisition, development, lease and loan servicing, asset and portfolio management, disposition, client services, capital raising, finance and administrative services.

We are externally advised by our advisor, CNL Healthcare Corp., a Florida corporation formed in June 2010, formerly known as CNL Properties Corp., which is an affiliate of our sponsor. All of our executive officers are also executive officers of our advisor. Our advisor is responsible for managing our affairs on a day-to-day basis, identifying and analyzing potential investment opportunities, presenting and making recommendations to our board of directors regarding such opportunities and making acquisitions and investments on our behalf. Our advisor may not complete an acquisition or disposition of real estate assets or financing of such acquisition on our behalf without the approval of our board of directors, except for partial conveyances of real estate associated with any of the Company’s real property to third parties for a purchase price equal to or less than $1 million.

Our advisor’s management team has experience investing in, acquiring, developing and managing various types of real estate and real-estate related assets and, we expect to benefit from this investment expertise and experience. Our advisor will provide advisory services relating to substantially all aspects of our investments and operations, including real estate acquisitions, asset management and other operational matters. We will pay our advisor certain fees for these services and will reimburse our advisor for expenses incurred on our behalf, subject to certain limitations.

Our advisor performs its duties and responsibilities to us under an advisory agreement and owes fiduciary duties to us and our stockholders. The term of the advisory agreement is for one year after the date of execution, subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. Our advisor has minimal assets with which to remedy any liabilities that may result under the advisory agreement. Our Independent Directors are required to review and approve the terms of our advisory agreement at least annually.

Our advisor may subcontract with affiliated or unaffiliated service providers for the performance of substantially all or a portion of its advisory services. In the event the advisor elects to subcontract with any service provider, our advisor will ultimately remain responsible for the completion and performance of all services and duties to be performed under our advisory agreement. The service providers our advisor may subcontract with may be insulated from liabilities to us for the services they perform, but they may have certain liabilities to our advisor.

Our properties are managed under an amended and restated property management and leasing agreement dated June 28, 2012 between us and CNL Healthcare Manager Corp., a Florida corporation formed in July 2010 which is an affiliate of CNL and our advisor. Our property manager is responsible for managing and leasing our commercial real estate investments. The term of the property management agreement is for six years from June 8, 2011, the date of our original property management agreement, and may be renewed for six successive one-year terms.

Various affiliates of our sponsor, advisor and property manager will provide services to us as described in “The Advisor and the Advisory Agreement,” “Conflicts of Interest” and “Certain Relationships and Related Transactions” sections of this prospectus.

Our Investment Objectives

Our primary investment objectives are to invest in a diversified portfolio of assets that will allow us to:

—	pay attractive and steady cash distributions;

—	preserve, protect and grow your invested capital; and

—	explore liquidity opportunities in the future, such as the sale of either the company or our assets, potential mergers, or the Listing of our common stock on a national exchange.

There is no assurance that we will be able to achieve our investment objectives. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by the performance of our properties.

Investment Strategy

We focus our investment activities on the acquisition, development and financing of properties primarily within the United States that we believe have the potential for long-term growth and income generation based upon the demographic and market trends and other underwriting criteria and models that we have developed. We focus on the acquisition of properties within the senior housing and healthcare sectors, including stabilized and development properties. We invest in carefully selected and well-located real estate that will provide an income stream generally through the receipt of rental income from long-term, triple-net leases to third-party tenants. When advantageous to our structure and applicable tax rules allow, we lease properties to our TRSs, and engage independent third-party managers to operate them. These investment structures require us to pay all operating expenses and may result in greater variability in operating results, but allow us the opportunity to capture greater returns during periods of market recovery, inflation or strong performance.

Our advisor will consider relevant real property and financial factors in selecting a property, including its condition and location, income-producing capacity and prospects for appreciation. Although we do not intend to focus on any particular location, we anticipate that we will select properties that are located near or around areas with stable demand generators.

We may also invest in and originate mortgage, bridge and mezzanine loans, a portion of which may lead to an opportunity to purchase a real estate interest in the underlying property. In addition, we also may invest in other income-oriented real estate assets, securities and investment opportunities that are otherwise consistent with our investment objectives and policies. Our advisor will evaluate originations of loans for the quality of income, the quality of the borrower and the security for the loan or the nature and possibility of the acquisition of the underlying real estate asset. Investments in other real estate-related securities will adhere to similar principles. In addition, our advisor will consider the impact of each investment as it relates to our portfolio as a whole.

Although there is no limit to the number of properties a particular tenant, operator or manager may operate, our board of directors, including a majority of our independent directors, will review our properties and potential investments in terms of geographic, property sector and operator diversification. In addition, we may offer loans and other financing opportunities to tenants, operators and others which we believe will be beneficial to our portfolio or will provide us with a new relationship. Potential borrowers will similarly be selected or approved by us, following our advisor’s recommendations. We invest in different asset classes within our focused sectors, in differing geographic locations and with different operators and tenants in an attempt to achieve diversification, thereby minimizing the effect of changes in local economic conditions and certain other risks. The extent of such diversification, however, depends in part upon the amount raised in this offering and the purchase price of each property.

We will supplement this prospectus to provide descriptions of additional material properties and other material real estate-related investments that we acquire or propose to acquire during the course of this offering.

Properties Summary

Primrose Communities

On February 16, 2012, we acquired from affiliates of Primrose Retirement Communities, LLC, a senior housing developer and operator headquartered in Aberdeen, South Dakota (“Primrose”), for an aggregate purchase price of $84.1 million exclusive of closing costs five senior housing facilities with a combined total of 394 units comprised of 180 independent living units, 160 assisted living units and 54 villas (the “Primrose Communities”). See “Business — Properties — Primrose Communities” for further information.

Sunrise Communities

On June 29, 2012, we acquired a 55% ownership interest in a joint venture with Sunrise Senior Living, Inc. (“Sunrise”) for a contribution of approximately $56.7 million (the “Sunrise Joint Venture”). The Sunrise Joint Venture owns seven senior housing communities located in five states and the District of Columbia, collectively valued at $226.1 million (the “Sunrise Communities”). These Sunrise Communities feature 687 residential units comprised of 129 independent living units, 374 assisted living units and 184 memory care units. See “Business — Properties — Sunrise Communities,” and “Business — Borrowings — Sunrise Communities” for further information.

On December 18, 2012, we entered into an agreement with Health Care REIT, Inc. (“HCN”) to sell our interests in the Sunrise Joint Venture for an aggregate sale price of $65.4 million subject to adjustment based on the closing date and actual cash flow distributions. We anticipate that we will close the sale of our interests in the Sunrise Joint Venture to HCN in mid-2013. See “Business — Properties — Sunrise Communities” and “Business —Dispositions — Sunrise Joint Venture” for further information.

Windsor Manor Communities

On August 31, 2012, we acquired a 75% interest in the Windsor Manor Joint Venture for a contribution of approximately $4.8 million plus our pro rata share of certain expenses. The Windsor Manor Joint Venture owns three senior housing communities located in Iowa collectively valued at $18.8 million (the “Windsor Manor Communities”). The Windsor Manor Communities feature 122 residential units comprised of 94 assisted living units and 28 memory care units. See “Business — Properties — Windsor Manor Communities,” “Business — Borrowings — Windsor Manor Communities,” “Business — Properties — Windsor Manor II Communities” and “Business — Borrowings — Windsor Manor II Communities” for further information.

HarborChase Development Project

On August 29, 2012, we closed on the acquisition of a 5.03-acre tract of land located in Florida on which a senior housing community will be constructed and developed, and entered into agreements with Harbor Retirement Associates, LLC and its affiliates to develop and manage the community (the “HarborChase Community”). The HarborChase Community’s maximum development budget of approximately $21.7 million includes the purchase price of the land, financing costs, start-up and initial operating deficits. The HarborChase Community will feature 96 residential units comprised of 66 assisted living units and 30 memory care units. See “Business — Properties — The HarborChase Development Project,” and “Business — Borrowings — Development of The HarborChase Community” for further information.

Dogwood Forest of Acworth Development Project

On December 18, 2012, we acquired from Needle Development, Inc. a 2.8-acre tract of land located in Acworth, Georgia, a suburb of Atlanta, on which a senior housing community will be constructed and developed, and entered into agreements with Solomon Senior Living, Inc. and its affiliates (“Solomon”) to develop and manage the community (the “Dogwood Forest of Acworth Community”). The Dogwood Forest of Acworth Community’s maximum development budget of approximately $21.8 million includes the purchase price of the land, financing costs, start-up and initial operating deficits. The Dogwood Forest of Acworth Community will feature 92 residential units comprised of 46 assisted living units and 46 memory care units. See “Business — Properties — Dogwood Forest of Acworth Development Project” and “Business — Borrowings — Development of Dogwood Forest of Acworth Community” for further information.

Primrose II Communities

On December 19, 2012, we acquired from affiliates of Primrose five senior housing properties located in Illinois, Iowa, Ohio, and South Dakota for a purchase price of approximately $73.1 million (the “Primrose II Communities”). The Primrose II Communities feature 323 residential units comprised of 174 independent living units, 128 assisted living units and 21 memory care units. See “Business — Properties — Primrose II Communities” and “Business — Borrowings — Primrose II Communities” for further information.

Capital Health Communities

On December 21, 2012, we acquired from Capital Health Group, LLC five senior housing communities located in Michigan and Maryland for a purchase price of approximately $85.1 million (the “Capital Health Communities”). The Capital Health Communities feature 348 residential units comprised of 225 assisted living units and 123 memory care units. See “Business — Properties — Capital Health Communities” and “Business — Borrowings — Capital Health Communities” for further information.

Claremont Medical Office

On January 14, 2013, we entered into an agreement with an affiliate of Montecito Medical Investment Company, MMAC Berkshire L.L.C., to form a joint venture (the “Montecito Joint Venture”) to purchase a medical office building in California (the “Claremont Medical Office”). On January 16, 2013, the Montecito Joint Venture, of which we own 90% in exchange for a contribution of approximately $7.0 million, completed the acquisition the “Claremont Medical Office valued at approximately $19.8 million. The Claremont Medical Office has 49,984 feet of rentable space which is currently 95.9% leased; 77% of which is leased to Pomona Valley Hospital Medical Center. See “Business — Properties — Claremont Medical Office” and “Business — Borrowings — Claremont Medical Office” for more information.

Borrowing Policies

We borrow money to acquire real estate assets either at closing or sometime thereafter. These borrowings take the form of interim or long-term financing primarily from banks or other lenders, and generally will be collateralized by a mortgage on one or more of our properties but also may require us to be directly or indirectly (through a guarantee) liable for the borrowings. We borrow at either fixed or variable, interest rates and on terms that require us to repay the principal on a typical, level schedule or at one time in a “balloon” payment. There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. Our charter limits the amount we may borrow, in the aggregate, to 300% of our net assets. Any borrowings over this limit must be approved by a majority of our independent directors and disclosed to our stockholders along with justification for exceeding this limit. In addition to this limitation, our board of directors has adopted a policy to limit our aggregate borrowings to approximately 40% to 60% of the aggregate value of our assets, once we own a seasoned and stable asset portfolio.

Borrowings Summary

Primrose Communities

On February 16, 2012, we, through our operating partnership and certain subsidiaries, entered into a one-year senior secured facility in the original aggregate principal amount of $71.4 million in connection with the acquisition of the Primrose Communities, which has subsequently been refinanced (the “Primrose Bridge Loan”). See “Business — Borrowings — Primrose Communities” for further information.

On August 31, 2012, we entered into loans in the aggregate principal amount of approximately $55.2 million with KeyCorp Real Estate Capital Markets, Inc. The proceeds of the loans were used to repay approximately $49.9 million remaining on the Primrose Bridge Loan obtained in February 2012 in connection with the acquisition of the Primrose Communities. See “Business — Borrowings — Primrose Communities” for further information on this loan. See “— Recent Developments” for further information.

Sunrise Communities

On June 29, 2012, in connection with the financing of our acquisition of the Sunrise Communities, we through a subsidiary of our operating partnership entered into an agreement providing for a mezzanine loan in the aggregate principal amount of $40.0 million (the “Sunrise Mezzanine Loan”). Also on June 29, 2012, the Sunrise Joint Venture obtained approximately $125 million in debt financing from The Prudential Insurance Company of America (“Prudential”), which was used in part to satisfy indebtedness on some of the facilities from lenders other than Prudential. On June 29, 2012, we entered into a separate agreement with Prudential where as a condition precedent to Prudential consenting to the Sunrise Mezzanine Loan, we agreed to repay it within 12 months to the extent certain conditions were met. The Sunrise Mezzanine Loan was repaid on March 27, 2013. See “Business — Borrowings — Sunrise Communities” for further information on these loans.

Development of HarborChase Communities

On August 29, 2012, we entered into a loan agreement in an aggregate principal amount of approximately $17.3 million with Synovus Bank to finance the acquisition of the land and the construction and development of the HarborChase Community. See “Business — Borrowings — Development of HarborChase Community” for further information on this loan.

Windsor Manor Communities

On August 31, 2012, to assist in financing the acquisition of the Windsor Manor Communities, subsidiaries of the Windsor Manor Joint Venture entered into a bridge loan facility of approximately $12.4 million from KeyBank National Association, with long-term agency debt anticipated to follow in mid-2013. See “Business — Borrowings — Windsor Manor Communities” for further information on this loan.

Development of Dogwood Forest of Acworth Community

On December 18, 2012, we entered into a loan agreement in an aggregate principal amount of approximately $15.1 million with Synovus Bank to finance the acquisition of the Acworth property and the construction and development of Dogwood Forest of Acworth Community. See “Business — Borrowings — Development of Dogwood Forest at Acworth Community” for further information on this loan.

Primrose II Communities

On December 19, 2012, in connection with the financing of our acquisition of the Primrose II Communities, we, through our operating partnership and its subsidiaries, entered into a one-year term loan in the aggregate principal amount of approximately $49.7 million with KeyBank National Association. See “Business — Borrowings — Primrose II Communities” for further information on this loan.

Capital Health Communities

On December 21, 2012, in connection with the financing of our acquisition of the Capital Health Communities, we, through our subsidiaries, entered into a term loan in the aggregate principal amount of approximately $48.5 million with Prudential. See “Business — Borrowings — Capital Health Communities” for further information on this loan.

Claremont Medical Office

On January 16, 2013, in connection with the financing of the acquisition of the Claremont Medical Office, we, through our subsidiary, entered into a credit agreement with Regions Bank with a maximum aggregate principal amount of approximately $35 million, of which approximately $12.5 million was funded on the same date in connection with the acquisition of the Claremont Medical Office and in addition approximately $0.45 million is to be funded upon completion of certain tenant improvements. See “Business — Borrowings — Claremont Medical Office” for further information on this loan.

Risk Factors

An investment in our common stock is subject to significant risks that are described in more detail in the “Risk Factors” and “Conflicts of Interest” sections of this prospectus. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment. We believe the following risks are most relevant to an investment in shares of our common stock:

—

We and our advisor have limited operating histories and no established financing commitments for undesignated asset acquisitions or working capital. Additionally, the prior performance of real estate investment programs sponsored by our sponsor or affiliates of our sponsor may not be an indication of our future results. There is no assurance that we will be able to successfully achieve our investment objectives.

—

We believe that the risks associated with our business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in real estate. The current state of the economy and the implications of future potential weakening may negatively impact commercial real estate fundamentals, resulting in lower revenues and values for commercial properties that could decrease below the values paid for such properties.

—	The offering price of our shares was determined arbitrarily and may not be indicative of the price at which the shares would trade if they were listed or were actively traded by brokers.

—

There is no current public trading market for our shares, and we cannot assure you that one will ever develop. We have no obligation to list our shares on any public securities market. Even if you are able to sell your shares, the price received for any shares could be less than what you paid for them or less than your proportionate value of the assets we own.

—

Although we have a share redemption plan, redemptions will be limited and our board of directors may reject any request for redemption of shares or amend, suspend or terminate the plan at any time. Therefore, it may be difficult for you to sell your shares promptly or at all, including in the event of an emergency and, if you are able to sell your shares, you may have to sell them at a substantial discount from the public offering price.

—

This is a blind pool offering, which means we have not identified all of the assets to be acquired with the proceeds from this offering. Although we will supplement this prospectus as we make material acquisitions or commit to material acquisitions of properties or other investments, to the extent we have not yet acquired or identified Assets for acquisition at the time you make your investment decision, you will not have the opportunity to evaluate our investments prior to our making them. You must rely upon our advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments.

—

This is a “best efforts” offering, which means the managing dealer and the participating brokers selling the shares of our offering are only required to use their best efforts to sell our shares and are not required to sell any specific number of shares. If we raise substantially less than the maximum offering amount, we may not be able to invest in as diverse or extensive a portfolio of properties as we otherwise would. Your investment in our shares will be subject to greater risk to the extent that we have limited assets and limited diversification in our portfolio of investments.

—

We rely on our advisor, CNL Healthcare Corp., to make our investment decisions subject to approval by our board of directors. Our ability to achieve our investment objectives and to make distributions will depend on the performance of our advisor for the day-to-day management of our business and the selection of our real properties, loans and other investments for recommendation to our board of directors and for the management of our Assets and on the performance of our property manager for management of our properties.

—

We do not own our advisor or our property manager. The agreements with our advisor and property manager were not negotiated at arm’s length. We will pay substantial fees to our advisor, the managing dealer, our property manager and their respective affiliates, some of which are payable based upon factors other than the quality of services provided to us. These fees could influence their advice to us as well as their judgment in performing services for us.

—

Our board of directors determines our investment policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. To the extent consistent with our investment objectives and limitations, a majority of our directors, including a majority of our Independent Directors, may amend or revise these and other policies without stockholder consent.

—

Until the proceeds from this offering are invested and generating operating cash flow or funds from operations sufficient to make distributions to our stockholders, we have determined to pay some or all of our cash distributions from other sources, such as from the proceeds of this offering, cash advances to us by our advisor, cash resulting from a deferral of asset management fees, and borrowings (including borrowings collateralized by our assets) in anticipation of future operating cash flow, which may reduce the amount of capital we ultimately invest in assets. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level. We have made, and we may continue to make, distributions in the form of shares of our common stock, which will cause the interest of later investors in our stock to be diluted as a result of stock that has been distributed to earlier investors. We have not established any limits on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

—

Our stockholders have no preemptive rights. If we commence a subsequent public offering of shares or securities convertible into shares, or otherwise issue additional shares, then investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment. Stockholders will not be entitled to vote on whether or not we engage in additional offerings. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares. Our board of directors has not yet determined whether it will engage in future offerings or other issuances of shares; however, it may do so if our board of directors determines that it is in our best interests. Other public REITs sponsored by CNL have engaged in multiple offerings.

—

Our directors are directors of other affiliated entities and our directors, other than our independent directors, are also directors of our advisor. Our officers also serve as officers of our advisor and some of our officers also serve as officers in affiliated programs. These directors and officers share their management time and services with us and the affiliated program, which invests and may invest in the same types of assets in which we may invest, and could take actions that are more favorable to the affiliated program than to us.

—

We have generated little, if any, cash flow from operations or funds from operations available for distribution and will not do so until we have made substantial investments. Our operating cash flow will be negatively impacted to the extent we invest in properties requiring significant capital, and our ability to make distributions may be negatively impacted, especially during our early periods of operation.

—

We have incurred substantial debt. Loans we obtain are collateralized by some or all of our properties or other assets, which puts those properties or other assets at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

—

To satisfy one of the requirements for qualification as a REIT, our charter contains certain protective provisions, including a provision that prohibits any stockholder from owning more than 9.8%, by number or value, of any class or series of our outstanding capital stock during any time that we are qualified as a REIT. However, our charter also allows our board of directors to waive compliance with certain of these protective provisions, which may have the effect of jeopardizing our REIT status.

—

Real estate investments are subject to general downturns in the economy as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be at a particular property or that any tenant or borrower will remain solvent. We also cannot predict the future value of our acquired properties or other assets.

—

We are subject to risks as a result of the recent economic conditions in both the United States and global credit markets. Volatility in the debt markets could affect our ability to obtain financing for acquisitions or other activities related to real estate assets and the number, diversification or value of our real estate assets.

—	We may not qualify, or once we qualify, remain qualified, as a REIT for federal income tax purposes, which would subject us to the payment of tax on our taxable income at corporate rates.

—

Pursuant to Financial Industry Regulatory Authority (“FINRA”) Rule 2310, no later than 18 months after the last sale in our offering of common stock (including any follow-on offering), we will be required to disclose an estimated per share value that is not based solely on the offering price of our shares. There is no guarantee that such valuation will equal or exceed, or not be substantially less than, the offering price.

—

FINRA’s proposed amendment to Rule 2340 would require, among other things, that per share estimated values of non-traded REITs be reported on customer account statements. Any significant changes to Rule 2340 could have a material impact on the timing of when we initially publish our per share value, which could impact the price at which our shares are offered and our ability to raise capital.

Our REIT Status

We plan to make an election to be treated as a REIT under the Code beginning with our taxable year ending December 31, 2012. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute generally at least 90% of their taxable REIT income. If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four years following the year of our failure to qualify as a REIT. It is possible to discover that we failed to qualify as a REIT months or even years after the REIT earnings have been distributed. Even if we qualify as a REIT for federal income tax purposes, we will be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Our Operating Partnership

We may acquire properties through CHP Partners, LP, our operating partnership formerly known as CNL Properties Trust, LP, of which we own all of the limited partnership interests. We own a 1% general partnership interest through CHP GP, LLC, a wholly owned subsidiary formerly known as CNL Properties Trust GP, LLC. We believe that using an operating partnership structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of potentially unfavorable tax results.

Our Management

We operate under the direction of our board of directors, the members of which owe us fiduciary duties and are accountable to us and our stockholders in accordance with the Maryland General Corporation Law. Our board of directors is responsible for the management and control of our business and affairs and has responsibility for reviewing our advisor’s performance at least annually. We currently have six members on our board of directors, but as of the June 2013 annual shareholder meeting at which one Independent Director will not stand for reelection, we will have five members on our board of directors, three of whom are independent of our management, our advisor and our respective affiliates. Our directors are elected annually by our stockholders. Our board of directors has established an audit committee comprised of the independent directors.

All of our executive officers are also executive officers of our advisor and/or its affiliates. Our executive officers have extensive experience investing in real estate. Our chairman of the board of directors has over 35 years of experience investing in real estate with CNL and its affiliates, and our president and chief executive officer has over 20 years of experience in the real estate and banking industries.

Our Conflicts of Interest

Substantial conflicts of interest exist between us and some of our affiliates. Our advisor and its executive officers will experience conflicts of interest in connection with the management of our business affairs. These conflicts arise principally from their involvement in other activities that may conflict with our business and interests. Conflicts of interest that exist between us and some of our affiliates include the following:

—

Members of our board of directors, our executive officers, and the executive officers of our advisor allocate their time between us and the other programs sponsored by CNL and our sponsor, CNL Financial Group, LLC, and other activities in which they are involved, which will limit the amount of time they spend on our business matters. In addition, CNL has one other public, non-traded, real estate investment programs which has investment objectives similar to ours, CNL Lifestyle Properties, Inc. which is closed to new investors but still actively investing. Our sponsor also has two other public, non-traded real estate investment programs, CNL Growth Properties, Inc. (formerly known as Global Growth Trust, Inc.) and Global Income Trust, Inc. Two of our directors also serve on the board of directors of CNL Lifestyle Properties, Inc. and we have the same executive officers as CNL Lifestyle Properties, Inc. Some of our executive officers are also executive officers of CNL Growth Properties, Inc. and Global Income Trust, Inc. Additionally, our advisor and the advisor to CNL Lifestyle Properties, Inc. have in common the same managers, executive officers and investment committee members. All of these individuals devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which could be substantially less than their full time. It is also intended that the managers of our advisor (who are not executive officers of our advisor) and the investment committee members of our advisor will devote the time necessary to fulfill their respective duties to us and our advisor.

—

We compete with other existing and/or future programs sponsored by CNL or its affiliates for the acquisition of properties and other investments, all of which may invest in commercial properties. In such event, we have adopted specialized procedures to determine which program sponsored by CNL, its affiliates or another entity should purchase any particular property or make any other investment, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. CNL or its affiliates are not required to offer any investment opportunity to us and we have no expectation that we will be offered any specific investment opportunity.

—

We may compete with other programs sponsored by CNL or its affiliates for the same tenants in negotiating and/or renegotiating, if applicable, leases or in selling similar properties in the same geographic region, and the executive officers of our advisor and its affiliates may face conflicts with respect to negotiating with such tenants and purchasers.

—

Our sponsor, advisor, director or any of their affiliates may purchase or lease assets from us. Although a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction must determine that the transaction is fair and reasonable to us, there can be no assurance that the price for such purchase or lease of assets from us would be consistent with that obtained in an arm’s-length transaction.

—

We may purchase or lease assets from our sponsor, advisor, director or any affiliate thereof. Although a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction must find that the transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to such advisor, sponsor, director or affiliate, unless substantial justification exists for the excess and our independent directors conclude the excess is reasonable, there can be no assurance that the price to us for such purchase or lease would be consistent with that obtained in an arm’s-length transaction. In no event may the purchase price to us of a property we purchase from our sponsor, advisor, a director or affiliate thereof exceed its current appraised value as determined by an independent expert selected by our independent directors.

—

We may invest in joint ventures with our sponsor, our advisor, one or more of our directors or any of our affiliates. Although a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction must approve the investment as being fair and reasonable to us and on substantially the same terms and conditions as those that would be received by any other joint venturers, there can be no assurance that such terms and conditions would be as advantageous to us than if such terms and conditions were negotiated at arm’s length.

—

Our advisor and its affiliates receive fees in connection with transactions involving the purchase, management and sale of our investments, regardless of the quality of the services provided to us. There can be no assurance that such fees are as advantageous to us than if such fees were negotiated at arm’s length.

—

Our compensation arrangements with our advisor may provide an incentive to purchase assets using borrowings, because our advisor will receive an investment services fee and other fees based on the purchase price of the acquired asset which includes debt.

—

Agreements with our advisor and its affiliates were not, and will not be, negotiated at arm’s length and, accordingly, may be less advantageous to us than if similar agreements were negotiated with unaffiliated third parties.

We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates. The following chart indicates the relationship between our advisor, our sponsor and certain other affiliates that will provide services to us.

Mr. James M. Seneff, Jr.
Owns 100%
CNL Holdings, LLC
Owns 100%
CNL Financial Group, LLC (Sponsor)
Owns 100%
CNL Healthcare Corp. (Advisor)
CNL Healthcare Manager Corp.
(Management Company)
Owns 100%
Owns 100%
CFG I, Inc.
Owns 100%
CNL Financial Group, Inc.
Owns 100%
CNL Capital Markets Corp.
Owns 100%
CNL Securities Corp.
Property Management Agreement
Securities sales
Investor relations and other administrative services
Acquisition, asset management, legal/regulatory, administrative and advisory services
CNL Healthcare Properties, Inc.
(Maryland)
We are principally owned by public investors. Ownership is represented by shares of common stock.
Owns 100%
CHP GP, LLC (Delaware)
1% GP Interest
99% LP Interest
CHP Partners, LP (Operating Partnership) (Delaware)

James M. Seneff, Jr. is our chairman of our board of directors. Mr. Seneff wholly owns CNL Holdings, LLC. In addition, Mr. Seneff serves as a director and/or an officer of various CNL entities affiliated with our sponsor, CNL Financial Group, LLC, including our advisor, our managing dealer, two other REITs sponsored by our sponsor, CNL Growth Properties Inc. and Global Income Trust, Inc. and one other REIT, CNL Lifestyle Properties, Inc., sponsored by CNL.

See the “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor and Its Affiliates” and “Conflicts of Interest” sections of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment and the risks associated with such conflicts, as well as the policies that we have established to resolve or mitigate a number of these potential conflicts.

Compensation of Our Advisor and Affiliates

Our advisor and its affiliates will perform services relating to the investment, management and sale of our Assets. In addition, CNL Securities Corp., the managing dealer for this offering, performs services in connection with the offer and sale of shares. The following table describes in summary form the compensation and reimbursement of expenses that we contemplate paying to our advisor, property manager, managing dealer and other affiliates. The estimated maximum dollar amounts presented in the table are based on the assumption that we sell all of the shares of the offering at the following prices:

—	95% of the 300,000,000 shares are sold through our primary offering at $10.00 per share; and

—	5% of such shares are sold pursuant to the distribution reinvestment plan at $9.50 per share.

Offering-stage compensation relates only to this primary offering, as opposed to any subsequent offerings. All or a portion of the selling commissions or marketing support fees will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts and, in limited circumstances, the managing dealer fee may be reduced with respect to certain purchases.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Fees Paid in Connection with Our Offering
Selling commissions to managing dealer and participating brokers	Up to 7% of gross proceeds of shares sold in our primary offering. No selling commissions will be paid in connection with shares sold pursuant to our distribution reinvestment plan.	$199.500 million

Marketing support fees to managing dealer and participating brokers	Up to 3% of gross proceeds of shares sold in our primary offering. No marketing support fees will be paid in connection with shares sold pursuant to our distribution reinvestment plan.	$85.500 million

Reimbursement of other organizational and offering expenses to our advisor and its affiliates	Actual expenses incurred in connection with our formation and this offering, including bona fide, itemized and detailed due diligence expenses incurred by our managing dealer and participating brokers. Under applicable rules, the total amount of organizational and offering expenses (including selling commissions and marketing support fees) we incur for this offering may not exceed 15% of the gross proceeds of our primary offering.	Amount is not determinable at this time but is estimated to be 1% of gross proceeds of the shares sold ($29.925 million) ($7.5 million paid or accrued as of December 31, 2012)

Fees Paid in Connection with the Acquisition of Properties and Making Loans or Other Real Estate-Related Investments

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Investment services fee to our advisor on the purchase price of assets

We will pay our advisor an investment services fee of 1.85% of the purchase price of properties and funds advanced for loans or the amount invested in the case of other assets (except securities) for services in connection with the selection, evaluation, structure and purchase of assets. No investment services fee will be paid to our advisor in connection with our purchase of securities.

Estimated to be $49.535 million (assuming no debt financing to purchase assets) and approximately $86.686 million (assuming debt financing equals 75% of our total assets)
Other acquisition fees to our advisor and its affiliates

Fees that are usual and customary for comparable services in connection with the financing of a property or the acquisition of securities. Such fees are in addition to the investment services fees (described above). We may pay a brokerage fee that is usual and customary to an affiliate of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate is a properly registered and licensed broker-dealer in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to approval of our board of directors, including a majority of our independent directors.

Amount is not determinable at this time
Reimbursement of acquisition expenses to our advisor and its affiliates

Actual expenses incurred in connection with the selection, purchase, development or construction of properties and making loans or other real estate-related investments.

Pursuant to our charter, the total of all acquisition fees (which includes the investment services fee) and any acquisition expenses must be reasonable and may not exceed an amount equal to 6% of the real estate asset value of a property, or in the case of a loan or other asset, 6% of the funds advanced or invested respectively, unless a majority of our board of directors, including a majority of our Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us.

Amount is not determinable at this time but is estimated to be 1% of the gross purchase price of the assets, or $26.776 million (assuming no debt financing) and approximately $46.858 million (assuming debt financing equal 75% of our total assets)

Fees Paid in Connection with Our Operations
Asset management fee to our advisor	We will pay our advisor a monthly asset management fee in an amount equal to (a) 0.08334% of the monthly average of the sum of the Company’s and the operating partnership’s respective daily real estate asset value (without duplication), plus the outstanding principal amount of any loans made, plus the amount invested in other permitted investments (excluding real estate related securities and other securities) and (b) 0.1042% of the monthly average on the daily book	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

value of real estate-related securities and other securities. For this purpose, “real estate asset value” equals the amount invested in wholly owned properties, determined on the basis of cost, and in the case of properties owned by any joint venture or partnership in which we are a co-venturer or partner the portion of the cost of such properties paid by us, exclusive of acquisition fees and acquisition expenses and will not be reduced for any recognized impairment. Any recognized impairment loss will not reduce the real estate asset value for the purposes of calculating the asset management fee. The asset management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in our advisor’s sole discretion. All or any portion of the asset management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as our advisor shall determine.

Property, construction management and oversight fees payable to our property manager

We pay to our property manager a property management fee of (a) 2% of annual gross rental revenues from our single tenant properties, and (b) 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an oversight fee of up to 1% of annual gross revenues of the property managed; however, in no event will we pay both a property management fee and an oversight fee to our property manager with respect to the same property. The property management fee or, as applicable, the oversight fee is paid to our property manager on a monthly basis. We or our subsidiary property owners also pay to our property manager a construction management fee of up to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, in which case such fee will be due and payable upon completion of such projects. We reimburse our property manager for the costs and expenses incurred by our property manager on our behalf in connection with the management of a property. Such costs and expenses will include legal, travel and other out-of-pocket expense that are directly related to the management of specific properties. Our property manager is responsible for all costs and expenses relating to the wages, salaries and other employee-related expenses of its employees and subcontractors.

Amount is not determinable at this time
Financing coordination fee

If our advisor provides services in connection with the refinancing of any existing debt obligations of the Company or any of our subsidiaries, we will pay our advisor a financing coordination fee equal to 1% of the amount of such refinancing, subject to certain limitations.

Amount is not determinable at this time because this fee is based on a fixed percentage of any debt refinancing

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Service fee to CNL Capital Markets Corp.

We pay CNL Capital Markets Corp., an affiliate of CNL, an annual fee payable monthly based on the average number of total investor accounts that will be open during the term of capital markets service agreement for providing certain administrative services to us. These services may include, but are not limited to, the facilitation and coordination of the transfer agent’s activities, client services and administrative call center activities, financial advisor administrative correspondence services, material distribution services, and various reporting and troubleshooting activities.

Amount is not determinable at this time as actual amounts are dependent on the number of investors
Reimbursement to our advisor and its affiliates for total operating expenses

We will reimburse our advisor and its affiliates for actual total operating expenses incurred (which, in general, are those expenses relating to our administration on an on-going basis). To the extent that total operating expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “expense year”), commencing with the expiration of the fourth full quarter following the effective date of this offering exceeds the greater of 2% of average invested assets or 25% of net income (as defined in our charter), our advisor is required to reimburse us within 60 days after the end of the expense year the amount by which the total operating expenses paid or incurred by us exceed the 2%/25% guidelines, unless a majority of our independent directors determine that such excess expenses are justified based on unusual and non-recurring factors.

Amount is not determinable at this time
Fees Paid in Connection with Sales, Liquidation or Other Significant Events
Disposition fee to our advisor and its affiliates	If our advisor, its affiliate or related party provides a substantial amount of services, as determined in good faith by a majority of the independent directors, we will pay the advisor, an affiliate or related party a disposition fee in an amount equal to (a) 1% of the gross market capitalization paid to the Company or its stockholders upon the occurrence of a listing of our common stock on a national securities exchange, or 1% of the gross consideration paid to the Company or the stockholders upon the occurrence of a liquidity event as a result of a merger, share exchange or acquisition or similar transaction involving the Company or the operating partnership pursuant to which the stockholders receive for their shares, cash, listed or non-listed securities., or (b) 1% of the gross sales price upon the sale or transfer of one or more assets (including a sale of all of our assets). Even if our advisor receives a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our advisor or its	Amount is not determinable at this time as they are dependent upon the price at which assets are sold

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
affiliates, as applicable, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the gross sales price. Notwithstanding the foregoing, upon the occurrence of a transaction described in clause (a), above, in no event shall the disposition fee payable to our advisor exceed 1% of the gross market capitalization of the Company or the gross sales price as calculated in accordance with our advisory agreement in connection with the applicable transaction.
Subordinated share of net sales proceeds payable to our advisor from the sales of assets

Upon the sale of our assets, we will pay our advisor a subordinated share of net sales proceeds equal to (i) 15% of the amount by which (A) the sum of net sales proceeds from the sale of our assets, and distributions paid to our stockholders from our inception through the measurement date, and total incentive fees, if any, previously paid to our advisor exceeds (B) the sum of the amount paid for our common stock in this offering which is outstanding (without deduction for organizational and offering expenses and less amounts paid to redeem shares under our share redemption plan) (“invested capital”) and amounts required to pay our stockholders a 6% cumulative, non-compounded annual return (the “priority return”) on invested capital, less (ii) total incentive fees, if any, previously paid to our advisor. “Incentive fees” means the subordinated share of net sales proceeds, the subordinated incentive fee and the performance fee. No subordinated share of net sales proceeds will be paid to our advisor following a listing of our shares.

Amount is not determinable at this time
Subordinated incentive fee payable to our advisor at such time, if any, as a liquidity event with respect to our shares occurs

Following a listing, if any, of our common stock on a national securities exchange, or the receipt by our stockholders of cash or combination of cash and securities that are listed on a national securities exchange as a result of a merger, share acquisition or similar transaction, we will pay our advisor a subordinated incentive fee equal to (i) 15% of the amount by which (A) the sum of our market value or the market value of the listed securities received in exchange for our common stock, including any cash consideration received by our stockholders, and the total distributions paid or declared and payable to our stockholders since inception until the date of listing, and the total incentive fees, if any, previously paid to our advisor from inception to date of listing of our common stock or the effective date of our stockholders’ receipt of listed securities or cash exceeds (B) the sum of our invested capital and the total distributions required to be made to the stockholders in order to pay them the priority return from our inception through the date of listing, less (ii) total incentive fees, if any, previously paid to our advisor. We may pay such fee in cash or listed equity securities or a combination of both.

Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
Performance fee payable to our advisor

Following the termination or non-renewal of the advisory agreement by our advisor for good reason (as defined in the advisory agreement) or by us or our operating partnership other than for cause (as defined in the advisory agreement), if a listing of our shares of common stock, or other liquidity event with respect to our shares of common stock, has not occurred, our advisor will be entitled to be paid a portion of any future performance fee that becomes payable. The performance fee will be calculated upon a listing of our common stock on a national securities exchange or in connection with the receipt by our stockholders of cash or securities that are listed on a national securities exchange in exchange for our common stock, as a result of a merger, share acquisition or similar transaction, or a sale of any of our assets following such termination event and (i) in the event of a listing, or applicable merger, share acquisition or similar transaction, will be calculated and paid in the same manner as the subordinated incentive fee and (ii) in the case of a sale of an asset, will be calculated and paid in the same manner as the subordinated share of net sales proceeds, except that the amount of the performance fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the advisory agreement to the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the advisory agreement through the date of listing or relevant merger, share acquisition or similar transaction, or the sales, as applicable. The performance fee will be payable in cash or listed equity securities within 30 days following the final determination of the performance fee.

Amount is not determinable at this time

On March 20, 2013, we entered into an expense support and restricted stock agreement with our advisor pursuant to which our advisor has agreed to accept payment in the form of forfeitable restricted common stock of the Company in lieu of cash for services rendered and applicable asset management fees, property management fees and specified expenses owed by the Company to the advisor under the advisory agreement. The term of the expense support and restricted stock agreement runs from April 1, 2013 until December 31, 2013, subject to the right of the advisor to terminate the expense support and restricted stock agreement on 30 days’ written notice to us. The term of the expense support and restricted stock agreement may be extended by the mutual consent of the Company and the advisor. See “The Advisor and the Advisory Agreement — The Expense Support and Restricted Stock Agreement” for more information.

There are many conditions and restrictions on the amount of compensation our advisor and its affiliates may receive. The foregoing summarizes the anticipated terms of compensation arrangements during this offering; however, the terms of these arrangements may be changed in the future, subject to the approval of our independent directors. For a more detailed explanation of the fees and expenses payable to our advisor and its affiliates, see “Estimated Use of Proceeds” and “Management Compensation.”

Our Offering

We commenced our initial public offering on June 27, 2011. As of October 5, 2011, we had received and accepted investors’ subscriptions in excess of the minimum offering proceeds of $2.0 million and commenced operations. As of March 31, 2013, we had received and accepted aggregate subscription proceeds of approximately $252.9 million for approximately 25.3 million shares of our common stock; approximately 259 million shares remain available for sale in our primary offering, and approximately 14.7 million shares remain available for issuance under our distribution reinvestment plan. We reserve the right to reallocate the offered shares between the primary offering and the distribution reinvestment plan.

The foregoing subscription proceeds and shares include approximately $0.3 million received for 243,949 shares issued in connection with our dividend reinvestment plan, but exclude (i) 22,222 shares purchased by our advisor prior to the commencement of the offering for $200,000, and (ii) approximately 401,414 shares issued as of March 31, 2013 to our stockholders as stock distributions.

We are offering a maximum of $3,000,000,000 (300,000,000 shares) of our common stock to the public through our managing dealer, CNL Securities Corp., a registered broker-dealer affiliated with CNL. The shares will be offered at $10.00 per share, unless our board of directors changes this price, in its sole discretion. We have initially designated 5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan, whereby the shares will be sold at up to a 5% discount to the price for the primary offering as described above. Our board of directors has determined to extend the offering one additional year and it will terminate on or before June 27, 2014. However, if we file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after the third anniversary of the commencement of this offering or the effective date of the subsequent registration statement. If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions. Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our common stock. Our board of directors may terminate this offering at any time. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop offering and selling shares in any state in which the registration is not renewed annually.

This is a “best efforts” offering, which means our managing dealer and the participating brokers selling shares in our offering are required only to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of our shares.

Our Distribution Policy

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We may make distributions in the form of cash or other property, including distributions of our own securities. As of February 28 2013, we have generated little, if any, cash flow or funds from operations available for distribution and will not do so until we make substantial investments. As of February 28 2013, we have funded all of the cash portion of our distributions from the proceeds of this offering. Until we have sufficient cash flow or funds from operations, we may decide to not pay cash distributions, to make stock distributions or to fund all or a portion of cash distributions from sources other than cash flow or funds from operations, such as from cash flows generated from financial activities, a component of which includes our secured and unsecured borrowings and the proceeds of this offering.

Our advisor and its affiliates may also advance cash to us, waive or defer asset management fees or other fees or accept payment of fees in restricted stock in lieu of cash in order for us to have cash to pay distributions in excess of available cash flow or funds from operations. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

Our board of directors determines the amount and composition of each distribution. The amount and composition of each distribution generally will be based upon a number of factors, including:

—

sources of cash available for distribution such as current year and inception to date cumulative cash flows, funds from operations and modified funds from operations, as well as, expected future long-term stabilized cash flows, funds from operations and modified funds from operations;

—	the proportion of distributions paid in cash compared to that which is being reinvested through our distribution reinvestment plan; and

—	other factors such as the avoidance of distribution volatility, our objective of continuing to qualify as a REIT, capital requirements and the general economic environment.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

On July 29, 2011, our board of directors authorized a distribution policy providing for monthly cash distributions of $0.03333 (which is equal to an annualized distribution rate of 4%) together with stock distributions of 0.0025000 shares of common stock (which is equal to an annualized distribution rate of 3%) for a total annualized distribution of 7.0% on each outstanding share of common stock (based on the $10.00 offering price) payable to all common stockholders of record as of the close of business on the first business day of each month. Our board of directors authorized a policy providing for distributions of cash and stock rather than solely of cash in order to retain cash for investment opportunities.

Distributions will be paid quarterly and will be calculated for each stockholder as of the first day of each month the stockholder has been a stockholder of record in such quarter. The cash portion of such distribution will be payable and the distribution of shares will be issued on or before the last day of the applicable quarter; however, in no circumstance will the cash distribution and the share distribution be made on the same day. Fractional shares of common stock accruing as distributions will be rounded to the nearest hundredth when issued on the distribution date.

Declarations of distributions pursuant to this policy began on the first day of November 2011 and will continue on the first day of each month thereafter. Distributions will be paid each calendar quarter thereafter as set forth above until such policy is terminated or amended by the Company’s board of directors.

As of March 31, 2013, we have declared and paid total cumulative cash distributions of approximately $5.35 million and issued approximately 401,414 shares of common stock as stock distributions.

Our Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares of common stock that may be available. We have designated 5% of the shares in this offering as shares issuable pursuant to our distribution reinvestment plan for this purpose. As of March 31, 2013, we have issued approximately 302,979 shares of common stock pursuant to our distribution reinvestment plan.

Our Redemption Plan

We have adopted a share redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem between 25% and 100% of their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem shares, the number of shares we may redeem in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including:

—	no more than 5% of the weighted average number of shares of our common stock outstanding during such 12-month period may be redeemed during such 12-month period; and

—

redemption prices will range from 92.5% of the purchase price per share for stockholders who have owned their shares for at least one year to 100% of the purchase price per share for stockholders who have owned their shares for at least four years.

Our board of directors has the ability, in its sole discretion, to amend, suspend or terminate the redemption plan or to waive any specific conditions if it is deemed to be in our best interest.

Our Exit Strategy

Within seven years from the effective date of this offering, our board of directors will begin to evaluate various strategic options to provide our stockholders with liquidity of their investment, either in whole or in part. These options may include, but are not limited to, (i) a listing of our shares on a national securities exchange, (ii) our sale to, or merger with, another entity in a transaction which provides our investors with cash or securities of a publicly traded company, or (iii) the commencement of an orderly sale of our assets, outside the ordinary course of business and consistent with our objective of qualifying as a REIT, and the distribution of the proceeds thereof.

Estimated Use of Proceeds

We estimate that approximately 86.93% of the net offering proceeds after paying the investment services fees and other acquisition fees and expenses, assuming the sale of the maximum offering will be used for investment in real estate, loans and other real estate-related assets and other corporate purposes including the repurchase of shares of our common stock under our redemption plan. A portion of the gross offering proceeds will be used to pay selling commissions, marketing support fees, other organizational and offering expenses and acquisition fees and acquisition expenses. Pending the acquisition of properties or other real estate-related assets, we invest the funds in short-term deposits at banks, short-term securities directly or indirectly issued or guaranteed by the U.S. government or other short-term, highly liquid investments with appropriate safety of principal. These investments provide a lower internal rate of return than we seek to achieve from our investments.

Investment Company Act Considerations

We believe that we conduct our operations so that neither we nor any of our subsidiaries is an investment company, and therefore, is not required to register as an investment company, under the Investment Company Act of 1940, as amended, or the “Investment Company Act.” A company is an investment company within the meaning of the Investment Company Act if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. A company also is an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% Test.” Investment securities exclude U.S. government securities and securities (exclusive of U.S. government securities and cash items) of majority owned subsidiaries that are not themselves investment companies and are not relying on certain specified exceptions from the definition of an investment company under the Investment Company Act.

We engage primarily in the business of acquiring real property. We may also, to a lesser extent, make mortgage loans and other loans secured by interests in real estate and make other real estate-related investments. We generally acquire real estate and real estate-related assets and may make mortgage loans through wholly and majority -owned subsidiaries, each formed to hold a particular asset. We continuously monitor our holdings on an ongoing basis to determine our compliance and the compliance of each wholly and majority -owned subsidiary with the 40% Test.

Although we believe we conduct our operations so that neither we nor our wholly or majority -owned subsidiaries is an investment company, if we or any of our wholly or majority owned subsidiaries inadvertently falls within one of the definitions of an “investment company,” we will rely on an exception under the Investment Company Act that is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”

Qualification for exemption or exception from the definition of “investment company” under the Investment Company Act limits our ability to make certain investments such as mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we monitor our portfolio, there can be no assurance that we will be able to maintain an exception from the definition of an investment company for mortgages and other liens on and interests in real estate for us or for each of our subsidiaries.

To the extent that the Commission staff provides additional guidance regarding any of the matters bearing upon the definition of an investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the Commission staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

See the “Risk Factors — Company Related Risks” and “Business — “Investment Limitations to Avoid Registration as an Investment Company” sections of this prospectus for a detailed discussion of the risks that we would face if we were to be required to register as an investment company and of the requirements and limitations to avoid being required to register as an investment company.

If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or CNL Client Services, Post Office Box 4920, Orlando, Florida 32802-4920; phone (866) 650-0650 or (407) 650-1000.

RISK FACTORS

Your purchase of shares involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing shares of our common stock. The risks and uncertainties described below represent those risks and uncertainties that we believe are material to investors. Our stockholders or potential investors may be referred to as “you” or “your” in these risk factors. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The occurrence of any of these risk factors, particularly those under the subheadings “— Company Related Risks,” “— Risks Related to Conflicts of Interest and Our Relationships with Our Advisor and Its Affiliates,” “— Risks Related to Our Business,” “— Lending Related Risks,” “— Tax Related Risks,” and “— Risks Related to Our Organizational Structure,” could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions to you.

Offering Related Risks

The price of our shares was determined arbitrarily and may not bear any relationship to what a stockholder could receive if his or her shares were resold.

We determined the offering price of our shares in our sole discretion based on:

—	the price that we believed investors would pay for our shares;

—	estimated fees to be paid to third parties and to our advisor and its affiliates; and

—	the expenses of this offering and funds we believed should be available for us to invest in properties, loans and other real estate-related assets to achieve our investment objectives.

The offering price of our shares may be higher or lower than the price at which the shares would trade if they were listed on a national securities exchange or actively traded by dealers or marketmakers. Further, there is no assurance that you will be able to sell any shares that you purchase in the offering at prices that equal or exceed the offering price, if at all. You may lose money on any sale. See “Plan of Distribution” for additional discussion regarding the offering price of our shares.

There may be a delay in investing the proceeds from this offering if our advisor is not able to immediately find suitable properties, loans or other real estate-related assets and/or tenants, operators or managers for those investments. Therefore, we might experience a delay in the receipt of returns from such investments.

We may delay investing the proceeds of this offering if our advisor is not able to immediately find suitable properties, loans or other real estate-related assets and/or tenants, operators or managers for these investments. Until we invest in properties, loans or other real estate-related assets, we may invest the proceeds of this offering in short-term, investment-grade securities subject to certain terms and limitations. These securities typically yield less than investments in commercial real estate. These delays may be due to the inability of our advisor to find suitable properties, loans or other real estate-related assets. If we have not invested or committed for investment the net proceeds from this offering or reserved those funds for company purposes within the later of two years from the initial date of this prospectus or one year after the termination of this offering, then we will distribute the remaining funds

(without interest and deductions for fees and expenses) which has not been previously distributed, pro-rata to such persons who are our stockholders at that time.

There may be a delay in investing the proceeds from this offering because our advisor and affiliates of our sponsor or CNL may be simultaneously trying to find suitable investments both for us and for other real estate investment programs sponsored by CNL or our sponsor.

We may experience delays investing the proceeds of this offering because our advisor or its affiliates may be simultaneously trying to find suitable investments both for us and for other real estate investment programs sponsored by CNL or our sponsor, one of which has investment objectives and employs investment strategies similar to ours. If we have not invested or committed for investment the net proceeds from this offering or reserved those funds for company purposes within the later of two years from the initial date of this prospectus or one year after the termination of this offering, then we will distribute the remaining funds (without interest and deductions for fees and expenses) which has not been previously distributed, pro-rata to such persons who are our stockholders at that time.

The prior performance of real estate investment programs sponsored by CNL may not be indicative of our future results.

You should not rely upon the past performance of other real estate investment programs sponsored by CNL to predict our future results. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development.

We have not had sufficient cash available from operations to pay distributions, and, therefore, we have paid distributions from the net proceeds of our offering. We may continue to pay distributions from sources other than our cash flow from operations, or funds from operations, and any such distributions may reduce the amount of cash we ultimately invest in assets, negatively impact the value of our stockholders’ investment and be dilutive to our stockholders.

To date we have generated little, if any, cash flow from operations or funds from operations and do not expect to do so until we make substantial investments. Further, to the extent we invest in development or redevelopment projects, or in properties requiring significant capital, our ability to make cash distributions may be negatively affected, especially during our early stages of operations. Our organizational documents permit us to make distributions from any source, such as from the proceeds of our offering or other offerings, cash advances to us by our advisor, cash resulting from a deferral or waiver of asset management fees or expense reimbursements, and borrowings, which may be unsecured or secured by our assets, in anticipation of future net operating cash flow. Accordingly, until such time as we are generating operating cash flow or funds from operations, we have determined to pay all of our distributions from sources other than net operating cash flows. We have not established any limit on the extent to which we may use alternate sources, including borrowings or proceeds of this offering, to pay distributions. Commencing in the fourth fiscal quarter of 2011, we have made cash distributions from offering proceeds, which is dilutive to our stockholders. To the extent we make cash distributions, or a portion thereof, from sources other than operating cash flow or funds from operations, we will have less capital available to invest in properties and other real estate-related assets, the book value per share may decline, and there will be no assurance that we will be able to sustain distributions at that level. Further, distributions that exceed cash flow from operations or funds from operations may not be sustainable. The use of offering proceeds to fund distributions benefits earlier investors who benefit from the investments made with funds raised later in this offering, while later investors may not benefit from all of the net offering proceeds raised from earlier investors. As we have not had any distributable earnings, or current or accumulated earnings and profits since inception, one hundred percent (100%) of distributions paid to stockholders for the year ended December 31, 2012 has been characterized as a return of capital. In addition, to the extent distributions exceed earnings and profits calculations on a tax basis, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain in the future.

The interest of later investors in our common stock will be diluted as a result of our stock distribution policy.

We declare and pay distributions in cash and stock. We do not currently intend to change our $10.00 per share public offering price. Therefore, investors who purchase our shares early in our offering, as compared with later investors, will receive more shares for the same cash investment as a result of this stock distribution policy. Because they own more shares, upon a sale or liquidation of our Company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock distributions, the net asset value per share could be less than the public offering price paid for the share. Because of the ongoing stock distribution, the value of shares held by a later investor purchasing our stock will be below the value of shares held by an earlier investor, even if each initially acquired the same amount of shares at the same public offering price, because the earlier investor would have received a greater number of stock distribution shares. This distribution policy will continue until terminated or amended by our board of directors.

Selling your shares will be difficult, because there is no market for our common stock and there can be no assurance that one will develop.

Currently, there is no market for our shares, so stockholders may not be able to promptly sell their shares at any particular price. Although we anticipate applying for listing or quotation or pursuing an alternate exit strategy, we do not know if we will ever apply to list our shares on a national securities exchange such as the National Market System of the NASDAQ Stock Market (the “NASDAQ Stock Market”) or, if we do apply for listing, when such application would be made or whether it would be accepted. If our shares are listed, we still cannot assure you that a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national securities exchange such as the NASDAQ Stock Market would be representative of the value of the assets we own or that the price would equal or exceed the amount you paid for our shares. In addition, although we have adopted a redemption plan, we have discretion to not redeem your shares, to amend, suspend or terminate the plan and to cease redemptions. Further, we may not have sufficient liquidity to satisfy your redemption requests. The redemption plan has many limitations and you should not rely upon it as a method of selling shares promptly and at a desired price. In the future, our board of directors may consider various exit strategies, but our charter does not require that we consummate a transaction to provide liquidity to stockholders on any certain date or at all. As a result, you should purchase shares of our common stock only as a long-term investment.

This is a “best efforts” offering and the number and type of investments we make will depend on the proceeds raised in this offering. In the event we raise substantially less than the maximum offering, we will make fewer investments, resulting in a less diversified portfolio of investments in terms of number, amount and location.

This offering is being made on a “best efforts” basis, which means our managing dealer and participating brokers are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of our shares. We are not required to sell the full amount offered in this prospectus. If we raise substantially less than the maximum offering amount, we may not be able to invest in as diverse a portfolio of properties as we otherwise would. A lack of diversification would increase the likelihood that any single investment’s performance would materially affect our overall investment performance. Your investment in our shares will be subject to greater risk to the extent that we have limited diversification in our portfolio of investments. Additionally, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income.

Because the managing dealer is an affiliate of our advisor, investors will not have the benefit of an independent review of us or this prospectus, which is customarily performed in underwritten offerings.

Our managing dealer, CNL Securities Corp., is an affiliate of CNL and will not make an independent review of us or this offering. Accordingly, unless your participating broker determines to conduct such a review, you will not have the benefit of an independent review of the terms of this offering.

You are limited in your ability to sell your shares pursuant to our share redemption plan.

Our share redemption plan provides you with the opportunity, on a quarterly basis, to request that we redeem all or a portion of your shares after you have held them for one year, subject to certain restrictions and limitations. Shares are redeemed at the discretion of our board of directors subject to the provisions of our redemption plan and only to the extent of cash available after the payment of dividends necessary to maintain our qualification as a REIT and to avoid the payment of any U.S. federal income tax or excise tax on our net taxable income. This may significantly limit our ability to redeem your shares. To the extent funds are insufficient to redeem all of the shares for which redemption requests have been submitted, your request will be reduced on a pro rata basis and retained by us to be redeemed in subsequent quarters as funds become available unless you withdraw your request. Our board of directors reserves the right to amend, suspend or terminate the share redemption plan at any time. Therefore, in making a decision to purchase shares, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption plan.

You cannot evaluate the types of properties or the specific properties or the loans or other real estate-related assets that we may acquire prior to purchasing shares of our common stock.

This is a blind pool offering which means we have not identified all of the specific assets that we will acquire in the future and we cannot provide you with all of the information that you may want to evaluate before deciding to invest in our shares. Although we will supplement this prospectus as we make or commit to make material acquisitions of properties and other real estate-related assets, to the extent we have not yet acquired or identified assets for acquisition at the time you make your investment decision, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our investments prior to purchasing shares of our common stock. Our board of directors has absolute discretion in implementing the investment policies set forth in our charter. See “Business — Investment Strategy” for a discussion of our investment policies and strategies. While we have targeted certain types of properties in which we invest, our investment policies and strategies are very broad and permit us to invest in many types of real estate, including developed and undeveloped properties, regardless of geographic location or property type.

We cannot assure you that we will obtain suitable investments and meet our investment objectives.

We cannot be certain that we will be successful in obtaining suitable investments on financially attractive terms or that, if we make investments, our objectives will be achieved. If we are unable to find suitable investments, then our financial condition and ability to pay distributions and/or increase the distribution rate could be adversely affected.

Company Related Risks

We have a limited operating history and there is no assurance we will achieve our goals.

We are a recently organized company with a limited operating history. To be successful, our advisor must, among other things:

—	identify and acquire investments that meet our investment objectives;

—	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

—	respond to competition for our targeted real estate properties and other investments; and

—	continue to build and expand its operational structure to support our business.

There can be no assurance that our advisor will succeed in achieving these goals.

There can be no assurance that we will be able to achieve expected cash flows necessary to pay or maintain distributions at any particular level or that distributions will increase over time.

There are many factors that can affect the availability and timing of distributions to stockholders. Distributions generally will be based upon such factors as the amount of cash available or anticipated to be available from real estate investments and investments in real estate-related securities, mortgage or other loans and assets, current and projected cash requirements and tax considerations. Because we receive income from property operations and interest or rents at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distributions is affected by many factors, such as our ability to make acquisitions as offering proceeds become available, the income from those investments and yields on securities of other real estate programs that we invest in, as well as our operating expense levels and many other variables. Actual cash available for distribution may vary substantially from estimates. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rates to be paid on our shares.

We cannot assure you that:

—	rents or operating income from our properties will remain stable or increase;

—	tenants will not default under or terminate their leases;

—	securities we buy will increase in value or provide constant or increased distributions over time;

—	loans we make will be repaid or paid on time;

—	loans will generate the interest payments that we expect;

—	acquisitions of real properties, mortgage or other loans, or our investments in securities or other assets, will increase our cash available for distributions to stockholders; or

—	development properties will be developed on budget or generate income once stabilized.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay distributions. For instance:

—	Cash available for distributions may decrease if we are required to spend money to correct defects or to make improvements to properties.

—	Cash available for distributions may decrease if the assets we acquire have lower yields than expected.

—

Federal income tax laws require REITs to distribute at least 90% of their REIT taxable income to stockholders each year. Once we elect to be treated as a REIT for tax purposes, this will limit the earnings that we may retain for corporate growth, such as asset acquisition, development or expansion, and will make us more dependent upon additional debt or equity financing than corporations that are not REITs. If we borrow more funds in the future, more of our operating cash will be needed to make debt payments and cash available for distributions may decrease.

—	The payment of principal and interest required to service the debt resulting from our policy to use leverage to acquire assets may leave us with insufficient cash to pay distributions.

—

Once we elect to be treated as a REIT, we may pay distributions to our stockholders to comply with the distribution requirements of the Internal Revenue Code, or the Code, and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible REIT excise tax. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, could require us to borrow funds on a short term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

If we decide to list our common stock on a national exchange, we may wish to lower our distribution rate in order to optimize the price at which our shares would trade. In addition, subject to the applicable REIT rules, our board of directors, in its discretion, may retain any portion of our cash on hand or use offering proceeds for capital needs and other corporate purposes. Future distribution levels are subject to adjustment based upon any one or more of the risk factors set forth in this prospectus, as well as other factors that our board of directors may, from time to time deem relevant to consider when determining an appropriate common stock distribution. As of February 28, 2013, we have experienced cumulative losses, and we cannot assure you that we will generate or have sufficient cash available to continue paying distributions to you at any specified level or that distributions we make may not be decreased or be eliminated in the future.

Yields on and safety of deposits may be lower due to the significant decline in the financial markets.

Until we invest the proceeds of this offering in properties, we will generally hold those funds in permitted investments that are consistent with preservation of liquidity and safety. The investments will include money market funds, bank money market accounts and certificates of deposit or other accounts at third-party depository institutions. While we strive to hold these funds in high quality investments with quality institutions, there can be no assurance that unusual declines in the financial markets will not result in a loss of some or all of these funds or reductions in cash flows from these investments.

Because we rely on affiliates of CNL for advisory, property management and managing dealer services, if these affiliates or their executive officers and other key personnel are unable to meet their obligations to us, we may be required to find alternative providers of these services, which could disrupt our business.

CNL, through one or more of its affiliates or subsidiaries, owns and controls our advisor and property manager, as well as CNL Securities Corp., the managing dealer of this offering. In the event that any of these affiliates are unable to meet their obligations to us, we might be required to find alternative service providers, which could disrupt our business by causing delays and/or increasing our costs.

Further, our success depends to a significant degree upon the contributions of James M. Seneff, Jr., our chairman, Stephen H. Mauldin, our president and chief executive officer, and Joseph T. Johnson, our chief financial officer and treasurer, each of whom would be difficult to replace. If any of these key personnel were to cease their affiliation with us or our affiliates, we may be unable to find suitable replacement personnel, and our operating results could suffer as a result. In addition, we have entered into an advisory agreement without advisor which contains a non-solicitation and non-hire clause prohibiting us or our operating partnership from (i) soliciting or encouraging any person to leave the employment of our advisor; or (ii) hiring on our behalf or our operating partnership any person who has left the employment of our advisor for one year after such departure. All of our executive officers and the executive officers of our advisor are also executive officers of CNL Lifestyle Properties, Inc. and its advisor, both of which are affiliates of our advisor. In the event that CNL Lifestyle Properties, Inc. internalizes the management functions provided by its advisor, such executive officers may cease their employment with us and our advisor. In that case, our advisor would need to find and hire an entirely new executive management team. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our advisor may be unsuccessful in attracting and retaining such skilled personnel. We do not maintain key person life insurance on any of our officers.

Our stockholders may experience dilution which could have a material adverse effect on the distributions you receive from us.

Our stockholders have no preemptive rights. If we commence a subsequent public offering of shares or securities convertible into shares or otherwise issue additional shares, then investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment. Stockholders will not be entitled to vote on whether or not we engage in additional offerings. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares. Our board of directors has not yet determined whether it will engage in future offerings or other issuances of shares; however, it may do so if our board of directors determines that it is in our best interests. Other public REITs sponsored by CNL have engaged in multiple offerings.

We may be restricted in our ability to replace our property manager under certain circumstances which could have a material adverse effect on our business and financial condition.

Our ability to replace our property manager may be limited. Under the terms of our property management agreement, we may terminate the agreement (a) in the event of our property manager’s voluntary or involuntary bankruptcy or a similar insolvency event or (b) for “cause.” In this case, “cause” means a material breach of the property management agreement of any nature by the property manager relating to all or substantially all of the properties being managed under the agreement that is not cured within 30 days after notice to the property manager. We may amend the property management agreement from time to time to remove a particular property from the pool of properties managed by our property manager (a) if the property is sold to a bona fide unaffiliated purchaser, or (b) for “cause.” Our board of directors may find the performance of our property manager to be unsatisfactory. However, unsatisfactory performance by the property manager may not constitute “cause.” As a result, we may be unable to terminate the property management agreement even if our board of directors concludes that doing so is in our best interest.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered, and do not intend to register us or any of our subsidiaries, as an investment company under the Investment Company Act. If we or any of our subsidiaries become obligated to register as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

—	limitations on capital structure;

—	restrictions on specified investments;

—	prohibitions on transactions with affiliates; and

—	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

We believe we conduct our operations, directly and through our wholly and majority owned subsidiaries, so that neither we nor each of our subsidiaries will be an investment company and, therefore, will not be required to register as an investment company, under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, which we refer to as the “40% Test.”

Since we will are primarily engaged in the business of acquiring real estate, we believe that we and most, if not all, of our wholly and majority -owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. If we or any of our wholly or majority- owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

Under Section 3(c)(5)(C), a company generally must maintain at least 55% of its assets directly in what are deemed “qualifying” real estate assets and at least 80% of the entity’s assets in such qualifying assets and in a broader category of what are deemed “real estate-related” assets to qualify for this exception. Mortgage-related securities may or may not constitute qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans. Our ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and Commission staff interpretations.

The method we use to classify our assets for purposes of the Investment Company Act is based in large measure upon no-action positions taken by the Commission staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the Commission staff will concur with our classification of our assets. In addition, the Commission staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exception from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us or one or more of our wholly or majority -owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exception from regulation under the Investment Company Act. To avoid being required to register as an investment company under the Investment Company Act, we and our subsidiaries may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our investment policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of our stockholders. Under our charter and the Maryland General Corporation Law, our stockholders currently have a right to vote only on the following matters:

—	the election or removal of directors;

—

any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to change our name, increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue, under certain conditions, effect certain reverse stock splits, or change the name or other designation or par value of any class or series of our stock and the aggregate par value of our stock;

—	our termination, liquidation and dissolution;

—	our reorganization;

—

modification or elimination of our investment limitations as set forth in our charter; provided, however, for so long as we are subject to the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, as amended on May 7, 2007 (the “NASAA REIT Guidelines”), the investment limitations imposed by the NASAA REIT Guidelines that are set forth in our charter may not be modified or amended in any manner that would be inconsistent with the NASAA REIT Guidelines; and

—	our being a party to any merger, consolidation, sale or other disposition of substantially all of our assets (notwithstanding that Maryland law may not require stockholder approval).

All other matters are subject to the discretion of our board of directors. In addition, our board of directors has the authority to amend, without stockholder approval, the terms of our advisory agreement, which could result in less favorable terms to our investors.

We are subject to federal securities laws relating to our public communications. If any of our public communications are held to be in violation of such laws, we could be subject to potential liability. Investors in this offering should rely only on the statements made in our prospectus as supplemented in determining whether to purchase shares of our common stock.

From time to time, we or our representatives make public statements relating to our business and its prospects and such communications are subject to federal securities laws. In the event that one or more of our public communications is claimed to have been made in violation of Section 5 of the Securities Act of 1933, as amended, we expect that we would contest such claim, however, there is a risk that we could be subject to potential liability with respect to any Section 5 claim, and such liability may adversely affect our operating results or financial position. Investors in our offering should rely only on the statements made in our prospectus as supplemented in determining whether to purchase shares of our common stock.

Risks Related to Conflicts of Interest and Our Relationships with Our Advisor and Its Affiliates

There may be conflicts of interest because of interlocking board of directors with affiliated companies.

James M. Seneff, Jr. and Thomas K. Sittema serve as our chairman and vice chairman, respectively, and as directors of our board of directors and concurrently serve as directors for CNL Lifestyle Properties, Inc., an affiliate. Mr. Seneff also currently serves as the chairman and a director for each of CNL Growth Properties, Inc. and Global Income Trust, Inc., each of which are our affiliates. These directors may experience conflicts of interest in managing us because they also have management responsibilities for these affiliated entities, which invest in properties in the same markets as our properties.

There will be competing demands on our officers and directors, and they may not devote all of their attention to us which could have a material adverse effect on our business and financial condition.

Two of our directors, James M. Seneff, Jr. and Thomas K. Sittema are also officers and directors of our advisor and other affiliated entities and may experience conflicts of interest in managing us because they also have management responsibilities for other companies including companies that may invest in some of the same types of assets in which we may invest. In addition, substantially all of the other companies that they work for are affiliates of us and/or our advisor. For these reasons, all of these individuals share their management time and services among those companies and us, and will not devote all of their attention to us and could take actions that are more favorable to the other companies than to us.

In addition, Stephen H. Mauldin, our president and chief executive officer, Joseph T. Johnson, our chief financial officer and treasurer, and our other officers serve as officers of, and devote time to, CNL Lifestyle Properties, Inc., an affiliate of our advisor, which has similar investment objectives and which owns assets in one of the asset classes in which we have invested. Certain of our officers may also serve as officers of, and devote time to, CNL Growth Properties, Inc., Global Income Trust, Inc., their respective advisors and other companies which may be affiliated with us in the future. These officers may experience conflicts of interest in managing us because they also have management responsibilities for multiple programs. For these reasons, these officers will share their management time and services among these other programs and us, and will not devote all of their attention to us and could take actions that are more favorable to CNL Lifestyle Properties, Inc. than to us.

Other real estate investment programs sponsored by CNL or our sponsor use investment strategies that are similar to ours. Our advisor and its affiliates, and their and our executive officers will face conflicts of interest relating to the purchase and leasing of properties and other investments, and such conflicts may not be resolved in our favor.

One or more real estate investment programs sponsored by CNL or our sponsor may be seeking to invest in properties and other real estate-related investments similar to the assets we are seeking to acquire. CNL has one public, real estate investment programs which has investment strategies similar to ours, CNL Lifestyle Properties, Inc. This program invests in commercial properties, including lifestyle, lodging attraction and senior housing properties. As a result, we may be buying properties and other real estate-related investments at the same time as CNL Lifestyle Properties, Inc., which is managed by the executive officers of our advisor, is buying properties and other real estate-related investments in certain of the asset classes in which we focus. We cannot assure you that properties we want to acquire will be allocated to us in this situation. CNL is not required to allocate each prospective investment to our advisor for review. Our advisor may choose a property that provides lower returns to us than a property allocated to CNL Lifestyle Properties, Inc. In addition, we may acquire properties in geographic areas where other programs sponsored by CNL or our sponsor also invest. If one of such other programs sponsored by CNL or our sponsor attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

We may be prevented from investing in certain property sectors if CNL enters into a covenant not to compete as part of a transaction involving the listing of the shares of CNL Lifestyle Properties, Inc. on a national securities exchange, the merger of CNL Lifestyle Properties, Inc. with or into another entity, the sale of the assets or shares of CNL Lifestyle Properties, Inc. to another entity or a similar type of transaction.

During the course of this offering, CNL Lifestyle Properties, Inc., whose advisor is an affiliate of CNL, may enter into a transaction involving (a) the listing of its shares on a national securities exchange, (b) the sale to, or merger with, another entity in a transaction which provides the investors of CNL Lifestyle Properties, Inc. with cash or securities of a publicly traded company, or (c) the commencement of the orderly sale of the assets of CNL Lifestyle Properties, Inc. and the subsequent distribution of the proceeds thereof. In connection with the consummation of any of the foregoing transactions, or in the event of the transfer of the ownership interests of the advisor of CNL Lifestyle Properties, Inc., the counterparty to the transaction may request, as a precondition to the consummation of the transaction, that CNL provide a covenant not to compete or similar agreement which would serve to limit the future acquisition of properties in certain property sectors by CNL and its affiliates, including our advisor, for a certain period of time. Under such circumstances, CNL, on behalf of itself and its affiliates, including our advisor, may be willing to provide such a covenant not to compete, but solely with respect to properties in certain property sectors, and for a limited period of time not to exceed two years from the date of the consummation of the applicable transaction. In such event, we would be limited in our ability to pursue or invest in properties in certain property sectors during the term of any such covenant not to compete.

Our advisor and its affiliates, including all of our executive officers and our affiliated directors, will face conflicts of interest as a result of their compensation arrangements with us, which could result in actions that are not in the best interest of our stockholders.

We pay our advisor and its affiliates, including the managing dealer of this offering and our property manager, substantial fees. These fees could influence their advice to us, as well as the judgment of affiliates of our advisor performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

—	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates;

—

additional public offerings of equity by us, which would create an opportunity for CNL Securities Corp., as managing dealer, to earn additional fees and for our advisor to earn increased advisory fees;

—	property sales, which may entitle our advisor to real estate commissions;

—	property acquisitions from third parties, which entitle our advisor to an Investment Services Fee;

—

borrowings to acquire assets, which increase the investment services fees and asset management fees payable to our advisor and which entitle our advisor or its affiliates to receive other acquisition fees in connection with assisting in obtaining financing for assets if approved by our board of directors, including a majority of our independent directors;

—

whether we seek to internalize our management functions, which could result in our retaining some of our advisor’s and its affiliates’ key officers for compensation that is greater than that which they currently earn or which could require additional payments to affiliates of our advisor to purchase the assets and operations of our advisor and its affiliates performing services for us;

—	the listing of, or other liquidity event with respect to, our shares, which may entitle our advisor to a subordinated incentive fee;

—	a sale of assets, which may entitle our advisor to a subordinated share of net sales proceeds; and

—	whether and when we seek to sell our operating partnership or its assets, which sale could entitle our advisor to additional fees.

The fees our advisor receives in connection with transactions involving the purchase and management of our assets are not necessarily based on the quality of the investment or the quality of the services rendered to us. The basis upon which fees are calculated may influence our advisor to recommend riskier transactions to us.

None of the agreements with our advisor, property manager or any other affiliates were negotiated at arm’s length.

Agreements with our advisor, property manager or any other affiliates may contain terms that would not otherwise apply if we entered into agreements negotiated at arm’s length with third parties.

If we internalize our management functions, your interest in us could be diluted, we could incur other significant costs associated with being self-managed, we may not be able to retain or replace key personnel and we may have increased exposure to litigation as a result of internalizing our management functions.

We may internalize management functions provided by our advisor, our property manager and their respective affiliates. Our board of directors may decide in the future to acquire assets and personnel from our advisor or its affiliates for consideration that would be negotiated at that time. However, as a result of the non-solicitation clause in the advisory agreement, generally the acquisition of advisor personnel would require the prior written consent of our advisor. There can be no assurances that we will be successful in retaining our advisor’s key personnel in the event of an internalization transaction. In the event we were to acquire our advisor or our property manager, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition, which could take many forms, including cash payments, promissory notes and shares of our stock. The payment of such consideration could reduce the percentage of our shares owned by persons who purchase shares in this offering and could reduce the net income per share and funds from operations per share attributable to your investment.

In addition, we may issue equity awards to officers and consultants, which awards would decrease net income and funds from operations. We cannot reasonably estimate the amount of fees to our advisor, property manager and other affiliates we would save, and the costs we would incur, if we acquired these entities. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, property manager and other affiliates, our net income per share and funds from operations per share would be lower than they otherwise would have been had we not acquired these entities.

Additionally, if we internalize our management functions, we could have difficulty integrating these functions. Currently, the officers of our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could result in our incurring additional costs and divert our management’s attention from effectively managing our properties and overseeing other real estate-related assets.

In recent years, internalization transactions have been the subject of stockholder litigation. Stockholder litigation can be costly and time-consuming, and there can be no assurance that any litigation expenses we might incur would not be significant or that the outcome of litigation would be favorable to us. Any amounts we are required to expend defending any such litigation will reduce the amount of funds available for investment by us in properties or other investments.

We are not in privity of contract with service providers that may be engaged by our advisor to perform advisory services and they may be insulated from liabilities to us, and our advisor may have minimal assets with which to remedy any liabilities to us.

Our advisor subcontracts with affiliated or unaffiliated service providers for the performance of substantially all or a portion of its advisory services. Our advisor will initially engage affiliates of our sponsor to perform certain services on its behalf. In the event our advisor elects to subcontract with any service provider, our advisor will enter into an agreement with such service provider and we will not be a party to such agreement. As a result, we will not be in privity of contract with any such service provider and, therefore, such service provider will have no direct duties, obligations or liabilities to us. In addition, we will have no right to any indemnification to which our advisor may be entitled under any agreement with a service provider. The service providers our advisor may subcontract with may be insulated from liabilities to us for services they perform, but may have certain liabilities to our advisor. Our advisor may have minimal assets with which to remedy liabilities to us resulting under the advisory agreement.

Risks Related to Our Business

We depend on tenants for a significant portion of our revenue and lease defaults or terminations could have an adverse effect.

Our ability to repay any outstanding debt and make distributions to stockholders depends upon the ability of our tenants to make payments to us, and their ability to make these payments depends primarily on their ability to generate sufficient revenues in excess of operating expenses from businesses conducted on our properties. For example, a tenant’s failure or delay in making scheduled rent payments to us may result from the tenant realizing reduced revenues at the properties it operates. Defaults on lease payment obligations by our tenants would cause us to lose the revenue associated with those leases and require us to find an alternative source of revenue to pay our mortgage indebtedness and prevent a foreclosure action. In addition, if a tenant at one of our single-user facilities, which are properties designed or built primarily for a particular tenant or a specific type of use, defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant without making capital improvements or incurring other significant costs.

Significant tenant lease expirations may decrease the value of our investments.

Multiple, significant leases terminations in a given year in our medical office buildings produce tenant roll concentration and uncertainty as to the future cash flow of a property or portfolio and often decreases the value a potential purchaser will pay for one or more properties. Though the Claremont Medical Office does not have more than one lease expiry until 2016, there is no guarantee that other medical office buildings acquired will not have tenant roll concentration, and if such concentration occurs, it could decrease our ability to pay distributions to our stockholders and the value of your investment.

The continuation of a slow economy could adversely affect certain of the properties in which we invest, and the financial difficulties of our tenants and operators could adversely affect us.

The continuation of a slow economy could adversely affect certain of the properties in which we invest. Although a general downturn in the real estate industry would be expected to adversely affect the value of our properties, a downturn in the senior housing and healthcare sectors in which we invest could compound the adverse effect. Continued economic weakness combined with higher costs, especially for energy, food and commodities, has put considerable pressure on consumer spending, which, along with the lack of available debt, could result in our tenants experiencing a decline in financial and operating performance and/or a decline in earnings from our TRS investments.

The performance of the senior housing sector is linked to the performance of the general economy and, specifically, the housing market in the United States. It is also sensitive to personal wealth and available fixed income of seniors and their adult children. Continued declines in home values, consumer confidence and net worth due to adverse general economic conditions may reduce demand for senior housing properties.

Further disruptions in the financial markets and deteriorating economic conditions could impact certain of the real estate properties we acquire and such real estate could experience reduced occupancy levels from that anticipated at the time of our acquisition of such real estate. The value of our real estate investments could decrease below the amounts we paid for the investments. Revenues from properties could decrease due to lower occupancy rates, reduced rental rates and potential increases in uncollectible rent. We will incur expenses, such as for maintenance costs, insurances costs and property taxes, even though a property is vacant. The longer the period of significant vacancies for a property, the greater the potential negative impact on our revenues and results of operations.

We do not have control over market and business conditions that may affect our success.

The following external factors, as well as other factors beyond our control, may reduce the value of properties that we acquire, the ability of tenants to pay rent on a timely basis, or at all, the amount of the rent to be paid and the ability of borrowers to make loan payments on time, or at all:

—	changes in general or local economic or market conditions;

—	the pricing and availability of debt, operating lines of credit or working capital;

—	inflation and other increases in operating costs, including utilities and insurance premiums;

—	increased costs and shortages of labor;

—	increased competition;

—	quality of management;

—	failure by a tenant to meet its obligations under a lease;

—	bankruptcy of a tenant or borrower;

—	the ability of an operator to fulfill its obligations;

—	limited alternative uses for properties;

—	changing consumer habits or other changes in supply of, or demand for, similar or competing products;

—	acts of God, such as earthquakes, floods and hurricanes;

—	condemnation or uninsured losses;

—	changing demographics; and

—	changing government regulations, including REIT taxation, real estate taxes, environmental, land use and zoning laws.

Further, the results of operations for a property in any one period may not be indicative of results in future periods, and the long-term performance of such property generally may not be comparable to, and cash flows may not be as predictable as, other properties owned by third parties in the same or similar industry. If tenants are unable to make lease payments, TRS entities do not achieve the expected levels of operating income, or borrowers are unable to make loan payments as a result of any of these factors, cash available for distributions to our stockholders may be reduced.

We may be limited in our ability to vary our portfolio in response to changes in economic, market or other conditions, including by restrictions on transfer imposed by our limited partners, if any, in our operating partnership or by our lenders. Additionally, the return on our real estate assets also may be affected by a continued or exacerbated general economic slowdown experienced in the United States generally and in the local economies where our properties and the properties underlying our other real estate-related investments are located, including:

—

poor economic conditions may result in a decline in the operating income at our properties and defaults by tenants of our properties and borrowers under our investments in mortgage, bridge or mezzanine loans; and

—	increasing concessions, reduced rental rates or capital improvements may be required to maintain occupancy levels.

Our exposure to typical real estate investment risks could reduce our income.

Our properties, loans and other real estate-related investments are subject to the risks typically associated with investments in real estate. Such risks include the possibility that our properties will generate operating income, rent and capital appreciation, if any, at rates lower than we anticipated or will yield returns lower than those available through other investments. Further, there are other risks by virtue of the fact that our ability to vary our portfolio in response to changes in economic and other conditions will be limited because of the general illiquidity of real estate investments. Income from our properties may be adversely affected by many factors including, but not limited to, an increase in the local supply of properties similar to our properties, newer competing properties, a decrease in the number of people interested in the properties that we acquire, changes in government regulation, including healthcare regulation, international, national or local economic deterioration, increases in operating costs due to inflation and other factors that may not be offset by increased lease rates, and changes in consumer tastes.

We may be unable to sell assets if or when we decide to do so.

Maintaining our anticipated REIT qualification and continuing to avoid registration under the Investment Company Act as well as many other factors, such as general economic conditions, the availability of financing, interest rates and the supply and demand for the particular asset type, may limit our ability to sell real estate assets. These factors are beyond our control. We cannot predict whether we will be able to sell any real estate asset on favorable terms and conditions, if at all, or the length of time needed to sell an asset.

An increase in real estate taxes may decrease our income from properties.

From time to time, the amount we pay for property taxes will increase as either property values increase or assessment rates are adjusted. Increases in a property’s value or in the assessment rate will result in an increase in the real estate taxes due on that property. If we are unable to pass the increase in taxes through to our tenants, our net operating income for the property will decrease.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we acquire multiple properties in a single transaction. Portfolio acquisitions typically are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our advisor and property manager in managing the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. We also may be required to accumulate a large amount of cash to fund such acquisitions. We would expect the returns that we earn on such cash to be less than the returns on real property. Therefore, acquiring multiple properties in a single transaction may reduce the overall yield on our portfolio.

If one or more of our tenants file for bankruptcy protection, we may be precluded from collecting all sums due.

If one or more of our tenants, or the guarantor of a tenant’s lease, commences, or has commenced against it, any proceeding under any provision of the U.S. federal bankruptcy code, as amended, or any other legal or equitable proceeding under any bankruptcy, insolvency, rehabilitation, receivership or debtor’s relief statute or law, we may be unable to collect sums due under our lease(s) with that tenant. Any or all of the tenants, or a guarantor of a tenant’s lease obligations, could be subject to a bankruptcy or similar proceeding. A bankruptcy or similar proceeding may bar our efforts to collect pre-bankruptcy debts from those entities or their properties unless we are able to obtain an order from the bankruptcy court. If a lease is rejected by a tenant in bankruptcy, we would only have a general unsecured claim against the tenant, and may not be entitled to any further payments under the lease. Such an event could cause a decrease or cessation of rental payments which would reduce our cash flow and the amount available for distribution to our stockholders. In the event of a bankruptcy or similar proceeding, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distribution to our stockholders may be adversely affected.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We have entered into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our financial condition, cash flow and the amount available for distributions to you.

If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property.

Multiple property leases or loans with individual tenants or borrowers increase our risks in the event that such tenants or borrowers become financially impaired.

Defaults by a tenant or borrower may continue for some time before we determine that it is in our best interest to evict the tenant or foreclose on the property of the borrower. Tenants may lease more than one property, and borrowers may enter into more than one loan. As a result, a default by, or the financial failure of, a tenant or borrower could cause more than one property to become vacant or be in default or more than one lease or loan to become non-performing. Defaults or vacancies can reduce our rental income and funds available for distribution and could decrease the resale value of affected properties until they can be re-leased.

We rely on various security provisions in our leases for minimum rent payments which could have a material adverse effect on our financial condition.

Our leases may, but are not required to, have security provisions such as deposits, stock pledges and guarantees or shortfall reserves provided by a third-party tenant or operator. These security provisions may terminate at either a specific time during the lease term, once net operating income of the property exceeds a specified amount or upon the occurrence of other specified events. Certain security provisions may also have limits on the overall amount of the security under the lease. After the termination of a security feature, or in the event that the maximum limit of a security provision is reached, we may only look to the tenant to make lease payments. In the event that a security provision has expired or the maximum limit has been reached, or a provider of a security provision is unable to meet its obligations, our results of operations and ability to pay distributions to our stockholders could be adversely affected if our tenants are unable to generate sufficient funds from operations to meet minimum rent payments and the tenants do not otherwise have the resources to make rent payments.

Our real estate assets may be subject to impairment charges which could have a material adverse effect on our financial condition.

We are required to periodically evaluate the recoverability of the carrying value of our real estate assets for impairment indicators. Factors considered in evaluating impairment of our real estate assets held for investment include significant declines in property operating profits, recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Generally, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of the asset over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. Management makes assumptions and estimates when considering impairments and actual results could vary materially from these assumptions and estimates.

We are uncertain of our sources for funding of future capital needs and this may subject us to certain risks associated with ongoing needs of our properties.

Neither we nor our advisor has any established financing sources. We establish capital reserves on a property-by-property basis, as we deem appropriate to fund anticipated capital improvements. If we do not have enough capital reserves to supply needed funds for capital improvements throughout the life of our investment in a property and there is insufficient cash available from our operations or from other sources, we may be required to defer necessary improvements to a property. This may result in decreased cash flow and reductions in property values. If our reserves are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. There can be no guarantee that these sources will be available to us. Accordingly, in the event that we develop a need for additional capital in the future for the maintenance or improvement of our properties or for any other reason, we have not identified any established sources for such funding, and we cannot assure you that such sources of funding will be available to us for potential capital needs in the future.

Increased competition for customers may reduce the ability of certain of our operators to make scheduled rent payments to us or affect our operating results.

The types of properties in which we invest are expected to face competition for customers from other similar properties, both locally and nationally. For example, competing senior housing properties may be located near the senior housing properties we own or acquire. Any decrease in revenues due to such competition at any of our properties may adversely affect our operators’ ability to make scheduled rent payments to us and with respect to certain of our senior housing properties leased to TRS entities, may adversely affect our operating results of those properties.

Lack of diversification of our properties may increase our exposure to the risks of adverse local economic conditions and to the risks of adverse conditions as to any particular asset class and category of a property within an asset class.

To the extent that there is a concentration of operating revenues from our properties located in a few states or geographic areas, in addition to adverse developments in the U.S. economy and in the senior housing and healthcare industries generally, adverse events or conditions in those markets or specific properties, such as localized economic recessions or increases in state or local tax rates, could have a disproportionately adverse effect on our results of operations and financial condition. Similarly, since our assets may be concentrated in any specific asset class or any brand or other category within an asset class, an economic downturn in such class or asset category could have an adverse effect on our results of operations and financial condition.

We may be subject to litigation which could have a material adverse effect on our business and financial condition.

We may be subject to litigation, including claims relating to our operations, offerings, unrecognized preacquisition contingencies and otherwise in the ordinary course of business. Some of these claims may result in potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of claims that may arise in the future. Resolution of these types of matters against us may result in us having to pay significant fines or settlements, which, if not insured against, or if these fines and settlements exceed insured levels, would adversely impact our earnings and cash flows. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and/or adversely impact our ability to attract officers and directors.

We will have no economic interest in the land beneath ground lease properties that we may acquire.

Certain of the properties that we acquire may be on land owned by a governmental entity or other third party, while we own a leasehold, permit, or similar interest. This means that while we have a right to use the property, we do not retain fee ownership in the underlying land. Accordingly, with respect to such properties, we will have no economic interest in the land or buildings at the expiration of the ground lease or permit. As a result, although we will share in the income stream derived from the lease or permit, we will not share in any increase in value of the land associated with the underlying property and may forfeit rights to assets constructed on the land such as buildings and improvements at the end of the lease. Further, because we do not completely control the underlying land, the governmental or other third party owners that lease this land to us could take certain actions to disrupt our rights in the properties or our tenants’ operation of the properties or take the properties in an eminent domain proceeding. While we do not think such interruption is likely, such events are beyond our control. If the entity owning the land under one of our properties chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired.

Existing senior housing and healthcare properties that we acquire may be subject to unknown or contingent liabilities which could cause us to incur substantial costs.

We have acquired operating senior housing and healthcare properties which may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under transaction agreements related to our acquisition of senior housing and healthcare properties do not survive the closing of the transactions. While we generally require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification may be limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on indemnifiable losses. There is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these properties may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

We invest in private-pay senior housing properties, an asset class of the senior housing sector that is highly competitive.

Private-pay senior housing is a competitive asset class of the senior housing sector. Our senior housing properties compete on the basis of location, affordability, quality of service, reputation and availability of alternative care environments. Our senior housing properties also rely on the willingness and ability of seniors to select senior housing options. Our property operators have competitors with greater marketing and financial resources able to offer incentives or reduce fees charged to residents thereby potentially reducing the perceived affordability of our properties. Additionally, the high demand for quality caregivers in a given market could increase the costs associated with providing care and services to residents. These and other factors could cause the amount of our revenue generated by private payment sources to decline or our operating expenses to increase. In periods of weaker demand, as has occurred during the recent general economic recession, profitability may be negatively affected by the relatively high fixed costs of operating a senior housing property.

Events which adversely affect the ability of seniors to afford our daily resident fees could cause the occupancy rates, resident fee revenues and results of operations of our senior housing properties to decline.

Costs to seniors associated with certain types of the senior housing properties we acquire generally are not reimbursable under government reimbursement programs such as Medicaid and Medicare. Substantially all of the resident fee revenues generated by our properties are derived from private payment sources consisting of income or assets of residents or their family members. Only seniors with income or assets meeting or exceeding certain standards can typically afford to pay our daily resident and service fees and, in some cases, entrance fees. Economic downturns such as the one recently experienced in the United States, reductions or declining growth of government entitlement programs, such as social security benefits, or stock market volatility could adversely affect the ability of seniors to afford the fees for our senior housing properties. If our tenants or managers are unable to attract and retain seniors with sufficient income, assets or other resources required to pay the fees associated with assisted and independent living services, the occupancy rates, resident fee revenues and results of operations for these properties could decline, which, in turn, could have a material adverse effect on our business.

The inability of seniors to sell their homes could negatively impact occupancy rates, revenues, cash flows and results of operations of the properties we acquire.

Recent severe housing price declines and reduced home mortgage availability have negatively affected the U.S. housing market, with certain geographic areas having experienced more acute deterioration than others. Downturns in the housing markets, such as the one recently experienced, could adversely affect the ability (or perceived ability) of seniors to currently afford entrance fees and resident fees as potential residents frequently use the proceeds from the sale of their homes to cover the cost of these fees. Specifically, if seniors have a difficult time selling their homes, these difficulties could impact their ability to relocate into, or finance their stays at, our senior housing properties with private resources. If the recent volatility in the housing market continues, the occupancy rates, revenues, cash flows and results of operations for these properties could be negatively impacted.

Significant legal actions brought against the tenants or managers of our senior housing properties could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to meet their obligations to us.

The tenants or managers of our senior housing properties may be subject to claims that their services have resulted in resident injury or other adverse effects. The insurance coverage that is maintained by such tenants of managers, whether through commercial insurance or self-insurance, may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our tenants or managers due to state law prohibitions or limitations of availability. As a result, the tenants or managers of our senior housing properties operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. From time to time, there may also be increases in government investigations of long-term care providers, as well as increases in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or government investigation could lead to potential termination from government programs, large penalties and fines and otherwise have a material adverse effect on a facility operator’s financial condition. If a tenant or manager is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant or manager is required to pay uninsured punitive damages, or if a tenant or manager is subject to an uninsurable government enforcement action, the tenant or manager could be exposed to substantial additional liabilities, which could result in its bankruptcy or insolvency or have a material adverse effect on a tenant’s or manager’s business and its ability to meet its obligations to us.

Moreover, advocacy groups that monitor the quality of care at senior housing properties have sued senior housing facility operators and demanded that state and federal legislators enhance their oversight of trends in senior housing property ownership and quality of care. Patients have also sued operators of senior housing properties and have, in certain cases, succeeded in winning very large damage awards for alleged abuses. This litigation and potential future litigation may materially increase the costs incurred by the tenants and managers of our properties for monitoring and reporting quality of care compliance. In addition, the cost of medical malpractice and liability insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of senior housing properties continues. Increased costs could limit the ability of the tenants and managers of our properties to meet their obligations to us, potentially decreasing our revenue and increasing our collection and litigation costs. To the extent we are required to remove or replace a manager, our revenue from the affected facility could be reduced or eliminated for an extended period of time.

Finally, if we lease a senior housing property to our TRS lessee rather than leasing the property to a third-party tenant, our TRS lessee will become subject to state licensing requirements that apply to senior housing facility operators and our TRS lessee will have increased liability resulting from events or conditions that occur at the facility, including for example injuries to residents at the facility that are caused by the negligence or misconduct of the facility operator or its employees. Insurance may not cover all such liabilities.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of tenants at any healthcare properties that we may acquire, and hinder their ability to make rent payments to us.

Sources of revenue for tenants and operators at any healthcare properties that we acquire include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by these payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of these tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.

The healthcare sector continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that tenants at healthcare properties will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, government payors and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, due to the aging of the population and the expansion of governmental payor programs, we anticipate that there will be a marked increase in the number of patients reliant on healthcare coverage provided by governmental payors. These changes could have a material adverse effect on the financial condition of tenants at our healthcare properties.

We are exposed to various operational risks, liabilities and claims with respect to our senior housing properties that may adversely affect our ability to generate revenues and/or increase our costs.

Through our ownership of senior housing properties, we are exposed to various operational risks, liabilities and claims with respect to our properties in addition to those generally applicable to ownership of real property. These risks include fluctuations in occupancy levels, the inability to achieve economic resident fees (including anticipated increases in those fees), rent control regulations, and increases in labor costs (as a result of unionization or otherwise) and services. Any one or a combination of these factors, together with other market and business conditions beyond our control, could result in operating deficiencies at our senior housing properties, which could have a material adverse effect on our facility operators’ results of operations and their ability to meet their obligations to us and operate our properties effectively and efficiently, which in turn could adversely affect us.

Failure to succeed in the senior housing and healthcare sectors may have adverse consequences on our performance.

Other than our chairman of the board of directors and certain of the advisor’s asset management personnel, we do not have experience in owning or operating senior housing properties or healthcare properties. The experience of the management of our advisor in other sectors, such as lifestyle and lodging, does not ensure that we will be able to operate successfully in the senior housing and healthcare sectors. Our success in these sectors will be dependent, in part, upon our ability to evaluate local senior housing and healthcare sector conditions, identify appropriate acquisition opportunities, and find qualified tenants or, where properties are acquired through a TRS, to engage and retain qualified independent managers to operate these properties. In addition, due to our inexperience in acquiring senior housing and healthcare properties, we may abandon opportunities to enter a local market or acquire a property that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

Unanticipated expenses and insufficient demand for senior housing properties could adversely affect our profitability.

As part of our investment strategy, we may acquire senior housing properties in geographic areas where potential customers may not be familiar with the benefits of, and care provided by, that particular property. As a result, we may have to incur costs relating to the opening, operation and promotion of such properties that are substantially greater than those incurred in other areas where the properties are better known by the public. These properties may attract fewer residents than other senior housing properties we acquire and may have increased costs, such as for marketing expenses, adversely affecting the results of operations of such properties as compared to those properties that are better known.

Our failure or the failure of the tenants and managers of our properties to comply with licensing and certification requirements, the requirements of governmental programs, fraud and abuse regulations or new legislative developments may materially adversely affect the operations of our senior housing properties.

The operations of our senior housing properties are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing laws. The ultimate timing or effect of any changes in these laws and regulations cannot be predicted. Failure to obtain licensure or loss or suspension of licensure or certification may prevent a facility from operating or result in a suspension of certain revenue sources until all licensure or certification issues have been resolved. Properties may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. State laws may require compliance with extensive standards governing operations and agencies administering those laws regularly inspect such properties and investigate complaints. Failure to comply with all regulatory requirements could result in the loss of the ability to provide or bill and receive payment for healthcare services at our senior housing properties. Additionally, transfers of operations of certain senior housing properties are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate. We have no direct control over the tenant’s or manager’s ability to meet regulatory requirements and failure to comply with these laws, regulations and requirements may materially adversely affect the operations of these properties.

If our operators fail to cultivate new or maintain existing relationships with potential resident, community organizations and healthcare providers in the markets in which they operate, our occupancy percentage, payor mix and resident rates may deteriorate, which could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to you.

We continue to build relationships with several key senior housing operators upon whom we must depend to successfully market our facilities to potential residents and healthcare providers whose referral practices can impact the choices seniors make with respect to their housing. If our operators are unable to successfully cultivate and maintain strong relationships with these community organizations and other healthcare providers, occupancy rates at our facilities could decline, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to you.

Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, nationally or at the state level. We cannot predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on those of our senior housing properties offering healthcare services and, thus, our business.

Healthcare, including the long-term care and assisted living sectors, remain a dynamic, evolving industry. On March 23, 2010, the Patient Protection and Affordable Care Act of 2010 was enacted and on March 30, 2010, the Health Care and Education Reconciliation Act was enacted, which in part modified the Patient Protection and Affordable Care Act (collectively, the “Healthcare Reform Laws”). Together, the Healthcare Reform Laws serve as the primary vehicle for comprehensive healthcare reform in the United States. The Healthcare Reform Laws are intended to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which healthcare is organized, delivered and reimbursed. The legislation became effective in a phased approach, beginning in 2010 and concluding in 2018. At this time, the effects of the legislation and its impact on our business are not yet known. Our business could be materially and adversely affected by the Healthcare Reform Laws and further governmental initiatives undertaken pursuant to the Healthcare Reform Laws.

Government budget deficits could lead to a reduction in Medicare and Medicaid reimbursement.

The weak U.S. economy has negatively affected state budgets, which puts pressure on states to decrease reimbursement rates with the goal of decreasing state expenditures under state Medicaid programs. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in state Medicaid programs due to continued high unemployment, declines in family incomes and eligibility expansions authorized by the recently enacted Healthcare Reform Laws. These potential reductions could be compounded by the potential for federal cost-cutting efforts that could lead to reductions in reimbursement rates under the federal Medicare program, state Medicaid programs and other healthcare-related programs. Potential reductions in reimbursements under these programs could negatively impact our business, financial condition and results of operations.

Although we target senior housing properties in markets that have high barriers to entry for new properties, barriers to entry in the senior housing property sector are not substantial in all markets.

If the development of new senior housing properties outpaces demand for those asset types in the markets in which our properties are located, those markets may become saturated. Overbuilding in our markets, therefore, could cause us to experience decreased occupancy, reduced operating margins and lower profitability.

Termination of resident lease agreements could adversely affect our revenues and earnings for senior housing properties providing assisted living services.

Applicable regulations governing assisted living properties generally require written resident lease agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident lease agreement for any reason on reasonable notice or upon the death of the resident. The operators of senior housing properties cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements with terms of up to one year or longer. In addition, the resident turnover rate in our properties may be difficult to predict. If a large number of resident lease agreements terminate at or around the same time, and if our units remained unoccupied, then our tenants may have difficulty making rental payments and our revenues and earnings could be adversely affected.

The healthcare properties we acquire, such as medical office buildings and surgery centers, may be unable to compete successfully.

The healthcare properties we acquire, such as medical office buildings and surgery centers, often face competition from nearby hospitals and other medical office buildings that provide comparable services. Some of those competing properties are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our properties.

Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical properties. Our tenants’ failure to compete successfully with these other practices could adversely affect their ability to make rental payments, which could adversely affect our rental revenues. Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. This could adversely affect our tenants’ ability to make rental payments, which could adversely affect our rental revenues.

Any reduction in rental revenues resulting from the inability of our medical office buildings and healthcare-related properties and our tenants to compete successfully may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Some tenants of medical office buildings, surgery centers, and other healthcare properties are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make rent payments to us.

There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from, or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. Any lease arrangements we enter into with certain tenants could also be subject to these fraud and abuse laws concerning Medicare and Medicaid. These laws include:

—

the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any item or service reimbursed by Medicare or Medicaid;

—

the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship;

—

the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including claims paid by the Medicare and Medicaid programs; and

—	the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose monetary penalties for certain fraudulent acts.

Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the properties are located may have similar fraud and abuse laws. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants could jeopardize that tenant’s ability to operate or to make rent payments, which may have a material adverse effect on our business, financial condition and results of operations and our ability to make cash distributions.

Our tenants may generally be subject to risks associated with the employment of unionized personnel for our senior housing and healthcare properties.

From time to time, the operations of any senior housing and healthcare properties may be disrupted through strikes, public demonstrations or other labor actions and related publicity. We or our tenants may also incur increased legal costs and indirect labor costs as a result of such disruptions, or contract disputes or other events. Those of our senior housing and healthcare properties that are operating through a TRS and certain of the third-party managers for such properties, as well as certain tenants of our senior housing properties that we lease to third-party tenants may be more susceptible to and potentially more impacted by labor force activities than others. One or more of our tenants or our third-party managers operating some of these types of properties may be targeted by union actions or adversely impacted by the disruption caused by organizing activities. Significant adverse disruptions caused by union activities and/or increased costs affiliated with such activities could materially and adversely affect our operations and the financial condition of the lodging, senior housing and healthcare properties we own through a TRS and affect the operating income of our tenants for those properties we lease to third parties.

Construction and development projects are subject to risks that materially increase the costs of completion.

We develop and construct new senior housing and healthcare properties or redevelop existing properties. In doing so, we are subject to risks and uncertainties associated with construction and development including, risks related to obtaining all necessary zoning, land-use, building occupancy and other governmental permits and authorizations, risks related to the environmental concerns of government entities or community groups, risks related to changes in economic and market conditions between development commencement and stabilization, risks related to construction labor disruptions, adverse weather, acts of God or shortages of materials which could cause construction delays and risks related to increases in the cost of labor and materials which could cause construction costs to be greater than projected.

We may not have control over construction on our properties.

We acquire sites on which a property we will own will be built, as well as sites that have existing properties (including properties that require renovation). We are subject to risks in connection with a developer’s ability to control construction costs and the timing of completion of construction or a developer’s ability to build in conformity with plans, specifications and timetables. A developer’s failure to perform may require legal action by us to terminate the development agreement or compel performance. We also incur additional risks as we make periodic payments or advances to developers prior to completion of construction. These and other factors can result in increased costs of a development project or loss of our investment. In addition, post-construction, we are subject to ordinary lease-up risks relating to newly-constructed projects.

Senior housing properties in which we invest may not be readily adaptable to other uses.

Senior housing properties in which we invest are specific-use properties that have limited alternative uses. Therefore, if the operations of any of our properties in these sectors become unprofitable for our tenant or operator or for us due to industry competition, a general deterioration of the applicable industry or otherwise, then we may have great difficulty re-leasing the property or developing an alternative use for the property and the liquidation value of the property may be substantially less than would be the case if the property were readily adaptable to other uses. Should any of these events occur, our income and cash available for distribution and the value of our property portfolio could be reduced.

We compete with other companies for investments and such competition may reduce the number of suitable acquisition opportunities that are available to us and adversely affect our ability to successfully acquire properties and other assets.

We compete with other companies and investors, including other REITs, real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds, banks and insurance companies, for the acquisition of properties, loans and other real estate-related investments that we seek to acquire or make. Some of the other entities that we compete with for acquisition opportunities will have substantially greater experience acquiring and owning the types of properties, loans or other real estate-related investments which we seek to acquire or make, as well as greater financial resources and a broader geographic knowledge base than we have. As a result, competition may reduce the number of suitable acquisition opportunities available to us.

Your investment may be subject to additional risks if we make international investments.

We may purchase properties located in countries outside the United States. Such investments could be affected by factors particular to the laws and business practices of those countries. These laws or business practices may expose us to risks that are different from, and in addition to, those commonly found in the United States including, but not limited to foreign currency fluctuations and additional tax burdens that may impact our results of operations, cash flows and cash available for distribution to stockholders. Specifically, foreign investments could be subject to the following risks:

—	the imposition of unique tax structures and differences in taxation policies and rates and other operating expenses in particular countries;

—	non-recognition of particular structures intended to limit certain tax and legal liabilities;

—	changing governmental rules and policies, including changes in land use and zoning laws;

—

enactment of laws relating to the foreign ownership of real property or mortgages and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s county of origin;

—	our advisor’s limited experience and expertise in foreign countries relative to our advisor’s experience and expertise in the United States;

—	variations in currency exchange rates;

—	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

—

the willingness of domestic or foreign lenders to make mortgage loans in certain countries and changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

—	general political and economic instability; and

—	more stringent environmental laws or changes in such laws.

We will not control the management of our properties.

Once we elect to be treated as a REIT, in order to maintain our status as a REIT for federal income tax purposes, we may not operate certain types of properties we acquire or participate in the decisions affecting their daily operations. Our success, therefore, will depend on our ability to select qualified and creditworthy tenants or managers who can effectively manage and operate the properties. Our tenants and managers will be responsible for maintenance and other day-to-day management of the properties or will enter into agreements with third-party operators. Our financial condition will be dependent on the ability of third-party tenants and/or managers to operate the properties successfully. We generally enter into leasing agreements with tenants and management agreements with managers having substantial prior experience in the operation of the type of property being rented or managed; however, there can be no assurance that we will be able to make such arrangements. Additionally, if we elect to treat property we acquire as a result of a borrower’s default on a loan or a tenant’s default on a lease as “foreclosure property” for federal income tax purposes, we will be required to operate that property through an independent manager over whom we will not have control. If our tenants or third-party managers are unable to operate the properties successfully or if we select unqualified managers, then such tenants and managers might not have sufficient revenue to be able to pay our rent, which could adversely affect our financial condition.

Since our properties leased to third-party tenants will generally be on a triple net basis, we depend on our third-party tenants not only for rental income, but also to pay insurance, taxes, utilities and maintenance and repair expenses in connection with the leased properties. Any failure by our third-party tenants to effectively conduct their operations could adversely affect their business reputation and ability to attract and retain residents in our leased properties. Our leases generally require such tenants to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with our tenants’ respective businesses. We cannot assure you that our tenants will have sufficient assets, income, access to financing and insurance coverage to enable it to satisfy these indemnification obligations. Any inability or unwillingness by our tenants to make rental payments to us or to otherwise satisfy their obligations under their lease agreements with us could adversely affect us.

We may not control our joint ventures.

We sometimes enter into joint ventures with unaffiliated parties to purchase a property or to make loans or other real estate-related investments, and the joint venture or general partnership agreement relating to that joint venture or partnership generally provides that we will share with the unaffiliated party management control of the joint venture. For example, our venture partners share approval rights on many major decisions. Those venture partners may have differing interests from ours and the power to direct the joint venture or partnership on certain matters in a manner with which we do not agree. In the event the joint venture or general partnership agreement provides that we will have sole management control of the joint venture, the agreement may be ineffective as to a third party who has no notice of the agreement, and we may therefore be unable to control fully the activities of the joint venture. Should we enter into a joint venture with another program sponsored by an affiliate, we do not anticipate that we will have sole management control of the joint venture. In addition, when we invest in properties, loans or other real estate-related investments indirectly through the acquisition of interests in entities that own such properties, loans or other real estate-related investments, we may not be able to control the management of such assets which could have negative impacts including our qualification as a REIT.

Joint venture partners may have different interests than we have, which may negatively impact our control over our ventures.

Investments in joint ventures involve the risk that our co-venturer may have economic or business interests or goals which, at a particular time, are inconsistent with our interests or goals, that the co-venturer may be in a position to take action contrary to our instructions, requests, policies or objectives, or that the co-venturer may experience financial difficulties. Among other things, actions by a co-venturer might subject assets owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement or to other adverse consequences. This risk is also present when we make investments in securities of other entities. If we do not have full control over a joint venture, the value of our investment will be affected to some extent by a third party that may have different goals and capabilities than ours. As a result, joint ownership of investments and investments in other entities may adversely affect our REIT qualification, returns on investments and, therefore, cash available for distributions to our stockholders may be reduced.

It may be difficult for us to exit a joint venture after an impasse.

In our joint ventures, there is a potential risk of impasse in some business decisions because our approval and the approval of each co-venturer may be required for some decisions. In certain of our joint ventures, we have the right to buy the other co-venturer’s interest or to sell our own interest on specified terms and conditions in the event of an impasse regarding a sale. In the event of an impasse, it is possible that neither party will have the funds necessary to complete a buy-out. In addition, we may experience difficulty in locating a third-party purchaser for our joint venture interest and in obtaining a favorable sale price for the interest. As a result, it is possible that we may not be able to exit the relationship if an impasse develops.

Compliance with the Americans with Disabilities Act may reduce our expected distributions.

Under the Americans with Disabilities Act of 1992 (the “ADA”) all public accommodations and commercial properties are required to meet certain federal requirements related to access and use by disabled persons. Failure to comply with the ADA could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of federal, state, and local laws may require us to modify any properties we purchase or may restrict further renovations thereof with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Our properties may be subject to environmental liabilities that could significantly impact our return from the properties and the success of our ventures.

Operations at certain of the properties we acquire, or which are used to collateralize loans we may originate, may involve the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as herbicides, pesticides, fertilizers, motor oil, waste motor oil and filters, transmission fluid, antifreeze, Freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels, and sewage. Accordingly, the operations of certain properties we acquire will be subject to regulation by federal, state, and local authorities establishing health and environmental quality standards. In addition, certain of our properties may maintain and operate underground storage tanks (“USTs”) for the storage of various petroleum products. USTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading of USTs and the remediation of contaminated soils and groundwater resulting from leaking USTs.

As an owner of real estate, various federal and state environmental laws and regulations may require us to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum products located on, in or emanating from our properties. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of hazardous substances. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Other environmental laws impose liability on a previous owner of property to the extent hazardous or toxic substances were present during the prior ownership period. A transfer of the property may not relieve an owner of such liability; therefore, we may have liability with respect to properties that we or our predecessors sold in the past.

The presence of contamination or the failure to remediate contamination at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. While our leases are expected to provide that the tenant is solely responsible for any environmental hazards created during the term of the lease, we or an operator of a site may be liable to third parties for damages and injuries resulting from environmental contamination coming from the site.

We cannot be sure that all environmental liabilities associated with the properties that we acquire will have been identified or that no prior owner, operator or current occupant will have created an environmental condition not known to us. Moreover, we cannot be sure that: (i) future laws, ordinances or regulations will not impose any material environmental liability on us; or (ii) the environmental condition of the properties that we may acquire from time to time will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of USTs), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition, results of operations and ability to pay distributions.

In addition to the risks associated with potential environmental liabilities discussed above, compliance with environmental laws and regulations that govern our properties may require expenditures and modifications of development plans and operations that could have a detrimental effect on the operations of the properties and our financial condition, results of operations and ability to pay distributions to our stockholders. There can be no assurance that the application of environmental laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

The presence of mold at any of our properties could require us to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. The presence of mold could expose us to liability from our tenants, their employees and others if property damage or health concerns arise.

Legislation and government regulation may adversely affect the development and operations of properties we acquire.

In addition to being subject to environmental laws and regulations, certain of the development plans and operations conducted or to be conducted on properties we acquire require permits, licenses and approvals from certain federal, state and local authorities. Material permits, licenses or approvals may be terminated, not renewed or renewed on terms or interpreted in ways that are materially less favorable to the properties we purchase. Furthermore, laws and regulations that we or our operators are subject to may change in ways that are difficult to predict. There can be no assurance that the application of laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire, the operations of such property and the amount of rent we receive from the tenant of such property.

We may be unable to obtain desirable types of insurance coverage at a reasonable cost, if at all, and we may be unable to comply with insurance requirements contained in mortgage or other agreements due to high insurance costs.

We may not be able either to obtain desirable types of insurance coverage, such as terrorism, earthquake, flood, hurricane and pollution or environmental matter insurance, or to obtain such coverage at a reasonable cost in the future, and this risk may limit our ability to finance or refinance debt secured by our prosperities. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance make it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance. We may not be able to obtain insurance coverage at reasonable rates due to high premium and/or deductible amounts. As a result, our cash flows could be adversely impacted due to these higher costs, which would adversely affect our ability to pay distributions to our stockholders.

Uninsured losses or losses in excess of insured limits could result in the loss or substantial impairment of one or more of our investments.

The nature of the activities at certain of our properties will expose us and our operators to potential liability for personal injuries and, with respect to certain types of properties may expose us to property damage claims. We maintain, and require our tenants and operators, as well as mortgagors to whom we have loaned money to maintain, insurance with respect to each of our properties that tenants lease or operate and each property securing a mortgage that we hold, including comprehensive liability, fire, flood and extended coverage insurance. There are, however, certain types of losses (such as from hurricanes, floods, earthquakes or terrorist attacks) that may be either uninsurable or not economically feasible to insure. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or loss in excess of insured limits occur, we could lose all or a portion of our anticipated revenue stream from the affected property, as well as all or a portion of our invested capital. Accordingly, if we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, cash available for distributions to stockholders may be reduced and the value of our assets may decrease significantly. In the case of an insurance loss, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Our TRS lessee structure subjects us to the risk of increased operating expenses.

Our TRS lessees engage independent facility managers pursuant to management agreements and pay these managers a fee for operating the properties and reimburse certain expenses paid by these managers. However, the TRS lessee receives all the operating profit or losses at the facility, net of corporate income tax, and we are subject to the risk of increased operating expenses.

Our TRS structure subjects us to the risk that the leases with our TRS lessees do not qualify for tax purposes as arm’s-length, which would expose us to potentially significant tax penalties.

Lessees of certain senior housing properties held in our TRS, generally will incur taxes or accrue tax benefits consistent with a “C” corporation. If the leases between us and our TRS lessees were deemed by the Internal Revenue Service to not reflect an arm’s-length transaction as that term is defined by tax law, we may be subject to significant tax penalties as the lessor that would adversely impact our profitability and our cash flows.

If our risk management systems are ineffective, we may be exposed to material unanticipated losses.

We continue to refine our risk management strategies and tools. However, our risk management strategies may not fully mitigate the risk exposure of our operations in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management strategies to accurately quantify such risk exposure could limit our ability to manage risks in our operations or to seek adequate risk-adjusted returns.

Because not all REITs calculate MFFO the same way, our use of MFFO may not provide meaningful comparisons with other REITs.

We use modified funds from operations, or “MFFO,” in order to evaluate our performance against other publicly registered, non-listed REITs, which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. However, not all REITs calculate MFFO the same way. If REITs use different methods of calculating MFFO, it may not be possible for investors to meaningfully compare the performance of our Company to other REITs.

Changes in accounting pronouncements could adversely impact our or our tenants’ reported financial performance.

Accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board and the Commission, entities that create and interpret appropriate accounting standards, may change the financial accounting and reporting standards or their interpretation and application of these standards that govern the preparation of our financial statements. These changes could have a material impact on our reported financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Similarly, these changes could have a material impact on our tenants’ reported financial condition or results of operations and affect their preferences regarding leasing real estate. In such event, tenants may determine not to lease properties from us, or, if applicable, exercise their option to renew their leases with us. This in turn could cause a delay in investing our offering proceeds, make it more difficult for us to enter into leases on terms we find favorable and impact the distributions to stockholders.

Cyber security risks and cyber incidents could adversely affect our business and disrupt operations.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data liability for stolen assets or information, increased cyber security protection costs, litigation and reputational damage adversely affecting customer or investor confidence.

Until 18 months after we have completed our offering stage, we expect to use the price paid to acquire a share of our common stock in our most recent offering as the estimated per share value of our shares. Even when determining the estimated per share value of our common stock from and after 18 months after completion of our offering stage, the estimated per share value of our shares will be based upon a number of assumptions that may not be accurate or complete.

To assist FINRA members and their associated persons that participate in our offerings in providing information on customer account statements as provided by National Association of Securities Dealers (“NASD”) Rule 2340, we expect to disclose in each of our annual reports an estimated per share value of our common stock, the method by which the estimated per share value of our common stock was developed and the date of the data used to develop the estimated per share value of our common stock. In addition, our advisor will prepare annual statements of the estimated per share value of our common stock to assist fiduciaries of retirement plans subject to the annual reporting and valuation requirements of ERISA in the preparation of their reports relating to an investment in our shares. Our advisor intends to use the most recent price paid to acquire a share of our common stock in the primary offering (ignoring purchase price discounts for certain categories of purchasers) or a subsequent follow-on public offering as the estimated per share value of our common stock until 18 months after we have completed our offering stage (as defined below). Although this initial estimated per share value of our common stock will represent the most recent price at which most investors will purchase our shares, this estimated per share value of our common stock will likely differ from the price at which a stockholder could resell his or her shares because there will be no public trading market for the shares at that time and the estimated per share value of our common stock will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets. We will consider our offering stage complete on the first date that we are no longer publicly offering equity securities that are not listed on a national securities exchange, whether through this offering or an additional follow-on public offering, provided we have not filed a registration statement for an additional follow-on public offering as of such date (for purposes of this definition, we do not consider “public offerings” to include offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, if any). If our board of directors determines that it is in our best interest, we may conduct additional follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future.

When determining the estimated per share value of our common stock from and after 18 months after the completion of our offering stage, our advisor, or another firm chosen for that purpose, will estimate the per share value of our common stock based upon a number of assumptions that may not be accurate or complete, and our board of directors will approve such estimated per share value of our common stock. There is no guarantee that such estimated per share value will equal or exceed, or not be substantially less than, the per share amount paid by investors in our offering.

Proposed changes to FINRA rules and regulations could have a material impact on when we initially publish our estimated per share value and, in the event we are required to publish such estimated value prior to completion of our offering, such action could impact the price at which our shares are offered and our ability to raise capital through our offerings.

In March 2012, FINRA requested public comment through April 11, 2012 on its proposed amendment to NASD Rule 2340 to require that per share estimated values of non-traded REITs be reported on customer account statements and modify the account statement disclosures that accompany the per share estimated value. Due to the fact that the managing dealer and participating brokers selling our common stock in our offerings are subject to FINRA rules and regulations, any significant changes to Rule 2340 or their firms’ policies could have a material impact on when we initially publish our estimated per share value on a basis other than our most recent offering price. In the event we are required to publish such estimated value prior to completion of our offerings, including any follow-on offering, if any, such action would affect the price at which our shares are offered and our ability to raise capital through our offerings.

Lending Related Risks

Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets.

The mortgage loans in which we may invest will be collateralized by underlying real estate. When we make these loans, we are at risk of default on these loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. We do not know whether the values of the properties collateralizing mortgage loans will remain at the levels existing on the dates of origination of the loans. If the values of the underlying properties drop or in some instances fail to rise, our risk will increase and the value of our assets may decrease.

The mortgage, bridge and mezzanine loans in which we may invest and/or originate will be subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are collateralized by commercial property. The ability of a borrower to repay a loan collateralized by a commercial property typically is dependent primarily upon the successful operation of the underlying property, rather than on any independent income or assets of the borrower.

If a borrower defaults under a mortgage, bridge or mezzanine loan we have made, we will bear the risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the loan. In the event of the bankruptcy of a borrower, the loan to such borrower will be deemed to be collateralized only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure on a loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed loan. If we determine that the sale of a foreclosed property is in our best interest, delays in the sale of such property could negatively impact the price we receive and we may not be receiving any income from the property although we will be required to incur expenses, such as for maintenance costs, insurance costs and property taxes. The longer we are required to hold the property, the greater the potential negative impact on our revenues and results of operations. In addition, any restructuring, workout, foreclosure or other exercise of remedies with respect to loans that we have made or acquired could create income tax costs or make it more difficult for us to qualify as a REIT. Once we elect to be treated as a REIT and we acquire a property by way of foreclosure or a deed in lieu of foreclosure, we may be subject to a 100% tax on net gain from a subsequent resale of that property under the prohibited transaction rules. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Prohibited

Transactions.” Alternatively, if we make an election to treat such property as “foreclosure property” under applicable income tax laws, we may avoid the 100% tax on prohibited transactions, but the net gain from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

The loans we originate or invest in will be subject to interest rate fluctuations.

If we invest in fixed-rate, long-term loans and interest rates increase, the loans could yield a return that is lower than then-current market rates. Conversely, if interest rates decline, we will be adversely affected to the extent that loans are prepaid, because we may not be able to make new loans at the previously higher interest rate. If we invest in variable interest rate loans, if interest rates decrease, our revenues will likewise decrease.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

We may, from time to time, sell a property or other asset by providing financing to the purchaser. There are no limits or restrictions on our ability to accept purchase money obligations secured by a mortgage as payment for the purchase price. The terms of payment to us will be affected by custom in the area where the property being sold is located and then-prevailing economic conditions. We will bear the risk of default by the purchaser and may incur significant litigation costs in enforcing our rights against the purchaser.

Financing Related Risks

Instability in the credit market and real estate market could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

We may not be able to obtain financing for investments on terms and conditions acceptable to us, if at all. Currently, domestic and international financial markets have experienced unusual volatility and uncertainty. If this volatility and uncertainty persists, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be significantly impacted. If we are unable to borrow funds on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase likely will be lower. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. Additionally, the reduction in equity and debt capital resulting from turmoil in the capital markets has resulted in fewer buyers seeking to acquire commercial properties leading to lower property values and the continuation of these conditions could adversely impact our timing and ability to sell our properties.

In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of parties seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we pay for these investments.

Mortgage indebtedness and other borrowings will increase our business risks.

We sometimes acquire real estate properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing collateralized by the asset or by borrowing new funds. In addition, we have incurred and may increase our mortgage debt by obtaining loans collateralized by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. If necessary, we also may borrow funds to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

Our charter provides that we may not borrow more than 300% of the value of our net assets without the approval of a majority of our independent directors and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval. Borrowing may be risky if the cash flow from our properties and other real estate-related investments is insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies, including with respect to capital expenditures and asset dispositions. If we mortgage assets or pledge equity as collateral and we cannot meet our debt obligations, then the lender could take the collateral, and we would lose the asset or equity and the income we were deriving from the asset.

We use credit facilities to finance our investments, which may require us to provide additional collateral and significantly impact our liquidity position.

Some of our credit facilities contain mark-to-market provisions providing that if the market value of the commercial real estate debt or securities pledged by us declines in value due to credit quality deterioration, we may be required by our lenders to provide additional collateral or pay down a portion of our borrowings. In a weak economic environment, we would generally expect credit quality and the value of the commercial real estate debt or securities that serve as collateral for our credit facilities to decline, and in such a scenario it is likely that the terms of our credit facilities would require partial repayment from us, which could be substantial. Posting additional collateral to support our credit facilities could significantly reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, our lenders can accelerate our borrowings, which could have a material adverse effect on our business and operations.

Our revenues are highly dependent on operating results of, and lease payments from, our properties and interest payments from loans that we make. Defaults by our tenants or borrowers would reduce our cash available for the repayment of our outstanding debt and for distributions.

Our ability to repay any outstanding debt and make distributions to stockholders depends upon the ability of our tenants, managers and borrowers to generate sufficient operating income to make payments to us, and their ability to make these payments will depend primarily on their ability to generate sufficient revenues in excess of operating expenses from businesses conducted on our properties. A tenant’s failure or delay in making scheduled rent payments to us or a borrower’s failure to make debt service payments to us may result from the tenant or borrower realizing reduced revenues at the properties it operates.

Defaults on our borrowings may adversely affect our financial condition and results of operations.

Defaults on loans collateralized by a property we own may result in foreclosure actions and our loss of the property or properties securing the loan that is in default. Such legal actions are expensive. For tax purposes, in general a foreclosure would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt collateralized by the property. If the outstanding balance of the debt exceeds our tax basis in the property, we would recognize taxable income on the foreclosure, all or a portion of such taxable income may be subject to tax, and/or required to be distributed to our stockholders in order for us to qualify as a REIT. In such case, we would not receive any cash proceeds to enable us to pay such tax or make such distributions. If any mortgages contain cross collateralization or cross default provisions, more than one property may be affected by a default. If any of our properties are foreclosed upon due to a default, our financial condition, results of operations and ability to pay distributions to stockholders will be adversely affected.

Financing arrangements involving balloon payment obligations may adversely affect our ability to make distributions.

We sometimes enter into fixed-term financing arrangements which require us to make “balloon” payments at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or sell a particular property. At the time the balloon payment is due, we may not be able to raise equity or refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. These refinancing or property sales could negatively impact the rate of return to stockholders and the timing of disposition of our assets. In addition, payments of principal and interest may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We also borrow money that bears interest at a variable rate and, from time to time, we may pay mortgage loans or refinance our properties in a rising interest rate environment. Accordingly, increases in interest rates could increase our interest costs, which could have a material adverse effect on our operating cash flow and our ability to make distributions to our stockholders.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, lenders may impose restrictions on us that affect our distributions, operating policies and ability to incur additional debt. Such limitations hamper our flexibility and may impair our ability to achieve our operating plans including maintaining our REIT status.

We may acquire various financial instruments for purposes of “hedging” or reducing our risks which may be costly and/or ineffective and will reduce our cash available for distribution to our stockholders.

We may engage in hedging transactions to manage the risk of changes in interest rates, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. We may use derivative financial instruments for this purpose, collateralized by our assets and investments. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time. Hedging activities may be costly or become cost-prohibitive and we may have difficulty entering into hedging transactions.

To the extent that we use derivative financial instruments to hedge against exchange rate and interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. We may be unable to manage these risks effectively.

Tax Related Risks

Following our election, failure to qualify as a REIT would adversely affect our operations and our ability to pay distributions to you.

We intend to operate as a REIT under the Code and believe we have and will continue to operate as a REIT in such manner. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may also affect our ability to qualify or remain qualified as a REIT. If we fail to qualify as a REIT for any taxable year, (i) we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income for that year at regular corporate rates, (ii) unless entitled to relief under relevant statutory provisions, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status; and (iii) distributions to stockholders would no longer qualify for the distributions-paid deduction in computing our taxable income. If we do not qualify as a REIT, we would not be required to make distributions to stockholders since a non-REIT is not required to pay dividends to stockholders in order to maintain REIT status or avoid an excise tax. The additional income tax liability we would incur as a result of failing to qualify as a REIT would reduce our net earnings available for distributions to stockholders and also reduce the funds available for satisfying our obligations in general. If we fail to qualify as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our stock.

Our leases may be re-characterized as financings which would eliminate depreciation deductions on our properties.

We believe that we would be treated as the owner of properties where we would own the underlying real estate, except with respect to leases structured as “financing leases,” which would constitute financings for federal income tax purposes. If the lease of a property does not constitute a lease for federal income tax purposes and is re-characterized as a secured financing by the Internal Revenue Service, then we believe the lease should be treated as a financing arrangement and the income derived from such a financing arrangement should satisfy the 75% and the 95% gross income tests for REIT qualification as it would be considered to be interest on a loan collateralized by real property. Nevertheless, the re-characterization of a lease in this fashion may have adverse tax consequences for us. In particular, we would not be entitled to claim depreciation deductions with respect to the property (although we should be entitled to treat part of the payments we would receive under the arrangement as the repayment of principal and not rent). In such event, in some taxable years our taxable income, and the corresponding obligation to distribute 90% of such income, would be increased. With respect to leases structured as “financing leases,” we will report income received as interest income and will not take depreciation deductions related to the real property. Any increase in our distribution requirements may limit our ability to invest in additional properties and to make additional mortgage loans. No assurance can be provided that the Internal Revenue Service would re-characterize such transactions as financings that would qualify under the 95% and 75% gross income tests. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests.”

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We sometimes purchase properties and lease them back to the sellers of such properties. While we use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, the Internal Revenue Service could challenge such characterization. In the event that any sale-leaseback transaction is challenged and re-characterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Excessive non-real estate asset values may jeopardize our REIT status.

In order to qualify as a REIT, among other requirements, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities. Accordingly, the value of any other property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate not more than 25% of our total assets. In addition, under federal income tax law, we may not own securities in, or make loans to, any one company (other than a REIT, a qualified REIT subsidiary or a TRS) which represent in excess of 10% of the voting securities or 10% of the value of all securities of that company (other than certain securities described in “Federal Income Tax Considerations — Operational Requirements — Asset Tests”), or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more TRSs which have, in the aggregate, a value in excess of 25% of our total assets.

The 75%, 25%, 10% and 5% REIT qualification tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, and such failure is not remedied within 30 days after the close of such quarter, we will cease to qualify as a REIT, unless certain requirements are satisfied, as described more fully in “Federal Income Tax Considerations — Operational Requirements — Asset Tests.”

We may have to borrow funds or sell assets to meet our distribution requirements.

Subject to some adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income to its stockholders. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items which actually have been paid, or some of our deductions might be subject to certain disallowance rules under the Internal Revenue Code. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the distribution requirements applicable to a REIT.

Even if we qualify as a REIT, we remain subject to various taxes which would reduce operating cash flow if and to the extent certain liabilities are incurred.

Even if we qualify as a REIT, we are subject to some federal, foreign and state and local taxes on our income and property that could reduce operating cash flow, including but not limited to: (i) tax on any undistributed REIT taxable income; (ii) “alternative minimum tax” on our items of tax preference; (iii) certain state income taxes (because not all states treat REITs the same as they are treated for federal income tax purposes); (iv) a tax equal to 100% of net gain from “prohibited transactions”; (v) tax on net gains from the sale of certain “foreclosure property”; (vi) tax on gains of sale of certain “built-in gain” properties; and (vii) certain taxes and penalties if we fail to comply with one or more REIT qualification requirements, but nevertheless qualify to maintain our status as a REIT. Foreclosure property includes property with respect to which we acquire ownership by reason of a borrower’s default on a loan or possession by reason of a tenant’s default on a lease. We may elect to treat certain qualifying property as “foreclosure property,” in which case, the net gain from such property will be treated as qualifying income under the 75% and 95% gross income tests for three years following such acquisition. To qualify for such treatment, we must satisfy additional requirements, including that we operate the property through an independent contractor after a short grace period. We will be subject to tax on our net income from foreclosure property. Such net income generally means the excess of any gain from the sale or other disposition of foreclosure property and income derived from foreclosure property that otherwise does not qualify for the 75% gross income test, over the allowable deductions that relate to the production of such income. Any such tax incurred will reduce the amount of cash available for distribution. See “Federal Income Tax Considerations — Taxation of CNL Healthcare Properties, Inc.”

Our investment strategy may cause us to incur penalty taxes, lose our REIT status or own and sell properties through TRSs, each of which would diminish the return to our stockholders.

The sale of one or more of our properties may be considered a prohibited transaction under the Code. Any “inventory-like” sales, such as the sale of condominiums, would almost certainly be considered such a prohibited transaction. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions.” If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all net gain that we derive from such sale would be subject to a 100% penalty tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) the REIT does not make more than seven sales of property during the taxable year, the aggregate adjusted bases of property sold during the taxable year does not exceed 10% of the aggregate bases of all of the REIT’s assets as of the beginning of the taxable year or the fair market value of property sold during the taxable year does not exceed 10% of the fair Market Value of all of the REIT’s assets as of the beginning of the taxable year. Given our investment strategy, the sale of one or more of our properties may not fall within the prohibited transaction safe harbor.

If we desire to sell a property pursuant to a transaction that does not fall within the safe harbor, we may be able to avoid the prohibited transaction tax if we acquired the property through a TRS, or acquired the property and transferred it to a TRS for a non-tax business purpose prior to the sale (i.e., for a reason other than the avoidance of taxes). We may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based on our own internal analysis, the opinion of counsel or the opinion of other tax advisors that the disposition will not be subject to the prohibited transaction tax. In cases where a property disposition is not effected through a TRS, the Internal Revenue Service could successfully assert that the disposition constitutes a prohibited transaction, in which event all of the net income from the sale of such property will be payable as a tax which will have a negative impact on cash flow and the ability to make cash distributions.

As a REIT, the value of our ownership interests held in our TRSs may not exceed 25% of the value of all of our assets at the end of any calendar quarter. If the Internal Revenue Service were to determine that the value of our interests in all of our TRSs exceeded 25% of the value of our total assets at the end of any calendar quarter, then we would fail to qualify as a REIT. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the Internal Revenue Service may conclude that the value of our interests in our TRSs exceeds 25% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT. Additionally, as a REIT, no more than 25% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we may fail to qualify as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received.

If our operating partnership fails to maintain its status as a partnership, its income may be subject to taxation, which would reduce the cash available to us for distribution to our stockholders.

We maintain the status of our operating partnership as either a disregarded entity or an entity taxable as a partnership for federal income tax purposes. However, if the Internal Revenue Service were to successfully challenge the status of the operating partnership as a disregarded entity or an entity taxable as a partnership, our operating partnership would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. Additionally, this could also result in our losing REIT status, and becoming subject to a corporate level tax on our income. This would substantially reduce the cash available to us to pay distributions and the return on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership or disregarded entity for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to our operating partnership. Such a re-characterization of an underlying property owner could also threaten our ability to maintain REIT status.

Equity participation in mortgage, bridge, mezzanine or other loans may result in taxable income and gains from these properties that could adversely impact our REIT status.

If we participate under a loan in any appreciation of the properties securing the mortgage loan or its cash flow and the Internal Revenue Service characterizes this participation as “equity” or as a “shared appreciation mortgage,” we might have to recognize income, gains and other items from the property as if an equity investor for federal income tax purposes. This could affect our ability to qualify as a REIT.

Legislative or regulatory action could adversely affect us or your investment in us.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the impact of recent legislation and the status of legislative, regulatory or administrative developments on your investment in our shares. You also should note that our counsel’s tax opinion is based upon our representations and existing law and the regulations promulgated by the U.S. Department of Treasury (“Treasury Regulations”), applicable as of the date of its opinion, all of which are subject to change, either prospectively or retroactively.

Although REITs continue to receive favorable tax treatment (a deduction for dividends paid), it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders in accordance with the Maryland General Corporation Law and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Risks Related to Investments by Tax-Exempt Entities and Benefit Plans Subject to ERISA

If our assets are deemed “plan assets” for the purposes of ERISA, we could be subject to excise taxes on certain prohibited transactions.

We believe that our assets will not be deemed to be “plan assets” for purposes of ERISA and/or the Code, but we have not requested an opinion of counsel to that effect, and no assurances can be given that our assets will never constitute “plan assets.” If our assets were deemed to be “plan assets” for purposes of ERISA and/or the Code, among other things, (a) certain of our transactions could constitute “prohibited transactions” under ERISA and the Code, and (b) ERISA’s prudence and other fiduciary standards would apply to our investments (and might not be met). Among other things, ERISA makes plan fiduciaries personally responsible for any losses resulting to the plan from any breach of fiduciary duty, and the Code imposes nondeductible excise taxes on prohibited transactions. If such excise taxes were imposed on us, the amount of funds available for us to make distributions to stockholders would be reduced. For more information, see “Plan of Distribution — Certain Benefit Plan Considerations.”

Risks Related to Our Organizational Structure

The limit on the percentage of shares of our stock that any person may own may discourage a takeover or business combination that may benefit our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8%, by number or value, of any class or series of our equity securities (which includes common stock and any preferred stock we may issue). This restriction may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and stockholders and may also decrease your ability to sell your shares of our common stock.

Our board of directors can take many actions without stockholder approval which could have a material adverse effect on the distributions you receive from us and/or could reduce the value of our assets.

Our board of directors has overall authority to conduct our operations. This authority includes significant flexibility. For example, our board of directors can: (i) list our stock on a national securities exchange or include our stock for quotation on the National Market System of the NASDAQ Stock Market without obtaining stockholder approval; (ii) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the stockholders; (iii) authorize and issue additional shares of any class or series of stock without obtaining stockholder approval, which could dilute your ownership; (iv) change our advisor’s compensation, and employ and compensate affiliates; (v) direct our investments toward investments that will not appreciate over time, such as loans and building-only properties, with the land owned by a third party; and (vi) establish and change minimum creditworthiness standards with respect to tenants. Any of these actions could reduce the value of our assets without giving you, as a stockholder, the right to vote.

You will be limited in your right to bring claims against our officers and directors.

Our charter provides generally that a director or officer will be indemnified against liability as a director or officer so long as he or she performs his or her duties in accordance with the applicable standard of conduct and without negligence or misconduct in the case of our officers and non-independent directors, and without gross negligence or willful misconduct in the case of our independent directors. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary or other damages. Our charter also provides that, with the approval of our board of directors, we may indemnify our employees and agents for losses they may incur by reason of their service in such capacities so long as they satisfy these requirements. We have entered into separate indemnification agreements with each of our directors and executive officers. As a result, we and our stockholders may have more limited rights against these persons than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by these persons in some cases.

Our use of an operating partnership structure may result in potential conflicts of interest with limited partners other than us, if any, in our operating partnership whose interests may not be aligned with those of our stockholders.

Limited partners other than us, if any, in our operating partnership will have the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of our operating partnership, we are obligated to act in a manner that is in the best interest of all partners of our operating partnership. Circumstances may arise in the future when the interests of other limited partners in our operating partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of our business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share value of our common stock and other matters.

Our forward-looking statements are not guarantees of our future performance and stockholders are cautioned not to place undue reliance on any forward-looking statements. While we believe our forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. Our forward-looking statements are based on our current expectations and a variety of risks, uncertainties and other factors, many of which are beyond our ability to control or accurately predict.

Important factors that could cause our actual results to vary materially from those expressed or implied in our forward-looking statements include, but not limited to, the factors listed and described under “Risk Factors” in this prospectus, our quarterly reports on Form 10-Q and annual report on Form 10-K, as filed with the Commission and other documents we file from time to time with the Commission.

All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made; we undertake no obligation to, and expressly disclaims any obligation to, update or revise its forward-looking statements to reflect new information, changed assumptions, the occurrence of subsequent events, or changes to future operating results over time unless otherwise required by law.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell:

—	the minimum offering of $2,000,000 in shares of our common stock, of which no shares are sold through our distribution reinvestment plan;

—	approximately one-half of our maximum offering of $3,000,000,000 in shares of our common stock, of which 5.0% are sold through our distribution reinvestment plan; and

—	the maximum offering, of which 5.0% are sold through our distribution reinvestment plan.

The amounts set forth below represent our best estimate of our use of offering proceeds; however, this is a best efforts offering so there is no guarantee as to the amount of shares that we will sell. In addition, we reserve the right to reallocate shares we are offering between the primary offering and our distribution reinvestment plan. Depending primarily on the number of shares sold in this offering, we estimate that approximately 86.93% of the Gross Proceeds will be used for investment, the payment of Investment Services Fees and Acquisition Expenses or other corporate purposes. The remainder of offering proceeds is expected to be used to pay selling commissions, marketing support fees and other Organizational and Offering Expenses. The amount available for investment will be less to the extent that we use offering proceeds, including proceeds from our distribution reinvestment plan, to fund redemptions under our redemption plan, pay distributions, repay debt, pay Operating Expenses or establish reserves. While we believe the estimated use of proceeds set forth below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of Minimum Offering		Assuming Sale of 150 Million Shares		Assuming Sale of Maximum Offering
	Amount	Percent	Amount	Percent	Amount	Percent
GROSS PROCEEDS(1)	$2,000,000	100.00%	$1,496,250,000	100.00%	$2,992,500,000	100.00%

Less:
Selling Commissions and Marketing Support Fees(1)(2)	200,000	10.00%	142,500,000	9.52%	285,000,000	9.52%
Other Organizational and Offering Expenses(2)	100,000	5.00%	29,925,000	2.00%	29,925,000	1.00%

NET OFFERING PROCEEDS	1,700,000	85.00%	1,323,825,000	88.48%	2,677,575,000	89.48%
Less:
Investment Services Fees(3)(5)	31,000	1.55%	24,491,000	1.64%	49,535,000	1.66%
Acquisition Expenses(4)(5)	17,000	0.85%	13,238,000	0.88%	26,776,000	0.89%
Initial Working Capital Reserve(6)	—	—	—	—	—	—

AMOUNT AVAILABLE FOR INVESTMENT(7)	$1,652,000	82.60%	$1,286,096,000	85.96%	$2,601,264,000	86.93%

(1)	We pay selling commissions and marketing support fees to our managing dealer as shares are sold in accordance with the terms of the agreement with our managing dealer (the “managing dealer agreement”). Our managing dealer has engaged unrelated, third-party participating brokers in connection with the sale of the shares of this offering. In connection therewith, our managing dealer will pay such participating brokers up to 7% and up to 3% of the Gross Proceeds from the sale of shares by such participating brokers as selling commissions and marketing support fees, respectively. See the section of this prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and marketing support fees may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment advisor, registered representatives or principals of our managing dealer or participating brokers, and our advisor, its affiliates, managers, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. In no event, however, will commission discounts reduce the proceeds of the offering that are available to us. Selling commissions and marketing support fees are not paid in connection with the purchase of shares pursuant to our distribution reinvestment plan.

(2)	Estimated other Organizational and Offering Expenses presented in this table include any and all costs and expenses, excluding selling commissions and marketing support fees which are presented separately in this table, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our shares in this offering, including, without limitation, the following: legal, accounting and escrow fees; certain due diligence expenses, printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our shares under federal and state laws. Pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), Organizational and Offering Expenses, which includes selling commissions and marketing support fees, paid by us may not exceed 15% of Gross Proceeds of the primary offering. The Organizational and Offering Expenses, including selling commissions and marketing support fees are estimated to be 2% for the sale of 150 million shares and 1% for the maximum offering, all within the 15% limitation.

(3)	For purposes of estimating the Investment Services Fee, we are assuming the proceeds of this offering are used to acquire Assets composed of real properties and loans that we invest in or originate. The Investment Services Fees reflected in this table are calculated by multiplying the purchase price of real properties and loans that we invest in or originate by 1.85%. No portion of the net proceeds are assumed to be used to acquire securities for which no Investment Services Fees apply. For purposes of this table, we have assumed that no debt financing is used to acquire our investments; however, it is our intent to leverage our investments with debt. Our board of directors has adopted a policy generally to limit our aggregate borrowing to approximately 75% of the value of our Assets once we have ceased raising capital under this offering or any subsequent primary offering and invested substantially all of our capital. Our intent is to target our aggregate borrowings to between 40% to 60% of the aggregate value of our Assets once we own a seasoned and stable Asset portfolio.

(4)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties. Acquisition Expenses means any and all expenses, exclusive of the Investment Services Fees, incurred by us or reimbursed by us to our operating partnership, CHP Partners, LP referred to herein as “our operating partnership,” our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any real property investment, including any securities, loans or other Permitted Investments whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. For purposes of this table, we have estimated that the third-party costs will average 1% of the contract purchase price of properties or other investments and assumed that we will not use debt financing to acquire our investments.

(5)	Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees include any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any affiliates of ours, our operating partnership or our advisor) in connection with the selection, purchase, development or construction of real property or with making or investing in loans, securities or other Permitted Investments, including, real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.

(6)	Estimates for initial working capital reserves and reserves for initial and/or ongoing capital improvements are established on a property-by-property basis at the time a property is acquired and as required by a lender. Such reserves may be funded from proceeds from this offering, debt proceeds, cash from operations and/or other sources of cash available to us. In addition to reserves for capital improvements, we may establish reserves for other purposes from offering proceeds, operating funds, and the available proceeds of any sales of our Assets.

(7)	Although a substantial majority of the amount available for investment presented in this table is expected to be invested in properties or used to originate or invest in loans or other real estate-related investments, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these Organizational and Offering Expenses may not exceed the limitation of Organizational and Offering Expenses pursuant to our charter and FINRA rules. We have not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level. In addition, we may use proceeds from our distribution reinvestment plan for redemptions of shares. See “Summary of Redemption Plan.”

Until proceeds are required to be invested or used for other purposes, we invest such amounts in short-term, highly liquid investments with appropriate safety of principal, including, but not limited to, government obligations, short-term debt obligations and interest bearing bank accounts.

MANAGEMENT COMPENSATION

We are an externally advised company and as such, although we have a board of directors and executive officers responsible for our management, we have no direct paid employees. Two of our directors and all of our executive officers are employed by, and receive compensation from, our advisor or its affiliates. Our advisor is responsible for managing our day-to-day affairs. Our property manager is responsible for managing our properties. In addition, our advisor and property manager engage other parties, including affiliates, to perform certain services and, in connection therewith, reallow a portion of their fees received from us to such entities. Our managing dealer is responsible for performing services in connection with the offer and sale of our shares in this offering. Our managing dealer will engage participating brokers in connection with the sale of our shares and, in connection therewith, is expected to reallow the majority of the compensation received from us to such participating brokers as described below.

The following table summarizes the compensation, reimbursements and distributions (exclusive of any distributions to which our affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering) we contemplate paying to our advisor, our property manager, our managing dealer and other affiliates, including amounts to reimburse their costs in providing services and for amounts advanced on our behalf. For additional information concerning compensation paid to our advisor and other affiliates, see the section of this prospectus entitled “Certain Relationships and Related Transactions.” In addition, for information concerning compensation to our Independent Directors, see “Management.”

The compensation payable to our advisor is subject to the terms and conditions of our advisory agreement between us, our advisor and our operating partnership (the “advisory agreement”), which must be renewed on an annual basis. As a result, such amounts may be increased or decreased in future renewals of the advisory agreement. In addition, compensation payable to our property manager is subject to the terms of our property management and leasing agreement with it and may be changed upon future renewals. Further, the terms of our managing dealer agreement are not expected to change during this offering; however, in the event we determine to have additional equity offerings in the future, the terms of any future agreement, if any, could vary from the terms described below. Therefore, although this represents compensation and reimbursements we expect to pay to our advisor, our property manager, our managing dealer and other affiliates in connection with the sale of Assets and investment of the proceeds from this offering, there is no assurance our costs for these and/or other future services will remain unchanged throughout our duration. In addition, because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

Fees Paid in Connection with Our Offering

Selling commissions to managing dealer and participating brokers	Up to 7% of Gross Proceeds of shares sold in our primary offering. No selling commissions will be paid in connection with shares sold pursuant to our distribution reinvestment plan.	$199.500 million

Marketing support fees to	Up to 3% of Gross Proceeds of shares sold in our primary	$85.500 million

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

managing dealer and participating brokers	offering. No marketing support fees will be paid in connection with shares sold pursuant to our distribution reinvestment plan.

Reimbursement of other Organizational And Offering Expenses to our advisor and its affiliates	Actual expenses incurred in connection with our formation and this offering, including bona fide, itemized and detailed due diligence expenses incurred by our managing dealer and participating brokers. Under applicable rules, the total amount of Organizational and Offering Expenses (including selling commissions and marketing support fees) we incur for this offering may not exceed 15% of the gross proceeds of our primary offering.	Amount is not determinable at this time but is estimated to be 1% of Gross Proceeds of the shares sold ($29.925 million) ($7.5 million paid or accrued as of December 31, 2012)

Fees Paid in Connection with the Acquisition of Properties and Making Loans or Other Real Estate-Related Investments

Investment Services Fee to our advisor on the purchase price of Assets	We will pay our advisor an Investment Services Fee of 1.85% of the purchase price of properties and funds advanced for loans or the amount invested in the case of other Assets (except securities) for services in connection with the selection, evaluation, structure and purchase of Assets. No Investment Services Fee will be paid to our advisor in connection with our purchase of securities.	Estimated to be $49.535 million (assuming no debt financing to purchase Assets) and approximately $86.686 million (assuming debt financing equals 75% of our total Assets)

Other Acquisition Fees to our advisor and its affiliates	We pay our advisor and its affiliates fees that are usual and customary for comparable services in connection with the financing of a property or the acquisition of securities. Such fees are in addition to the Investment Services Fees (described above). We may pay a brokerage fee that is usual and customary to an affiliate of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate is a properly registered and licensed broker-dealer in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to approval of our board of directors, including a majority of our Independent Directors.	Amount is not determinable at this time

Reimbursement of Acquisition Expenses to our advisor and its affiliates

Actual expenses incurred in connection with the selection, purchase, development or construction of properties and making loans or other real estate-related investments.

Pursuant to our charter, the total of all Acquisition Fees (which includes the Investment Services Fee) and any Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan or other asset, 6% of the funds advanced or

Amount is not determinable at this time but is estimated to be 1% of the gross purchase price of the Assets, or $26.776 million (assuming no debt financing) and approximately

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

	invested respectively, unless a majority of our board of directors, including a majority of our Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us.	$46.858 million (assuming debt financing equal 75% of our total Assets)

Fees Paid in Connection with Our Operations

Asset Management Fee to our advisor	We pay our advisor a monthly Asset Management Fee in an amount equal to (a) 0.08334% of the monthly average of the sum of our and our operating partnership’s respective daily Real Estate Asset Value (without duplication), plus the outstanding principal amount of any loans plus the amount invested in other Permitted Investments; and (b) 0.1042% of the monthly average on the daily book value of real estate-related securities and other securities. For this purpose, “Real Estate Asset Value” equals the amount invested in wholly owned properties, determined on the basis of cost, and in the case of properties owned by any joint venture or partnership in which we are a co-venturer or partner the portion of the cost of such properties paid by us, exclusive of Acquisition Fees and Acquisition Expenses and will not be reduced for any recognized impairment. Any recognized impairment loss will not reduce the Real Estate Asset Value for the purposes of calculating the Asset Management Fee. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in our advisor’s sole discretion. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as our advisor shall determine.	Amount is not determinable at this time

Property, Construction Management and Oversight Fees payable to our property manager	We pay to our property manager a property management fee of (a) 2% of annual gross rental revenues from our single tenant properties, and (b) 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an Oversight Fee of up to 1% of annual gross revenues of the property managed; however, in no event will we pay both a Property Management Fee and an Oversight Fee to our property manager with respect to the same property. The Property Management Fee or, as applicable, the Oversight Fee is paid to our property manager on a monthly basis. We or our subsidiary property owners also pay to our property manager a Construction Management Fee of up to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, in which case such fee will be due and payable upon completion of such	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

projects. We reimburse our property manager for the costs and expenses incurred by our property manager on our behalf in connection with the management of a property. Such costs and expenses will include legal, travel and other out-of-pocket expense that are directly related to the management of specific properties. Our property manager is responsible for all costs and expenses relating to the wages, salaries and other employee-related expenses of its employees and subcontractors.

Financing Coordination Fee	If our advisor provides services in connection with the refinancing of any existing debt obligations of ours or our subsidiaries, we will pay our advisor a Financing Coordination Fee equal to 1% of the amount of such refinancing, subject to certain limitations.	Amount is not determinable at this time because this fee is based on a fixed percentage of any debt refinancing

Service fee to CNL Capital Markets Corp.	We pay CNL Capital Markets Corp., an affiliate of CNL, an annual fee payable monthly based on the average number of total investor accounts that will be open during the term of capital markets service agreement for providing certain administrative services to us. These services may include, but are not limited to, the facilitation and coordination of the transfer agent’s activities, client services and administrative call center activities, financial advisor administrative correspondence services, material distribution services, and various reporting and troubleshooting activities.	Amount is not determinable at this time as actual amounts are dependent on the number of investors

Reimbursement to our advisor and its affiliates for Total Operating Expenses	We will reimburse our advisor and its affiliates for actual total operating expenses incurred (which, in general, are those expenses relating to our administration on an on-going basis). To the extent that Total Operating Expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “expense year”), commencing with the expiration of the fourth full quarter following the effective date of this offering exceeds the greater of 2% of average invested Assets or 25% of net income (as defined in our charter), our advisor is required to reimburse us within 60 days after the end of the expense year the amount by which the Total Operating Expenses paid or incurred by us exceed the 2%/25% guidelines, unless a majority of our Independent Directors determine that such excess expenses are justified based on unusual and non-recurring factors.	Amount is not determinable at this time

Fees Paid in Connection with Sales, Liquidation or Other Significant Events

Disposition Fee to our advisor and its affiliates	If our advisor, its affiliate or related party provides a substantial amount of services, as determined in good faith by a majority of the independent directors, we will pay the advisor, an affiliate or related party a Disposition Fee in an amount equal to (a) 1% of the gross market capitalization paid	Amount is not determinable at this time as they are dependent upon the price at which Assets

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

	to the Company or its stockholders upon the occurrence of a Listing of our common stock, or 1% of the gross consideration paid to the Company or the stockholders upon the occurrence of a Liquidity Event pursuant to which the stockholders receive for their shares, cash, listed or non-listed securities, or (b) 1% of the gross sales price upon the sale or transfer of one or more Assets (including a sale of all of our assets). Even if our advisor receives a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our advisor or its affiliates, as applicable, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the gross sales price. Notwithstanding the foregoing, upon the occurrence of a transaction described in clause (a), above, in no event shall the Disposition Fee payable to our advisor exceed 1% of the gross market capitalization of the Company or the gross sales price as calculated in accordance with our advisory agreement in connection with the applicable transaction.	are sold

Subordinated Share of Net Sales Proceeds payable to our advisor from the sales of Assets	Upon the sale of our Assets, we will pay our advisor a Subordinated Share of Net Sales Proceeds equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from the sale of our Assets, and distributions paid to our stockholders from our inception through the measurement date, and total Incentive Fees, if any, previously paid to our advisor exceeds (B) the sum of the amount paid for our common stock in this offering or any follow-on offering which is outstanding (without deduction for Organizational and Offering Expenses and less amounts paid to redeem shares under our share redemption plan) (“Invested Capital”) and amounts required to pay our stockholders a 6% cumulative, non-compounded annual return (the “priority return”) on Invested Capital, less (ii) total Incentive Fees, if any, previously paid to our advisor. “Incentive Fees” means the Subordinated Share of Net Sales Proceeds, the Subordinated Incentive Fee and the Performance Fee. No Subordinated Share of Net Sales Proceeds will be paid to our advisor following a Listing of our shares.	Amount is not determinable at this time

Subordinated Incentive Fee payable to our advisor at such time, if any, as a liquidity event with respect to our shares occurs	Following a Listing, if any, of our common stock on a national securities exchange, or the receipt by our stockholders of cash or combination of cash and securities that are Listed on a national securities exchange as a result of a merger, share acquisition or similar transaction, we will pay our advisor a Subordinated Incentive Fee equal to (i) 15% of the amount by which (A) the sum of our Market Value or the Market Value of the listed securities received in exchange for our common stock, including any cash consideration received by our	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
stockholders, and the total distributions paid or declared and payable to our stockholders since inception until the date of Listing, and the total Incentive Fees, if any, previously paid to our advisor from inception to date of Listing of our common stock or the effective date of our stockholders’ receipt of listed securities or cash exceeds (B) the sum of our Invested Capital and the total distributions required to be made to the stockholders in order to pay them the priority return from our inception through the date of Listing, less (ii) total Incentive Fees, if any, previously paid to our advisor. We may pay such fee in cash or Listed equity securities or a combination of both.

Performance Fee payable to our advisor	Following the termination or non-renewal of the advisory agreement by our advisor for good reason (as defined in the advisory agreement) or by us or our operating partnership other than for cause (as defined in the advisory agreement), if a Listing of our shares of common stock, or other Liquidity Event with respect to our shares of common stock, has not occurred, our advisor will be entitled to be paid a portion of any future Performance Fee that becomes payable. The Performance Fee will be calculated upon a Listing of our common stock on a national securities exchange or in connection with the receipt by our stockholders of cash or securities that are listed on a national securities exchange in exchange for our common stock, as a result of a merger, share acquisition or similar transaction, or a sale of any of our Assets following such termination event and (i) in the event of a Listing, or applicable merger, share acquisition or similar transaction, will be calculated and paid in the same manner as the Subordinated Incentive Fee and (ii) in the case of a sale of an Asset, will be calculated and paid in the same manner as the Subordinated Share of Net Sales Proceeds, except that the amount of the Performance Fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the advisory agreement to the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the advisory agreement through the date of Listing or relevant merger, share acquisition or similar transaction, or the sales, as applicable. The Performance Fee will be payable in cash or listed equity securities within 30 days following the final determination of the Performance Fee.	Amount is not determinable at this time

(1)	The estimated maximum dollar amounts are based on the assumed sale of the maximum offering as follows: For the 300,000,000 shares sold, 95% are sold at a price of $10.00 per share through the primary offering, and 5.0% are sold at $9.50 per share through our distribution reinvestment plan.

(2)	All or a portion of the selling commissions and marketing support fees will not be paid with regard to shares sold to certain categories of purchasers. In addition, selling commissions may be reduced for sales that are eligible for a volume discount. See the section of this prospectus entitled “Plan of Distribution” for additional information.

(3)	We reimburse our managing dealer for actual, bona fide, itemized and detailed due diligence expenses incurred by it or other participating brokers in connection with this offering. Reimbursement is contingent upon receipt by our managing dealer of a detailed invoice or similar itemized statement from the participating broker that demonstrates the actual due diligence expenses incurred. Our managing dealer reallows such reimbursements to the applicable participating broker.

(4)	Our estimates of Organizational and Offering Expenses are based, in part, on CNL’s historical experience with CNL Lifestyle Properties, Inc. and other programs sponsored by affiliates of CNL. We believe that a portion of these costs are generally fixed, and accordingly, the total costs and expenses as a percentage of the total offering proceeds will decrease as a larger number of shares are sold and as proceeds are invested. Total Organizational and Offering Expenses incurred as of February 28, 2013 were approximately $23.9 million. The advisor has not incurred on our behalf any additional costs in connection with the offering (exceeding the 15% expense cap) as of February 28, 2013.

(5)	The estimated maximum dollar amounts of Investment Services Fees and reimbursement of Acquisition Expenses was computed assuming: (i) we use 100% of the net proceeds of this offering to acquire real properties and loans, and that Investment Services Fees are calculated by multiplying the purchase price of the real properties and loans by 1.85%; (ii) no Investment Services Fees are paid with respect to investments in securities; and (iii) the computation of any compensation that assumes we borrow money, assumes debt financing equals 75% of the value of our total Assets. Although an aggregate debt level of up to a maximum of 300% of our Net Assets is permitted under our charter, once we own a seasoned and stable portfolio we currently do not intend to incur debt that would reach that maximum. If we limited our debt to between 40% to 60% of the aggregate value of our Assets, as we currently intend to do, then our Investment Services Fees and Acquisition Expenses are estimated to be no greater than $86.7 million and $46.9 million, respectively.

On March 20, 2013, we entered into an expense support and restricted stock agreement with our advisor pursuant to which the advisor has agreed to accept payment in the form of forfeitable restricted common stock of the Company in lieu of cash for services rendered and applicable asset management fees, property management fees and specified expenses owed by the Company to the advisor under the advisory agreement. The term of the expense support and restricted stock agreement runs from April 1, 2013 until December 31, 2013, subject to the right of the advisor to terminate the expense support and restricted stock agreement on 30 days’ written notice to us. The term of the expense support and restricted stock agreement may be extended by the mutual consent of the Company and the advisor. See “The Advisor and the Advisory Agreement — The Expense Support and Restricted Stock Agreement” for more information.

Because our advisor and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions. However, our advisor is obligated to exercise good faith and integrity in all of its dealings with respect to our affairs pursuant to the advisory agreement. See “The Advisor and the Advisory Agreement.” Because these fees and expenses are payable only with respect to certain transactions or services, they may not be recovered by our advisor or its affiliates by reclassifying them under a different category.

In addition, from time to time, our advisor, or its affiliates, may agree, but are not obligated to, waive or defer all or a portion of the Investment Services Fee, Asset Management Fee or other fees, compensation or incentives due them, enter into lease agreements for unleased space as authorized by our board of directors, pay general administrative expenses or otherwise increase the amount of cash we have available to make distributions to stockholders.

CONFLICTS OF INTEREST

General

We are subject to various conflicts of interest arising out of our relationship with our operating partnership our advisor and its affiliates, as described below, referred to herein as our “advisor.” See “Prospectus Summary” for a graphical illustration of the relationship between our advisor, CNL Financial Group, LLC, our sponsor referred to herein as our “sponsor” or “CFG,” and certain other affiliates that will provide services to us. Certain of our potential conflicts of interest include the following:

—	James M. Seneff, Jr. serves as a director and/or officer of various CNL Financial Group, Inc. (“CNL”) entities affiliated with CNL, including our advisor and our managing dealer.

—	Thomas K. Sittema serves as a director and/or officer of various entities affiliated with CNL, including our advisor and our managing dealer.

—	CNL Holdings, LLC is the parent company of various entities that provide advisory and property management services to us.

—	We have in common with CNL Lifestyle Properties, Inc. the same executive officers and common members of our respective board of directors.

—	Our advisor and the advisor to CNL Lifestyle Properties, Inc. have in common the same managers and executive officers.

—

We have in common with CNL Growth Properties, Inc. and Global Income Trust, Inc. and their respective advisors certain of the same executive officers and one common member of our respective board of directors.

Prior and Future Programs

In the past, affiliates of our advisor have organized over 100 real estate investments for entities other than CNL Healthcare Properties, Inc. In addition, these affiliates currently have other real estate holdings and in the future expect to form, offer interests in, and manage other real estate programs in addition to those for CNL Healthcare Properties, Inc. and to make additional real estate investments. Future real estate programs may involve affiliates of our advisor in the ownership, financing, operation, leasing and management of properties that may be suitable for us.

Certain of these affiliated public or private real estate programs invest in properties which may be suitable for us, may purchase properties concurrently with us and may lease properties to tenants who also lease or operate certain of our properties. These properties, if located in the vicinity of, or adjacent to, properties that we acquire, may affect our properties’ gross revenues. Additionally, such other programs may make or acquire loans or other Permitted Investments in the same or similar entities as those that we target, thereby affecting our loan and other investment activities. Such conflicts between us and affiliated programs may affect the value of our investments as well as our Net Income. Our advisor has established guidelines to minimize such conflicts. There are currently three existing programs that are affiliated with our advisor that may impact our ability to invest in properties and other Permitted Investments. These programs include: (i) CNL Lifestyle Properties, Inc. which invests in senior housing and lifestyle properties such as ski and mountain lifestyle properties, golf facilities, attractions, marinas, senior housing and additional lifestyle properties; (ii) CNL Growth Properties, Inc. which invests primarily in multi-family development properties with the potential for capital appreciation; and (iii) Global Income Trust, Inc. which primarily invests in a diverse portfolio of income-oriented commercial real estate in the United States and Germany. See “— Certain Conflict Resolution Procedures” and “— Investment Allocation Procedures” below.

Competition to Acquire Properties and Invest in Loans and Other Permitted Investments

Affiliates of our advisor and other entities sponsored or sold by CNL or its affiliates compete with us to acquire properties or to make or acquire loans or other Permitted Investments of a type suitable for acquisition or investment by us and may be better positioned to make such acquisitions or investments as a result of relationships that may develop with various operators of the types of properties in which we might invest or relationships with tenants or operators of the same such properties. A purchaser who wishes to acquire one or more of these properties or make or acquire one or more loans or other Permitted Investments may be able to do so within a relatively short period of time, occasionally at a time when we may be unable (due to insufficient funds, for example) to make the acquisition or investment.

Our advisor or its affiliates also may be subject to potential conflicts of interest at such time as we wish to acquire a property or make or acquire a loan or other Permitted Investment that also would be a suitable investment for another affiliate of CNL. Affiliates of our advisor serve as our directors and, in this capacity, have a fiduciary obligation to act in the best interest of our stockholders. Further, as general partners or directors of affiliates of CNL, they have a fiduciary obligation to act in the best interests of the investors in other programs with investments that may be similar to ours. Such persons will use their best efforts to assure that we are treated as favorably as any such other program. We have also developed procedures to resolve potential conflicts of interest in the allocation of properties, loans and other Permitted Investments between us and certain of our affiliates. See “— Certain Conflict Resolution Procedures” and “— Investment Allocation Procedures” below.

During the course of this offering, CNL Lifestyle Properties, Inc., whose advisor is an affiliate of CNL and our sponsor, may enter into a transaction involving (i) the Listing of its shares on a national securities exchange, (ii) the sale to, or merger with, another entity in a transaction which provides the investors of CNL Lifestyle Properties, Inc. with cash or securities of a publicly traded company, or (iii) the commencement of the orderly sale of the assets of CNL Lifestyle Properties, Inc. and the subsequent distribution of the proceeds thereof. In connection with the consummation of any of the foregoing transactions, or in the event of the transfer of the ownership interests of the advisor of CNL Lifestyle Properties, Inc., the counterparty to the transaction may request, as a precondition to the consummation of the transaction, that CNL and our sponsor provide a covenant not to compete or similar agreement which would serve to limit the future acquisition of properties in certain property sectors by CNL and its affiliates, including our advisor, for a certain period of time. Under such circumstances, CNL, on behalf of itself and its affiliates, including our advisor, may be willing to provide such a covenant not to compete, but solely with respect to properties in certain property sectors and for a limited period of time not to exceed two years from the date of the consummation of the applicable transaction. In such event, we would be limited in our ability to pursue or invest in properties in certain property sectors during the term of any such covenant not to compete.

Sales of Properties, Loans or Other Permitted Investments

A conflict also could arise in connection with our advisor’s determination as to whether or not to sell a property, loan or other Permitted Investment because the interests of our advisor may differ from our interests as a result of different financial and tax positions and the compensation to which our advisor or its affiliates may be entitled upon the sale of a property. See “— Compensation of our Advisor” and “The Advisor and the Advisory Agreement—Compensation to our Advisor and its Affiliates” for a description of these compensation arrangements. In order to resolve this potential conflict, the board of directors will be required to approve each sale of a property, loan or other Permitted Investment with the exception of partial conveyances of real estate associated with any of the Company’s real property to third parties for a purchase price equal to or less than $1 million.

Certain Relationships with Affiliates

Subject to the limitations set forth in our charter, we engage in transactions with affiliates and pay compensation in connection therewith. As described elsewhere in this prospectus, we pay the managing dealer selling commissions and marketing support fees. We pay to our advisor various fees, including an Acquisition Fee for identifying properties and structuring the terms of acquisitions, leases, mortgages and loans and a monthly Asset Management Fee for managing our properties and other investments. In addition, we reimburse our advisor and certain of its affiliates for Organizational and Offering Expenses, Acquisition Expenses and Operating Expenses that they incur on our behalf. For additional information concerning these relationships, see “Management Compensation,” “The Advisor and the Advisory Agreement—Compensation to our Advisor and its Affiliates” and “Certain Relationships and Related Transactions.”

Possible Listing of Shares

The board of directors must approve Listing our shares on a national securities exchange. A conflict could arise in connection with the determination of whether or not to list our shares on a national securities exchange because such Listing could: (i) entitle our advisor to receive compensation if our shares are Listed, or (ii) may make it more likely for us to become self-managed or to internalize our advisor.

Competition for Management Time

Messrs. Seneff and Sittema, who are directors of the Company and our advisor, engage in the management of other business entities and properties and in other business activities, including those activities associated with affiliates. In addition, Stephen H. Mauldin, our president and chief executive officer, Joseph T. Johnson, our chief financial officer and treasurer, serve as officers of CNL Lifestyle Properties, Inc., which invests in some of the same types of assets in which we invest. Other of our officers and our advisor’s officers also serve as officers of two REITs sponsored by our sponsor, CNL Growth Properties, Inc. and Global Income Trust, Inc. All of these individuals devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which could be substantially less than their full time. The amount of time these individuals devote could be impacted by and commensurate with the level of our operating activity which will be impacted by the amount of funds raised from this offering and the subsequent acquisitions. These individuals may experience conflicts of interest in allocating management time, services, and functions among us and the various entities, investor programs (public or private) and any other business ventures in which any of them are or may become involved.

Compensation of our Advisor

Our advisor has been engaged to perform various services for us and receives fees and compensation for such services. None of the agreements for such services were the result of arm’s-length negotiations. All such agreements, including the advisory agreement, require approval by a majority of our board of directors, including a majority of our Independent Directors, not otherwise interested in such transactions, that such agreements are fair and reasonable to us and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. As set forth in the section of this prospectus entitled “The Advisor and the Advisory Agreement,” if our Independent Directors determine that such agreements are not fair and reasonable to us, our Independent Directors may take any actions that they deem to be in our best interest and the best interest of our stockholders, including terminating the advisory agreement and retaining a new advisor. The timing and nature of fees and compensation to our advisor could create a conflict between the interests of our advisor and those of our stockholders. Both the Asset Management Fee and Investment Services Fee are not performance based since they are based upon cost which creates a conflict of interest in all decisions by our advisor in selecting between properties and purchase prices. A transaction involving the purchase, lease, or sale of any property, loan or other Permitted Investment by us may result in the immediate realization by our advisor and its affiliates of substantial commissions, fees, compensation and other income. Although the advisory agreement authorizes our advisor to take primary responsibility for all decisions relating to any such transaction, the board of directors must approve all of our acquisitions and sales of properties and the entering into and sale of loans or other Permitted Investments, with the exception of partial conveyances of real estate associated with any of the Company’s real property to third parties for a purchase price equal to or less than $1 million. Potential conflicts may arise in connection with the determination by our advisor of whether to hold or sell a property, loan or other Permitted Investment as such determination could impact the timing and amount of fees payable to our advisor. See “The Advisor and the Advisory Agreement.”

Compensation of Our Property Manager

Our property manager has been engaged to perform various property management and leasing services for us and receives fees for such services. We also reimburse our property manager for certain expenses. For a discussion of such fees, see “Management Compensation.” Our property management and leasing agreement is not the result of arm’s-length negotiations. For a discussion of the risks relating to our property management and leasing agreement, see “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor and Its Affiliates.”

Relationship with Managing Dealer

Our managing dealer, CNL Securities Corp., is an affiliate of our advisor. Certain of our directors are also officers, directors, and registered principals of our managing dealer. This relationship may create conflicts in connection with the fulfillment by the managing dealer of its due diligence obligations under the federal securities laws. Accordingly, investors will not have the benefit of such independent review. Certain of the participating brokers have made, or are expected to make, their own independent due diligence investigations. The managing dealer is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all of the investment objectives similar to ours and is expected to participate in other offerings sponsored by one or more of our officers or directors.

Legal Representation

Arnold & Porter LLP serves as our securities co-counsel and our tax counsel in this offering and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. serves as our securities co-counsel in this offering. Both firms also serve as securities and tax counsel for certain of our affiliates, including our managing dealer and sponsor and other real estate programs in connection with other matters. Members of the firms of Arnold & Porter LLP and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. may invest in CNL Healthcare Properties, Inc. In the event any controversy arises in which our interests appear to be in conflict with those of our advisor or its affiliates, other counsel may be retained for one or both parties.

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, our charter contains, and/or our board of directors has adopted, a number of restrictions relating to (i) transactions between us, our sponsor, advisor, directors and their affiliates; (ii) certain future offerings; and (iii) allocation of properties and loans among certain affiliated entities. These restrictions include the following:

—

No goods or services will be provided by our sponsor, advisor, directors or their affiliates to us except for transactions in which our sponsor, advisor, directors or their affiliates provide goods or services to us in accordance with the charter, or, if a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transactions, approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

—

We will not purchase or lease properties in which our sponsor, advisor, directors or their affiliates have an interest without the determination, by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction, that such transaction is fair and commercially reasonable to us and at a price to us no greater than the cost of the Asset to our sponsor, advisor, directors or their affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value, as is determined by an independent expert selected by our Independent Directors. We will not sell or lease properties to our sponsor, advisor, directors or their affiliates unless a majority of the directors, including a majority of the Independent Directors, not otherwise interested in such transaction determine the transaction is fair and reasonable to us.

—

We will not originate loans to our sponsor, advisor, the directors or any of their affiliates except (i) mortgage loans subject to the restrictions governing mortgage loans in the charter, or (ii) to our wholly owned subsidiaries or to joint ventures or partnerships in which we hold an interest. Any loans to us by our advisor, the directors of any affiliates thereof must be approved by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. It is anticipated that our advisor or its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by our advisor or its affiliates on our behalf or on behalf of a joint venture in which we are a co-venturer, subject to the 2%/25% Guidelines described under “The Advisor and the Advisory Agreement — The Advisory Agreement.”

—

With respect to shares owned by our advisor, directors, or any affiliate, none of our advisor, our directors, or any of their affiliates may vote or consent on matters submitted to our stockholders regarding the removal of our advisor, the directors, or any affiliate or any transaction between us and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, the directors, and any affiliate may not vote or consent, any shares owned by any of them will not be included.

Investment Allocation Procedures

Our sponsor or its affiliates currently and in the future may offer interests in one or more public or private programs that are permitted to purchase properties of the type to be acquired by us and/or to make or acquire loans or other Permitted Investments. Subject to the provisions below as specifically applicable to CNL Lifestyle Properties, Inc., the board of directors and our advisor have agreed that, in the event an investment opportunity becomes available which is suitable for both us and a public or private entity with which our advisor or its affiliates are affiliated (but not including CNL Lifestyle Properties, Inc.) and for which both entities have sufficient uninvested funds, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. (The board of directors and our advisor have agreed that for purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to us when an opportunity is presented to our board of directors for its consideration.) In determining whether or not an investment opportunity is suitable for more than one program, our sponsor and its affiliates, in collaboration with our advisor, will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of our properties, the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our advisor, sponsor and its affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, then the investment may be reallocated to the other entity, however, our advisor has the right to agree that the other entity may make the investment.

In addition to and notwithstanding the foregoing, a particular investment opportunity may be suitable for both us and CNL Lifestyle Properties, Inc., a program sponsored by CNL with an investment strategy that is similar to ours in certain respects. With regard to the allocation of investment opportunities between us and CNL Lifestyle Properties, Inc., our board of directors and advisor have agreed that all potential investment opportunities that satisfy the investment criterion for both us and CNL Lifestyle Properties, Inc. will be evaluated and administered by an investment allocation committee of our sponsor.

In the event that an investment opportunity becomes available that is suitable for both us and CNL Lifestyle Properties, Inc. and for which both entities have sufficient uninvested funds, the investment opportunity will be evaluated by the investment allocation committee and presented to our advisor and to the advisor of CNL Lifestyle Properties, Inc., each of whom will be given a reasonable amount of time to evaluate and express their interest in the opportunity. If only one of either us or CNL Lifestyle Properties, Inc. expresses an interest in the opportunity, the opportunity will be allocated to the interested entity, with no action by the investment allocation committee. If, however, the investment opportunity is suitable for both, the investment allocation committee will consider and conclusively determine the allocation of the investment. In rendering a decision regarding the allocation of an investment opportunity, the investment allocation committee will comparatively examine such factors, among others that the investment allocation committee may deem relevant, as (i) the existing relationship between a program and the seller, expected tenant, developer, lender, or other relevant counterparty for the prospective investment, (ii) the cash requirements of each program, (iii) the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of each program’s respective properties, (iv) the anticipated cash flow of each program, (v) the size of the investment in conjunction with an analysis of the absolute and relative amount of funds available to each program, (vi) any limitations or restrictions on the availability of funds for investment (in total and by property type), and (vii) the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of the investment allocation committee, to be more appropriate for an entity other than the entity which committed to make the investment, then the investment may be reallocated to the other entity, however, our advisor has the right to agree that the other entity may make the investment. Further, if an investment opportunity has been offered to either us or CNL Lifestyle Properties, Inc. after consideration by the investment allocation committee, and the selected entity ultimately does not proceed with the investment opportunity, the other entity will be free to pursue the opportunity.

Allocation decisions by the investment allocation committee require participation by a majority of the members of the committee, either in person (including by telephone, video conference, or other similar means), or by email or proxy, and will be determined by a majority vote. Any member of the investment allocation committee may appoint an alternate to act in his or her place, or may grant his or her proxy, as necessary. A record of all allocations made and the reasons therefore will be maintained by the investment allocation committee.

The foregoing policy regarding the allocation of investment opportunities shall apply between us and CNL Lifestyle Properties, Inc. and will remain in effect until such time as either we or CNL Lifestyle Properties, Inc. are no longer advised by affiliates of CNL, or otherwise in the event of a Listing. It is the duty of our board of directors, including our Independent Directors, to ensure that these allocation policies are applied fairly to us.

INVESTMENT OBJECTIVES AND POLICIES

Investment Objectives

Our primary investment objectives are to invest in a diversified portfolio of Assets that will allow us to:

—	pay attractive and steady cash distributions;

—	preserve, protect and grow your invested capital; and

—	explore liquidity opportunities in the future, such as the sale of either the Company or our Assets, potential mergers, or the Listing of our common shares on a national exchange.

Investment Strategy

Our strategy to realize our investment objectives is driven by a disciplined approach to evaluating the important factors for each individual investment. Our investment strategy also utilizes the long-standing industry relationships and experience of our board of directors, advisor and management along with our extensive industry and demographic research to provide proactive approach to asset management. We believe our advisor and its affiliates have the experience and ability to identify attractive Assets, underwrite current operating performance, forecast potential changes to operating performance over time, and identify adequate exit strategies for Assets, if required, as well as analyze the key metrics of the overall portfolio composition. By using this approach, we are able to identify favorable acquisition targets and effectively manage these Assets to assist in achieving our primary investment objectives.

Investment Policies

We are focusing our investment activities on the acquisition, development and financing of properties primarily within the United States that we believe have the potential for long-term growth and income generation based upon the demographic and market trends and other underwriting criteria and models that we have developed. We are focusing on assets within the senior housing and healthcare sectors, including both stabilized and development properties.

We may also invest in other income-producing real estate such as lifestyle properties, which include including ski and mountain resorts, golf courses, attractions, marinas, and other leisure or entertainment-related properties; and lodging properties which include resort, boutique and upscale properties or any full service, limited service, extended stay and/or other lodging-related properties.

We may also invest in real estate-related securities, including securities issued by other real estate companies, and commercial mortgage-backed securities. We may also invest in and originate mortgage, bridge and mezzanine loans or in entities that make investments in real estate. We are externally advised and the management of our advisor and members of our board of directors have experience investing in these various types of real estate-related investments. We form other wholly owned or controlled subsidiaries, consolidated and unconsolidated entities in the future for the purpose of acquiring interests in real estate.

We invest in different property sectors and asset classes and different geographic locations in an attempt to achieve diversification, thereby minimizing the effect of changes in local economic conditions and certain other risks. The extent of such diversification, however, depends in part upon the amount raised in the offering and the purchase price of each property. Although there is no limit to the number of properties of a particular tenant or operator which we may acquire, our board of directors, including a majority of our Independent Directors, reviews our properties and potential investments in terms of geographic, property sector and operator diversification. For a more complete description of the manner in which the structure of our business, including our investment policies, facilitates our ability to meet our investment objectives, see the “Business” section of this prospectus.

Our advisor considers relevant real property and financial factors in selecting a property, including its condition and location, income-producing capacity and prospects for appreciation. Although we do not intend to focus on any particular location, we generally select properties that are located near or around areas with stable demand generators.

In order to achieve our investment objectives, we invest in carefully selected and well-located real estate that will provide an income stream generally through the receipt of receipt of minimum annual base rents under long-term leasing structures or a percentage of rents based on the gross operating revenues from certain asset sectors. These leases may also: (i) provide inflationary protection through periodic contractual rent increases, (ii) capture upside earnings potential by requiring the payment of additional rent as a percentage of gross revenues generated by the properties, and (iii) require the payment of capital reserve rent, which we set aside and reinvest in the properties in order to preserve and enhance the integrity of the assets. Leases to third-party tenants are generally “triple net” leases, which require that tenants be responsible for repairs, maintenance, property taxes, utilities and insurance. We generally will hold fee title or a long-term leasehold estate in the real estate assets we acquire.

In addition, when advantageous to our structure and applicable tax rules allow, we lease properties to our affiliated TRS entities and engage independent third-party managers to operate them. Certain of our senior housing and healthcare properties are leased on a long-term basis to either national or regional operators or to tenants that contract with selected national and regional operators to manage the properties. These investment structures require us to pay all property operating expenses and may result in greater variability in operating results than our long-term leases with third -party tenants, but allow us to capture greater returns during periods of market recovery, inflation or strong performance. See “Business — Investment and Leasing Structures” below for additional information about our real estate investments and leasing structures.

We may also originate or invest in mortgage, bridge and mezzanine loans, a portion of which may lead to an opportunity to purchase a real estate interest in the underlying property. At the discretion of the investment committee of our advisor and with the approval of our board of directors, we additionally may invest in other income-oriented real estate assets, securities, and investment opportunities that are otherwise consistent with our investment objectives and policies.

In addition, we may offer loans and other financing opportunities to tenants, operators and others which we believe will be beneficial to our portfolio or will benefit us with a new relationship. Potential borrowers will similarly be operators selected or approved by us, following our advisor’s recommendations.

We may also invest in operating companies or other entities that may own and operate assets that satisfy our investment objectives. Additionally, we may co-invest with other entities (both affiliated and non-affiliated with our advisor) in property ownership through joint ventures, limited liability companies, partnerships and other forms of ownership agreements. We may also purchase other income-producing assets through joint venture arrangements.

With the approval of a majority of our board of directors (including a majority of our Independent Directors) and subject to our charter and bylaws, we also may purchase properties or other income-producing Assets by acquiring publicly traded or privately owned entities. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. We do not have, and do not expect to adopt any policies limiting our acquisitions of REITs or other real estate operating companies to those conducting a certain type of real estate business or owning a specific property type or real estate asset. In most cases, we will evaluate the feasibility of acquiring these entities using the same criteria we will use in evaluating a particular property. Each acquired entity would be operated as either a wholly owned or controlled subsidiary or joint venture. We may acquire these entities in negotiated transactions or through tender offers. Any acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT and exemption from registration under the Investment Company Act.

At the discretion of the investment committee of our advisor and with the approval of our board of directors, we additionally may invest in other income-oriented real estate assets, securities, and investment opportunities that are otherwise consistent with our investment objectives and policies. We seek to grow your invested capital by targeting sectors in which we believe there is a potential for growth as a result of recent market conditions, demographic trends and competitive factors such as the balance of supply and demand and high barriers to entry. We expect that certain of our acquisitions will feature characteristics that are common to more than one of the target sectors and asset classes that we have identified.

Generally, the purchase price that we will pay for any asset will be based on the fair market value of the Asset as determined by a majority of our directors. Although we are not required to do so, we may obtain an appraisal of fair market value by an independent appraiser. We rely on our own independent analysis and not solely on appraisals in determining whether to invest in a particular asset. If, however, a majority of our Independent Directors determines, or if the property is acquired from our sponsor, advisor, a director or an affiliate thereof, then an appraisal of the asset must be obtained from an independent expert selected by our Independent Directors. Our purchase of an asset from our sponsor, advisor, a director or an affiliate thereof requires a finding of a majority of the directors (including a majority of the Independent Directors) not otherwise interested in the transaction that that such transaction is fair and reasonable to the Company and at a price no greater than the cost of the asset to the our sponsor, advisor, a director or an affiliate thereof, or if such price is in excess of such cost, that there is substantial justification for the excess and such excess is reasonable; provided, however, that in no case may the purchase price for such an asset exceed its current appraised value.

We borrow money to acquire real estate assets either at closing or sometime thereafter. These borrowings generally take the form of interim or long-term financing primarily from banks or other lenders. These borrowings generally are collateralized solely by a mortgage on one or more of our properties, but also may require us to be directly or indirectly (through a guarantee) liable for the borrowings. We borrow at either fixed or variable interest rates and on terms that require us to repay the principal on a typical, level schedule or at one time in a “balloon” payment. We also plan to establish revolving lines of credit for working capital needs and bridge financing purposes.

Certain Limitations

In addition to other investment restrictions imposed by our board of directors from time to time, consistent with our objective of qualifying as a REIT, our charter provides for the following limitations on our investments:

—

We will not invest more than 10% of our total Assets in Unimproved Real Property or mortgage loans on Unimproved Real Property. For purposes of this paragraph, “Unimproved Real Property” does not include any property under construction, under contract for development or planned for development within one year.

—	We will not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.

—

We will not originate or invest in mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property will not exceed such property’s appraised value. In cases in which a majority of Independent Directors so determine, and in all cases in which the mortgage loan involves our sponsor, advisor, directors or their affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal will be maintained in our records for at least five years, and will be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

—

We will not originate or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our other loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal, unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including our other loans” will include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

—

We will not invest in indebtedness (“Junior Debt”) collateralized by a mortgage on real property that is subordinate to a lien or other indebtedness (“Senior Debt”), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments (as shown on our books in accordance with generally accepted accounting principles (“GAAP”) after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our tangible Assets. The value of all our investments in Junior Debt that does not meet the aforementioned requirements is limited to 10% of our tangible Assets (which is included within the 25% limitation).

—

We may not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in “asset coverage” of less than 300%, except that such borrowing limitation will not apply to a first mortgage trust. For the purpose of this section, “asset coverage” means the ratio that the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

—

The maximum amount of our borrowings in relation to our Net Assets may not exceed an amount equal to 300% of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed to stockholders in our first quarterly report after such approval occurs along with justification for such excess.

—	We may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of our sponsor, advisor, directors or their affiliates.

—

We will not invest in equity securities unless a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction approves the transaction as being fair, competitive, and commercially reasonable and determines that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. In addition, we will not invest in any security of any entity holding investments or engaging in activities prohibited by our charter.

—

We will not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to us as described under “Summary of Redemption Plan”); (ii) debt securities, unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (iii) shares on a deferred payment basis or under similar arrangements; (iv) non-voting or assessable securities; or (v) options, warrants, or similar evidences of a right to buy our securities (collectively, “Options”); provided, however, that Options may be issued (i) to all of our stockholders ratably, (ii) as part of a financing arrangement, or (iii) as part of a stock option plan available to our directors, executive officers, employees, advisor or their affiliates. Notwithstanding the foregoing, options issuable to our sponsor, advisor, directors or any affiliate thereof shall be on the same terms as such Options are sold to the general public and will not exceed 10% of the outstanding shares on the date of grant. Options may not be issued at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that, in the judgment of our Independent Directors, has a market value less than the value of such Option on the date of grant.

—	We will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

—	We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

—	We will not invest in any foreign currency or bullion or engage in short sales.

—

We will not originate loans to our sponsor, advisor, directors or any affiliates thereof, except (i) loans subject to the restrictions governing loans in our charter or (ii) to our wholly owned subsidiaries or to ventures or partnerships in which we hold an interest.

—	We will not make any investment that we believe will be inconsistent with our objective of qualifying as a REIT.

We cannot assure you that we will attain our investment objectives. Our governing documents place numerous limitations on us, some of which are set forth above. Our investment objectives may not be changed without the approval of stockholders owning a majority of the shares of our outstanding common stock. Our charter requires that our board of directors, including our Independent Directors, review our investment policies at least annually to determine that the policies are in the best interests of our stockholders. This determination will be set forth in the minutes of the board of directors along with the basis for such determination. Our directors (including a majority of our Independent Directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations.

BUSINESS

Our Company

We are a Maryland corporation that was formed on June 8, 2010 and we intend qualify as a REIT by making an election under the Code for our taxable year ended December 31, 2012. We were formed primarily to acquire and manage a diversified portfolio of real estate that we believe will generate a current return and provide long-term value to our stockholders. In particular, we focus on acquiring properties primarily in the United States within the senior housing and healthcare sectors, including both stabilized and development properties. Asset classes we may acquire within the senior housing sector include active adult communities (age-restricted or age-targeted housing), independent and assisted living facilities, continuing care retirement communities, memory care facilities and skilled nursing. Asset classes we may acquire within the healthcare sector include medical office buildings, physicians’ offices, specialty medical and diagnostic service providers, specialty hospitals, walk-in clinics, outpatient surgery centers, hospitals and inpatient rehabilitative facilities, long-term acute care hospitals, pharmaceutical and medical supply manufacturing facilities, laboratories and research facilities and medical marts.

CNL Financial Group

CNL is one of the nation’s largest, privately held real estate investment and development companies. CNL, which is controlled by James M. Seneff, Jr., has extensive experience in the acquisition, management and development of real estate and real estate-related assets. Headquartered in Orlando, Florida, CNL and its affiliates have sponsored a wide array of investment programs, including REITs and real estate limited liability companies.

Since inception, CNL and its affiliates have formed or acquired companies with more than $26 billion in assets located in the United States and Canada that include hotel, retail, restaurant, lifestyle and senior housing properties. Services provided by CNL and its affiliates include advisory, acquisition, development, lease and loan servicing, asset and portfolio management, disposition, client services, capital raising, finance and administrative services.

The principals of CNL affiliates include James M. Seneff, Jr. , the current chairman of our board of directors, and Robert A. Bourne, the former vice chairman of our board of directors.

Messrs. Seneff and Bourne have sponsored or co-sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs. The programs and a general description of their property sector focus are as follows:

—	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants;

—	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

—

CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare related facilities;

—	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

—	CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf, attractions, marinas, senior housing and additional lifestyle properties;

—	CNL Growth Properties, Inc. which invests in a diverse portfolio of multifamily development properties with the potential for capital appreciation; and

—	Global Income Trust, Inc. which invests in a diverse portfolio of income-oriented commercial real estate and real estate-related assets in the United States and Germany.

CNL Healthcare Corp., CNL Healthcare Manager Corp. , CNL and its Affiliates

CNL Healthcare Corp., a Florida corporation, and CNL Healthcare Manager Corp., a Florida corporation, are our advisor and property manager, respectively. Our advisor and property manager contracts with CNL and its affiliates for the services they provide to us. CNL and its affiliates are comprised of an experienced real estate team focused on investment, development, property management and real estate services in commercial markets throughout the United States. Our advisor believes that the professionals within CNL and its affiliates provide our advisor with advantages by applying significant resources to the acquisition process and market intelligence relating to market conditions, supply/demand dynamics, and existing physical conditions or deficiencies of an asset. CNL and its affiliates provide development, acquisition and property management services to several CNL-affiliated entities. See “Prospectus Summary” and “Conflicts of Interest.”

Properties

Locations of Our Properties

The following map reflects the locations of our 30 properties, including our 11 properties owned through investments in joint ventures and our two development projects:

The primary market area for a senior living community is typically a five- to ten-mile radius, the area from which the property obtains a majority of its residents. Factors which may impact the decision to select a senior housing community include the ability to remain at home, the level of care offered at a community, the economic situation of the potential resident, incentives or discounts being offered in the market, the influence of the potential resident’s family or primary caregiver, and the geographic location and proximity to family, friends, medical providers and cultural activities.

The primary market area for a medical office is typically a five- to ten-mile radius from a hospital or medical area. Factors which may impact the decision of prospective tenants to select a medical office include the proximity to hospitals and population centers, the concentration of other medical service providers, and incentives or discounts being offered in the market.

Primrose Communities

In February 2012, we acquired a 100% fee simple interest in land and related improvements comprising five senior housing communities (each a “Primrose Community” and collectively, the “Primrose Communities”) from affiliates of Primrose Retirement Communities, LLC, (collectively, with its applicable subsidiaries and affiliates, “Primrose”) for an aggregate purchase price of approximately $84.1 million, excluding closing costs. The Primrose Communities feature a total of 394 residential units consisting of 180 independent living units, 160 assisted living units and 54 villas. The following table lists each of the Primrose Communities, its location, number of units, occupancy rates for January 2013, dates of construction and square footage:

Primrose Communities	Location	Total Units	Occupancy % as of 1/31/2013	Year Built	Sq. Footage	Average Monthly RevPOU(1)
Primrose Retirement Community of Casper	Casper, WY	88	95.5%	2004	115,880	$3,307
Primrose Retirement Community of Grand Island	Grand Island, NE	68	92.6%	2005	87,722	$3,332
Sweetwater Retirement Community	Billings, MT	76	96.1%	2006	99,020	$3,951
Primrose Retirement Community of Marion	Marion, OH	80	88.8%	2006	106,420	$3,714
Primrose Retirement Community of Mansfield	Mansfield, OH	82	97.6%	2007	109,452	$3,677

		394	94.2%

(1)	Average monthly revenue per occupied unit (“RevPOU”) for January 2013.

These stabilized senior housing communities had an average occupancy rate of 94.2% as of January 31, 2013. There are a number of comparable facilities in the primary market areas for the Primrose Communities with which we may compete. The Primrose Communities are relatively new, all built within the last five to eight years. We have no plans for material renovations or improvements on any of the facilities, and believe each is suitable for its intended purpose. We also believe each facility is adequately covered by insurance.

Each of the Primrose Communities are operated by an affiliate of Primrose under triple-net lease agreements with the Company, with each lease having an initial term of ten years and two five-year renewal options exercisable at the discretion of Primrose. Principals of Primrose have guaranteed the lease payments for the Primrose Communities. The aggregate minimum annual rent for the Primrose Communities is approximately $6.7 million in the initial year. The average effective annual rental per unit is approximately $16,900. All of the leases are cross-defaulted among themselves.

Primrose has 23 years of experience managing and operating senior housing properties and currently manages 26 senior housing communities across 13 states. We are not affiliated with Primrose; however, this is the first of two projects with Primrose involving the acquisition of senior housing communities. See below, “— Primrose II Retirement Communities.”

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Primrose Communities:

ESTIMATED DEPRECIABLE BASIS OF PRIMROSE COMMUNITIES

Primrose Communities	Estimated Basis (in millions)
Primrose Retirement Community of Casper	$17.5
Primrose Retirement Community on Grand Island	$13.2
Sweetwater Retirement Community	$15.2
Primrose Retirement Community of Marion	$17.6
Primrose Retirement Community of Mansfield	$18.1

The real estate taxes for the Primrose Communities were $0.34 million for the year ended December 31, 2012. We calculate the depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

We paid our advisor an aggregate Investment Services Fee of $1,554,925 in connection with the acquisition of the Primrose Communities, which is equal to 1.85% of the purchase price of the Primrose Communities.

Sunrise Communities

On June 29, 2012, we acquired a 55% interest in a joint venture (the “Sunrise Joint Venture”) for a contribution of approximately $56.7 million. The Sunrise Joint Venture then acquired a 100% fee simple interest in land and related improvements comprising of seven senior housing properties for an aggregate purchase price of $226.1 million (each, a “Sunrise Community” and collectively, the “Sunrise Communities”) from affiliates of Sunrise Senior Living Investments, Inc. (individually and collectively, with its applicable subsidiaries and affiliates, “Sunrise”) with whom we are not affiliated. Concurrent with the closing of the acquisition of the Sunrise Communities, the Sunrise Joint Venture distributed $5.0 million to Sunrise.

The Sunrise Communities feature a total of 687 residential units comprised of 129 independent living units, 374 assisted living units, and 184 memory care units. The following table lists each Sunrise Community, its location, number of units, occupancy rates for January 2013, dates of construction and square footage:

Sunrise Communities	Location	Total Units	Occupancy % as of 1/31/2013	Year Built	Sq. Footage	Average Monthly RevPOU(1)
Sunrise of Santa Monica	Santa Monica, CA	70	84.3%	2003	26,475	$8,904
Sunrise on Connecticut Avenue	Washington, D.C.	100	90.0%	2003	42,826	$10,754
Sunrise at Siegen	Baton Rouge, LA	79	83.1%	2009	36,024	$6,124
Sunrise of Metairie	Metairie, LA	72	87.3%	2009	33,595	$6,400
Sunrise of Gilbert	Gilbert, AZ	144	98.8%	2008	54,910	$4,812
Sunrise of Louisville	Louisville, KY	80	92.2%	2009	37,609	$5,839
Sunrise at Fountain Square	Lombard, IL	142	77.9%	2009	87,315	$6,097

		687			318,754
(1)	Average monthly revenue per occupied unit (“RevPOU”) for January 2013.

The Sunrise Communities had an average occupancy rate of rate of 88.0% as of January, 31, 2013. There are a number of comparable facilities in the primary market areas for the Sunrise Communities with whom we may compete. The Sunrise Communities are relatively new, all built within the last five to ten years. The Sunrise Joint Venture has no plans for material renovations or improvements on any of the facilities, and believes each is suitable for its intended purpose. The Sunrise Joint Venture also believes each facility is adequately covered by insurance.

The Sunrise Communities are leased to wholly owned subsidiaries, which are owned through TRSs of the Sunrise Joint Venture, with each lease having an initial term of five years, with one five-year renewal option, and three-year renewal options thereafter.

Sunrise Senior Living Management, Inc., an affiliate of Sunrise, operates and manages the Sunrise Communities pursuant to long-term management agreements (the “Sunrise MSAs”) with the TRSs. Sunrise receives a management fee equal to 6% of the monthly gross revenues collected. Generally, Sunrise may terminate an MSA upon the occurrence of certain events of default by a TRS and may be entitled to a termination fee; and the TRSs may terminate the Sunrise MSAs if there is an event of default by Sunrise, however Sunrise will not be entitled to a termination fee.

Sunrise has over 30 years of experience managing and operating senior housing properties, and currently manages 309 senior housing communities across 31 states and Canada.

The following table sets forth the Sunrise Joint Venture’s estimated depreciable basis for federal tax purposes in each of the Sunrise Communities:

ESTIMATED DEPRECIABLE BASIS OF SUNRISE COMMUNITIES

Sunrise Communities	Estimated Basis (in millions)
Sunrise of Santa Monica	$31.0
Sunrise on Connecticut Avenue	$40.7
Sunrise at Siegen	$17.4
Sunrise of Metairie	$18.0
Sunrise of Gilbert	$33.8
Sunrise of Louisville	$14.5
Sunrise at Fountain Square	$43.3

The real estate taxes for the Sunrise Communities were $1.22 million for the year ended December 31, 2012. The Sunrise Joint Venture calculates the depreciation expense for federal income tax purposes using the straight-line method and anticipates depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

The Sunrise Joint Venture is a Delaware limited liability company of which we and Sunrise are the sole members. We acquired 55% of the membership interests in the Sunrise Joint Venture for an equity contribution of approximately $56.7 million, plus our pro rata share of certain shared expenses. Sunrise acquired 45% of the membership interests in the Sunrise Joint Venture in exchange for its contribution of 100% of its interest in certain predecessor companies that formerly owned the Sunrise Communities, plus Sunrise’s pro rata share of certain shared expenses. We are the managing member of the Sunrise Joint Venture, and share control with Sunrise in respect of major decisions.

Under the terms of the limited liability company agreement governing the Sunrise Joint Venture (the “Sunrise Joint Venture Agreement”), in the first through the seventh years of the Sunrise Joint Venture, we have an 11% preferred return on our capital contributions, which has priority over Sunrise’s 11% return on their capital contributions. Following the payment in full of such returns and after the seventh year of the Sunrise Joint Venture, all distributions of net operating cash flow will be made on a pro rata basis in accordance with the members’ respective percentage interests in the Sunrise Joint Venture, 55% to us, and 45% to Sunrise. Distributions of capital proceeds in the first through the seventh years of the Sunrise Joint Venture will be paid to us first, until we have received our 11% preferred return on our capital contributions. Then, distributions of capital proceeds will be paid to both Sunrise and us, on a pro rata basis in accordance with our respective percentage interests, until one of the parties has received a 13% internal rate of return on its capital contributions, and thereafter, 100% of any capital proceeds will be paid to the other party until it has received a 13% internal rate of return on its contributions. Subsequently, the balance of any capital proceeds will be distributed to Sunrise; provided, however, that after the seventh year, all capital proceeds will be distributed 50% to Sunrise and 50% to us. Subject to certain restrictions and in accordance with the terms of the Sunrise Joint Venture Agreement, Sunrise has the option to acquire all of our interest in the Sunrise Joint Venture in years one and two, and also in years four through seven, inclusive. Sunrise’s purchase price for the acquisition of our membership interests varies depending upon the date of the purchase and is based upon our receipt of a specified rate of return on our initial investment in the Sunrise Joint Venture.

We paid our advisor an Investment Service Fee of $2,301,311 in connection with the acquisition of the Sunrise Communities, which is equal to 1.85% of our share of the purchase price of the Sunrise Communities which has been capitalized and included in investment in unconsolidated entities.

For information on the anticipated sale of the Sunrise Communities, see “— Dispositions — Sunrise Joint Venture.”

HarborChase Development Project

On August 29, 2012, for a purchase price of $2.2 million, we acquired from Ronald D. Brown, an unaffiliated third party, a 5.03-acre tract of land adjacent to The Villages in Lady Lake, Sumter County, Florida (the “HarborChase Property”), together with related personal and intangible property and improvements, for the construction and development of a senior living facility to be known as HarborChase of Villages Crossing (the “HarborChase Community”). The HarborChase Community will consist of a two-story building, of approximately 91,000 square feet, and feature 96 residential units consisting of 66 assisted living units, and 30 memory care units, having an estimated total occupancy of 112 residents.

The project budget for the construction, development and lease-up of the HarborChase Community is $19.5 million, which includes a line item in the amount of approximately $1.8 million to be used to fund operating deficits for the project. The targeted construction completion date for HarborChase Community is the fourth quarter of 2013, with initial occupancy to occur in the first quarter of 2014, although there is no guarantee that completion and occupancy will occur as projected.

Harbor Retirement Associates, LLC (collectively, with its applicable subsidiaries and affiliates, “HRA”) will construct and develop the HarborChase Community pursuant to a development agreement between HRA and us (the “HarborChase Development Agreement”), whereby we pay HRA a development fee equal to approximately $754,405. Thirty percent of the development fee was paid to HRA upon the funding of the HarborChase Loan (as defined and described below under “Borrowings — The Development of the HarborChase Community”). The balance of the development fee will be paid to HRA in periodic installments over the course of the construction period; provided, however, that 30% of the development fee will be retained in a holdback account to be released to HRA after completion of the construction and at such time as certain debt service coverage ratios for the HarborChase Loan are attained. Pursuant to the Harbor Chase Development Agreement, in the event the construction of the HarborChase

Community is completed for less than the total construction budget for the project, HRA will receive an amount equal to 50% of such cost savings, not to exceed 2% of the total construction budget.

The HarborChase Community will be leased to a wholly owned subsidiary which is owned through a TRS. HRA will operate and manage the HarborChase Community under a long-term pre-opening services and management agreement (the “HarborChase Management Agreement”), pursuant to which, except where subordinated for NOI shortfalls or otherwise, HRA will receive a monthly pre-opening services fee equal to $8,500 per month, and, after the facility opens, an operating fee equal to the greater of $8,500 per month or 5% of the total facilities revenue. HRA may also be entitled to an annual incentive fee equal to 50% of excess cash flow, subject to a cap of 2% of total facilities revenue.

The real estate taxes for the Harborchase Property were $1,195 for the year ended December 31, 2012.

Under a promoted interest agreement with HRA, at any time after certain NOI targets and total return targets have been met, as set forth in the promoted interest agreement (the “Eligibility Threshold”), HRA will be entitled to an additional payment based on enumerated percentages of the assumed net proceeds of a deemed sale of the HarborChase Community, provided HRA elects to receive such payment prior to the fifth anniversary of the opening of the HarborChase Community. In addition, subject to certain exceptions, we have agreed that until the earliest of (i) the achievement of the Eligibility Threshold, (ii) the termination of the promoted interest agreement, or (iii) the fifth anniversary of the opening of the HarborChase Community, we will not develop any new senior housing properties or expand any existing senior housing property within a five-mile radius of the HarborChase Community. HRA is subject to similar non-compete provisions.

An Investment Services Fee of $332,003 was paid to our advisor in connection with the acquisition of the HarborChase Property, which is equal to 1.85% of the purchase price of the HarborChase Property and budgeted development and construction costs relating to the HarborChase Community. Upon completion of the HarborChase Community, the advisor will determine the actual amounts paid, and to the extent the actual amounts vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will reimburse or invoice us, as applicable, for 1.85% of the budget invoice, such that the Investment Service Fee is ultimately 1.85% of the amounts expended on such development and construction.

Windsor Manor Communities

On August 31, 2012, we acquired a 75% interest in a joint venture (the “Windsor Manor Joint Venture”) for a contribution of $4.8 million plus our pro rata share of certain expenses. The Windsor Manor Joint Venture acquired from affiliates of HRGreen, Inc. (collectively, with its applicable subsidiaries and affiliates, “Green”), which is not affiliated with us, a 100% fee simple interest in the land and related improvements comprising three senior housing properties for an aggregate purchase price of $18.8 million (each, a “Windsor Manor Community, and collectively, the “Windsor Manor Communities”). The Windsor Manor Communities feature a total of 122 residential units, consisting of 94 assisted living units, and 28 memory care units. The following table lists each Windsor Manor Community, its location, number of units, occupancy rates for January 2013, dates of construction and square footage:

Windsor Manor Communities	Location	Total Units	Occupancy % as of 1/31/2013	Year Built	Sq. Footage	Average Monthly RevPOU(1)
Windsor Manor of Vinton	Vinton, IA	36	91.8%	2007	30,888	$4,122
Windsor Manor of Webster City	Webster City, IA	46	71.7%	2009	37,326	$3,694
Windsor Manor of Nevada	Nevada, IA	40	83.1%	2011	32,839	$4,511

		122			101,053
(1)	Average monthly revenue per occupied unit (“RevPOU”) for January 2013.

The Webster City and Nevada properties are presently in a lease-up phase, though Windsor Manor Communities had an average occupancy rate of rate of 81.4% as of January, 31, 2013. There are a number of comparable facilities in the primary market areas for the Windsor Manor Communities with whom we may compete for occupancy. The Windsor Manor Communities are relatively new, all built within the last five years. The Windsor Manor Joint Venture has no plans for material renovations or improvements on any of the facilities and believes each is suitable for its intended purpose. The Windsor Manor Joint Venture also believes each facility is adequately covered by insurance.

The Windsor Manor Communities are leased to wholly owned subsidiaries, which are owned through TRSs of the Windsor Manor Joint Venture, with each lease having an initial term of five years, with one (1) five-year renewal option, and subsequent three-year renewal options thereafter.

Provision Living, LLC (“Provision Living”) operates and manages the Windsor Manor Communities under long-term management services agreements (the “Windsor Manor MSAs”) with the TRSs. Provision Living receives a base management fee equal to 5% of the monthly gross revenues collected; provided, however, that payment of the base fee is subject to subordination and forfeiture provisions if the net operating income of the property (“NOI”) does not equal or exceed certain minimum thresholds set forth in the Windsor Manor MSAs. In addition, Provision Living may be entitled to an incentive fee in an amount equal to 50% of NOI above specified minimum thresholds, payable quarterly, commencing in 2013, subject to a cap of 2% of total collected revenue. The Windsor Manor MSAs may be terminated without penalty in the event of various defaults, and in the event of shortfalls in NOI, as enumerated in the Windsor Manor MSAs. Termination fees are payable to Provision Living where the Windsor Manor Joint Venture voluntarily terminates a Windsor Manor MSA.

Provision Living’s management collectively has over 35 years of experience managing and operating senior housing properties, and currently manages 13 assisted living facilities and four memory care facilities across eight states.

We are not affiliated with Green; however, this is the first of two acquisitions with Green involving the acquisition of senior housing communities. See below “— Windsor Manor II Communities.”

The following table sets forth the Windsor Manor Joint Venture’s estimated depreciable basis for federal tax purposes in each of the Windsor Manor Communities:

ESTIMATED DEPRECIABLE BASIS OF WINDSOR MANOR COMMUNITIES
Windsor Manor Communities	Estimated Basis (in millions)
Windsor Manor of Vinton	$5.0
Windsor Manor of Webster City	$6.0
Windsor Manor of Nevada	$5.6

The real estate taxes for the Windsor Manor Communities were $0.21 million for the year ended December 31, 2012. The Windsor Manor Joint Venture calculates the depreciation expense for federal income tax purposes using the straight-line method and anticipates depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

The Windsor Manor Joint Venture is a Delaware limited liability company of which we and Green are the sole members. In exchange for an equity contribution of approximately $4.8 million, we acquired 75% of the membership interests of the Windsor Manor Joint Venture. Green’s consideration for its 25% of the membership interest in the Windsor Manor Joint Venture consisted principally of all of its interests in the predecessor companies that formerly owned the Windsor Manor Communities. We are the managing member of the Windsor Manor Joint Venture and share control with Green in respect of major decisions. The Windsor Manor Joint Venture is governed by a limited liability company agreement dated effective August 31, 2012 (the “Windsor Manor Joint Venture Agreement”), pursuant to which we have an 11% preferred internal rate of return on our capital contributions, which has priority over Green’s 11% internal rate of return on its capital contributions. Following the payment in full of such returns, all subsequent distributions of net operating cash flow will be made on a pro rata basis in accordance with the members’ respective percentage interests in the Windsor Manor Joint Venture, 75% to us, and 25% to Green. All distributions of capital proceeds will be shared 60% to us and 40% to Green after the receipt in full of our respective 11% internal rate of returns. The Windsor Manor Joint Venture Agreement contains customary buy-sell and right of first refusal provisions.

We paid our advisor an aggregate Investment Services Fee of $260,323 in connection with the acquisition of our interest in the Windsor Manor Communities, which is equal to 1.85% of our share of the aggregate purchase price of the Windsor Manor Communities which has been capitalized and included in investments in unconsolidated entities.

Dogwood Forest of Acworth Development Project

On December, 18, 2012, for a purchase price of $1.75 million, we, through a subsidiary formed for such purpose, acquired from Needle Development, Inc. which is not affiliated with us, a 2.8-acre tract of land in Acworth, Georgia, approximately 30 miles northwest of Atlanta (the “Acworth Property”), together with related personal and intangible property and improvements, for the construction and development of a senior housing property (the “Dogwood Forest of Acworth Community”). The Dogwood Forest of Acworth Community will consist of a one three-story building, of approximately 85,000 square feet, and feature 92 residential units consisting of 46 assisted living units and 46 memory care units, having an estimated total occupancy of 103 residents.

The project budget for the construction, development and lease-up of the Dogwood Forest of Acworth Community is $21.8 million, which includes a line item in the amount of approximately $2.2 million to be used to fund operating deficits for the project. The targeted construction commencement date for the Dogwood Forest of Acworth Community is April 2013 with completion expected in the third quarter of 2014 and initial occupancy to occur in the fourth quarter of 2014, although there is no guarantee that completion and occupancy will occur as projected.

Solomon Development Services — Acworth, LLC, a subsidiary of Solomon Senior Living, Inc., which is not affiliated with us (“Solomon Development”), will construct and develop the Dogwood Forest of Acworth Community under a development agreement with us (the “Acworth Development Agreement”), pursuant to which we will pay Solomon Development a development fee equal to approximately 4% of the adjusted final project budget, excluding land cost; 50% of which will be held in a holdback account payable upon completion of Dogwood Forest of Acworth and the remaining 50% payable in 18 equal installments over the course of construction. If the Dogwood Forest of Acworth Community is developed for less than the project budget, we may retain such savings or use the savings to reduce the principal balance under the Synovus Acworth Loan (as defined and described in “— Borrowings — Development of the Dogwood of Acworth Community”).

Solomon Development provided a guaranty pursuant to which if the completion of the development of Dogwood Forest of Acworth is not substantially completed on schedule, Solomon Development is obligated to reimburse us for the cost incurred in hiring third parties to complete the project, subject to certain limitations. Cost overruns related to the development of the Dogwood Forest of Acworth Community shall be the responsibility of Solomon Development, exclusive of costs that are the result of a force majeure event will be reimbursed to the Solomon Development over time, subject to certain conditions

The Dogwood Forest of Acworth Community will be leased to a TRS of our operating partnership. Upon completion of the development, Trinity Lifestyles Management, II, LLC, an affiliate of Solomon (“Trinity Lifestyles”) will operate and manage the Dogwood Forest of Acworth Community under a ten-year term management agreement with two five-year renewal terms (the “Acworth Management Agreement”). Solomon executives have provided management, development and consulting services to over 150 communities representing approximately 26,000 units. Trinity Lifestyles currently manages ten senior housing facilities in the greater Atlanta, Georgia market.

Pursuant to the terms of the Acworth Management Agreement, if certain adjusted NOI thresholds are met, Trinity Lifestyles will receive (i) a monthly base management fee of 5% of monthly collected revenues of the Dogwood Forest of Acworth Community, and (ii) after stabilization of the Dogwood Forest of Acworth Community, a quarterly incentive management fee equal to the sum of (a) 50% of each fiscal year’s NOI in excess of the first tier threshold of $2.1 million, which threshold is subject to annual increase by the lesser of the Consumer Price Index (“CPI”) and 3% and (b) 20% of each fiscal year’s adjusted NOI in excess of the second tier threshold $2.4 million, which threshold is subject to annual increase by the lesser of the CPI and 3%. In no event will the incentive management fee exceed 2% of the aggregate revenues collected in any fiscal year. In the event that adjusted NOI does not meet certain levels in any year after the Acworth Stabilization Date (as defined below), a portion of the base management fee (the “Subordinated Base Management Fee”) will be subject to subordination. Trinity Lifestyles has the ability to recover the Subordinated Base Management Fees only within the fiscal year in which the shortfall of NOI thresholds occurs.

Trinity Lifestyles may terminate the Acworth Management Agreement in the event the Acworth Tenant defaults under any material provision of the Acworth Management Agreement or bankruptcy of the Acworth Tenant. We may terminate the Acworth Management Agreement if Trinity Lifestyles (i) breaches any provision of the Acworth Management Agreement; (ii) causes the licenses for operation of the Dogwood Forest of Acworth Community to be terminated or revoked resulting in cessation of operations; (iii) has bankruptcy proceedings initiated by or against it; (iv) is required to be terminated by Synovus Bank; or (v) if the Acworth Development Agreement is terminated prior to the “Opening Date.” The Opening Date is the date as of which (a) a certificate of substantial completion has been issued and a final inspection of the construction has been made, (b) a certificate of occupancy has been issued by the appropriate governmental authority, (c) the Dogwood Forest of Acworth Community is fully furnished in accordance with the Acworth Development Agreement, and (d) the Dogwood Forest of Acworth Community is fully licensed and open for business as an assisted living facility in Georgia.

Beginning on the earlier of (i) the 37th month following the Opening Date, or (ii) the achievement of certain unit or residency occupancy rates (the “Acworth Stabilization Date”), we also have the ability to terminate the Acworth Management Agreement upon 90 days’ written notice in the event that adjusted NOI plus the Subordinated Base Management Fee during any year after the Acworth Stabilization Date does not equal or exceed a certain performance threshold, which threshold is subject to annual increase. We may also terminate the Acworth Management Agreement at any time following the sixth anniversary of the opening date upon 60 days’ prior written notice and payment of a termination fee to Trinity Lifestyles.

In addition, on December 18, 2012, we entered into a promote interest agreement with Solomon pursuant to which at any time after the average occupancy of the Dogwood Forest of Acworth Community is greater than 88% over the preceding six months, but prior to the expiration of six years from occupancy of the first resident of the Dogwood Forest of Acworth Community, Solomon may elect to receive a payment based on various percentages of the assumed profit from a deemed sale of Dogwood Forest of Acworth Community, subject to our achievement of a certain internal rate of return on our investment in the Dogwood Forest of Acworth Community.

The real estate taxes for the Acworth Property were $3,739 for the year ended December 31, 2012.

An Investment Services Fee of $289,737 was paid to our advisor in connection with our acquisition of the Acworth Property, which equals approximately 1.85% of the purchase price of the property and budgeted development and construction costs relating to the Dogwood Forest of Acworth Community. Upon completion of the Dogwood Forest of Acworth Community, our advisor will determine the actual amounts paid, and to the extent the actual amounts vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will reimburse or invoice us, as applicable, for 1.85% of the budget invoice, such that the Investment Service Fee is ultimately 1.85% of the amounts expended on such development and construction.

Primrose II Communities

On December, 19, 2012, we acquired a 100% fee simple interest in land and related improvements comprising five senior housing communities (each a “Primrose II Community” and collectively, the “Primrose II Communities”) from affiliates of Primrose for an aggregate purchase price of approximately $73.1 million, excluding closing costs. The Primrose II Communities feature a total of 323 residential units consisting of 174 independent living units, 128 assisted living units and 21 memory care units. The following table lists each of the Primrose II Communities, its location, number of units, occupancy rates for January 2013, dates of construction and square footage:

Primrose II Communities	Location	Total Units	Occupancy % as of 1/31/2013	Year Built	Sq. Footage	Average Monthly RevPOU(1)
Primrose Retirement Community of Lima	Lima, OH	78	84.6%	2006	105,520	$3,638
Primrose Retirement Community of Zanesville	Zanesville, OH	76	94.7%	2008	106,348	$3,755
Primrose Retirement Community of Decatur	Decatur, IL	80	87.5%	2009	109,440	$3,640
Primrose Retirement Community of Council Bluffs	Council Bluffs, IA	68	89.7%	2008	89,870	$3,594
Primrose Retirement Community of Primrose Cottages	Aberdeen, SD	21	85.7%	2005	15,389	$4,385

		323			426,567
(1)	Average monthly revenue per occupied unit (“RevPOU”) for January 2013.

The stabilized Primrose II Communities had an average occupancy rate of 88.9% as of January 31, 2013. There are a number of comparable facilities in the primary market areas for the Primrose II Communities with which we may compete.

The Primrose II Communities are relatively new; all built within the last three to seven years and the majority are located in or near metropolitan areas. We have no plans for material renovations or improvements on any of the facilities, and believe each is suitable for its intended purpose. We also believe each Primrose II Community is adequately covered by insurance.

Each of the Primrose II Communities are operated by a subsidiary of Primrose under triple-net lease agreements with each lease having an initial term of ten years, and two five-year renewal options exercisable at the discretion of Primrose. Four principals of Primrose have agreed to guaranty the lease payments for the Primrose II Communities. In the initial year, the aggregate minimum annual rent for the Primrose II Communities is approximately $5.3 million and the average effective annual rental per unit is approximately $16,474.

Pursuant to the terms of the Primrose II Community leases, none of Primrose, any of its subsidiaries nor certain of the Primrose principals may compete within 15 miles of any Primrose II Community during the term of the applicable Primrose II Community lease and for five years after expiration of the applicable lease. This was the second acquisition engaged in with Primrose. See “— Primrose Communities.”

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Primrose II Communities:

ESTIMATED DEPRECIABLE BASIS OF PRIMROSE II COMMUNITIES

Primrose II Communities	Estimated Basis (in millions)
Primrose Retirement Community of Lima	$17.2
Primrose Retirement Community of Zanesville	$17.1
Primrose Retirement Community of Decatur	$16.9
Primrose Retirement Community of Council Bluffs	$11.4
Primrose Retirement Community of Primrose Cottages	$3.8

The real estate taxes for the Primrose II Communities were $0.9 million for the year ended December 31, 2012. We calculate the depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for U.S. federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

We paid our advisor an aggregate Investment Services Fee of $1,350,500 in connection with the acquisition of the Primrose II Communities, which is equal to 1.85% of the purchase price of the Primrose II Communities.

Capital Health Communities

On December 21, 2012, we, through five subsidiaries formed for such purpose (the “Capital Health Subsidiaries”), acquired a 100% fee simple interest in land and related improvements comprising five senior housing communities (each a “Capital Health Community” and collectively, the “Capital Health Communities”) from affiliates of Capital Health Group, LLC, (collectively, with its applicable subsidiaries and affiliates, “Capital Health”) for an aggregate purchase price of approximately $85.1 million, excluding closing costs. The Capital Health Communities feature a total of 348 residential units consisting of 225 assisted living units and 123 memory care units. The following table lists each of the Capital Health Communities, its location, number of units, occupancy rates for January 2013, dates of construction and square footage:

Capital Health Communities	Location	Total Units	Occupancy % as of 1/31/2013	Year Built	Sq. Footage	Average Monthly RevPOU(1)
Brookridge Heights	Marquette, MI	65	97.7%	1998	50,035	$4,342
Curry House	Cadillac, MI	60	84.4%	1996	36,000	$4,062
Symphony Manor	Baltimore, MD	69	77.0%	2011	41,092	$6,005
Woodholme Gardens	Pikesville, MD	80	82.9%	2010	55,098	$4,683
Tranquillity of Fredericktowne	Frederick, MD	74	81.9%	2000	46,672	$5,511

		348			228,897
(1)	Average monthly revenue per occupied unit (“RevPOU”) for January 2013.

The Symphony Manor and Tranquillity of Fredericktowne Communities are currently in lease-up phase, however, the Capital Health Communities had average occupancy of 84.5% as of January 31, 2013. There are a number of comparable facilities in the primary market areas for the Capital Health Communities with which we may compete. The Capital Health Communities were built between 1996 and 2011, and the two older properties were renovated in 2010. We have no plans for material renovations or improvements on any of the facilities, and believe each is suitable for its intended purpose. We also believe each property is adequately covered by insurance.

Each of the Capital Health Subsidiaries has entered into separate long-term lease agreements with TRS subsidiaries of the Company formed to operate the Capital Health Facilities (collectively, the “Capital Health Tenants”). The Capital Health Tenants have entered into management agreements with affiliates of Capital Health (collectively, the “Capital Health Managers”) pursuant to which the Capital Health Managers manages the Capital Health Communities on behalf of the Capital Health Subsidiaries and the Capital Health Tenants (the “Capital Health Management Agreements”).

Each Capital Health Tenant pays the Capital Health Manager a fee equal to 5% of the monthly gross revenues derived from its Capital Health Community and will reimburse the Capital Health Manager for operating expenses incurred by the Capital Health Manager that are consistent with the annual business plan for the Capital Health Community.

The Capital Health Management Agreements are subject to termination by the Capital Health Tenants in the event of certain breaches by the Capital Health Managers that remain uncured within the times permitted for cure, certain insolvency events of the Capital Health Managers, revocation of the respective Capital Health Community license due to acts or omissions of the Capital Health Managers or the Capital Health Managers fail to correct regulatory conditions, and the Capital Health Manager’s failure to achieve certain NOI performance thresholds. Either party may terminate the Capital Health Management Agreement in the event of casualty. A Capital Health Tenant may terminate its Capital Health Management Agreement at any time, with or without cause, after two years, and may terminate the Capital Health Management Agreement in the event of the sale of its Capital Health Community or the termination of the lease for the Capital Health Community, subject to payment to the Capital Health Manager of certain fees and depending on when a sale or lease termination occurs.

In connection with the closing of the acquisition of the Capital Health Communities, the Capital Health sellers, the Capital Health Tenants and the Capital Health Managers entered into a Yield Guaranty and Escrow Agreement (the “Capital Health Escrow Agreement”) with First American Title Insurance Company, as escrow agent, whereby the Capital Health sellers agreed to an aggregate holdback of $7 million of the purchase price (“the Holdback Escrow”), which amount is allocated among the sellers of the Capital Health Communities. The Capital Health Escrow Agreement provides for various releases of the funds being held thereunder to the Capital Health Tenants or the Capital Health sellers based on the NOI of the Capital Health Communities during the calendar years ending December 31, 2013, 2014 and 2015. In addition, in the event that the Capital Health Management Agreements for the applicable Capital Health Communities are terminated prior to the full release of the holdback amounts attributable to a particular Capital Health Community, the remaining deposit for such Capital Health Community shall be released to either the Capital Health Tenant or the Capital Health seller depending on the event causing termination. The deposits may also be released early in the event that an applicable Capital Health Community is sold (other than in certain circumstances) prior to the date for final termination and release of the deposits.

Under the terms of the Capital Health Management Agreements, the Capital Health Manager has agreed that during the term of the each agreement (or, in the event the agreement terminates for any reason other than the expiration of the term, from the effective date through the date which is one year following such early termination, each Capital Health Manager will not, and will not cause or permit any of its affiliates, to compete within three miles of the applicable Capital Health Community, subject to certain limited exceptions.

Capital Health has six years of experience managing and operating senior housing properties and currently manages 12 senior housing communities across eight states.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Capital Health Communities:

ESTIMATED DEPRECIABLE BASIS OF CAPITAL HEALTH COMMUNITIES

Capital Health Communities	Estimated Basis (in millions)
Brookridge Heights	$12.9
Curry House	$11.3
Symphony Manor	$21.9
Woodholme Gardens	$17.4
Tranquillity of Fredericktowne	$17.9

The real estate taxes for the Capital Health Communities were approximately $0.58 million for the year ended December 31, 2012. We calculate the depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

We paid our advisor an aggregate Investment Services Fee of $1,574,350 in connection with the acquisition of the Capital Health Communities, which is equal to 1.85% of the purchase price of the Capital Health Communities.

In connection with the completion of the acquisition of the Capital Health Communities, we entered into three substantially similar right of first offer agreements (collectively, the “Capital Health ROFOs”), with affiliates of Capital Health (collectively, the “Capital Health Offerors”), pursuant to which we have a right of first offer to acquire assisted senior living facilities located in Fort Pierce, Florida; Troutdale, Oregon; and West Mifflin, Pennsylvania, respectively, from the Offerors. Pursuant to the Capital Health ROFOs, prior to the sale of the covered facilities, the respective Capital Health Offerors shall provide us a notice of right of first refusal containing the material business terms on which the facilities are to be offered, including the proposed sale price, the square footage and number of licensed beds of such facility, proposed closing date, deposit requirements and other principal business terms. Thereafter, we will have ten business days to accept the offer and propose an agreement of sale. In the event that we decline such offer, the Capital Health Offeror will be free to sell the respective facility to a third party on terms similar to those contained in the notice of right of first refusal, provided that if the net effective sales price shall be more than 5% less than the net effective sales price set forth in the notice of right of first refusal, the Capital Health Offeror must once again provide us with a new right of first refusal. The Capital Health ROFOs expire on December 31, 2014.

Claremont Medical Office

On January 14, 2013, we, through our operating partnership, entered into a Framework Agreement with MMAC Berkshire L.L.C., a Delaware limited liability company (“Montecito”), an affiliate of Montecito Medical Investment Company and an unaffiliated third party, pursuant to which we and Montecito agreed to form CHP Montecito Partners I, LLC, a Delaware limited liability company (the “Montecito Joint Venture”) for the purpose of acquiring a medical office building (the “Claremont Medical Office”). The Claremont Medical Office is located in Claremont, California, 34 miles east of downtown Los Angeles. Constructed in 2008, the Claremont Medical Office consists of a single two-story building having a total net rentable area of 48,984 square feet and a total of 300 parking spaces.

On January 16, 2013, as contemplated by the Framework Agreement, a subsidiary of the Montecito Joint Venture formed to own the property, CHP Claremont CA Owner, LLC (“CHP Claremont CA”), was assigned the right to purchase a fee simple interest in the Claremont Medical Office from Claremont Venture I, LP. On the same date, CHP Claremont CA closed the acquisition of the Claremont Medical Office for an aggregate purchase price of approximately $19.8 million, approximately $135,690 of which remains in escrow until tenant occupation under one new lease.

The purchase price of the Claremont Medical Office was funded by equity contributions of the Montecito Joint Venture partners of approximately $7.7 million and the proceeds of a loan from Regions Bank of approximately $12.5 million. See “— Borrowings — Claremont Medical Office” for more information on this loan.

In connection with the closing of the acquisition of the Claremont Medical Office on January 16, 2013, CHP Claremont Holding, LLC, a Delaware limited liability company and our subsidiary formed for such purpose, entered into the limited liability company agreement (the “Montecito Joint Venture Agreement”) with MMAC Berkshire Claremont L.L.C., a Delaware limited liability company (the “Montecito Claremont JV Partner”), an affiliate of Montecito. Pursuant to the Montecito Joint Venture Agreement, we funded a capital contribution of approximately $7.0 million for a 90% interest in the Montecito Joint Venture, and the Montecito Claremont JV Partner funded a capital contribution of approximately $771,549 for the remaining 10% interest in the Montecito Joint Venture. We are the managing member of the Montecito Joint Venture, subject to the approval of major decisions regarding the Montecito Joint Venture requiring unanimous consent of the members.

Generally, under the terms of the Montecito Joint Venture Agreement, operating cash flow will be distributed to us and the Montecito Claremont JV Partner on a pro rata basis. Upon the occurrence of a capital transaction, such as a sale of substantially all of the assets of the Montecito Joint Venture (a “Capital Transaction”), distributions would be allocated (i) first in accordance with each member’s percentage interest and then until each member has received a 10% internal rate of return, compounded annually, on its respective investment in the Montecito Joint Venture; (ii) second, 80% to us and 20% to the Montecito Claremont JV Partner until we have received a 12% internal rate of return, compounded annually, on our investment in the Montecito Joint Venture; and (iii) thereafter, 70% to us and 30% to the Montecito Claremont JV Partner.

Subject to the consent of Regions Bank, at any time after January 16, 2017, either member of the Montecito Joint Venture may make an all-cash offer to purchase all of the interests in the Montecito Joint Venture of the other member or to sell its entire interest in the Montecito Joint Venture to the other member. In the event of a notice from either member, the other member shall elect either to sell its interests to the other party or purchase the other member’s interests at a purchase price to be determined in accordance with the formula set forth in the Montecito Joint Venture Agreement that is based on the amount that such person would receive under the Montecito Joint Venture Agreement in the event that a Capital Transaction were to occur at such time at fair market value as determined by an independent appraiser.

In addition, in the event that we offer to sell any or all of our interests in the Montecito Joint Venture to a third party, then prior to such sale we must provide the Montecito Claremont JV Partner notice of such offer and permit the Montecito Claremont JV Partner to sell a percentage of its interests in the Montecito Claremont JV Partner to such third party. If the Montecito Claremont JV Partner exercises such tag-along rights, it will sell a portion of its interests equal to its percentage of the offered interests, and we will sell the balance of the offered interests to such third party. In the event the Montecito Claremont JV Partner offers to sell any or all of its interests in the Montecito Joint Venture to a third party, then prior to such sale we must be provided notice of such proposed transfer and the offering price for the Montecito Claremont JV Partner’s interests (the “Transfer Price”). In response to such notice, we may (i) accept the Transfer Price and pay the Montecito Claremont JV Partner for its interests the cash amount it would have received in a Capital Transaction less transfer expenses (the “ROFO Price”), (ii) reject the Transfer Price, in which case, the Montecito Claremont JV Partner would be free to sell its interests to the third party at the Transfer Price, or (iii) challenge the Transfer Price and engage a third party to appraise the Transfer Price and provide notice to the Montecito Claremont JV Partner of the appraisal. However, if we do not accept the Transfer Price, then subject to certain conditions, the Montecito Claremont JV Partner may sell its interests in the Montecito Joint Venture to a third party at a price equal or greater than the ROFO Price.

Pursuant to the Property Management Agreement between StoneCreek Investment Corporation, an affiliate of Claremont Venture I, L.P. (“StoneCreek”), and CHP Claremont CA dated January 16, 2013, the Claremont Medical Office is managed by StoneCreek for a term of three years. StoneCreek is paid a management fee equal to the greater of $4,500 per month or 4.5% of the gross monthly rents generated from the Claremont Medical Office. The Claremont Medical Office will be managed by Stone Creek Investment Corporation which has 20 years of experience managing and operating medical office properties.

In addition, we pay our property manager an Oversight Fee equal to 1% of the gross annual rentals of the Claremont Medical Office.

The Claremont Medical Office is 95.9% leased under triple net leases to seven tenants, anchored by the Pomona Valley Hospital Medical Center (“PVHMC”), a fully accredited 453-bed acute care hospital, which leases an aggregate of 37,871 square feet, or approximately 77% of the Claremont Medical Office net rentable area. The PVHMC lease with respect to 35,596 square feet (the “Phase 1 and 2”) expires on April 30, 2019 and has four five-year options to extend the lease. The PVHMC lease with respect to 2,275 square feet (“Phase 3”), expires on

April 30, 2019, and has one option to extend the term of the lease for an additional five years. The 2013 base annual rent for PVHMC in the aggregate is $1,150,342. Base rent for Phase 1 and 2 increases based on the change in the Consumer Price Index, while base rent for Phase 3 increases 3% annually. The other tenants of the Claremont Medical Office are engaged in the provision of medical services.

The following table shows the weighted average occupancy rate for the Claremont Medical Office, expressed as a percentage of rentable square feet, and the average effective annual rent per leased square foot during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Gross Rent per Leased Sq. Ft. (1)
2008	N/A	N/A
2009 (Opened)	77.0%	$22.83
2010	89.3%	$24.35
2011	89.3%	$25.70
2012	91.4%	$27.09

(1)	Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s total rental revenue by the weighted average square footage leased during such year. The periods presented are prior to our ownership. As such, we do not have the records available to us for all such periods to be able to quantify the impact of tenant concessions, if any. To the extent there were concessions which were not considered in the amounts provided to us, the average effective annual rent per leased square foot amounts could be lower than those amounts disclosed above.

The following table lists all of the scheduled lease expirations for each of the years ending December 31, 2013 through December 31, 2023 for the Claremont Medical Office. The table shows the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Leases	Approximate Square Feet	% of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	% of Annual Rents
2013	0	-
2014	1	996	2.1	$35,652	2.2
2015	0	-	-	-	-
2016	3	3,733	7.9	$119,496	7.2
2017	0	-	-	-	-
2018	3	4,388	9.3	$124,788	7.5
2019	3	37,871	80.6	$1,389,916	83.1
2020	0	-	-	-	-
2021	0	-	-	-	-
2022	0	-	-	-	-
2023	0	-	-	-	-

Total	10	46,988	100.0	$1,656,852	100.0

(1)	Represents current lease expiration and does not take into consideration lease renewals available under existing leases at the option of the tenants.

(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied times 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

There are a number of comparable medical office buildings in the primary market areas for the Claremont Medical Office with which we may compete. We have no plans for material renovations or improvements to the Claremont Medical Office and believe it is suitable for its intended purpose. We also believe the Claremont Medical Office is adequately covered by insurance.

The real estate taxes for the Claremont Medical Office were $0.17 million for the year ended December 31, 2012. The estimated depreciable basis for federal tax purposes for the Claremont Medical Office is approximately

$16.6 million, which we calculate using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

We paid Montecito an aggregate acquisition fee of $154,000 in connection with the acquisition of the Claremont Medical Office, which is equal to 0.8% of the purchase price of the Claremont Medical Office. We paid our advisor an aggregate Investment Services Fee of $329,670 in connection with the acquisition of the Claremont Medical Office, which is equal to 1.85% of the purchase price of the Claremont Medical Office.

Windsor Manor II Communities

In August 2012, we, through our operating partnership, entered into the Transfer Agreement with Green with respect to the creation of the Windsor Manor Joint Venture. Pursuant to the Transfer Agreement, in addition to the three Windsor Manor Communities it acquired through subsidiaries in August 2012, on April 1, 2013, the Windsor Manor Joint Venture purchased from the Windsor Manor Joint Venture Partner two additional senior housing properties in Iowa, Windsor Manor of Indianola and Windsor Manor of Grinnell, collectively valued at approximately $9.1 million (the “Windsor Manor II Communities”). In connection with the acquisition of the Windsor Manor II Communities, subsidiaries of the Windsor Manor Joint Venture assumed loans encumbering the Windsor Manor II Communities with a current aggregate outstanding principal balance of approximately $6.0 million from Wells Fargo Bank and insured by the U.S. Department of Housing and Urban Development (the “Windsor Manor II HUD Loans”). See “— Borrowings — Windsor Manor II Communities” for more information on these assumed loans.

Also in connection with the acquisition of the Windsor Manor II Communities, we contributed an additional approximately $4.4 in cash to the Windsor Manor Joint Venture (plus payment of our 75% pro rata share of certain acquisition and loan assumption costs) and Green contributed the Windsor Manor II Communities to the Windsor Manor Joint Venture (plus payment of its 25% pro rata share of certain acquisition and loan assumption costs).

The Windsor Manor II Communities, one located in Indianola, Iowa and other in Grinnell, Iowa, have a combined total of 82 units of which 62 are assisted living and 20 are memory care units.

The following table lists each of the Windsor Manor II Communities, its location, number of units, occupancy rates for January 2013, dates of construction and square footage:

Windsor Manor II Communities	Location	Total Units	Occupancy % as of 1/31/2013	Year Built	Sq. Footage	Average Monthly RevPOU(1)
Windsor Manor of Indianola	Indianola, IA	42	78.6%	2004	31,292	$3,871
Windsor Manor of Grinnell	Grinnell, IA	40	100%	2006	30,943	$4,148

		82			62,235

(1)	Average monthly revenue per occupied unit (“RevPOU”) in the post-acquisition period of September 2012 through January 2013.

The Windsor Manor II Communities had an average occupancy rate of 89.3% as of January 2013.

Provision Living operates and manages the Windsor Manor II Communities under long-term management services agreements with terms substantially similar to those with respect to the Windsor Manor Communities. See “— Windsor Manor Communities.”

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Windsor Manor II Communities:

ESTIMATED DEPRECIABLE BASIS OF WINDSOR MANOR II COMMUNITIES

Windsor Manor II Communities	Estimated Basis
(in millions)
Windsor Manor of Indianola	$5.9
Windsor Manor of Grinnell	$5.0

The real estate taxes for the Windsor Manor II Communities were $0.12 million for the year ended December 31, 2012. The Windsor Manor Joint Venture calculates the depreciation expense for federal income tax purposes using the straight-line method and anticipates depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. This is our second acquisition of senior health properties with Green. See “— Windsor Manor Communities.”

We paid our advisor an aggregate Investment Services Fee of $168,720 in connection with the acquisition of the Windsor Manor II Communities, which is equal to 1.85% of the purchase price of the Windsor Manor II Communities.

Dispositions

Sunrise Joint Venture

On December 18, 2012, we entered into an agreement with Health Care REIT, Inc. (“HCN”) to sell our interests in the Sunrise Joint Venture for an aggregate sale price of $65.4 million subject to adjustment based on the closing date and actual cash flow distributions. The sale of our interest in the Sunrise Joint Venture to HCN was conditioned upon the merger of HCN with Sunrise which was completed on January 9, 2013. We anticipate that we will close the sale of our interests in the Sunrise Joint Venture to HCN in mid-2013. See “— Sunrise Communities” and for further information.

Borrowings

Primrose Communities

We funded $12.7 million of the purchase price of the Primrose Communities from the proceeds of this offering. The balance of the purchase price was funded with the proceeds of a one-year senior secured bridge loan entered into on February 16, 2012 among our operating partnership, the five wholly owned subsidiaries of our operating partnership formed to acquire the Primrose Communities (the “Primrose Borrowers”), and KeyBank National Association (“KeyBank”) in the original aggregate principal amount of approximately $71.4 million (the “Primrose Bridge Loan”). The Primrose Borrowers paid origination fees of $714,000 in connection with the Primrose Bridge Loan or 1.0%.

On August 31, 2012, the Primrose Borrowers entered into long-term, senior secured loan with KeyCorp Real Estate Capital Markets, Inc. (“KeyCorp”) in the aggregate principal amount of approximately $55.2 million (the “Primrose Senior Loan.”) The proceeds of the Primrose Senior Loan were used to refinance the remaining $49.9 million principal balance of the Primrose Bridge Loan. In connection with the refinancing, we paid our advisor a Financing Coordination Fee of approximately $0.6 million, which is equal to 1% of the amount refinanced.

Interest on the outstanding principal balance of the Primrose Senior Loan accrues at the fixed rate of 4.11% per annum. The Primrose Senior Loan is payable in equal monthly principal and interest installments based on a 30-year amortization schedule, with all outstanding principal due and payable at maturity on September 1, 2022. If prepaid prior to March 1, 2022, the Primrose Senior Loan is subject to a prepayment penalty in an amount equal to the greater of (i) 1% of the principal being repaid, or (ii) an amount calculated on the principal being repaid, multiplied by the difference between the loan interest rate, and a calculated yield rate tied to the rates on applicable U.S. Treasuries. If prepayment is made between March 1, 2022, and May 31, 2022, the prepayment penalty will be 1% of the outstanding principal balance of the loan. No prepayment fee is required if a loan is prepaid between June 1, 2022 and maturity. Partial prepayment of the Primrose Senior Loan is not permitted.

The Primrose Senior Loan is collateralized by first mortgages and deeds of trust on all real property, improvements and personal property of the Primrose Communities. The Primrose Senior Loan is cross-collateralized and cross-defaulted with the mortgage, deed of trust or deed securing the debt encumbering each of the properties owned by the Primrose Borrowers, together with the mortgaged property and any other loan documents, including any loan and security agreement.

The Primrose Senior Loan generally is non-recourse to us subject to certain exceptions. We guaranteed (i) certain recourse exceptions, (ii) certain of our indemnification obligations under the loan agreements, and (iii) our obligations under certain environmental indemnity agreements. The Primrose Senior Loan agreement contains affirmative, negative and financial covenants customary for this type of loan and also contain customary events of default relating to us.

The Primrose Borrowers paid origination and other fees of $455,490 in connection with the Primrose Senior Loan or 0.83%.

Sunrise Communities

On June 29, 2012, in connection with our acquisition of the Sunrise Communities, a subsidiary of our operating partnership (the “Sunrise Borrowers”) entered into a mezzanine loan agreement and related documents with RCG LV Debt IV Non-Reit Assets Holdings, LLC (“RCG”), providing for a mezzanine loan in the original aggregate principal amount of $40.0 million (the “Sunrise Mezzanine Loan”). The Sunrise Mezzanine Loan was repaid on March 27, 2013. The Sunrise Borrowers paid an origination fee of $0.8 million or 2.0% of the aggregate Sunrise Mezzanine Loan amount to RCG upon the closing of the Sunrise Mezzanine Loan.

Also on June 29, 2012, the Sunrise Joint Venture obtained from Prudential $125 million in debt financing (collectively, the “Sunrise Prudential Loan”), which was used in part to satisfy indebtedness incurred by some of the Sunrise Communities from lenders other than Prudential. The non-recourse Sunrise Prudential Loan, which is collateralized by the land and improvements comprising the Sunrise Communities, has a maturity date of March 5, 2019. The Sunrise Prudential Loan accrues interest at a fixed rate of 4.66% on $55.0 million of principal, and 5.25% on $70.0 million of principal. Interest-only payments are required on $55.0 million until September 5, 2012 and interest-only payments are required on $70.0 million until January 5, 2013, and thereafter, monthly payments on both outstanding amounts of principal and interest based upon a 30-year amortization schedule.

The Sunrise Prudential Loan may be prepaid, in whole or in part, upon at least 30 days’ prior written notice to Prudential with payment of all accrued interest and a prepayment premium equal to the greater of (a) 1% of the principal amount being prepaid multiplied by the quotient of the number of full months remaining to the date that is 90 days prior to maturity of the Sunrise Prudential Loan, divided by the number of full months comprising the term of the note being prepaid, or (b) the present value of the Sunrise Prudential Loan, as calculated under the loan agreement for the Sunrise Prudential Loan, less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The loan agreement for the Sunrise Prudential Loan contains affirmative, negative and financial covenants customary for this type of loan, and customary events of default relating to the Sunrise Joint Venture.

The Sunrise Joint Venture paid fees of $175,000 on the $70.0 million of the principal of the Sunrise Prudential Loan or 0.25% of such amount to Prudential upon the closing of the Sunrise Prudential Loan.

Development of HarborChase Community

In connection with the development of the HarborChase Community, we, through our subsidiary, and Synovus Bank entered into a loan agreement dated August 29, 2012 pursuant to which Synovus Bank will provide financing for the acquisition, the development and construction costs of the HarborChase Community in the original principal amount of $17.3 million (the “Synovus HarborChase Loan”) of which no amount has been funded as of March 28, 2013. The Synovus HarborChase Loan represents 80.0% of the total project budget for development of the HarborChase Community.

The Synovus HarborChase Loan matures on September 1, 2017. Monthly payments of interest only will be made during the first 36 months and monthly payments of principal and interest, based upon a 30-year amortization, made during the last 24 months. During its term, the Synovus HarborChase Loan will bear interest at a variable rate equal to 30-Day LIBOR plus 3.2%, adjusted monthly; and payments of accrued interest will be due and payable monthly in arrears.

Prior to any advance under the Synovus HarborChase Loan (other than a $1,000 advance at closing), we are required to fund approximately $4.3 million in equity. In addition, as a condition of the Synovus HarborChase Loan, we were required to deposit with Synovus Bank a reserve fund of $236,000 (the “HarborChase Debt Service Reserve Fund”).

The Synovus HarborChase Loan is secured by, among other things, (i) a first lien in favor of Synovus Bank on HarborChase Community, (ii) assignment to Synovus Bank of future HarborChase Community leases and rents, (iii) assignment to Synovus of the Company’s rights under the HarborChase Management Agreement; (iv) an assignment to Synovus Bank of our rights under the HarborChase Development Agreement, and (v) the establishment of the HarborChase Debt Service Reserve Fund.

The project budget for the development of the HarborChase Community includes a line item in the amount of approximately $1.8 million to be used to fund operating deficits for the project (the “HarborChase Budgeted Operating Deficit”). In connection with the Synovus HarborChase Loan, on August 29, 2012, we executed a guaranty in favor of Synovus Bank relating to (i) certain of our recourse obligations; (ii) funding of the HarborChase Debt Service Reserve Fund; and (iii) the payment of any additional operating deficit of the project in excess of the HarborChase Budget Operating Deficit up to a maximum amount of $1.8 million, should the project HarborChase Budgeted Operating Deficit be fully advanced by Synovus Bank and should the project fail to achieve and maintain certain occupancy levels and debt service coverage ratios from the quarter 24 months after the opening of HarborChase Community through termination of the guaranty (the “Additional HarborChase Operating Deficit Guaranty”). The Additional HarborChase Operating Deficit Guaranty will terminate upon the earlier of (i) a $1.8 million reduction in the outstanding principal amount of the Synovus HarborChase Loan or (ii) (a) achievement of certain debt service coverage; and (b) achievement of certain occupancy levels at the HarborChase Community.

The Synovus HarborChase Loan agreement and related documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties, borrowing conditions and events of default, as well as covenants related to debt service coverage ratios, quarterly debt yield requirements, and average occupancy levels at the HarborChase Community.

We paid an origination fee of $129,960 or 0.75% of the aggregate loan amount to Synovus Bank upon the closing of the Synovus HarborChase Loan.

Windsor Manor Communities

In connection with the formation of the Windsor Manor Joint Venture, the individual subsidiaries formed by the Windsor Manor Joint Venture to acquire and operate the Windsor Manor Communities (the “Windsor Manor Borrowers”) obtained a secured loan in the original principal amount of approximately $12.4 million from KeyBank, the terms of which are set forth in a secured loan agreement dated August 31, 2012 and related loan documents (the “Windsor Manor Loan”)

The Windsor Manor Loan matures on the earlier of August 31, 2013 or the date upon which permanent financing is obtained from the lender; however, the Windsor Manor Borrowers have the option to extend the maturity date to November 30, 2013, subject to certain conditions set forth in the loan agreement. There are no required principal payments prior to the final maturity date, but prepayments of principal are permitted without penalty, except for certain LIBOR breakage costs.

At the time of the disbursement of the Windsor Manor Loan and periodically during the term, the borrowers have the option to elect whether to have the loan bear interest at the Adjusted Base Rate or the Adjusted LIBOR Rate (unless the default rate is applicable, such interest rate elected and in effect being referred to as, the “Applicable Rate”). The “Adjusted Base Rate” is a fluctuating interest rate per annum equal to 3.75% plus the greater of (i) the lender’s prime rate, (ii) the Federal Funds effective rate in effect from time to time plus one-half of 1% per annum, or (iii) the Daily LIBOR Rate. The “Adjusted LIBOR Rate” for any LIBOR Rate interest period is equal to a LIBOR based rate plus 3.75%. The Applicable Rate shall revert to the Adjusted Base Rate as of the last day of the applicable LIBOR Rate interest period, unless the borrowers again elect the Adjusted LIBOR Rate as the Applicable Rate in the manner set forth in the Windsor Manor Loan agreement. Provided there then exists no event of default under the Windsor Manor Loan agreement, at any time the Applicable Rate is the Adjusted Base Rate, the Windsor Manor Borrowers shall have the right from time to time and in the manner and subject to the terms of the Windsor Manor Loan agreement, to elect the Adjusted LIBOR Rate as the Applicable Rate.

Pursuant to separate agreements with the lender, both the Company and Green have jointly and severally guaranteed (i) full and prompt payment of all principal and interest due on the loan (the “Principal and Interest Payment Guarantee”) and (ii) certain losses, damages, costs, expenses, liabilities or obligations suffered or incurred by the lender with respect to certain matters arising under the loan agreement (the “Other Payment Guarantee”). Our aggregate maximum liability relative to the Principal and Interest Payment Guarantee is limited to 75%, and Green’s liability is limited to 25%. With respect to the Other Payment Guarantee, Green’s liability remains at 25%, and our liability is up to 100%. The Windsor Manor Loan is secured by first priority mortgages on the Windsor Manor Communities and contains customary covenants, and default and acceleration provisions.

The Windsor Manor Borrowers paid an origination fee of $61,900 or approximately 0.5% of the aggregate Windsor Manor Loan amount to KeyBank upon the closing of the Windsor Manor Loan.

Development of Dogwood Forest of Acworth Community

In connection with the development of Dogwood Forest of Acworth, we, through our subsidiary, and Synovus Bank entered into a loan agreement dated December 18, 2012 pursuant to which Synovus Bank will provide financing for the acquisition, the development and construction costs of the Acworth Property and Dogwood Forest of Acworth in the original principal amount of $15.1 million (the “Synovus Acworth Loan”) of which no amount has been funded as of March 28, 2013. The Synovus Acworth Loan represents 69.5% of the total project budget for development of Dogwood Forest of Acworth Community.

The Synovus Acworth Loan matures on January 1, 2018. Monthly payments of interest only will be made during the first 36 months and monthly payments of principal and interest, based upon a 30-year amortization, made during the last 24 months. During its term, the Synovus Acworth Loan will bear interest at a variable rate equal to 30-Day LIBOR plus 3.2%, adjusted monthly; and payments of accrued interest will be due and payable monthly in arrears.

Prior to any advance under the Acworth Synovus Loan (other than a $1,000 advance at closing), we are required to fund approximately $6.7 million in equity. In addition, as a condition of the Synovus Acworth Loan, we will be required to deposit with Synovus Bank a reserve fund of $202,000 (the “Acworth Debt Service Reserve Fund”) upon completion of Dogwood Forest of Acworth Community.

The Synovus Acworth Loan is secured by, among other things, (i) a first lien in favor of Synovus Bank on Dogwood Forest of Acworth Community, (ii) assignment to Synovus Bank of future Dogwood Forest of Acworth Community leases and rents, (iii) assignment to Synovus of the Company’s rights under the Acworth Management Agreement; and (iv) establishment of the Acworth Debt Service Reserve Fund.

The project budget for the development of the Dogwood Forest of Acworth Community includes a line item in the amount of approximately $2.2 million to be used to fund operating deficits for the project (the “Acworth Budgeted Operating Deficit”). In connection with the Synovus Acworth Loan, on December 18, 2012, we executed a guaranty in favor of Synovus Bank relating to (i) certain of our recourse obligations; (ii) funding of the Acworth Debt Service Reserve Fund; and (iii) the payment of any additional operating deficit of the project in excess of the Acworth Budget Operating Deficit up to a maximum amount of $1.1 million, should the project Acworth Budgeted Operating Deficit be fully advanced by Synovus Bank and should the project fail to achieve and maintain certain occupancy levels and debt service coverage ratios from the quarter 24 months after the opening of the Dogwood Forest of Acworth Community through termination of the guaranty (the “Additional Acworth Operating Deficit Guaranty”). The Additional Acworth Operating Deficit Guaranty will terminate upon the earlier of (i) a $1.1 million reduction in the outstanding principal amount of the Synovus Acworth Loan or (ii) (a) achievement of certain debt service coverage and (b) achievement of certain occupancy levels at the Dogwood Forest of Acworth Community.

The Synovus Acworth Loan agreement and related documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties, borrowing conditions and events of default, as well as covenants related to debt service coverage ratios, quarterly debt yield requirements, and average occupancy levels at Dogwood Forest of Acworth Community.

We paid an origination fee of $113,048 or approximately 0.75% of the aggregate loan amount to Synovus Bank upon the closing of the Synovus Acworth Loan.

Primrose II Communities

We funded $23.4 million of the purchase price of the Primrose II Communities from the proceeds of this offering. The balance of the purchase price of $73.1 million was funded with the proceeds of a loan entered into on December 18, 2012 among our operating partnership, the five wholly owned subsidiaries of our operating partnership formed to acquire the Primrose II Communities (together with our operating partnership, the “Primrose II Borrowers”) and KeyBank in the aggregate principal amount of approximately $49.7 million (the “Primrose II Loan”).

Since closing the Primrose II Loan, the Primrose II Borrowers paid down the principal balance by $45.0 million, resulting in a new principal balance of $4.7 million. Subsequently pursuant to a loan modification entered into on March 27, 2013, the Primrose II Borrowers re-borrowed approximately $25.3 million; leaving an outstanding principal balance of approximately $30.0 million. In addition to the re-advance of proceeds, the Primrose II Loan modification included a change in the loan maturity date from December 18, 2013 to June 30, 2013. The Primrose II Loan modification also established a release price for the Primrose of Decatur and Primrose of Zanesville Communities that will be the greater of net refinancing proceeds or approximately $20.0 million. The other terms of the Primrose II Loan remain materially the same.

The Primrose II Loan is collateralized by (i) a first priority mortgages on all real property of and improvements on the Primrose II Communities, (ii) the assignment of all related leases and rents, (iii) assignment of the Primrose II Communities management agreements, and (iv) the operating account required to be maintained at KeyBank for each Primrose II Subsidiary and into which all cash flow from each Primrose II Community is deposited.

The Primrose II Loan bears interest at a rate equal to LIBOR plus 3.75%. At the time of the disbursement of the Primrose II Loan and periodically during the term, the Primrose II Borrowers have the option to elect whether to have the Primrose II Loan bear interest at the Adjusted Base Rate or the Adjusted LIBOR Rate (unless the default rate is applicable, such interest rate elected and in effect being referred to as, the “Applicable Rate”). The “Adjusted Base Rate” is a fluctuating interest rate per annum equal to 3.75% plus the greater of (i) KeyBank’s prime rate, (ii) the Federal Funds effective rate in effect from time to time plus one-half of 1% per annum, or (iii) the Daily LIBOR Rate. The “Adjusted LIBOR Rate” for any LIBOR Rate interest period is equal to a LIBOR based rate plus 3.75%. The Applicable Rate will revert to the Adjusted Base Rate as of the last day of the applicable LIBOR Rate interest period, unless the Primrose II Borrowers again elect the Adjusted LIBOR as the Applicable Rate in the manner set forth in the loan agreement. Provided there exists no event of default under the loan agreement, at any time the Applicable Rate is the Adjusted Base Rate, the Primrose II Borrowers shall have the right in accordance with the terms of the Primrose II Loan Agreement, to elect the Adjusted LIBOR Rate as the Applicable Rate.

There are no required principal payments prior to the final maturity date, but prepayments of principal are permitted without penalty, except for certain LIBOR breakage costs.

The Company provided a full payment guaranty of principal and interest and other applicable funds due and owing under the Primrose II Loan in favor of KeyBank.

The Primrose II Loan contains affirmative, negative and financial covenants customary for of the type, including limitations on incurrence of additional indebtedness, restrictions on payments of cash distributions in the event of default, minimum Primrose II Community occupancy levels, debt service coverage and minimum liquidity and consolidated tangible net worth requirements of the Company as guarantor.

We intend to close on a Fannie Mae refinancing of the Primrose of Decatur and Primrose of Zanesville Communities in April 2013, at which point those properties will be released from the Primrose II Loan. We plan to refinance the remaining balance of the Primrose II Loan in advance of the June 30, 2013 maturity date.

The Primrose II Borrowers have paid $285,935 in origination fees in connection with the Primrose II Loan or 0.575%.

Capital Health Communities

On December 21, 2012, the Capital Health Subsidiaries and the Capital Health Tenants (together, the “Capital Health Borrowers”) entered into a loan agreement with Prudential providing for a term loan in an original aggregate principal amount of $48.5 million (the “Capital Health Loan”).

The Capital Health Loan contains a seven-year term and bears interest at 4.25% per annum and requires monthly payments of interest and principal based on a 25-year amortization schedule. Subject to payment of a prepayment premium, the Capital Health Borrowers may prepay the Capital Health Loan at any time.

The Capital Health Loan is secured by, among other things, (i) a first lien on the Capital Health Communities in favor of Prudential, and (ii) an assignment to Prudential of future Capital Health Communities leases and rents.

Pursuant to the Escrow Agreement, any release of the Holdback Escrow for the benefit of the Capital Health Tenants shall be disbursed directly to Prudential and applied towards the Capital Health Loan. Prudential is a third-party beneficiary under the Escrow Agreement as to the rights thereunder of the Capital Health Tenants. The Company has executed a recourse guaranty in favor of Prudential for any portion of the Holdback Escrow that the Capital Health Tenants are entitled to receive under the Escrow Agreement which is not actually delivered to Prudential pursuant to the Escrow Agreement.

The Capital Health Loan contains affirmative, negative and financial covenants customary for this type of loan, including limitations on incurrence of additional indebtedness and restrictions on payments of cash distributions.

The Capital Health Borrowers paid Prudential an aggregate origination fee at closing in the amount of $121,250 or 0.25% of the aggregate principal amount of the Capital Health Loan.

Claremont Medical Office

On January 16, 2013, we, through our subsidiary, CHP Claremont CA, entered into a Credit Agreement with Regions Bank (the “Regions Bank Claremont Credit Agreement”) providing for a five-year credit facility in the maximum aggregate principal amount of $35 million (the “Regions Bank Claremont Credit Facility”) of which $12.5 million was funded in connection with the acquisition of the Claremont Medical Office and approximately $445,662 will be funded upon completion of certain tenant improvements to units of the Claremont Medical Office (the “Claremont Medical Office Loan”).

The Claremont Medical Office Loan bears interest at a rate equal to the sum of (i) LIBOR and (ii) 2.6% per annum, payable monthly, and matures on January 15, 2018 (the “Maturity Date”). From January 16, 2013 through July 16, 2014 (the “Interest Only Period”), all accrued and unpaid interest on the outstanding amount of the Claremont Medical Office Loan is due and payable (i) on February 13, 2013, (ii) on each successive payment due date thereafter, and (iii) on the last day of the Interest Only Period. On the first payment due date immediately following the Interest Only Period and on each payment due date thereafter through the Maturity Date (the “Term Period”), the borrower will pay to Regions Bank: (i) all accrued and unpaid interest on the principal balance of the Claremont Medical Office Loan; and (ii) a principal payment equal to the product of (i) a fraction, the numerator of which is one, and the denominator of which is the number of months during the Term Period, times (ii) the total of principal payments that would be made over such months, based on the monthly amortization of principal and interest on a hypothetical loan where (x) the principal indebtedness being amortized is equal to the principal indebtedness owing under the Claremont

Medical Office Loan as of the first day of the Term Period, (y) the interest rate during the amortization period is equal to 5% per annum, and (z) the amortization period is 360 months.

The Montecito Claremont Joint Venture entered into a three-year forward starting swap with respect to $12.4 million of the Claremont Medical Office Loan balance which will bear interest at a fixed rate of 3.935% in years three through five. The principal balance of the Claremont Medical Office Loan may be prepaid in whole or in part without penalty, except for any swap breakage fee.

The Regions Bank Claremont Credit Agreement contains affirmative, negative and financial covenants customary for the type of credit facility, including limitations on incurrence of additional indebtedness and debt service coverage requirements. The Regions Bank Claremont Credit Agreement is collateralized by a first priority mortgage on all real property of and improvements on the Claremont Medical Office, the assignment of all leases and rents due from the Claremont Medical Office, and the assignment of our rights under the Claremont Medical Office management agreement.

Pursuant to a Carveout Guaranty executed on January 16, 2013 in connection with the Claremont Medical Office Loan, we have guaranteed certain “non-recourse” carveout obligations with respect to the Claremont Medical Office Loan (the “Guaranteed Obligations”) and will be required to provide such guaranty with respect to any additional loan under the Regions Bank Claremont Credit Agreement; provided, however, that our liability under the Carveout Guaranty and any future guaranty of any additional loan shall be limited to an amount equal to 90% of the Guaranteed Obligations.

The Regions Bank Claremont Credit Agreement provides that the borrower can propose that Regions Bank make additional loans in the un-utilized amount of the Regions Bank Claremont Credit Facility for additional acquisitions of medical office buildings. In the event the borrower were to request such a loan in connection with the acquisition of a new medical office building, Regions Bank in its sole discretion has the right to approve or disapprove of such additional loan. If a new loan were approved, the terms and conditions of the new loan, which may not exceed 65% of the appraised value of the applicable medical office project, would be identical to those for the Claremont Medical Office Loan and the borrower would pledge the real property, leases and rents and related contractual rights for such property. As of the date hereof, we have no commitments regarding additional acquisitions of medical office buildings by the Montecito Joint Venture or for additional financing under the Regions Bank Claremont Credit Agreement.

We paid Regions Bank a commitment fee equal to $64,791 or approximately 0.5% of the Claremont Medical Office Loan. Any additional loan under the Regions Bank Claremont Credit Agreement will require payment of an additional commitment fee of 0.5% of the amount of such additional loan.

Windsor Manor II Communities

In connection with the acquisition of the Windsor Manor II Communities, subsidiaries of the Windsor Manor Joint Venture assumed the Windsor Manor II HUD Loans (the “Windsor Manor II Borrowers”). The loan collaterialized by the Windsor Manor of Grinnell Community is a 35-year, fully-amortizing, non-recourse loan in the total amount of approximately $2.8 million as of April 2013 which bears interest at a rate of 4.12% plus a 50 basis points mortgage insurance premium (“MIP”) and matures on September 2045. The loan collateralized by the Windsor Manor of Indianola Community is a 35-year, fully-amortizing, non-recourse loan in the total amount of approximately $3.2 as of April 2013 which bears interest at a rate of 4.90% plus a 50 basis points MIP and matures on June 2045. In connection with the assumption of the Windsor Manor II HUD Loans, the Windsor Manor II Borrowers paid aggregate fees of $30,000 to Wells Fargo Bank and $3,107 in fees to the U.S. Department of Housing and Urban Development.

Market Opportunities and Trends

We believe that the recent economic and market conditions, including the limited availability of debt financing and liquidity constraints of owners and operators of real estate caused by the economic recession, has created and will continue to create attractive buying opportunities for us. Many owners have and will continue to experience difficulty in obtaining new capital sources or will be unable to repay or reasonably refinance maturing debt.

We believe we will experience less competition for the acquisition of properties in the sectors in which we focus as compared to other commercial real estate sectors, as recent transaction volume has centered primarily around core and distressed real estate. Conversely, our investment focus will target well-located properties that, in some cases, may have been temporarily affected by recent economic and market conditions.

The recent economic recession affected demand and certain industry fundamentals such as occupancy in senior housing and healthcare properties. We believe that the national economy has begun to recover from the recession, and as these industry fundamentals begin to rebound, we may realize significant upside potential through the receipt of additional percentage rents from our triple net leased properties and increasing returns from our properties operating using TRS structures.

The sectors and asset classes we target have experienced significantly limited supply growth over the last several years and several of our targeted asset classes have inherently high barriers to entry. The specific trends and characteristics unique to the sectors and asset classes on which we focus are described in greater detail below.

Senior Housing and Healthcare Properties Supply and Demand Drivers

We believe recent demographic trends and strong supply and demand indicators present a strong case for an investment focus on acquisitions of senior housing and healthcare properties. We believe that senior housing and healthcare sectors will continue to provide attractive opportunities as compared to other sectors for the foreseeable future. Key drivers include:

Aging U.S. Population Demographic. According to a Pew Research Center Publication entitled “Baby Boomers Approach Age 65—Glumly,” dated December 20, 2010 (the “Pew Research Publication”), as of January 1, 2011, about 10,000 people in the U.S. will turn 65 every day for the next 19 years. According to “A Projection of Demand for Market Rate U.S. Seniors Housing 2010–2013” Special Issue Brief by the American Senior Housing Association and Senior Housing Analytics (Winter 2013) (the “ASHA Special Issue Brief”), the U.S. population over the age of 75 is projected to increase by 84% from 2010 to 2030, a growth rate almost double that of the prior twenty years (43% from 1990–2010). The Pew Research Publication also cites that by 2030, when all Baby Boomers will have turned 65, fully 18% of the nation’s population will be 65 or older compared with just 13% of the population in 2010. In addition, according to the U.S. Census Bureau report entitled “90+ in the United States: 2006-2008,” issued November 2011, individuals who are 65 years old in 2006 can expect to live on average an additional 18.5 years, up from an average of 12.2 additional years for those aged 65 between 1929 to 1931.

The graphs below depict the distribution of U.S. citizens by age and indicates the projected growth in retirees, based upon National Population Projections by the U.S. Census Bureau:

Source: U.S. Census Bureau –National Population Projections (2009 Supplement to projections released August 14, 2008)

Source: U.S. Census Bureau — National Population Projections (2009 Supplement to projections released August 14, 2008)

Healthcare Insurance Coverage Expansion. As the U.S. population over the age of 65 increases, more older Americans will be covered by Medicaid to meet increased healthcare expenditures. In addition, due to recent federal legislation, private healthcare insurance will be expanded to cover more of the non-elderly, lower income population. The Congressional Budget Office, in “Estimate of the Effects of Insurance Coverage Provisions Contained in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010,” dated March 2011 (the “CBO Report”), states that the number of non-elderly Americans with health insurance will increase by approximately 32 million in 2016 and approximately 34 million in 2021. Data cited in the CBO Report states that approximately 95% of legal non-elderly Americans will have insurance coverage in 2021, compared with the projected 82% in the absence of the federal legislation.

Rising Healthcare Expenditures. The rise in the aging population and their need for increased healthcare services, as well as medical technology innovations contribute to increasing healthcare expenditures. According to the Centers for Medicare and Medicaid Services National Healthcare Expenditure Projections 2010-2020, during such period, U.S. healthcare costs are projected to nearly double to $4.6 trillion by 2020, comprising 19.8% of GDP, and growing at an average annual rate of 5.8%.

  Source: Centers for Medicare & Medicaid Services, Office of the Actuary, September 2010 Projections

These rising healthcare costs create pressure within the healthcare industry to move from an inpatient to an outpatient model of services. The outpatient model of healthcare services results in declining hospital stays and increasing outpatient procedures. Almost 65% of all surgeries today do not require an overnight hospital stay, compared with only 16% of all surgeries in 1980 according to “The Outlook for Healthcare,” a report of the Urban Land Institute published in 2011 (the “Urban Land Institute Report”).

Evolving Healthcare Service Model. These rising healthcare costs create pressure within the healthcare industry to move from an inpatient to an outpatient model of services. The outpatient model of healthcare services results in declining hospital stays and increasing outpatient procedures. Almost 65% of all surgeries today do not require an overnight hospital stay, compared with only 16% of all surgeries in 1980 according to “The Outlook for Healthcare,” a report of the Urban Land Institute published in 2011 (the “Urban Land Institute Report”). The increase in outpatient procedures drives greater demand for medical office buildings and other healthcare properties in which such procedures can be performed.

Opportunities Created by a Fragmented Sector. According to the Bank of America Merrill Lynch Global Research Report, “Healthcare REITs” dated August 15, 2011 (the “BofA Report”), only between 8% and 10%, respectively, of the senior housing and healthcare real estate properties are owned by public REITs. This indicates that significant opportunities for consolidation exist in the senior housing and healthcare sectors, which we believe will create value as our portfolio is assembled and achieves scale.

We expect that demand for senior housing and healthcare real estate will accelerate over the next several years as a greater percentage of the American population ages and this aging population lives longer. In addition, as the healthcare industry continues to evolve as a result of the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and other legislation and increased government healthcare spending, additional healthcare properties will be required to accommodate the increase in demand caused by more Americans having access to health insurance.

Senior Housing Properties

Senior Housing Supply and Demand Indicators. Americans 65 years and older are expected to live longer than the elderly did in the past and will need additional housing options to accommodate their special needs. Demand for senior housing options is currently outpacing the existing supply of senior housing units. As shown below, the supply growth of certain senior housing asset classes over the last decade has declined dramatically following a boom in senior housing development in the 1990’s. According to the ASHA Special Issue Brief, the rate of senior housing demand growth will increase as Baby Boomers pass the over 75 age-threshold after 2020, increasing from the level of 17,000–18,000 units per year in 2010—15 to demand of 77,000–82,000 units per year in 2025–30.

Source: NIC MAP® Data & Analysis Service, ASHA 2010 Seniors Housing Construction Trends Report, United States Census Bureau

According to data from the National Investment Center for the Senior Housing and Care Industry Map Monitor for the fourth quarter of 2012 (the “Q4 2012 Map Monitor”), overall senior housing occupancy has increased in each of the last eight quarters to 89.1% in the fourth quarter of 2012. According to the Q4 2012 Map Monitor, in the fourth quarter of 2012 absorption of existing senior housing units, which represents the number of net units occupied, reached its highest quarterly level since the third quarter of 2009. According to the same source, new inventory of senior housing units increased by only 1.2% during 2012, and the pace of absorption of existing inventory is expected to continue to outpace inventory growth during 2013. Further, it is important to note that the existing inventory of seniors housing is aging. The average age of majority-assisted living properties in the top 100 MSAs according to the NIC MAP Top 100 (3Q2012 release) is 19 years, and the average age for majority-independent living properties is 24 years. We believe these positive absorption and occupancy rate trends will continue as there has not been a marked increase in construction activity for senior housing properties. The number of senior housing units under construction has been approximately at the same levels since 2010, according to the Q4 2012 Map Monitor.

We believe that as the broader economy recovers and the residential real estate markets strengthen, the demand for senior housing will continue to grow as the Baby Boomer generation reaches retirement and the aging population transitions to active adult communities and other senior housing facilities. We believe occupancy rates will return to near the historical average, and there will be minimal new supply until industry fundamentals rebound and financing opportunities become more readily available at more reasonable terms. We believe that as economic conditions improve, this trend of increasing occupancy rates will benefit owners of senior housing properties. In addition to the supply and demand fundamentals, we also believe that the senior housing sector is highly fragmented and poised to begin a period of consolidation. Based on these fundamentals and perceived trends, and subject to applicable REIT tax regulations, we have invested in or may invest in the following senior housing asset classes:

Active Adult Communities. Active adult communities offer social and recreational-centered living in a setting that may include town homes, condominiums, cluster homes, manufactured housing, single family homes and multi-family housing. These communities are generally classified as either: (a) age-restricted communities that require at least one household member to be over the age of 55 in at least 80% of the occupied units; or (b) age-targeted communities that target adults age 55 or older with no explicit age restrictions. Residents typically lead independent, active lifestyles in a country club setting where they can take advantage of amenities such as a clubhouse, gathering center or recreational center that is the focal point of activities, and may include a golf course, walking trails, hobby centers or other recreational spaces. These communities are not equipped to provide increased care or health-related services.

Independent Living Facilities. Independent living facilities are age-restricted, multi-family rental or ownership (condo) housing with central dining facilities that provide residents, as part of a monthly fee, meals and other services such as housekeeping, linen service, transportation, and social and recreational activities.

Assisted Living Facilities. Assisted living facilities are state-regulated rental properties that provide the same services as independent living facilities, but also provide, in a majority of the units, supportive care from trained employees to residents who are unable to live independently and require assistance with activities of daily living. Assisted living facilities may have some licensed nursing beds, but the majority of the units are licensed for assisted living.

Continuing Care Retirement Communities. Continuing care retirement communities that offer age-restricted senior housing facilities with a combination of independent living lifestyle options for individuals who do not need constant physician or nursing supervision and assisted living or skilled nursing facilities available to residents on the same or adjacent property of the complex. This type of community generally offers a longer term contract for seniors that provides for housing, services and nursing care with varying payment plans that may include entrance fees and condo or co-op rental programs. In general, these properties provide residential living in an apartment-style building with services and dining usually on the main level. In addition, those in a campus-like setting of several acres may offer other individual multi-family homes and have amenities that may be similar to those found in an active adult community.

Memory Care Facilities. Those suffering from the effects of Alzheimer’s disease or other forms of memory loss need specialized care. Memory care centers provide the specialized care for this population including residential housing and nursing care.

Skilled Nursing Facilities. Nursing homes provide long-term custodial care for people, often the elderly, who are unable to care for themselves either at home or in an assisted living facility. Nursing homes include skilled nursing facilities, extended care services, or healthcare centers that provide 24 hour supervision, meals, activities and health management support for their residents.

Healthcare Properties

Healthcare Properties Supply and Demand Indicators. There are long-term demographic trends and operational shifts in the healthcare delivery system in the U.S. that we believe will increase the demand for and enhance the value of medical office buildings or “MOBs” in the future. The increased demand for MOBs is supported by a variety of long-term trends and drivers such as an aging population and increasing role of government payors in healthcare. The U.S. Census Bureau reported that the 65+ population in the U.S. increased by 15.1% between 2000-2010 compared to an 8.9% increase in the population below 65 years old. The 65+ population in the U.S. is projected to grow further by 33% until between 2012 and 2021. As the number of Americans 65 years increases, their needs for other healthcare properties are expected to increase, as well. According to “The Outlook for Healthcare,” a report of the Urban Land Institute published in 2011, individuals over age 65 made an average of 6.9 visits per capita to physicians’ offices in 2008 or almost three times the visits of those under 45 years of age. The National Real Estate Investor, in an article entitled “Health Care Reform: Boom for Commercial Real Estate?” dated March 24, 2010, estimates that the additional 32 million Americans covered by the new federal healthcare legislation will require an additional 64 million square feet of medical office space. The BofA Report projects that growth in the need for medical office buildings is expected to increase by 30% over the next ten years as a result of the increase in the number of additional insureds in the U.S. Another driver for increased demand for MOBs is the shift in the U.S. to more out-patient based healthcare services. This shift is projected to continue in the future as technological advances in medicine continue while hospitals experience sustained pressure to reduce costs.

Based on increased numbers of insured Americans and increased healthcare visits by a growing, aging U.S. population driving a need for additional healthcare properties, we have invested in or may invest in the following healthcare asset classes:

Medical Office Buildings. These commercial real estate buildings provide outpatient healthcare services such as physician’s offices, specialty medical and diagnostic service providers, outpatient surgery centers, walk-in clinics, lab services, medical imaging and rehabilitation services.

Other Healthcare-Related Properties. Other healthcare-related properties include specialty hospitals, hospitals and inpatient rehabilitative facilities, long-term acute care hospitals, pharmaceutical and medical supply manufacturing facilities, laboratories and research facilities and medical marts.

Selection of Properties

We will supplement this prospectus during the offering period to disclose any new property sectors in which we intend to make investments. The disclosure of any such sector, however, cannot be relied upon as an assurance that we ultimately will consummate an investment in such sector.

We have undertaken to supplement this prospectus during the offering period to disclose when there is a reasonable probability that we will acquire a material property. Based upon the experience and acquisition methods of our advisor and prior real estate partnerships of affiliates of CNL, this normally will occur as of the date in the acquisition process on which all of the following conditions have been met:

—	a commitment letter is executed by a proposed tenant or operator;

—	an underwriting for the proposed structure and projected property performance;

—	a satisfactory site inspection has been conducted and due diligence has been substantially completed;

—	the terms of the acquisition have been approved by our board of directors;

—	a purchase contract is executed and delivered by the seller; and

—	a nonrefundable deposit has been paid on the property.

The initial disclosure of any proposed acquisition cannot be relied upon as an assurance that we ultimately will consummate such proposed acquisition or that the information provided concerning the proposed acquisition will not change between the date of such prospectus supplement and the actual purchase. The terms of any material borrowing by us will also be disclosed in any prospectus supplement filed following our receipt of an acceptable commitment letter from a potential lender.

Investment and Leasing Structures

We generally enter into long-term leasing structures that generate an income stream in the form of minimum annual base rents. Generally, theses leases also: (i) provide inflationary protection through periodic contractual rent increases; (ii) capture upside earnings potential by requiring the payment of additional rent as a percentage of gross revenues generated by the properties; and (iii) require the payment of capital reserve rent, which we will set aside and reinvest in the properties in order to preserve and enhance the integrity of the Assets.

In addition, when advantageous to our structure and applicable tax rules allow, we make investments using TRS leasing structures. These investment structures may result in greater variability in operating results than our long-term leases with third -party tenants, but allow us to capture greater returns during periods of market recovery, inflation or strong performance.

We enter into long-term, triple net leases with tenants or operators of certain of our senior housing and healthcare properties. Under a triple net lease, the tenant is generally responsible for repairs, maintenance, property taxes, utilities and insurance in addition to the payment of rent. The terms of our leases are generally be between five and 20 years, with multiple renewal options. These leases are designed to provide us with minimum annual base rents with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, our leases typically provide for the payment of percentage rent based on a percentage of gross revenues at the properties over certain thresholds. A tenant generally is required by the lease agreement to make such capital expenditures as may be reasonably necessary to refurbish buildings, premises, signs, and equipment. These capital expenditures generally are paid by the tenant during the term of the lease.

Our tenants’ abilities to satisfy their lease obligations depend primarily on the operating results of the properties. With respect to certain properties, we attempt to obtain various forms of security, such as corporate guarantees, limited rent guarantees, letters of credit or security deposits to secure the tenants’ obligations. If multiple properties are leased by the same tenant, we may cross default the leases on those properties.

At the present time, we do not intend to enter into gross or modified gross leases for any properties. Under a gross lease, the landlord generally agrees to pay all expenses which are normally associated with ownership, such as utilities, repairs, insurance and taxes. A modified gross lease typically requires the tenant to pay base rent and the landlord to cover all costs relating to property operations. We may enter into gross or modified gross leases in the future if our board of directors determines that it is in our best interest. Circumstances in which we may enter into gross or modified gross leases may include, but are not necessarily limited to, situations in which we acquire apartment complexes, retail centers or other properties that may require the use of standard multi-tenant commercial leases with individual third party tenants.

Generally, our senior housing properties are leased to our subsidiaries with management of the properties performed by independent third-party managers. Specifically, our senior housing and lodging properties are leased to wholly owned tenants that are TRSs or will be owned through TRSs.

Based on this structure, our consolidated financial statements will report the properties’ operating revenues and expenses rather than rental income from operating leases that is recorded for properties leased to third-party tenants. This structure will be implemented as permitted by the REIT Modernization Act of 1999.

Selection of Tenants and Operators

We generally lease our senior housing properties to our TRS entities managed by independent third-party managers or to third-party tenants. We lease our healthcare properties to third-party tenants. The selection of tenants and managers by our advisor, as approved by our board of directors, is based on a number of factors which may include:

—	an evaluation of the operations of their facilities;

—	the number of facilities operated and where applicable, the number of facilities operated in particular brands;

—	the relative competitive position among the same types of facilities offering similar services including name recognition where applicable;

—	market penetration;

—	the relative financial success of the operator in the geographic area in which the property is located;

—	overall historical financial performance and financial condition of the tenant or manager; and

—	the management experience and capability of the operator.

The tenants and operators are not expected to be affiliated with us, our advisor, or any affiliate.

Joint Venture Arrangements

We enter into joint ventures to purchase and hold properties with various unaffiliated persons or entities for investment. We structure each of our joint ventures such that certain of our partners subordinate their returns to our minimum return. This structure may provide us with some protection against the risk of downturns in performance.

We may also enter into a joint venture with another program formed by our sponsor, advisor, directors or their affiliates if a majority of our directors, including a majority of our Independent Directors, not otherwise interested in the transaction determine that the investment in such joint venture is fair and reasonable to us and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. We may take more or less than a 50% interest in any joint venture, subject to obtaining the requisite approval of the directors. See “Risk Factors — Risks Related to Our Business — We may not control our joint ventures.”

Prior to entering into any joint venture arrangement with any unaffiliated co-venturer (or the principals of any unaffiliated co-venturer), we confirm that such person or entity has met certain requisite financial qualifications.

We may acquire properties from time to time by issuing limited partnership units in an operating partnership to sellers of such properties pursuant to which the seller, as owner, would receive partnership interests convertible at a later date into our common stock. This structure enables a property owner to transfer property without incurring immediate tax liability, and therefore may allow us to acquire properties on more favorable terms than we would otherwise receive.

Development and Construction of Properties

We have, and may continue to, invest substantial proceeds from this offering in properties on which improvements are to be constructed or completed, subject to the investment limitations contained in our charter.

To help ensure performance by the builders of properties that are under construction, we seek guarantees at the contracted price by a completion bond or performance bond to the extent available in certain jurisdictions. Our board of directors approves all contracts entered into on our behalf by our advisor with contractors or developers for such construction services. Approval of our Independent Directors is required for any contract with our advisor or its affiliates for these services. Our advisor relies upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements reporting a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond.

Development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables.

Equity Investments

While we generally acquire Assets directly by purchasing a fee, leasehold interest or similar interest, we may, subject in certain instances to the approval of a majority of our board of directors (including a majority of our Independent Directors), invest in and we may acquire the stock of or other interests in REITs, other real estate operating companies or joint ventures.

With the approval of a majority of our board of directors (including a majority of our Independent Directors) and subject to our charter and bylaws, we may acquire, or seek partnerships or joint ventures with, publicly traded or privately owned entities that own senior housing, healthcare or other types of properties. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. As of March 31, 2013, we have not yet made any investments in REITs or other real estate operating companies.

In most cases, we will evaluate the feasibility of acquiring these entities using the same criteria we will use in evaluating a particular property. Any entity we acquire would generally be operated as either a wholly owned or controlled subsidiary. The criteria we consider when acquiring a property or an entity can be found in “— Selection of Properties.” We may acquire these entities in negotiated transactions or through tender offers. Any acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT and our exemption from registration under the Investment Company Act.

Mortgage Loans and Other Loans

We may use cash raised through this offering to make or acquire real estate -related loans. We may provide mortgage loans to operators to enable them to acquire or develop the land or buildings or as part of a larger acquisition or both. The mortgage loans will be collateralized by such property.

In evaluating the credit quality parameters of prospective loans, we may consider factors including, but not limited to:

—	the loan-to-value ratio of the collateral property or other Assets collateralizing the investment;

—	location, condition and use of the collateral property;

—	quality and experience of the borrower;

—	projected cash flows of the collateral property; and

—	general economic conditions affecting the collateral property and the borrower.

We will evaluate all potential investments in mortgage and other loans to determine if the term of the loan, collateral, underwriting and loan-to-value ratio meets our investment criteria and objectives. Generally, an inspection or appraisal of the collateral property and underwriting of the current and projected cash flows of the collateral property will be performed during the loan approval process.

Generally, we believe that the terms of these transactions will be substantially the same as those of our property leases. We expect that any mortgage loans would provide for fixed interest payments. Certain mortgage loans may also provide for deferred interest payments based on our return expectations at the property. Management expects that the base interest rate charged under the terms of the mortgage loan will generally be comparable to, or slightly lower than, lease rates charged to tenants for properties. The borrower will be responsible for all of the expenses of owning the property, as with our triple net leases, including expenses for insurance, repairs and maintenance. Management expects the mortgage loans with principal payments to be amortized over a period of ten to 20 years (generally, the same term as the initial term of the property leases), with payments of principal and interest due monthly. Other loans may require interest-only payments with balloon principal payments due at maturity.

We may provide short-term or mezzanine financing to businesses within our targeted sectors that are experiencing growth opportunities which require additional investment capital. In order to remain competitive, many businesses will seek to expand their capacity and/or engage in development which provides them with the potential to grow their earnings and market share. This type of financing may be similar to debt capital that gives the lender the rights to convert to an ownership or equity interest in the company if the loan is not paid back in time and in full. This debt is generally subordinated to debt acquired from senior lenders such as banks and venture capital companies. In the case of short-term or mezzanine loans, we will generally charge a higher rate of interest and try to obtain a mortgage collateralized by real estate. Our mortgage may not have first priority in the event of default. As a mezzanine or short-term lender, we expect that we will generally receive a portion of our return during the duration of the loan, with the balance payable upon maturity. The terms of these short-term or mezzanine loans will usually be less than five years.

We will not originate or invest in mortgage loans unless an appraisal is obtained concerning the property that secures the mortgage loan. In cases in which the majority of our Independent Directors so determine, and in all cases in which the mortgage loan involves our sponsor, advisor, directors, or their affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal shall be maintained in our records for at least five years and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, we must obtain a mortgagee’s or owner’s title insurance policy or commitment regarding the priority of the mortgage and condition of the title.

We may also provide other loans to entities in which we own an interest. Such other loans may be collateralized by, among other things, the interests in the entity held by co-venturers.

We believe that the criteria for investing in mortgage loans are substantially the same as those involved in our investments in properties; therefore, we will use the same underwriting criteria as described above in “—Selection of Properties.” In addition, we will not originate or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our other loans, would exceed an amount equal to 85% of the appraised value of the property unless substantial justification exists because of the presence of other underwriting criteria and the loan is approved by our Independent Directors. In no event shall mortgage indebtedness on any property exceed such property’s appraised value. For purposes of this limitation, the aggregate amount of all mortgage loans outstanding on the property, including our other loans, shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property) and the current payment, which payment may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent per annum of the principal balance of the loan.

We will not originate or invest in any mortgage loans or other loans that are subordinate to any mortgage, other indebtedness or equity interest of our sponsor, advisor, directors, or our affiliates.

Our loan program may be subject to regulation by federal, state and local regulations, laws, and administrative decisions that impose various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions, and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our loan program. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements.

Sales of Properties

We may from time to time sell our Assets subject to the approval of our board of directors including a majority of the Independent Directors not otherwise interested in the transaction, except for partial conveyances of real estate associated with any of our real property to third parties for a purchase price equal to or less than $1 million. See “The Advisor and the Advisory Agreement—Compensation to our Advisor and its Affiliates.”

A determination as to whether to sell an Asset will also be based on whether the sale of the Asset would constitute a “prohibited transaction” under the Code or otherwise impact our status as a REIT. Our ability to dispose of property during the first two years following its acquisition is restricted to a substantial extent as a result of the rules that we must comply with to qualify as a REIT. Under applicable provisions of the Code regarding prohibited transactions by REITs, a REIT that sells property other than foreclosure property that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a “dealer” and subject to a 100% penalty tax on the net gain from any such transaction. As a result, we will attempt to structure any disposition of our properties to avoid this penalty tax through reliance on safe harbors available under the Code for properties held at least two years or through the use of a TRS. See “Federal Income Tax Considerations — Operational Requirements — Prohibited Transactions.”

Within seven years from the effective date of this offering, our board of directors will begin to evaluate various strategic options to provide our stockholders with liquidity of their investment, either in whole or in part. These options include, but are not limited to, (i) a Listing of our shares on a national securities exchange, (ii) our sale to, or merger with, another entity in a transaction which provides our investors with cash or securities of a publicly traded company, or (iii) the commencement of an orderly sale of our Assets, outside the ordinary course of business and consistent with our objective of qualifying as a REIT, and the distribution of the proceeds thereof. We do not know at this time what macro-or micro-circumstances will exist in the future, and therefore we do not know what factors our board of directors will consider in determining whether to pursue a Liquidity Event in the future. Therefore, we have not established any pre-determined criteria. A liquidation of our Assets or a sale of the Company would require the approval of our stockholders. We are under no obligation to actually sell our portfolio or list our shares at any particular time. We cannot assure you that we will be able to sell our Assets at prices that result in us achieving our investment objectives. In the event of a liquidation, after commencement of such liquidation, we would continue in existence until all properties and other Assets are sold.

Investment Limitations to Avoid Registration as an Investment Company

We believe that we conduct our operations so that we and our subsidiaries are excluded from the definition of an investment company and, therefore, are not required to register as an investment company, under the Investment Company Act. A company is not an “investment company” under the Investment Company Act if:

—	under Section 3(a)(1)(A), it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

—

under Section 3(a)(1)(C), it is neither engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and does not own nor proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the 40% Test. “Investment securities” exclude U.S. Government securities and securities of majority owned subsidiaries that are not themselves investment companies and are not relying on exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We may acquire real estate and real estate-related Assets by acquiring fee interests in real property. We also may purchase interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies that own real property. Additionally, we may acquire real estate Assets with others through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our Assets generally will be held in wholly and majority owned subsidiaries, each formed to hold a particular asset.

We believe that we conduct our operations so that we and most, if not all, of our wholly and majority owned subsidiaries will comply with the 40% Test discussed above. We continuously monitor our holdings on an ongoing basis to determine our compliance and the compliance of each wholly and majority owned subsidiary with the 40% test. We expect that most, if not all, of our wholly and majority -owned subsidiaries will not be relying on the exceptions set forth in either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, our interests in these subsidiaries (which are expected to constitute a substantial majority of our Assets) generally will not constitute “investment securities.” Accordingly, we believe that we and most, if not all, of our wholly and majority -owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

Additionally, we believe that neither we nor any of our wholly or majority -owned subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we and our subsidiaries do not engage primarily or hold ourselves out as being primarily engaged in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries are primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries believe that we conduct our respective operations such that none of us will be an investment company and, therefore, will not be required to register as such under the Investment Company Act.

We make the determination of whether an entity is a majority -owned subsidiary within the meaning of the Investment Company Act. The Investment Company Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. Based on these definitions, we treat entities in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% Test under the Investment Company Act. We have not requested that the Commission staff approve our proposed treatment of any entity as a majority -owned subsidiary and the Commission staff has not done so. If the Commission staff were to disagree with our treatment of one or more subsidiary entities as majority owned subsidiaries, we would need to adjust our strategy and our Assets in order to continue to comply with the 40% Test. Any such adjustment in our strategy could have a material adverse effect on us.

We believe that we conduct our operations so that neither we nor any of our wholly or majority -owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. However, if we or any of our wholly or majority owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exception provided under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exception generally requires that at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Under this exception, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We classify our Assets for purposes of the Investment Company Act, including the 3(c)(5)(C) exception discussed above, in large measure based upon no-action positions taken by the Commission staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the Commission will concur with our classification of our Assets. In addition, the Commission may, in the future, issue further guidance that may require us to re-classify our Assets for purposes of the Investment Company Act. If we are required to re-classify our Assets, we may no longer be in compliance with the exception from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we classify the Assets in which we invest as follows:

—

Real Property. Based on Commission staff no-action letters, we classify our fee interests in real properties as qualifying assets. In addition, based on Commission staff no-action letters, we treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets if we are actively involved in the management and operation of the venture and our consent is required for major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. No less than 55% of our Assets will consist of investments in real property, including any joint ventures that we control.

—

Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all the Assets consist of qualifying assets or real estate-related assets.

—

Loans. Based on Commission staff no-action letters, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance provided in Commission no-action letters that discuss the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. With respect to construction loans that are funded over time, we consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The Commission staff has not issued no-action letters specifically addressing construction loans. If the Commission takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by Commission staff, we will consider any participation in a whole mortgage loan, to be a qualifying real estate asset only if: (a) we have a participation interest in a mortgage loan that is fully secured by real property; (b) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (c) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (d) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (e) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (i) appoint the special servicer to manage the resolution of the loan; (ii) advise, direct or approve the actions of the special servicer; (iii) terminate the special servicer at any time with or without cause; (iv) cure the default so that the mortgage loan is no longer non-performing; and (v) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the Commission staff.

Qualification for exemption from registration under the Investment Company Act limits our ability to make certain investments. For example, these restrictions limits our ability and the ability of our subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in Assets not related to real estate.

Additionally, although we monitor our portfolio on an ongoing basis, there can be no assurance that we will be able to maintain this exception from registration for us or each of our subsidiaries. A change in the value of any of our Assets could negatively affect our ability to maintain our exclusion from regulation under the Investment Company Act. Consequently, to maintain compliance with the Section 3(c)(5)(C) exception, we may be unable to sell Assets we would otherwise want to sell and may need to sell Assets we would otherwise wish to retain. In addition, we may have to acquire additional Assets that we might not otherwise have acquired or may have to forego opportunities to acquire Assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the Commission staff provides additional specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the Commission staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Financings and Borrowings

We borrow funds to acquire properties, and may borrow funds to make loans, acquire other Permitted Investments and pay certain related fees. We may borrow money to pay distributions to stockholders, for working capital and for other corporate purposes. We also encumber Assets in connection with such borrowings. The aggregate amount of long-term financing does not exceed 60% of our total Assets on an annual basis.

We believe that borrowing funds in connection with the acquisition of properties benefits us by allowing us to take advantage of favorable interest rates and cost of capital. Specifically, we structure the terms of any financing so that the lease rates for properties acquired and the interest rates for loans made with the loan proceeds exceed the interest rate payable on the financing. In addition, the use of financing increases the diversification of our portfolio by allowing us to acquire more Assets than would be possible using only the Gross Proceeds from the offering.

We may borrow funds for the purpose of preserving our status as a REIT or for any other authorized corporate purpose. For example, we may borrow to the extent necessary to permit us to make distributions required in order to enable us to continue to qualify as a REIT for federal income tax purposes; however, we will not borrow for the purpose of returning Invested Capital to our stockholders unless necessary to eliminate corporate level tax to us. Our aggregate borrowing, secured and unsecured, will be reasonable in relation to our Net Assets and will be reviewed by our board of directors at least quarterly. In addition, the aggregate amount of long-term financing is not expected to exceed 60% of our total Assets on an annual basis. In accordance with our charter, the maximum amount we may borrow is 300% of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report on Form 10-Q after such approval occurs. Under our charter, we may borrow funds from our sponsor, advisor, directors or their affiliates, but only if a majority of our directors (including a majority of our Independent Directors) not otherwise interested in the transaction determine that the transaction is fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.

Competition

As a REIT, we experience competition from other REITs (both traded and non-traded), real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds and other investors, including, but not limited to, banks and insurance companies, many of which generally have greater financial resources than we do for the purposes of leasing and financing properties within our senior housing and healthcare-related property sectors. As a result of recent consolidation in the non-traded REIT industry, our competitors often have access to greater financial resources that we do. These competitors often also have a lower cost of capital and are subject to less regulation. However, due to the current economic conditions in the U.S. financial markets, the capital resources available to these competitor sources have declined. As capital markets begin to normalize, our competition for investments will likely increase or resume to historical levels. The level of competition impacts both our ability to raise capital, find real estate investments and locate suitable tenants. We may also face competition from other funds in which affiliates of our advisor participate or advise.

The senior housing and healthcare property sectors are highly competitive. We expect that a number of our senior housing and lifestyle properties will be located near competitors. For example, our medical office building tenants may face competition from other medical practices in nearby hospitals and other medical facilities. The senior housing sector also has additional factors leading to an increase in competition. Non-profit entities are particularly attracted to investments in senior housing facilities because of their ability to finance acquisitions through the issuance of tax-exempt bonds, providing non-profit entities with a relatively lower cost of capital as compared to for-profit purchasers. In addition, in certain states, senior housing facilities owned by non-profit entities are exempt from taxes on real property making these properties highly desirable investments for a range of entities. As profitability increases for investors in senior housing facilities, competition among investors likely will become increasingly intense.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2012. The principals of CNL affiliates include James M. Seneff, Jr. and Robert A. Bourne, who also serve or have served among our executive officers and/or directors. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus as Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL -affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Messrs. Seneff and Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

—	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants (the “CNL Income Funds”);

—	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

—

CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare -related facilities;

—	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

—

CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

—	CNL Growth Properties, Inc. which is focused on investing in primarily growth-oriented and multifamily development properties that offer the potential for capital appreciation; and

—	Global Income Trust, Inc. which is focused on investing in a diverse portfolio of income-oriented commercial real estate and real estate-related assets primarily in the United States and Germany.

During the ten-year period ending December 31, 2012, one of the CNL Income Funds and the seven public REITs, including the Company, invested in properties and/or sold properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada, one of the REITs invested in one property located in Canada and another of the REITs invested in five properties located in Germany. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2003 to December 31, 2012 is as follows:

Entity(1)	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold
CNL Income Fund XVIII, Ltd.	-	$-	2
CNL Restaurant Properties, Inc.	224	386,000	354
CNL Retirement Properties, Inc.	243	3,035,600	3
CNL Hotels & Resorts, Inc.	81	4,960,400	46
CNL Lifestyle Properties, Inc. (1)	187	3,662,500	8
CNL Growth Properties, Inc. (2)	7	34,900	-
Global Income Trust, Inc.	9	120,600	-
CNL Healthcare Properties, Inc. (2)	27	491,100	-

	778	$12,691,100	413

(1)	Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal amount of approximately $238.2 million for the period from January 1, 2003 to December 31, 2012.

(2)

CNL Growth Properties, Inc. and CNL Healthcare Properties, Inc. have acquired certain development properties. The aggregate purchase price for these properties includes the purchase price paid of the land only. See Appendix A -Table VI for more information regarding the development budgets related to these properties.

CNL Realty Corporation, organized in 1985 and whose sole stockholders were Messrs. Seneff and Bourne, served as the corporate general partner, and Messrs. Seneff and Bourne served as individual general partners of the 18 CNL Income Funds until 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., a non-traded public REIT until 2005. In February 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds. Mr. Seneff served as chairman of the board and Mr. Bourne served as a director of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Messrs. Seneff and Bourne also served as directors and executive officers of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of this prospectus.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board of CNL Growth Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.2 billion from approximately 230,000 investors. All information is historical as of December 31, 2012:

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment
CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)
CNL Growth Properties, Inc.	$67.6 million	N/A	6.8 million	N/A
Global Income Trust, Inc.	$64.0 million	N/A	6.4 million	N/A
CNL Healthcare Properties, Inc.	$181.6 million	N/A	18.2 million	N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.

(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.

(3)	From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2012, CNL Lifestyle Properties, Inc. raised an additional $132.4 million from shares sold through the reinvestment plan.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2010 and December 31, 2012, by the Company and two other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions:

Name of Program	Real Property Acquired	Location	Method of Financing	Type of Program

CNL Lifestyle Properties, Inc.(1)	71 lifestyle properties	AR, CA, CO, FL, GA, IL, KS, ME, MD, MA, MI, MN, MO, NJ, NY, NV, NC, OH, OR, PA, TX, WA	(2)	Public REIT

CNL Growth Properties, Inc.	6 multifamily development, 1 multi-tenant office complex	FL, GA, NC, SC, TX	(3)	Public REIT

Global Income Trust, Inc.	2 office buildings, 1 light industrial building. 1 distribution facility, 5 international value retail centers	FL, TX Germany	(4)	Public REIT

CNL Healthcare Properties, Inc.	17 senior living properties	FL, GA, IL, IA, MD, MI, MO, NE, OH, SD, WY	(5)	Public REIT

(1)	CNL Lifestyle Properties, Inc. also invested in two mortgages collateralized by real estate properties located in Florida and South Carolina during the period from January 1, 2010 to December 31, 2012.

(2)	As of December 31, 2012, approximately 38% of the consolidated assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings and proceeds from shares sold through the reinvestment plan.

(3)	As of December 31, 2012, approximately 49% of the assets acquired by CNL Growth Properties, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from CNL Growth Properties, Inc.’s equity offerings.

(4)	As of December 31, 2012, approximately 66% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

(5)	As of December 31, 2012, approximately 63% of the assets acquired by CNL Healthcare Properties, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

Additionally, a summary of acquisitions made by CNL affiliate sponsored public programs between January 1, 2010 and December 31, 2012 is set forth in prior performance Table VI, which is included in Part II of the registration statement filed with the Commission for this offering. As shown in Table VI, CNL Lifestyle Properties, Inc. acquired 29 consolidated properties, Global Growth Trust, Inc. acquired seven properties, Global Income Trust, Inc. acquired nine properties and CNL Healthcare Properties, Inc. acquired 17 properties, within the previous three years. Of these properties, 57 are located in the United States and five are located in Germany. The properties consisted of lifestyle properties such as ski and mountain lifestyle properties, golf facilities, attractions, marinas, senior living properties, additional lifestyle properties, office buildings, a light industrial building, multifamily development, a multi-tenant office complex, a distribution facility and value retail centers. The properties were generally acquired with cash from offering proceeds and debt proceeds. We will provide a copy of Table VI to our prospective stockholders free of charge upon request. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Properties, Inc., CNL Growth Properties, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2003 through December 31, 2012, James M. Seneff, Jr. and/or Robert A. Bourne, sponsored through affiliated entities, served as general partners or the managing member of 12 non-public real estate programs whose properties are located throughout the United States. Between 2003 and December 31, 2012, these programs raised a total of approximately $241 million from approximately 2,700 investors and purchased interests in a total of 30 projects, including one mortgage loan and a bridge loan facility. The projects consisted of two apartment projects (representing 6.7% of the total capital raised by private programs), 15 office/industrial buildings (representing 50.0% of the total capital raised by private programs), 11 seniors housing properties (representing 36.7% of the total capital raised by private programs), one mortgage loan (representing 3.3% of the total capital raised by private programs) and one bridge loan facility (representing 3.3% of the total capital raised by private programs).

In order to enable potential investors to evaluate the prior experience of CNL and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on two properties, five properties and four properties for the years ended December 31, 2012, 2011 and 2010, respectively, totaling $1.0 million, $16.9 million and $26.9 million. This represented approximately 0 percent, 0.6 percent and 1.0 percent, respectively, of CNL Lifestyle Properties, Inc.’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in CNL Lifestyle Properties, Inc. obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels & Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels & Resorts, Inc. set limitations on the amounts of shares to be redeemed under their respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time have the programs suspended redemptions completely.

Beginning in the second fiscal quarter of 2010, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $7.5 million per calendar quarter. Beginning in the first fiscal quarter of 2012, the board of CNL Lifestyle Properties, Inc. approved redemptions under its redemption plan up to $1.75 million per calendar quarter. In August 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an increase of the redemption amount from $1.75 million per calendar quarter to the lesser of (i) $3.0 million or (ii) the amount of aggregate proceeds available under CNL Lifestyle Properties, Inc.’s reinvestment plan, effective third quarter of 2012. In addition, effective August 9, 2012, the board of CNL Lifestyle Properties, Inc. approved an amendment to the redemption plan pursuant to which stockholders may redeem all or not less than 25% of their shares at varying percentages of CNL Lifestyle Properties, Inc.’s estimated fair value per share, as determined by the board, applicable on the date of the redemption request based on the number of years the stockholder held the shares. As of

December 31, 2012, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 9.7 million shares.

Beginning in the quarter ended March 31, 2006, CNL Hotels & Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels & Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with CNL Hotels & Resorts, Inc.’s sale and merger transaction in April 2007.

Other Developments

In July 2012, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value (“NAV”) on a per share basis to assist broker dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the board of CNL Lifestyle Properties, Inc. determined that the estimated NAV per share was $7.31, as compared to the original $10.00 per share offering price. In determining an estimated fair value of CNL Lifestyle Properties, Inc.’s shares, the board considered various analyses and information, a portion of which was provided by CNL Lifestyle Properties, Inc.’s advisor. In preparing its value estimate, CNL Lifestyle Properties, Inc. also consulted an independent valuation advisor.

SELECTED FINANCIAL DATA

The following selected financial data for CNL Healthcare Properties, Inc., formerly known as CNL Healthcare Trust, Inc. and CNL Properties Trust, Inc., should be read in conjunction with “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. — Financial Statements and Supplementary Data,” as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

	Years Ended December 31,
	2012	2011(1)	2010(1)
Operating Data:
Operating Data:
Revenues	$7,384,995	$-	$-
Operating Loss	(6,043,521)	(1,761,404)	-
Net loss	(10,720,758)	(1,759,580)	-
Net loss per share (basic and diluted)	(1.19)	(1.41)	-
Weighted average shares outstanding (basic and diluted) (4)	8,994,350	1,244,911	-
Cash distributions declared and paid (2)	3,197,400	55,892	-
Cash distributions declared and paid per share	0.36	0.04	-
Cash used in operating activities	(6,368,993)	(1,084,430)	-
Cash used in investing activities	(315,647,317)	(400,000)	-
Cash provided by financing activities	330,276,188	11,285,549	-

Balance Sheet Data:
Real estate assets, net	$238,272,530	$-	$-
Investment in unconsolidated entities	64,560,061	-	-
Cash	18,261,750	10,001,872	200,753
Total assets	337,777,303	10,563,262	200,753
Mortgage notes payable	193,151,591	-	-
Total liabilities	197,126,471	860,875	753
Stockholders’ equity	140,650,832	9,702,387	200,000

Other Data:
Funds from operations (“FFO”) (3)	$(6,241,728)	$(1,759,580)	$-
FFO per share	(0.69)	(1.41)	-
Modified funds from operations (“MFFO”) (3)	$796,887	$(867,267)	$-
MFFO per share	0.09	(0.70)	-

FOOTNOTES:

(1)	Significant operations commenced on October 5, 2011 when we received the minimum offering proceeds and approximately $2.3 million were released from escrow. The results of operations for the year ended December 31, 2011 include primarily general and administrative expenses and acquisition expenses relating to acquisitions. Prior to October 5, 2011, we were in our development stage and had not commenced operations.

(2)	For the year ended December 31, 2012 cash distributions paid to stockholders were 100% funded with proceeds from our offering. For the year ended December 31, 2012, 100% of the cash distributions paid to stockholders are expected to be considered a return of capital to stockholders for federal income tax purposes. Whereas, for the year ended December 31, 2011, approximately 1.9% of the cash distributions paid to stockholders were considered taxable income and 98.1% were considered a return of capital to stockholders for federal income tax purposes. The distribution of new common shares to the recipients is non-taxable. In addition, for the years ended December 31, 2012 and 2011, we declared and made stock distributions of approximately 239,785 and 4,180 shares of common stock, respectively.

(3)	Due to certain unique operating characteristics of real estate companies, as discussed below, National Association Real Estate Investment Trust, (“NAREIT”), promulgated a measure known as funds from operations, or (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

(4)	Weighted average shares outstanding for the periods presented have been revised to include stock distributions declared and paid through the date of this filing as if they were outstanding as of the beginning of each period presented.

We define FFO, a non-GAAP measure, consistent with the standards approved by the Board of Governors of NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We define modified funds from operations (“MFFO)”, a non-GAAP measure, consistent with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: MFFO, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments, mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, and unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

See “Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations” as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated herein by reference, for additional disclosures relating to FFO and MFFO.

The following table presents a reconciliation of net loss to FFO and MFFO for the years ended December 31, 2012 and 2011:

	Year Ended December 31, 2012	Year Ended December 31, 2011
Net Loss	$(10,720,758)	$(1,759,580)
Adjustments:
Depreciation and amortization	2,100,570	–
FFO Adjustments from unconsolidated entities	2,378,460	–

Total funds from operations	(6,241,728)	(1,759,580)
Acquisition fees and expenses (1)	6,584,774	892,313
Straight-line adjustments for leases (2)	(843,370)	–
Extinguishment of debt	460,339	–
MFFO adjustments from unconsolidated entity: (3)
Acquisition fees and expenses	836,872	–

Modified funds from operations	$796,887	$(867,267)

Weighted average number of shares of common stock outstanding (basic and diluted) (4)	8,994,350	1,244,911

Net loss per share (basic and diluted)	$(1.19)	$(1.41)

FFO per share (basic and diluted)	$(0.69)	$(1.41)

MFFO per share (basic and diluted)	$0.09	$(0.70)

FOOTNOTES:

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition expenses relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between different real estate entities regardless of their level of acquisition activities. Acquisition expenses include payments to our Advisor or third parties. Acquisition expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income or (loss) from continuing operations, both of which are performance measures under GAAP. All paid or accrued acquisition expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.

(2)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

(3)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation at book value (HLBV) method.

(4)	Weighted average shares outstanding for the periods presented have been revised to include stock distributions declared and paid through the date of this filing as if they were outstanding as of the beginning of each period presented.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages, and positions currently held by each of our directors and executive officers:

Name	Age*	Position
James M. Seneff, Jr.	66	Director and Chairman of the Board
Thomas K. Sittema	54	Director and Vice Chairman of the Board
Bruce Douglas	80	Independent Director
Michael P. Haggerty	60	Independent Director
J. Douglas Holladay	66	Independent Director
J. Chandler Martin	62	Independent Director and Audit Committee Financial Expert
Stephen H. Mauldin	44	President and Chief Executive Officer (Principal Executive Officer)
Joseph T. Johnson	38	Senior Vice President, Chief Financial Officer , and Treasurer (Principal Financial Officer)
Ixchell C. Duarte	46	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	41	Senior Vice President, General Counsel and Secretary

*As of April 1, 2013

The following is a summary of the business experience and other biographical information with respect to each of our officers and directors listed in the above table:

James M. Seneff, Jr., Chairman of the Board and Director. Mr. Seneff has served as the chairman of the board of directors and a director since our inception in June 2010, and as the chairman of our advisor since its inception in June 2010. Mr. Seneff has served as a director of CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), a director of the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010), and a director of its current advisor, CNL Lifestyle Advisor Corporation (December 2010 to present); chairman of the board of directors and a director of CNL Growth Properties, Inc., a public, non-traded REIT, since its inception in December 2008, and chairman of the board of directors and a manager of its advisor, CNL Global Growth Advisors, LLC, since its inception in December 2008; and chairman of the board of directors and a director of Global Income Trust, Inc., a public, non-traded REIT, since its inception in March 2009, and a manager of its advisor, CNL Global Income Advisors, LLC, since its inception in December 2008.

Mr. Seneff is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including chief executive officer and president (2008 to present) of CNL Financial Group, LLC, our sponsor, and as executive chairman (January 2011 to present), chairman (1988 to January 2011), chief executive officer (1995 to January 2011) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company. Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to February 2007); CNL Securities Corp., a FINRA-registered broker-dealer and the managing dealer of our current offering (1979 to present); and CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNLBancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his B.A. in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisition, ownership and dispositions in a variety of public and private real estate investment vehicles. This experience strengthens the board of directors’ collective knowledge, capabilities and experience. Mr. Seneff is principally responsible for overseeing the formulation of our strategic objectives.

Thomas K. Sittema, Vice Chairman of the Board and Director. Mr. Sittema has served as the vice chairman of the board of directors and a director since April 2012. Mr. Sittema served as our chief executive officer from September 2011 to April 2012, and has served as chief executive officer of our advisor since September 2011. Mr. Sittema also serves as vice chairman of the board of directors of CNL Lifestyle Properties, Inc. (April 2012 to present). He served as chief executive officer of CNL Lifestyle Properties, Inc. from September 2011 to April 2012 and has served in that position for its advisor since September 2011. Mr. Sittema has served as chief executive officer (January 2011 to present) and vice president (February 2010 to January 2011) of CNL, an affiliate of CFG and the sponsor of CNL Lifestyle Properties, Inc.

Mr. Sittema has also served as chairman and a member of the board of directors of Corporate Capital Trust, Inc., a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (June 2010 to present). Mr. Sittema has also served in various roles with Bank of America Corporation and predecessors, including NationsBank, NCNB and affiliate successors (1982 to October 2009). Most recently, while at Bank of America Corporation Merrill Lynch, he served as managing director of real estate, gaming, and lodging investment banking. Mr. Sittema joined the real estate investment banking division of Banc of America Securities at its formation in 1994 and initially assisted in the establishment and build-out of the company’s securitization/permanent loan programs. He also assumed a corporate finance role with the responsibility for mergers and acquisitions, or M&A, advisory and equity and debt capital raising for his client base. Throughout his career, Mr. Sittema has led numerous M&A transactions, equity offerings and debt transactions including high grade and high-yield offerings, commercial paper and commercial mortgage-backed security conduit originations and loan syndications. Mr. Sittema has been a director of Crescent Holdings, LLC, a Delaware limited liability company since February 2013. Mr. Sittema received his B.A. in business administration from Dordt College, and an M.B.A. with a concentration in finance from Indiana University.

As a result of these professional and other experiences, Mr. Sittema possesses particular knowledge of real estate acquisition, ownership and disposition, which strengthens the board of directors’ collective knowledge, capabilities and experience.

Bruce Douglas, Independent Director. Dr. Douglas joined the board of directors as an Independent Director in October 2010. Dr. Douglas will not stand for re-election at the 2013 annual meeting of stockholders on June 27, 2012 and as of such date he will no longer be a director of the Company. Dr. Douglas founded and has been the chief executive officer of Harvard Development Company, a real estate development organization specializing in urban revitalization and rejuvenation since 2001. He additionally has served as an independent director of CNL Lifestyle Properties, Inc., a public, non-traded REIT, since 2004. Dr. Douglas was the president of Sterling College from 2005 through 2008. Dr. Douglas founded The Douglas Company, a construction and engineering firm, and was chairman and chief executive officer from 1975 to 2001. Dr. Douglas received his B.A. in physics from Kalamzoo College, a B.S. in civil engineering from the University of Michigan, an M.P.A. from Harvard University and a Ph.D. in history at the University of Toledo.

As a result of these professional and other experiences, Dr. Douglas possesses particular knowledge of real estate development and planning, which strengthens the board of directors’ collective knowledge, capabilities and experience.

Michael P. Haggerty, Independent Director. Mr. Haggerty joined the board of directors as an Independent Director in April 2012. Since 1984, Mr. Haggerty has been a partner at Jackson Walker, LLC, a Dallas-based law firm. For more than 20 years, Mr. Haggerty has headed the finance group of Jackson Walker. Mr. Haggerty’s commercial real estate practice has included the negotiation, structuring, and documentation of interim and permanent financing of office buildings, shopping centers, retirement facilities, restaurants, industrial properties, and multi-family residential projects. The credit facilities have involved: both single asset and portfolio transactions; multi-state transactions; partnerships, corporations, REITs, conduits, and pension funds; equity participations; loan participations; letters of credit; multi-creditor facilities; and commercial and residential mortgage warehouse lines of credit. Mr. Haggerty has served as a director of North Dallas Bank & Trust Co. Mr. Haggerty attained a B.B.A. from the University of Georgia and a J.D. from the University of Virginia School of Law. Since 1978, Mr. Haggerty has been admitted to practice law in the states of both Texas and Georgia.

As a result of these professional and other experiences, Mr. Haggerty possesses particular knowledge of real estate and commercial law, which strengthens the board of directors’ collective knowledge, capabilities and experience.

J. Douglas Holladay, Independent Director. Mr. Holladay has been an Independent Director since April 2012. Mr. Holladay has served as a General Partner of Elgin Capital Partners, a private energy company based in Denver from 2008 to the present. He is an advisor to Alexander Proudfoot, Headwaters, the Business Growth Alliance, and the Case Foundation. From 1999 to 2008, Mr. Holladay was co-founder of a middle market private equity fund, Park Avenue Equity Partners. Since 2011, Mr. Holladay has been a guest columnist for the online Washington Post and is an adjunct professor at Georgetown University. From 2009 to the present, Mr. Holladay has served on the board of directors of Miraval, a privately held luxury resort and spa located in Arizona. From July 2004 to April 2007, Mr. Holladay served as a director of CNL Hotels & Resorts, Inc., a public non-traded REIT affiliated with CNL. From 2004 until July 2008, Mr. Holladay also served as an advisor to Providence Capital (now CNL Opportunity Fund), a hedge fund based in Minnesota. Previously, Mr. Holladay held senior positions at Goldman, Sachs & Co., the U.S. State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Between 2000 and 2009, Mr. Holladay served as a director for Sunrise Senior Living, Inc., a public company that provides senior living services in the United States, Canada and the United Kingdom. Mr. Holladay attained an M.Litt. in political and economic history from Oxford University, an M.A. in theology from Princeton Theological Seminary, and an A.B. in political science from the University of North Carolina, Chapel Hill. He holds honorary doctorates from Morehouse College and Nyack College.

As a result of these professional and other experiences, Mr. Holladay possesses particular knowledge of real estate investment and finance and the capital markets, which strengthens the board of directors’ collective knowledge, capabilities and experience.

J. Chandler Martin, Independent Director and Audit Committee Financial Expert. Mr. Martin has been an Independent Director and has served as our Audit Committee financial expert since July 2012. Mr. Martin served as Corporate Treasurer of Bank of America, a banking and financial services company, from 2005 until his retirement in March 2008. During his 27 years at Bank of America, Mr. Martin held a number of line and risk management roles, including leadership roles in commercial real estate risk management, capital markets risk management, and private equity investing. As corporate treasurer, he was responsible for funding, liquidity, and interest rate risk management. From 2003 to 2005, Mr. Martin was Bank of America enterprise market and operational risk executive, and from 1999 until 2003, he served as the risk management executive for Bank of America global corporate and investment banking. From April 2008 through July 2008, following his retirement, Mr. Martin served as a member of the Counterparty Risk Management Policy Group III (“CPMPG III”), co-chaired its Risk Monitoring and Risk Management Working Group, and participated in the production of CPMPG III’s report: “Containing Systemic Risk: The Road to Reform,” a forward-looking and integrated framework of risk management best practices. Mr. Martin returned to Bank of America in October 2008 to assist with the integration process for enterprise risk management following Bank of America’s acquisition of Merrill Lynch. After working on the transition, Mr. Martin served as Bank of America enterprise credit and market risk executive until July 2009. Since January 2010, Mr. Martin works as an independent financial consultant focusing primarily on real estate companies needing assistance in restructuring and reorganization. Currently, Mr. Martin is a member of the board of directors of FNB United Corp., a community bank holding company headquartered in Asheboro, North Carolina, serving as the chair of its risk management committee, and as a member of its audit committee. Mr. Martin attained an M.B.A. from Samford University in 1976 and a B.A. in Economics from Emory University in 1972.

As a result of his professional and other experiences, Mr. Martin possesses particular knowledge of, among other things, systems of internal controls, risk management best practices, sound corporate governance, and the relationship between liquidity, leverage and capital adequacy, which strengthens the board of directors’ collective knowledge, capabilities and experience.

Stephen H. Mauldin, Chief Executive Officer and President. Mr. Mauldin has served as our chief executive officer since April 2012. Mr. Mauldin has also served as our president and as president of our advisor since September 2011. He served as our chief operating officer from September 2011 to April 2012, and since September 2011 has held that position with our advisor. He also serves as president since September 2011 of each of CNL Lifestyle Properties, Inc., a public-non-traded REIT, and its advisor, CNL Lifestyle Advisor Corporation, chief executive officer of CNL Lifestyle Properties, Inc. (since April 2012), and was the chief operating officer of each of CNL Lifestyle Properties, Inc. (September 2011 to April 2012) and its advisor (September 2011 to present).

Prior to joining us, Mr. Mauldin most recently served as chief executive officer, president and a member of the board of directors of Crosland, LLC, a privately held real estate development and asset management company headquartered in Charlotte, North Carolina, from July 2010 until March 2011. Mr. Mauldin originally joined Crosland, LLC in June 2006 and served as its chief financial officer from July 2009 to July 2010 and as president of Crosland’s mixed-use and multi-used development division prior to his appointment as chief financial officer. Prior to joining Crosland, LLC, from 1998 to June 2006, Mr. Mauldin was a co-founder and served as a partner of Crutchfield Capital, LLC, a privately held investment and operating company with a focus on small and medium-sized companies in the southeastern United States. From 1996 to 1998, Mr. Mauldin held various positions in the capital markets group and the office of the chairman of Security Capital Group, Inc., which prior to its sale in 2002, owned controlling interests in 18 public and private real estate operating companies (eight of which were NYSE-listed) with a total market capitalization of over $26 billion. Mr. Mauldin graduated with a B.S. in finance from The University of Tampa and received an M.B.A. with majors in real estate, finance, managerial economics and accounting/information systems from the J.L. Kellogg Graduate School of Management at Northwestern University.

Joseph T. Johnson, Senior Vice President, Treasurer and Chief Financial Officer. Mr. Johnson has served as our treasurer since April 2012. Mr. Johnson has also served as our senior vice president since June 2010 and chief financial officer since August 2011. He previously served as our chief accounting officer (June 2010 to August 2011), and secretary (June 2010 to March 2011). Mr. Johnson has also served as chief accounting officer (June 2010 to March 2012), and senior vice president of finance of our advisor (April 2011 to present). Mr. Johnson has served as treasurer since April 2012, senior vice president since February 2007, and chief financial officer since August 2011 of CNL Lifestyle Properties, Inc., a public-non-traded REIT. He was previously vice president of accounting and financial reporting (January 2006 to February 2007), and chief accounting officer (February 2007 to August 2011) of CNL Lifestyle Properties, Inc. He served in comparable positions at CNL Lifestyle Properties, Inc.’s former advisor, CNL Lifestyle Company, LLC, and is currently serving as senior vice president of finance and chief accounting officer of its current advisor, CNL Lifestyle Advisors Corporation. Mr. Johnson was previously employed by CNL Hospitality Corp. (2001 to 2005), the advisor to CNL Hotels and Resorts, Inc., most recently as vice president of accounting and financial reporting. Prior to that, he worked in the audit practice of KPMG LLP. Mr. Johnson is a certified public accountant. He received a B.S. in accounting and an M.S. in accounting from the University of Central Florida.

Holly J. Greer, Senior Vice President, General Counsel and Secretary. Ms. Greer has served as our senior vice president, general counsel and secretary since March 2011. She previously served as our vice president and associate general counsel (June 2010 to March 2011). Ms. Greer has also served as senior vice president, legal affairs of our advisor since March 2011. Ms. Greer has served as a senior vice president, general counsel and secretary of CNL Growth Properties, Inc. and Global Income Trust, Inc., public, non-traded REITs, since August 2011 and as senior vice president and secretary of their advisors since August 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until November 2009, Ms. Greer served as counsel to the former advisor of CNL Lifestyle Properties, Inc., overseeing real estate and general corporate legal matters. Ms. Greer served as associate general counsel and vice president of CNL Lifestyle Properties, Inc. and its former advisor since November 2009. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc., and effective April 2011, as senior vice president, legal affairs of CNL Lifestyle Advisor Corporation, its current advisor. Prior to joining CNL Lifestyle Properties, Inc., Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in communications and political science from Florida State University and her J.D. from the University of Florida.

Ixchell C. Duarte, Senior Vice President and Chief Accounting Officer. Ms. Duarte has served as our senior vice president and chief accounting officer since March 2012, and previously served as our vice president (February 2012 to March 2012). Ms. Duarte has also served as senior vice president and chief accounting officer since March 2012 of CNL Lifestyle Properties, Inc., a public, non-traded REIT, and was previously its vice president (February 2012 to March 2012). Since June 2012, Ms. Duarte has served as senior vice president and chief accounting officer of CNL Growth Properties, Inc., a public non-traded REIT, and since June 2012 she has served as senior vice president and chief accounting officer of Global Income Trust, Inc., a public non-traded REIT. Ms. Duarte served as controller at GE Capital, Franchise Finance, from February 2007 through January 2012 as a result of GE Capital’s acquisition of Trustreet Properties, Inc., a publicly traded REIT. Prior to that, Ms. Duarte served as senior vice president and chief accounting officer of Trustreet Properties, Inc. and served as senior vice president and controller of its predecessor CNL companies (2002 to February 2007). Ms. Duarte also served as senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. (2000 to 2002) and as a director of accounting and then vice president and controller of CNL Fund Advisors, Inc. and other CNL Financial Group, Inc. affiliates (1995 to 2000). Prior to that, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of Coopers & Lybrand where she serviced several CNL entities (1990 to 1995), and as audit staff in the New York office of KPMG (1988 to 1990). Ms. Duarte is a certified public accountant. She received a B.S. in accounting from the Wharton School of the University of Pennsylvania.

Composition of the Board of Directors

Our board of directors is currently comprised of six directors, four of whom are Independent Directors. On March 20, 2013, the board of directors approved the decrease in the size of the board of directors to five directors and Dr. Bruce Douglas, an Independent Director since our inception, elected not stand for re-election at the 2013 annual meeting of stockholders to be held on June 27, 2013.

Independent Directors

Under our charter, a majority of the board of directors, and also a majority of any committee of the board of directors, must consist of Independent Directors, except for a period of 90 days after the death, removal or resignation of an Independent Director. The Independent Directors will appoint replacements for vacancies in the Independent Director positions. An Independent Director may not be, and within the last two years of becoming a director may not have been, directly or indirectly (including through a member of his immediate family), associated with us, our sponsor or our advisor by virtue of owning any interest in, being employed by, having any material business or professional relationship with, serving as an officer or director of our sponsor, advisor or their affiliates, serving as a director of more than three REITs sponsored by our sponsor or advised by our advisor or performing services (other than as an Independent Director) for us.

Committees of the Board of Directors

We have a standing audit committee, the members of which are selected by our board of directors each year. The audit committee operates under a written charter adopted by the board of directors. The audit committee assists the board of directors by providing oversight responsibilities relating to:

•	the integrity of financial reporting;

•	the independence, qualifications and performance of our independent auditors;

•	the systems of internal controls;

•	the performance of our internal audit function; and

•	compliance with management’s audit, accounting and financial reporting policies and procedures.

In addition, the audit committee recommends the independent auditors for appointment by the board of directors and is responsible for the compensation and oversight of our independent auditor. In performing these functions, the audit committee meets periodically with the independent auditors and management (including private sessions) to review the results of their work.

Currently, we do not have a nominating committee or compensation committee. Each director is responsible for identifying and recommending qualified board of directors candidates. To be considered for nomination as a director, an individual must have had at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of Assets we intend to acquire. Additionally, our Independent Directors must meet the independence qualifications described under “ — Independent Directors” and at least one of our Independent Directors must have at least three years of relevant real estate experience. The board of directors considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other board of directors members, the extent to which the candidate would be desirable as a member of the audit committee, and the candidate’s willingness to devote substantial time and effort to board of directors responsibilities. The directors will consider nominees recommended by stockholders if submitted to the board of directors in conformity with the procedures set forth in our bylaws. Generally, a stockholder must submit certain information about the nominee to us between 120 and 150 days prior to the first anniversary of the preceding year’s annual meeting. The process for evaluating director candidates recommended by our stockholders under our bylaws will be the same as the process for evaluating candidates recommended by our directors.

Compensation of Independent Directors

Each Independent Director is entitled to receive a $35,000 annual fee for services as well as $2,000 per board of directors meeting attended, whether they participate by telephone or in person. Each director serving on the audit committee will receive $2,000 per audit committee meeting attended, whether they participate by telephone or in person. The chairman of our audit committee will receive an annual retainer of $10,000 as well as fees for meeting with the independent accountants as a representative of the audit committee. Independent directors will also receive $2,000 per day for their participation in certain meetings and other Company-related business outside of normally scheduled Board meetings. No additional compensation will be paid for attending our annual meeting.

Management Compensation

For a description of the types, recipients, methods of computation and estimated amounts of all compensation, fees and reimbursements we pay directly or indirectly to our advisor, managing dealer and their affiliates, see “Management Compensation.”

Duties of Directors and Officers

Subject to limitations set forth in our charter and bylaws, our directors are responsible for management of our business and affairs and have full, exclusive and absolute power, control and authority over our property and our business. Our directors have established written policies on investments and borrowing as set forth in our charter and monitor the administrative procedures, investment operations and performance of us and our advisor to assure that such policies are carried out. Our directors also monitor the performance of our property manager. Our directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct our business. Our board of directors has retained our advisor to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the supervision of our directors.

Our directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors meet quarterly or more frequently, if necessary. We do not expect that our directors will be required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, our directors rely heavily on our advisor. Our directors have a fiduciary duty to our stockholders in accordance with the Maryland General Corporation Law (“MGCL”) and our charter to supervise the relationship between us and our advisor. The board of directors is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

A majority of our Independent Directors must approve all matters which are specified in section II.A, II.C, II.F, II.G., IV.A, IV.B, IV.C, IV.D, IV.E, IV.F, IV.G, V.E, V.H., V.J., VI.A., VI.B.4 and VI.G of the NASAA REIT Guidelines.

All of our executive officers are also executive officers of our advisor and/or its affiliates. Accordingly, our executive officers must allocate their time between us and the other programs sponsored by CNL or its affiliates in which they are involved and only devote as much of their time to our business as they, in their judgment, determine is reasonably required, which is substantially less than their full time. See “Conflicts of Interest.” Our president and chief executive officer is our highest ranking executive officer and, subject to the supervision of our directors, supervises the management of our business affairs and the implementation of our policies, as determined by our directors. Our president and chief executive officer, subject to the control of the board of directors, is responsible for generally supervising and controlling all of our business and affairs. Our chief financial officer and treasurer has custody of our funds and securities and is responsible to keep full and accurate accounts of receipts and disbursements in our books. Our secretary generally is responsible to: (i) keep the minutes of the proceedings of the stockholders, the directors and committees of the directors; (ii) see that all notices are duly given in accordance with the provisions of our charter, bylaws or as required by law; (iii) be custodian of the trust records; and (iv) keep a register of stockholders addresses and keep charge of our share transfer books.

SECURITY OWNERSHIP

The following table sets forth, as of April 1, 2013, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of the Persons named in the table is 450 South Orange Avenue at CNL Center at City Commons in Orlando, Florida 32801:

Name of Beneficial Owner(1)	Common Stock Beneficially Owned(1)
	No. of Shares of Common Stock	% of Class
James M. Seneff, Jr.(2)	23,183	*
Thomas K. Sittema	—	—
Bruce Douglas	11,592	*
J. Chandler Martin	—	—
Michael P. Haggerty	—	—
J. Douglas Holladay	—	—
Stephen H. Mauldin	—	—
Joseph T. Johnson	—	—
Ixchell C. Duarte	—	—
Holly J. Greer	—	—
All directors and officers as a group (10)	34,775	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) under the Exchange Act, and includes shares issuable pursuant to options, warrants and similar rights with respect to which the beneficial owner has the right to acquire within 60 days of April 1, 2013. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Represents shares attributed to Mr. Seneff as a result of his indirect control of our advisor, CNL Healthcare Corp., which owns 23,183 shares of our common stock.

THE ADVISOR AND THE ADVISORY AGREEMENT

Our Advisor

Our advisor, CNL Healthcare Corp., is a Florida corporation that provides us with management, advisory and administrative services and has a fiduciary responsibility to us and to our stockholders. We are party to an advisory agreement with our advisor which has a one-year term that is subject to extension.

Our advisor currently owns 23,183 shares of our common stock. Neither our advisor, any director, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding removal of our advisor, directors or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage interest of shares of common stock necessary to approve a matter on which our advisor, our directors and any of their affiliates may not vote or consent, any shares of common stock owned by any of them will not be included.

The executive officers of our advisor are as follows:

Name	Age*	Position
Stephen H. Mauldin	44	President and Chief Operating Officer
Joseph T. Johnson	38	Senior Vice President of Finance and Chief Accounting Officer
Holly J. Greer	41	Senior Vice President - Legal Affairs

    * As of April 1, 2013

Mr. Seneff, a director of the Company, is also the chairman of the board of directors of our advisor. The background of Mr. Seneff and the individuals listed in the above table are described under “Management — Directors and Executive Officers.”

Advisor Personnel

The senior housing and healthcare property asset management team of our advisor is comprised of a tenured group of industry veterans with an average of 15 years of experience in senior housing and healthcare asset management, each of whom have deep industry insight and knowledge. These asset managers have built close connections with leading industry operators fostering working relationships which often allow us access to exclusive, off-market investment opportunities.

The personnel at our advisor responsible for our senior housing and healthcare property asset management are listed below:

Name	Age*	Position
Sharon A. Yester	69	Chief Healthcare Strategist
Kevin Maddron	44	Senior Managing Director and Senior Vice President
Cetin Aygen	38	Vice President
Sarah W. Nixon	40	Vice President
James A. Schmid III	35	Vice President

  * As of April 1, 2013

Sharon A. Yester. Chief Healthcare Strategist. Ms. Yester has served as our advisor’s chief healthcare strategist since March 2013, and its head of asset management from July 2011 through March 2013. Ms. Yester served as our senior vice president from September 2011 through March 2013. She previously served as senior vice president of asset management for CNL Retirement Properties, Inc. (2002 to 2006), a CNL-sponsored non-traded REIT that was acquired in 2006 by HCP, Inc., a publicly traded healthcare REIT. She transitioned to HCP, Inc. and served as a senior vice president of asset management (2006 to March 2007). Ms. Yester left that position to retire but returned as a consultant to CNL Lifestyle Properties, Inc. on senior living and healthcare matters (October 2010 to July 2011). In addition to her roles with our advisor, she has served CNL Lifestyle Properties, Inc. as senior vice president (July 2011 to March 2013) and CNL Lifestyle Advisor Corporation, its advisor, as head of asset management (July 2011 to March 2013).

Ms. Yester previously held various roles at EdenCare Senior Living Services, Inc., an assisted living provider headquartered in Alpharetta, Georgia, most recently serving as president and chief operating officer (2000 to 2002). She has held various roles in the operations of senior living facilities across the country, including president and chief operating officer of Resources for Senior Living, Inc. and senior vice president of the assisted living division of Horizon Healthcare, Inc. bringing with her more than 25 years of experience in the senior living and health care business, as well as experience in retail and lodging. Ms. Yester received a B.A. in clinical dietetics from Chaffey College.

Kevin R. Maddron. Senior Managing Director and Senior Vice President. Mr. Maddron has served as our senior managing director since March 2013 and senior vice president since September 2011; and our advisor’s senior vice president since July 2011. He previously served as vice president of asset management for CNL Retirement Properties, Inc. (2002 to 2006) and transitioned to HCP, Inc. and served as a vice president of asset management (October 2006 to March 2007). Mr. Maddron then co-founded and served as chief financial officer and chief operating officer of Servant Healthcare Investments, LLC, a healthcare real estate advisory company, (April 2007 to July 2011). In addition to his roles with us and our advisor, he has served CNL Lifestyle Properties, Inc. as senior vice president of asset management and CNL Lifestyle Advisor Corporation as senior vice president of asset management and managing director since July 2011. Mr. Maddron is a certified public accountant. He serves on the executive board of directors of American Seniors Housing Association and University of Central Florida Accounting Advisory Board. He received a B.A. and an M.S.A. in business administration from University of Central Florida.

Cetin Aygen. Vice President. Mr. Aygen has served as a vice president of our advisor since December 2011. Previously, he was director of financial analysis for CNL Retirement Corp., the advisor to CNL Retirement Properties, Inc., (2003 to November 2007) and director of financial planning and analysis at Servant Healthcare Investments, LLC (November 2007 to November 2011). In addition to his role with our advisor, Mr. Aygen has served as vice president, asset management of CNL Lifestyle Advisor Corporation since December 2011. Mr. Aygen received a B.A. in business administration from Bogazici University in Istanbul, Turkey and an M.B.A from Rollins College.

Sarah W. Nixon. Vice President. Ms. Nixon has served as a vice president of our advisor since April 2011. She also serves as vice president of asset management of CNL Management Corp. and CNL Private Equity Corp., affiliates of our sponsor that manage portfolios of private offerings and alternative investments, where she has focused on healthcare and commercial real estate investments, and was previously responsible for oversight and day-to-day asset management for the real estate portfolio of CNL Private Equity Corp., an affiliate of our sponsor (2007 to March 2011). From 2005 to 2007, she served as director of asset management and investments at CNL Real Estate Advisors, Inc. and from 2001 to 2005, she held various positions at affiliates of our sponsor, including as a director of strategy and director of portfolio management for CNL Capital Management, Inc. and then a director of strategy and planning for CNL Restaurant Properties, Inc., a CNL-sponsored non-traded REIT. In addition to her role with our advisor, Ms. Nixon has served as a vice president, portfolio management of CNL Lifestyle Advisor Corporation since April 2011. Ms. Nixon received a B.A. from The Evergreen State College and an M.B.A from Rollins College.

James A. Schmid III. Vice President. Mr. Schmid has served as a vice president of our advisor since December 2011. He previously served as vice president of investment management for HCP, Inc. (June 2008 to June 2010) and then as vice president of investments at Servant Healthcare Investments, LLC (July 2010 to December 2011). From 2004 to May 2008, Mr. Schmid was an associate director of real estate investment management for UBS Wealth Management, a public investment fund. In addition to his role with our advisor, Mr. Schmid has served as a vice president, asset management of CNL Lifestyle Advisor Corporation since December 2011. Mr. Schmid is a founding vice chair of the ULI Healthcare & Life Sciences Product Council and is previously a member of the ULI Senior Housing Product Council. He received a B.A. in political science and an M.B.A. with concentration in finance and economics from Columbia University and was an Oxbridge Scholar at Pembroke College, Oxford University.

The Advisory Agreement

Duties and Authority of our Advisor

Our advisor has a fiduciary responsible duty to us and to our stockholders. Subject to our charter and the terms of the advisory agreement, our board of directors has delegated authority to our advisor to administer and regulate our operations, to act as our agent, to execute documents on our behalf and to make executive decisions that conform to general policies and principles established by our directors. Our directors have established written policies on investments and borrowings and are responsible for monitoring our advisor to assure that our administrative procedures, operations and programs are in the best interest of our stockholders and are fulfilled. Under the terms of the advisory agreement and subject to supervision of our board of directors, our advisor has the authority to:

•

serve as the investment and financial advisor to us and our operating partnership, and to provide research and economic and statistical data in connection with our and our operating partnership’s Assets and investment policies;

•

provide the daily management of us and our operating partnership, and perform and supervise the various administrative functions reasonably necessary for our management and the management of our operating partnership;

•

investigate, select and, on our behalf and on behalf of our operating partnership, engage and conduct business with such Persons as our advisor deems necessary to the proper performance of its obligations pursuant to the advisory agreement, including but not limited to entering into contracts in our name and the name of our operating partnership;

•

consult with our officers and board of directors in the formulation and implementation of our and our operating partnership’s financial policies and, as necessary, furnish our directors with advice and recommendations with respect to the making of investments consistent with our investment objectives and policies and in connection with any borrowings to be undertaken by us or our operating partnership;

•	locate, analyze and select potential investments;

•	structure and negotiate the terms and conditions of transactions pursuant to which investments will be made;

•	make investments on our behalf and on behalf of our operating partnership in compliance with our investment objectives and policies;

•

arrange for financing and refinancing and make other changes in the asset or capital structure of our investments, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, our investments;

•	enter into leases and service contracts for real property;

•	perform all other operational functions for the maintenance and administration of our property;

•	make dispositions of any portion of a property investment to any person other than the advisor, a director or their affiliates for a sale price equal to or less than $1 million;

•	upon request, provide our board of directors with periodic reports regarding prospective investments;

•

make investments in, and dispositions of, real estate-related securities, loans and Permitted Investments on our behalf and on behalf of our operating partnership, subject to the discretionary limits and authority granted by our board of directors;

•

on our behalf and on behalf of our operating partnership, negotiate with banks or lenders for loans to be made to us and our operating partnership, and with investment banking firms and broker-dealers or negotiate private sales of our Equity Shares and securities or obtain loans for us and our operating partnership;

•	obtain reports, where appropriate, concerning the value of investments or contemplated investments;

•	make requested reports to our board of directors regarding its performance of services to us and our operating partnership;

•	provide us and our operating partnership with all necessary cash management services;

•	deliver to us, or maintain on our behalf, copies of all appraisals obtained in connection with our investments;

•	effect any private placement of operating partnership units, tenancy-in-common or other interests in real properties as may be approved by us;

•	make necessary regulatory filings, including filing tax returns, on our behalf and on behalf of our operating partnership;

•	prepare or oversee third parties in preparing all financial reports, statements or analysis required by regulatory authorities or our board of directors;

•	provide investor relations services to us;

•	advise and assist us with respect to tax compliance for us, our operating partnership and our respective subsidiaries;

•	advise and assist us with respect to Sarbanes-Oxley Act of 2002 compliance services for us, our operating partnership, and our respective subsidiaries;

•	provide foreign currency management (including foreign currency hedging);

•	oversee property managers and other persons who perform services for us;

•	undertake accounting and other record keeping functions at the Real Property level; and

•

notify our board of directors of all proposed transactions not otherwise described above, the value of which exceeds an amount which may be designated by our board of directors from time to time, before they are completed.

Notwithstanding the foregoing, our advisor is subject to the supervision of our board of directors and has only such functions as our board of directors delegates to it.

Pursuant to our advisory agreement, our advisor may subcontract with affiliated or unaffiliated service providers for the performance of substantially all or a portion of its advisory services. In the event our advisor elects to subcontract with any service provider, our advisor will ultimately remain responsible for the completion and performance of all services and duties to be performed under our advisory agreement. The service providers our advisor may subcontract with may be insulated from liabilities to us for the services they perform, but may have certain liabilities to our advisor. Our advisor currently engages personnel from affiliates of our sponsor to perform certain services and functions on its behalf. We are not obligated to pay any additional fees or compensation to our advisor or its affiliates that are not disclosed in this prospectus for any services or personnel that it engages to assist it in the performance of such duties. This arrangement allows us and our advisor to keep costs down as our advisor is able to engage resources on an as needed basis as opposed to maintaining a dedicated staff when a dedicated staff may not be required.

Compensation to our Advisor and its Affiliates

In accordance with our advisory agreement, we pay our advisor and its affiliates certain fees in connection with the services it provides to us and our operating partnership. These fees are summarized below:

•

We or our operating partnership pay our advisor a monthly Asset Management Fee in an amount equal to (a) 0.08334% of the monthly average of the sum of our and our operating partnership’s respective daily Real Estate Asset Value (without duplication), plus the outstanding principal amount of any loans made, plus the amount invested in Permitted Investments (excluding real estate related securities and other securities), and (b) 0.1042% of the monthly average of the daily book value of securities, in each case as of the end of the preceding month. The Asset Management Fee may not exceed fees which are competitive for similar services in the same geographic area, and may or may not be taken, in whole or in part as to any year, in our advisor’s sole discretion. All or any portion of the Asset Management Fee not taken as to any fiscal year will be deferred without interest and may be taken in such other fiscal year as our advisor will determine.

•

We pay our advisor as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making of or acquisition of loans that are not securities, an Investment Services Fee in the amount (i) with respect to (A) each real property, acquired directly by us or our operating partnership, 1.85% of the contract purchase price of such asset or (B) each loan or Permitted Investment that is not a security, acquired or made directly by us or our operating partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property acquired indirectly by us or our operating partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such asset multiplied by our or our operating partnership’s percentage equity interest in such affiliates or joint ventures or (B) loan, or Permitted Investment that is not a security, acquired indirectly by us or our operating partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment multiplied by our or our operating partnership’s percentage equity interest in such affiliates or joint ventures. These fees will be paid to our advisor on the closing of the acquisition of such Asset. In the case of a development or construction project, upon completion of the project, our advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project. No Investment Services Fee will be paid to our advisor in connection with the purchase by us or our operating partnership of securities.

•

We or our operating partnership pay our advisor or its affiliates fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of real property and the acquisition or disposition of real estate-related investments or Permitted Investments or the making of loans. Such fees are in addition to the Investment Services Fees described above. We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with the purchase by us or our operating partnership of securities, if at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to the prior approval of our board of directors, including a majority of our Independent Directors. Acquisition Fees will be reduced to the extent necessary to limit the total compensation paid to all Persons involved in the acquisition of any real properties, securities or Permitted Investments or the making of loans to the amount customarily charged in arm’s-length transactions by other Persons or entities rendering similar services as an ongoing public activity in the same geographic location and for comparable types of Assets and investments and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any Person in connection with the transaction.

•

We pay to our advisor for services rendered in connection with the refinancing of any existing debt obligations of the Company or our subsidiaries a Financing Coordination Fee equal to 1% of the gross amount of any such refinancing.

•

If our advisor, its affiliate or related party provides a substantial amount of services, as determined in good faith by a majority of the independent directors, we will pay the advisor, an affiliate or related party a Disposition Fee in an amount equal to (a) 1% of the gross market capitalization paid to the Company or its stockholders upon the occurrence of a Listing of our common stock, or 1% of the gross consideration paid to the Company or the stockholders upon the occurrence of a Liquidity Event pursuant to which the stockholders receive for their shares, cash, listed or non-listed securities, or (b) 1% of the gross sales price upon the sale or transfer of one or more Assets (including a sale of all of our assets). Even if our advisor receives a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our advisor or its affiliates, as applicable, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the gross sales price. Notwithstanding the foregoing, upon the occurrence of a transaction described in clause (a), above, in no event shall the Disposition Fee payable to our advisor exceed 1% of the gross market capitalization of the Company or the gross sales price as calculated in accordance with our advisory agreement in connection with the applicable transaction. In the event of a sale of all of our Assets or the sale or transfer of the Company or a portion thereof, we will have the option to pay the Disposition Fee in cash or listed equity securities, if applicable, or non-listed equity securities, if applicable, received by our stockholders in connection with the transaction. No Disposition Fee will be paid to our advisor in connection with the sale by us or our operating partnership of securities which we hold as investments; provided, however, a Disposition Fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold. Any Disposition Fee paid to an affiliate or related party of the advisor in connection with the sale of securities will be included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

•

We will pay our advisor a Subordinated Share of Net Sales Proceeds in an amount equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from sales, and the total distributions paid to our stockholders from our inception through the measurement date, and the total of any Incentive Fees paid from our inception through the measurement date exceeds (B) the sum of 100% of Invested Capital and the total distributions required to pay our stockholders a Priority Return from our inception until the measurement date, including those paid prior to the date of payment, (ii) less all prior Incentive Fees paid. Following Listing, we will not pay our advisor any Subordinated Share of Net Sales Proceeds. We will have the option to pay such fees in the form of cash, Listed equity securities, priced at market value (exclusive of the amount of any cash consideration included in the calculation thereof), or non-listed equity securities, received by our stockholders in connection with the sale.

•

Following a Liquidity Event, we will pay our advisor the Subordinated Incentive Fee in an amount equal to (i) 15% of the amount by which (A) the sum of our Market Value and the total distributions paid or declared (and payable to our stockholders with respect to a record date prior to the effective date of the applicable Liquidity Event and a payment date after the date of such Liquidity Event) since inception until the date of the applicable Liquidity Event and total Incentive Fees, if any, previously paid to our advisor from our inception through the date of the applicable Liquidity Event exceeds (B) the sum of 100% of Invested Capital and the total distributions required to pay our stockholders a Priority Return from our inception through the date of Listing, including those paid prior to such date of determination, (ii) less all prior Incentive Fees paid. We will have the option to pay such fee in the form of cash or Listed Equity Shares (subject to reasonable and customary lock-up provisions) or any combination of the foregoing. For purposes of determining the Subordinated Incentive Fee, Market Value means the value of the Company measured in connection with an applicable Liquidity Event determined as follows (i) in the case of the Listing of our common stock on a national securities exchange, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which shares of our common stock are traded, with such period beginning 180 days after Listing of our common stock, (ii) in the case of the receipt by stockholders of securities of another entity that are approved for trading on a national securities exchange in connection with the consummation of such Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which such securities are traded, with such period beginning 180 days after the commencement of trading of such securities or (iii) in the case of the receipt by stockholders of securities of another entity that are trading on a national securities exchange prior to the consummation of the Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days ending on the effective date of the Liquidity

Event. Any cash consideration received by the stockholders in connection with any Liquidity Event will be added to the Market Value determined in accordance with clause (i), (ii) or (iii). In the event that the stockholders receive non-listed equity securities as full or partial consideration with respect to any Liquidity Event, no value will be attributed to such non-listed equity securities and the Market Value in any such Liquidity Event will be solely with respect to Listed securities and/or cash received in such Liquidity Event, if any, as determined above.

•

If our directors request that our advisor or any director or officer of our advisor render services to us or our operating partnership that are outside of the scope of the advisory agreement, compensation will be at such rates and in such amounts as are agreed to by our advisor and Independent Directors, subject to any restrictions contained in our charter.

•

Following the termination or non-renewal of the advisory agreement by our advisor for good reason (as defined in the advisory agreement) or by us or our operating partnership other than for cause (as defined in the advisory agreement), our advisor will be entitled to receive a portion of any future Performance Fee that becomes payable. The Performance Fee will be calculated upon a Liquidity Event or sale of any or all of our Assets after termination. In the event of a Liquidity Event, the Performance Fee will be calculated and paid in the same manner as the Subordinated Incentive Fee, and in the case of a sale of Assets, the Performance Fee will be calculated and paid in the same manner as the Subordinated Share of Net Sales Proceeds; provided, however, that the amount of the Performance Fee paid to our advisor will be equal to the amount as calculated above multiplied by the quotient of (i) the number of days elapsed from the initial effective date of our advisory agreement to the effective date of the termination event, divided by (ii) the number of days elapsed from the initial effective date of the advisory agreement through the date of the Liquidity Event or the sale, as applicable. The Performance Fee will be paid, at our option, in cash, Listed Equity Shares priced at market value, or listed equity securities received by our stockholders in exchange for their Equity Shares priced at market value, to be payable within 30 days following the final determination of the Performance Fee.

We will reimburse our advisor for all of the expenses paid or incurred by or on behalf of our advisor and its affiliates, if applicable, in connection with the services provided to us pursuant to our advisory agreement including, but not limited to:

•

Organizational and Offering Expenses, which include any and all costs and expenses, including selling commissions and marketing support fees, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our Equity Shares in an offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses; printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of the Equity Shares under federal and state laws; provided, that the aggregate of Organizational and Offering Expenses, including selling commissions and marketing support fees, may not exceed 15% of Gross Proceeds and our advisor will pay or directly reimburse us to the extent that any Organizational and Offering Expenses exceed 15% of Gross Proceeds;

•	Acquisition Expenses incurred in connection with the selection, acquisition, development or construction of properties or real estate-related investments;

•

the actual cost of goods and materials we and our operating partnership use and obtain from entities not affiliated with our advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of real estate-related securities;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on our income or on the income of our operating partnership;

•	all costs and insurance premiums required in connection with our business and the operating partnership, including providing directors and officers insurance to our officers and board of directors;

•	expenses of managing and operating properties owned by us or our operating partnership, whether payable to an affiliate of ours, our operating partnership or a non-affiliate;

•	payments and expense reimbursements to our board of directors and costs of meetings of the board of directors and stockholders;

•

expenses associated with organizing, revising, amending or converting or terminating us or our charter or of our operating partnership or its limited partnership agreement between us and CHP GP, LLC (the “operating partnership agreement”);

•

expenses of maintaining communications with our stockholders, including the cost of preparation, printing and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

•

expenses associated with a Listing of our shares, if applicable, or with the issuance and distributions of shares and securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees and Listing and registration fees and costs;

•

personnel costs and related overhead of personnel of our advisor or its affiliates, but specifically excluding personnel providing asset management services or acquisition services (which costs will be paid by our advisor out of the Investment Services Fee and Asset Management Fee paid to our advisor) and named executive officers of our advisor, relating to services provided to us, our operating partnership and subsidiaries and affiliates of such entities;

•	internal or external audit, accounting, tax, legal fees and compliance costs (including personnel costs and related overhead of personnel of our advisor or its affiliates);

•	expenses related to making regulatory filings, including tax returns on our behalf and on behalf of our operating partnership;

•	expenses in connection with the preparation of financial reports, statements or analysis required by regulatory authorities or the board of directors;

•	expenses relating to Sarbanes-Oxley Act of 2002 compliance for us, our operating partnership and our respective subsidiaries;

•	expenses related to tax compliance for us, the operating partnership and our respective subsidiaries; and

•	expenses related to accounting and other record keeping at the real property level.

We will not reimburse our advisor for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee. Further, commencing with the expiration of the fourth full fiscal quarter following the effective date of our initial public offering, for any period during which our charter requires compliance with the following guidelines, we will not reimburse our advisor at the end of any fiscal quarter for Total Operating Expenses that in the Expense Year exceed the 2%/25% Guidelines for such year, unless our Independent Directors make a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such Expense Year. Absent such a finding by our Independent Directors, within 60 days after the end of any fiscal quarter for which Total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, our advisor is required to reimburse us the amount by which the Total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines.

On March 20, 2013, we entered into an amendment to the advisory agreement pursuant to which during the term of the advisory agreement and for one year following its termination, neither we nor our operating partnership shall, without the advisor’s prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of the advisor, or (b) hire, on behalf of the Company, the operating partnership or any other person or entity, any person who has left the employment within the one-year period following the termination of that person’s employment with respect to the advisor. In addition from March 20, 2013 through one year following the termination of the advisory agreement, neither we nor our operating partnership will intentionally interfere with the relationship of the advisor or endeavor to entice away from the advisor any person who was a tenant, co-investor, co-developer, joint venturer or other customer of the advisor during the term of the advisory agreement or during the preceding one-year period.

Oversight of our Advisor

Our Independent Directors are responsible for reviewing our fees and expenses, including those payable to our advisor, at least annually or with sufficient frequency to determine that our total fees and expenses are reasonable in light of our investment performance, Net Assets, Net Income and the fees and expenses of other comparable unaffiliated REITs. Such determinations will be reflected in the minutes of the meetings of our board of directors. In addition, a majority of our directors, including a majority of the Independent Directors, not otherwise interested in the transaction must approve each transaction with our advisor or its affiliates. Our board of directors also is responsible for reviewing and evaluating the performance of our advisor before entering into or renewing the advisory agreement. The Independent Directors determine, from time to time, and at least annually, considering the factors set forth below, that the compensation paid to our advisor is reasonable in relation to the nature and quality of services to be performed, and will supervise the performance of our advisor and the compensation we pay to it to determine that the provisions of the advisory agreement are being carried out. Specifically, the Independent Directors consider factors such as:

•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•	the success of our advisor in generating appropriate investment opportunities;

•	rates charged to other comparable REITs and other investors by entities performing similar services;

•

additional revenues realized by our advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by us or by others with whom we do business;

•	the quality and extent of services and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distressful situations; and

•	the quality of our portfolio relative to the investments generated by our advisor for its own account.

The Independent Directors also may consider all other factors they deem relevant. Such review and evaluation will be reflected in the minutes of the meetings of the board of directors. The Independent Directors may take any actions that they deem to be in the best interest of the Company and our stockholders under the circumstances, including terminating the advisory agreement and retaining a new advisor.

Term and Termination of the Advisory Agreement

The advisory agreement has a one-year term that may be renewed for an unlimited number of successive one-year terms with the mutual consent of the parties. In the event that a new advisor is retained, the previous advisor is required to cooperate with us and our board of directors in effecting an orderly transition of the advisory functions. Our board of directors (including a majority of the Independent Directors) may approve a successor advisor only upon a determination that the new advisor possesses sufficient qualifications to perform our advisory functions and that the compensation to be received by the new advisor pursuant to the new advisory agreement is justified.

The advisory agreement may be terminated:

•	immediately by us and/or our operating partnership for “cause” or upon the bankruptcy of our advisor;

•	upon 60 days’ prior written notice without cause and without penalty by a majority of our Independent Directors;

•	upon 60 days’ prior written notice without “good reason” and without penalty by our advisor; or

•	immediately by our advisor for good reason or upon our bankruptcy.

For purposes of termination, “cause” means: (i) fraud, criminal conduct, willful misconduct or willful negligent breach of fiduciary duty by the advisor; or (ii) a material breach of the advisory agreement by our advisor that is not cured within 30 days after notice is given to the advisor specifying the nature of the breach. For purposes of termination, “good reason” means: (i) in connection with a merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Equity Shares in one or more related transactions (pursuant to which any such transaction the stockholders receive cash, listed or non-listed equity securities for their Equity Shares, or combination thereof), sale of substantially all of the Assets, or other similar transaction involving us or our operating partnership; (ii) any failure to obtain a satisfactory agreement from any successor to us and/or our operating partnership to assume and agree to perform our and our operating partnership’s obligations under the advisory agreement, whether or not a majority of our directors then in office are replaced or removed; or (iii) any material breach of the advisory agreement of any nature whatsoever by us and/or our operating partnership, which breach is not cured within 30 days of notice given to us and/or our operating partnership specifying the nature of the alleged breach.

Our advisor is entitled to receive all accrued but unpaid compensation and expense reimbursements in cash or Listed equity securities within 30 days of the termination date. In addition, if the advisory agreement is terminated other than for cause, our advisor will be entitled to be paid the Performance Fee. See “— Expense Support and Restricted Stock Agreement” for more information.

Our advisory agreement may not be assigned by us or our operating partnership without the consent of our advisor, except in the case of an assignment by us or our operating partnership to any successor of all of our Assets, rights and obligations.

Liability and Indemnification of our Advisor

Our advisor is required to indemnify us and our operating partnership from all liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees and taxes, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of our advisor’s bad faith, fraud, misconduct, or gross negligence. Our advisor has minimal assets with which to remedy any liabilities that may result under the advisory agreement. Our advisor will not be held liable, however, for any action of our directors in following or declining to follow any advice or recommendation given by our advisor. We and our operating partnership are required to indemnify our advisor and its affiliates, including their respective officers, managers, directors, partners, employees, agents and advisors, from all liability, claims, damages, taxes or losses arising in the performance of their duties under the advisory agreement, and related expenses, including reasonable attorneys’ fees and costs, to the extent such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by our charter. Our charter requires that any indemnitee must have determined in good faith that (i) the course of conduct that caused the loss or liability was in our best interest, (ii) the indemnitee was performing services on our behalf, and (iii) the liability or loss was not the result of negligence or misconduct. Any indemnification of our advisor may be made only out of our and our operating partnership’s net Assets and not from our stockholders.

Expense Support and Restricted Stock Agreement

On March 20, 2013, we entered into an expense support and restricted stock agreement with our advisor, pursuant to which the advisor has agreed to accept payment in the form of forfeitable restricted common stock of the Company in lieu of cash for services rendered and applicable Asset Management Fees, Property Management Fees and specified expenses to our advisor under the advisory agreement. The amount of such expense support will be to the positive excess of (a) aggregate stockholder cash distributions declared in the applicable quarter over (b) our aggregate MFFO for such quarter determined each calendar quarter on a non-cumulative basis (the “Expense Support Amount”). MFFO shall have the same meaning as set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K. The number of shares of restricted stock granted to the advisor in lieu of the payment of fees in cash will be determined by dividing the Expense Support Amount for the preceding quarter by the then-current public offering per share of our common stock. The term of the expense support and restricted stock agreement runs from April 1, 2013 until December 31, 2013, subject to the right of the advisor to terminate the expense support and restricted stock agreement on 30 days’ written notice to us. The term of the expense support and restricted stock agreement may be extended by the mutual consent of the Company and the advisor.

The restricted stock will vest immediately prior to or upon the occurrence of a Liquidity Event that results in our stockholders receiving or having received (i) total distributions in an amount equal to 100% of Invested Capital, and (ii) an amount sufficient to pay our stockholders a Priority Return (the “Vesting Threshold”). In the event the Company terminates the advisory agreement without cause between April 1, 2013 and the occurrence of a Liquidity Event (the “Restricted Period”), the restricted stock will vest upon termination of the advisory agreement if the most recently reported estimated NAV per share of our common stock plus total distributions received by stockholders prior to the termination of the advisory agreement equals or exceeds the Vesting Threshold. The restricted stock shall be immediately and permanently forfeited if: (i) our board of directors has not conducted an evaluation of our NAV as of the termination date of the advisory agreement, (ii) the Vesting Threshold is not met as of the Termination Date, (iii) we terminate the advisory agreement with cause; or (iv) the advisor terminates the advisory agreement during the Restricted Period.

Property Manager

Ownership and Management of Our Property Manager

We and our operating partnership have entered into a property management and leasing agreement with our property manager, CNL Healthcare Manager Corp., to manage all of our properties. Our property manager is owned by our sponsor. Those individuals that serve as the board of directors and executive officers of our advisor also serve as the board of directors and executive officers of our property manager and have control over the management of the day-to-day business and affairs of our property manager.

Property Management Agreement

We and our operating partnership have entered into an amended and restated property management and leasing agreement with our property manager dated June 28, 2012 for the management of substantially all of our properties. Each of our subsidiary property owners will join us in this property management and leasing agreement for the property owned by such subsidiary. Each of our subsidiaries, therefore, will be responsible to pay the Property Management Fees to our property manager and reimburse our property manager for costs and expenses incurred on our behalf for the property owned by such subsidiary.

The property management and leasing agreement has a six-year term that will be automatically extended for an unlimited number of successive six-year periods unless either party provides the other party at least 90 days’ prior notice of its intent to terminate the agreement. The property management agreement may also be terminated by either party at any time (i) in the event of the voluntary or involuntary bankruptcy of the other party or the other party is subject to a similar insolvency event, (ii) with the mutual consent of the parties, or (iii) for “cause.” In this case, “cause” means a material breach of the property management agreement that is not cured within 30 days after notice of such breach relating to all or substantially all of the properties being managed under the property management agreement. Upon termination of the property management and leasing agreement, our property manager is required to cooperate with us to facilitate an orderly transition of the property manager’s duties under the property management and leasing agreement, and will be entitled to be paid all compensation which may be due to it under the agreement up to the date of such termination.

Our property manager is the exclusive leasing agent for our multi-tenant properties and is responsible to collect and remit lease payments and resolve tenant issues. Our property manager also generally is responsible for the maintenance of multi-tenant properties, including supervision of repairs and alterations, obtaining and maintaining utilities and supplies, payment of maintenance expenses and maintenance of records and books for the managed properties. With respect to single tenant properties, our property manager generally is responsible to negotiate leases on our behalf, monitor the tenant’s compliance with ground leases for properties located on leased or permitted land, collect and remit lease payments, resolve tenant issues, oversee the budget and monitor spending for single tenant properties and monitor the tenant’s real property tax payments and insurance programs. In the event we contract directly with a third-party property manager for management of a property, our property manager will perform an oversight function and generally will be responsible to review and verify the accuracy of the periodic reporting provided by such third-party manager, oversee the performance of the properties, oversee the budget and monitor spending for the oversight properties, monitor physical upkeep of the properties, monitor ground lease compliance, as applicable, and monitor the real property tax and insurance payments for the property.

Unless our subsidiary property owner and our property manager agree otherwise, we, or our subsidiary property owner, pay our property manager a Property Management Fee of (i) 2% of annual gross rental revenues from our single tenant properties and (ii) 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an Oversight Fee of up to 1% of annual gross operating revenues of the property managed; however, in no event will we pay both a Property Management Fee and an oversight fee to our property manager with respect to the same property. We or our subsidiary property owners also pay to our property manager a Construction Management Fee of up to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, in which case such fee will be due and payable upon completion of such projects. The fees payable to our property manager have not been negotiated at arm’s length, and are not necessarily reflective of market rates.

We reimburse our property manager for the costs and expenses incurred by our property manager on our behalf in connection with the management of a property. Such costs and expenses include legal, travel and other out-of-pocket expense that are directly related to the management of specific properties. Our property manager is responsible for all costs and expenses relating to the wages, salaries, and other employee-related expenses of its employees and its subcontractors.

We, and with respect to the properties they own, our subsidiary property owners, are required to indemnify our property manager for losses incurred by it in connection with, or in any way related to, each managed property and from liability or damage to each property and injury to or death of any person or damage to property, except to the extent of losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of, or breach of the property management agreement by, the property manager or its employees or agents, provided, however, that our indemnification obligations are limited by any insurance proceeds recovered in respect of any matter for which we are otherwise liable to indemnify the property manager. Our property manager is required to indemnify us, and our subsidiary property owners for properties they own, for losses arising out of or relating to any injury or damage to any person or property for which our property manager is responsible occurring in, on or about the managed properties caused by its willful misconduct, negligence and/or unlawful acts (as such unlawfulness is adjudicated by a court of proper jurisdiction) or due to the breach of the property management agreement by our property manager or its employees or agents, provided, however, that the property manager’s indemnification obligations are limited by any insurance proceeds recovered in respect of any matter for which the property manager is otherwise liable to indemnify us and our subsidiary property owners. However, as long as our property manager is an affiliate of our advisor, we and our subsidiary property owners may not indemnify our property manager unless the property manager has satisfied the stricter standards for indemnification applicable to affiliates that are contained in our charter.

Our property manager may subcontract with affiliated or unaffiliated service providers for the performance of substantially all or a portion of its property management services delegating its duties regarding the day-to-day management of our properties to these sub-property managers and delegating certain oversight services to these affiliated service providers. Our property manager is responsible for paying any service provider leasing fees, property management fees and project management fees from the leasing, property management and project management fees paid by us or our subsidiary property owner to our property manager.

Currently, our property manager subcontracts with an affiliate of our advisor to perform substantially all of its property management and leasing services until such time as we have developed a portfolio of properties to warrant our property manager engaging full -time employees to perform property management services. Our property manager also may subcontract certain on-site property management duties to other management companies with experience in the applicable markets or in markets requiring state or other specific licenses. These on-site property management firms will be authorized to lease our properties consistent with the leasing guidelines promulgated by our property manager. Such subcontractors will perform most of the day-to-day, on-site property management services. Our property manager will closely supervise any subcontracted, on-site property managers and will be responsible for paying their fees. We will have no obligation to make any payments to the subcontractors, unless we and our property manager otherwise agree in writing.

Our property manager will remain directly involved in many property management activities including leasing decisions, budgeting, tenant relations (especially national tenant relations), vendor relations (especially national vendor relations), selection and provision of professional services and their providers (i.e., accounting, legal and banking services), and general property-level problem solving. To the extent our property manager directly performs on-site management of a property, it will hire, direct and establish policies for employees who will have direct responsibility for such property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. For any properties for which the on-site management is subcontracted, the property manager has the right to, and will approve, all on-site personnel of such subcontractor and establish policies for such properties’ operations. Some or all of our property manager’s employees may be employed on a part-time basis and also may be employed by affiliates of CNL Healthcare Properties and subsidiaries of, and partnerships organized by, CNL Healthcare Properties and its affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors and officers hold similar positions with our advisor, which is also a stockholder of ours, and CNL Securities Corp., which is the managing dealer for our public offerings. Our chairman of the board of directors indirectly owns all of CNL, an affiliate of our advisor. These affiliates will receive fees and compensation in connection with this offering and the acquisition, management and disposition of our Assets.

We pay the managing dealer selling commissions of up to 7% of Gross Proceeds and marketing support fees of 3% of Gross Proceeds in connection with the offering, excluding shares sold pursuant to our distribution reinvestment plan. Up to all of such amounts may be reallowed to third-party participating broker-dealers.

We reimburse our advisor and its affiliates for other actual Organizational and Offering Expenses incurred in connection with our formation, qualification and registration and the marketing and distribution of our shares of common stock in the offering. Under FINRA rules and the NASAA REIT Guidelines, the total amount of Organizational and Offering Expenses (including selling commissions and marketing support fees) we incur for our primary offering may not exceed 15% of the Gross Proceeds of our primary offering.

We pay our advisor Investment Services Fees for services in the selection, evaluation, structure and purchase of (i) properties, an amount equal to 1.85% of the contract purchase price or the amount invested, as applicable and (ii) 1.85% of the funds advanced for loans or the amount invested in the case of other Assets (except properties and securities); provided that we will not pay our advisor an Investment Services Fee in connection with the purchase of securities.

We pay our advisor or its affiliates other Acquisition Fees that are usual and customary for comparable services in connection with the financing of a property or the acquisition or disposition of securities or Permitted Investments or the making of loans. Such fees are in addition to the Investment Services Fees (described above). We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to approval by our board of directors, including a majority of our Independent Directors.

We pay our advisor an Asset Management Fee equal to (a) 0.08334% of the monthly average of the sum of our and our operating partnership’s respective daily Real Estate Asset Value (without duplication), plus the outstanding principal amount of any loans made, plus the amount invested in Permitted Investments (excluding real estate-related securities and other securities), and (b) equal to 0.1042% of the monthly average on the daily book value of real estate-related securities and other securities.

We reimburse our advisor and its affiliates for Acquisition Expenses incurred in connection with the selection or purchase of properties and making loans or other real estate-related investments, whether or not acquired.

We pay our advisor a Financing Coordination Fee if our advisor provides services in connection with the refinancing of any existing debt obligations of the Company or our subsidiaries in an amount equal to 1% of the gross amount of such refinancing, subject to certain limitations.

If our advisor, its affiliate or related party provides a substantial amount of services, as determined in good faith by a majority of the independent directors, we will pay the advisor, an affiliate or related party a Disposition Fee in an amount equal to (a) 1% of the gross market capitalization paid to the Company or its stockholders upon the occurrence of a Listing of our common stock, or 1% of the gross consideration paid to the Company or the stockholders upon the occurrence of a Liquidity Event pursuant to which the stockholders receive for their shares, cash, listed or non-listed securities, or (b) 1% of the gross sales price upon the sale or transfer of one or more Assets (including a sale of all of our assets). Even if our advisor receives a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, when a real estate or brokerage fee is payable in connection with a particular transaction, the amount of the disposition fee paid to our advisor or its affiliates, as applicable, when added to the sum of all real estate or brokerage fees and commissions paid to unaffiliated parties, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the gross sales price. Notwithstanding the foregoing, upon the occurrence of a transaction described in clause (a), above, in no event shall the Disposition Fee payable to our advisor exceed 1% of the gross market capitalization of the Company or the gross sales price as calculated in accordance with our advisory agreement in connection with the applicable transaction. We will not pay our advisor a Disposition Fee in connection with the sale of securities which we hold as investments; however, a Disposition Fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold. Any Disposition Fee paid to an affiliate or related party of the advisor in connection with the sale of securities will be included in our Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

Our advisor and its affiliates also are entitled to reimbursement of certain expenses incurred on our behalf in connection with our acquisitions, operating activities and other corporate businesses. Pursuant to the advisory agreement, commencing with the Expense Year ending June 30, 2013, we will not reimburse our advisor any amount by which Total Operating Expenses paid or incurred by us exceed the greater of 2% of Average Invested Assets or 25% of Net Income in any Expense Year.

We will pay our advisor a Subordinated Share of Net Sales Proceeds equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from the sale of our Assets, and total distributions paid to our stockholders from the inception through the measurement date, and the total of Incentive Fees, if any, previously paid to our advisor from our inception through the measurement date exceeds (B) the sum of our Invested Capital and the total distributions that would be required to pay our stockholders from our inception until the measurement date the Priority Return including those paid prior to the date of payment, (ii) less all prior Incentive Fees paid. Following a Listing, no Subordinated Share of Net Sales Proceeds will be paid to our advisor.

Following a Liquidity Event, we will pay our advisor a Subordinated Incentive Fee equal to (i) 15% of the amount by which (A) the sum of our Market Value and the total distributions paid or declared (and payable to our stockholders with respect to a record date prior to the effective date of the applicable Liquidity Event and a payment date after the date of such Liquidity Event) since inception until the date of the applicable Liquidity Event and the total Incentive Fees paid to our advisor from inception to the date of the applicable Liquidity Event exceeds (B) the sum of our Invested Capital and the total distributions required to be made to our stockholders in order to pay them the Priority Return from inception through the date of Listing, including those paid prior to such date of determination, (ii) less all prior Incentive Fees paid.

Following the termination or non-renewal of the advisory agreement by our advisor for good reason (as defined in the advisory agreement) or by us or our operating partnership other than for cause (as defined in the advisory agreement), if a Liquidity Event has not occurred, our advisor will be entitled to be paid a portion of any future Performance Fee that becomes payable. The Performance Fee will be calculated upon the applicable Liquidity Event or a sale of any of our Assets or a portion thereof following such termination event and (i) in the event of a Liquidity Event, the Performance Fee will be calculated in the same manner as the Subordinated Incentive Fee, and (ii) in the case of a sale of an Asset, will be calculated in the same manner as the Subordinated Share of Net Sales Proceeds, provided, that the amount of the Performance Fee will be calculated as above multiplied by the quotient of (i) number of days elapsed from the initial effective date of our advisory agreement to the effective date of the termination event, divided by (ii) the number of days elapsed from the initial effective date of the advisory agreement through the date of the Liquidity Event or the sale, as applicable. The Performance Fee will be payable in cash, Listed Equity Shares priced at market value, or other listed equity securities received by our stockholders in exchange for their Equity Shares priced at market value, within 30 days following the final determination of the Performance Fee.

We pay our property manager a Property Management Fee of 2% of annual gross rental revenues from our single tenant properties, and 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an Oversight Fee of up to 1% of annual gross revenues of the property managed; however, in no event will we pay both a Property Management Fee and Oversight Fee to our property manager with respect to the same property. In the event our property manager contracts with a third-party property manager in respect of a property, the management fees of such third-party manager will be paid by our property manager. We or our subsidiary property owners also pay to our property manager a Construction Management Fee equal to up to 5% of the hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, in which case such fee will be due and payable upon completion of such projects. Our property manager will be reimbursed the costs and expenses incurred by our property manager on our behalf to the extent included in the annual business plan for a property or otherwise as we may agree. The fees payable to our property manager have not been negotiated at arm’s length, and are not necessarily reflective of market rates.

CNL Capital Markets Corp. has entered into a services agreement with our advisor to provide certain administrative services, including negotiating and executing an agreement with a duly registered transfer agent, responding to administrative calls from broker-dealers, financial advisors and investors and performing other administrative services related to ownership of our shares, we pay CNL Capital Markets Corp. an annual fee payable monthly based on the average number of total investors during the year for providing such services. In March 2013, the Company’s board of directors approved an amendment to the capital markets service agreement between the Company and CNL Capital Markets Corp. pursuant to which the service agreement, unless terminated, will renew for consecutive one year periods.

Summary of Fees and Expenses Incurred and Payable

The tables below provide information regarding fees paid to our advisor and its affiliates in connection with our offering and our operations. The tables include amounts incurred during the year ended December 31, 2012 and 2011. We were a development stage company from our inception on June 8, 2010 until October 5, 2011, when we obtained our minimum offering proceeds and became operational.

Our managing dealer is entitled to selling commissions of up to 7% of Gross Proceeds and marketing support fees of 3% of Gross Proceeds for shares sold in connection with our offering, all or a portion of which may be paid to third party participating brokers dealers by our managing dealer. No selling commissions or marketing support fees will be paid in connection with shares sold pursuant to our distribution reinvestment plan.

We incurred the following related party fees in connection with this offering:

	Year ended December 31, 2012	Year ended December 31, 2011
Selling commissions	$7,070,190	$915,780
Marketing support fees	4,956,925	392,477

	$12,027,115	$1,308,257

The Company incurred the following related party fees and reimbursable expenses as follows:

	Year ended December 31, 2012	Year ended December 31, 2011
Reimbursable expenses:
Offering costs	$6,866,904	$664,130
Operating expenses	1,775,251	1,761,404

	8,642,155	2,425,534
Financing Coordination Fee	551,910	–
Investment Services fees(1)	7,672,401	–
Property and Construction Management Fees(2)	452,131	–
Asset Management Fees	1,380,468	–

	$18,699,065	$2,425,534

FOOTNOTES:

(1)	For the year ended December 31, 2012, we incurred Investment Services Fees totaling approximately $0.6 million related to our development property which has been capitalized and included in real estate under development and approximately $2.9 million related to our unconsolidated entities which has been capitalized and included in investments in unconsolidated entities.
(2)

For the year ended December 31, 2012, we incurred approximately $0.7 million in Construction Management Fees and approximately $0.01 million in Asset Management Fees which have been capitalized and included in real estate under development.

As of December 31, 2012 and 2011, the following amounts were included in due to (from) related parties in the financial statements:

	December 31, 2012	December 31, 2011
Reimbursable expenses:
Offering costs	$356,463	$41,416
Operating expenses	242,293	69,173

	598,756	110,589

Selling commissions	102,656	57,516
Marketing support fees	136,337	24,650
Property and Construction Management Fees	452,131	–

	691,124	82,166

	$1,289,880	$192,755

Organizational and Offering Expenses incurred by our advisor and its affiliates become a liability to us only to the extent selling commissions, the marketing support fee and other Organizational and Offering Expenses do not exceed 15% of the Gross Proceeds of the offering. As of December 31, 2012, there were no organizational and offering costs in excess of the 15% limitation.

The Company maintains an account at a bank in which the Company’s chairman and vice-chairman serve as directors. The Company had deposits at that bank in the amount of approximately $0.1 million and $0.2 million as of December 31, 2012 and 2011 of which $165 and $1,071, respectively, relates to interest income earned on the deposits.

Pursuant to a services agreement with CNL Capital Markets Corp., an affiliate of CNL, we pay an annual fee payable monthly based on the average number of total investors during the year for providing certain administrative services to us. For the year ended December 31, 2012 and 2011, we incurred $125,000 and $25,000 in such fees, respectively.

In July 2012, we amended our property management and leasing agreement clarifying the nature of fees payable and duties of the property manager. The fees payable under the property management and leasing agreement will continue to be determined in a manner consistent with past determination under the prior agreement.

In March 2013, we amended our advisory agreement with our advisor to provide for payments of Asset Management Fees to be calculated based on a percentage of average daily real estate asset values as defined in the agreement rather than amounts as of the end of the preceding month. We further approved an expense support and restricted stock agreement which provides for us to be able to make payments for services rendered by the advisor in shares of forfeitable restricted stock to the event that established dividend coverage targets have not been achieved. The stock will be subject to forfeiture and will only become vested after targeted shareholder returns have been achieved. For a more detailed discussion of the fees and compensation payable to our advisor and its affiliates, see “Management Compensation,” and “The Advisor and the Advisory Agreement.”

SUMMARY OF DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan pursuant to which our stockholders may elect to have their cash distributions reinvested in additional shares of our common stock. We are offering 5% of the shares of this offering for sale pursuant to our distribution reinvestment plan. Such shares are being offered at a 5% discount from the price of shares offered in our primary offering; therefore, the shares offered pursuant to our distribution reinvestment plan will be offered at an initial price of $9.50 per share. The plan is attached hereto as Appendix C.

An independent agent, referred to as the “reinvestment agent,” which is currently DST, Inc., will act on behalf of the participants in the distribution reinvestment plan to acquire shares of our common stock with the cash distributions participants are entitled to receive from us. Distributions will be invested in shares promptly following the payment date with respect to such distributions to the extent shares are available. The reinvestment agent will invest all distributions attributable to shares owned by participants in our shares at either:

—

$9.50 per share, or such other price as determined by our board of directors for shares under our current best efforts offering so long as the price determined is not more than a 5% discount from the current fair market value of the shares, or

—	after termination of our current best efforts offering, 95% of the then-prevailing market price per share, or

—

the market price following the Listing of our shares on a national stock exchange or the inclusion in an inter-dealer quotation system, provided that the amount reinvested is reduced by any brokerage commission.

All shares available for purchase under our distribution reinvestment plan either are registered pursuant to this prospectus or will be registered under the Securities Act through a separate prospectus that includes shares registered for sale under the distribution reinvestment plan. Until this offering has terminated, shares will be available for purchase in connection with this offering. Prior to the conclusion of this offering, if the 5% of shares initially designated for our distribution reinvestment plan have been purchased by the reinvestment agent and we anticipate additional demand for our distribution reinvestment plan shares, we may decide to reallocate a portion of our shares initially designated for our primary offering to the distribution reinvestment plan. Similarly, prior to the conclusion of this offering, if any of the 5% of shares initially designated for the distribution reinvestment plan remain unsold after meeting anticipated obligations under the plan, we may decide to sell a portion of such shares in our primary offering.

The distribution reinvestment plan may be amended or supplemented by an agreement between the reinvestment agent and us at any time, including, but not limited to, an amendment to the distribution reinvestment plan to (i) add a voluntary cash contribution feature; (ii) substitute a new reinvestment agent to act as agent for the participants; or (iii) increase the administrative charge payable to the reinvestment agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each participant at his or her last address of record; provided, that any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authorities. Such amendment or supplement will be deemed conclusively accepted by each participant except those participants from whom we receive written notice of termination prior to the effective date thereof.

Our reinvestment agent uses the aggregate amount of distributions to all participants for each quarter to purchase shares (including fractional shares) for the participants. Any distributions that have not been invested in shares within 30 days after such distributions are made by us will be returned to participants.

For each participant, the reinvestment agent maintains a record which will reflect for each calendar quarter the distributions received by the reinvestment agent on behalf of such participant. The purchased shares will be allocated among the participants based on the portion of the aggregate distributions received by the reinvestment agent on behalf of each participant. The allocation of shares among participants may result in the ownership of fractional shares. The ownership of our shares purchased under our distribution reinvestment plan will be reflected on our record books.

As set forth in our distribution reinvestment plan, each participant receives from our reinvestment agent or its delegate a quarterly report describing the distributions received during such quarter, the number of shares purchased on behalf of the participant pursuant to our distribution reinvestment plan during such quarter, the price per share for such shares, and the total administrative charge, if any, to the participant. At least annually, each participant will receive tax information on income earned on shares purchased pursuant to the distribution reinvestment plan. Each plan participant may terminate his or her participation in the plan at any time by providing us written notice in accordance with Section 11 of the distribution reinvestment plan.

We are responsible for all administrative charges and expenses charged by the reinvestment agent. Any interest earned on such distributions is paid to us to defray certain costs relating to the distribution reinvestment plan.

Subject to the provisions of our charter relating to certain restrictions on and after the effective dates of transfer, shares acquired pursuant to the distribution reinvestment plan entitle the participant to the same rights and to be treated in the same manner as those purchased by the investors in the primary offering. In the event that proceeds from the sale of shares pursuant to the distribution reinvestment plan are used to acquire properties or to invest in loans or other Permitted Investments, we will pay our advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by our board of directors, including a majority of our Independent Directors. In addition, we pay all costs in connection with offering shares pursuant to the distribution reinvestment plan and related offering, including reimbursement to affiliates for amounts incurred on our behalf. However, we will not pay any selling commissions or marketing support fees in connection with the shares issued pursuant to the distribution reinvestment plan.

Stockholders who purchase shares in this offering may elect to participate in the distribution reinvestment plan by making a written election to participate on their subscription agreements at the time they subscribe for shares or subsequently by completing an enrollment form or such other similar form, as applicable. Participation in the distribution reinvestment plan will commence with the next distribution made after receipt of the participant’s enrollment form, and for all calendar quarters thereafter, provided such form is received at least 30 days prior to the last day of the calendar quarter, as the case may be.

Participants will be able to terminate their participation in the distribution reinvestment plan at any time without penalty by delivering written notice to us at least 30 days prior to the last day of the calendar quarter to which such distribution relates. A participant who chooses to terminate participation in the distribution reinvestment plan must terminate his or her entire participation in the plan and will not be allowed to terminate in part. If a participant terminates his or her participation, the reinvestment agent will send him or her a remittance for the amount of any distributions in the participant’s account that have not been reinvested in shares, and our record books will be revised to reflect the ownership records of his or her full and fractional shares.

There are no fees associated with a participant’s terminating his or her interest in the distribution reinvestment plan. A participant who terminates his or her participation in such plan will be allowed to participate in the distribution reinvestment plan again upon receipt of a then-current prospectus relating to participation in such plan which contains at a minimum the following: (i) the minimum investment amount; (ii) the type or source of proceeds that may be invested; and (iii) the tax consequences of the reinvestment to the participant.

Prior to the Listing of our shares, if ever, any stockholder’s transfer of shares will terminate such stockholder’s participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates that such transferee meets the requirements for participation in the distribution reinvestment plan and elects to participate by delivering the appropriate, executed enrollment forms as otherwise provided herein.

Offers and sales of shares under our distribution reinvestment plan must be registered in certain states in which such offers and sales are made unless an exemption from registration is available. Generally, such registrations are good for a one year period. Accordingly, we may be required to cease our sale of shares under the distribution reinvestment plan if any of the states in which registration is required is not renewed annually.

Our board of directors reserves the right to prohibit Plans from participating in the distribution reinvestment plan if such participation would cause our underlying Assets to constitute “plan assets” of Plans. See “Plan of Distribution — Certain Benefit Plan Considerations.”

Stockholders subject to federal taxation who elect to participate in the distribution reinvestment plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions withheld and reinvested pursuant to such plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the distribution reinvestment plan. In addition, to the extent that a stockholder purchases shares in the distribution reinvestment plan at a discount to their fair market value, the stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain. For additional discussion of the tax treatment of distributions, see “Federal Income Tax Considerations — Distributions Generally.” Any stockholder that is eligible for a volume discount or any other reduction in selling commissions or other fees, as set forth elsewhere in this prospectus, should consult with its own tax advisor before electing to participate in the distribution reinvestment plan.

We reserve the right to renew, extend, suspend or amend any aspect of each of the distribution reinvestment plan without the consent of stockholders, provided that notice of the amendment is sent to participants at least 15 days prior to the effective date thereof. Any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authority. Any amendment or supplement will be deemed conclusively accepted by each participant except those participants who notify us in writing prior to the effective date of the distribution that they wish to terminate their participation in accordance with the terms of the applicable plan. We also reserve the right to terminate the distribution reinvestment plan for any reason, at any time, by 15 days’ prior written notice to all participants.

SUMMARY OF REDEMPTION PLAN

Our redemption plan is designed to provide eligible stockholders with limited interim liquidity by enabling them to sell shares back to us prior to any listing of our shares. The Company is prohibited from paying a fee to our sponsor, advisor, directors or affiliates in connection with the redemption of our shares.

Subject to certain restrictions discussed below, we may redeem shares computed to three decimal places at the following prices:

•	92.5% of the purchase price per share for stockholders who have owned those shares for at least one year;

•	95.0% of the purchase price per share for stockholders who have owned those shares for at least two years;

•	97.5% of the purchase price per share for stockholders who have owned those shares for at least three years; and

•	100% of the purchase price per share or stockholders who have owned those shares for at least four years.

For purposes of calculating the ownership periods set forth above, if a stockholder purchased shares for economic value from a prior stockholder, the purchasing stockholder’s period of ownership for such shares shall commence on the date that the purchasing stockholder purchased the shares from the prior stockholder.

With respect to redemption requests made in connection with shares acquired at multiple points in time, the pricing associated with the shares held for the longest period of time shall be applied first, until such time as all shares purchased at such point in time have been redeemed. At such time, pricing associated with the remaining shares then held for the next applicable longest period of time shall be applied, and so on.

During the period of any public offering, the repurchase price will not exceed the current public offering price of the shares. Redemption of shares issued pursuant to our reinvestment plan or shares purchased subject to certain discounts (as described under “Plan of Distribution”) will be priced based upon the actual purchase price from which shares are being reinvested as described in the plan. In addition, we have the right to waive the above holding periods and redemption prices in the event of the death, qualifying disability, confinement to a long-term care facility or bankruptcy of a stockholder as defined under the plan. Redemption of shares issued pursuant to our distribution reinvestment plan will be priced based upon the purchase price from which shares are being reinvested.

Any stockholder (other than our advisor) who has held shares for not less than one year may present for our consideration, all or any portion of his or her shares for redemption at any time. Commitments to redeem shares will be made at the end of each quarter. A stockholder may present fewer than all of his or her shares to us for redemption, provided that:

•	the minimum number of shares presented for redemption will be at least 25% of his or her shares, and

•

the amount retained must be at least $5,000 worth of shares based on the current offering price or, subsequent to the termination of the offering period for the Company’s common stock, the then fair market value of the Company’s common stock as determined and announced from time to time by the Company.

At such time, we may, at our sole option, choose to redeem such shares presented for redemption for cash to the extent we have sufficient funds available. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed. Factors that we will consider in making our determinations to redeem shares include:

•	whether such redemption impairs our capital or operations;

•	whether an emergency makes such redemption not reasonably practical;

•	whether any governmental or regulatory agency with jurisdiction over us demands such action for the protection of our stockholders;

•	whether such redemption would be unlawful; and

•

whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could adversely affect our ability to qualify as a REIT for tax purposes.

We are not obligated to redeem shares under the redemption plan. If we determine to redeem shares, at no time during a 12-month period may the number of shares we redeem exceed 5% of the weighted average number of shares of our outstanding common stock at the beginning of such 12-month period. The aggregate amount of funds under the redemption plan will be determined on a quarterly basis in the sole discretion of the board of directors, based on what it believes to be in our best interests and the best interests of our stockholders, as the redemption of shares dilutes the amount of cash available to make acquisitions and may be less than, but is not expected to exceed, the aggregate proceeds from our reinvestment plan. To the extent the aggregate proceeds received from the distribution reinvestment plan are not sufficient to fund redemption requests pursuant to the 5% limitation described above, our board of directors may, in its sole discretion, choose to use other sources of funds to redeem shares. There is no guarantee that any funds will be set aside under the distribution reinvestment plan or otherwise made available for the redemption plan during any period during which redemptions may be requested. No redemptions will be made on a dividend or other distribution date.

In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, and we have determined to redeem shares, we will redeem pending requests at the end of each quarter in the following order:

•	pro rata as to redemptions sought upon a stockholder’s death;

•	pro rata as to redemptions sought by stockholders with a qualifying disability or by stockholders who have been confined to a long-term care facility;

•	pro rata as to redemptions sought by stockholders subject to bankruptcy;

•	pro rata as to redemptions that would result in a stockholder owning less than 100 shares; and

•	pro rata as to all other redemption requests.

For a disability to be considered a “qualifying disability” for the purposes of the redemption plan: (i) the stockholder must receive a determination of disability based upon a physical or mental impairment arising after the date the stockholder acquired the shares to be redeemed that can be expected to result in death or to last for a continuous period of not less than twelve months; and (ii) such determination of disability must have been made by the governmental agency, if any, responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive. Such governmental agencies are limited to the following: (i) if the stockholder is eligible to receive Social Security disability benefits, the Social Security Administration; (ii) if the stockholder is not eligible for Social

Security disability benefits but could be eligible to receive disability benefits under the Civil Service Retirement System (the “CSRS”), the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time; or (iii) if the stockholder is not eligible for Social Security disability benefits but could be eligible to receive military disability benefits, the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time. Redemption requests following an award by the applicable government agency of disability death benefits must be accompanied by the stockholder’s application for disability benefits and a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem to be acceptable and demonstrates an award of disability benefits.

With respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, “long-term care facility” shall mean an institution that is an approved Medicare provider of skilled nursing care or a skilled nursing home licensed by the state or territory where it is located and meets all of the following requirements: (a) its main function is to provide skilled, immediate or custodial nursing care; (b) it provides continuous room and board of directors to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keep daily medical records of all medication dispensed; (e) its primary service is other than to provide housing for residents. A stockholder seeking redemption of shares due to confinement to a long-term care facility must have begun such confinement after the date the stockholder acquired the shares to be redeemed and must submit a written statement from a licensed physician certifying the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or the determination that the stockholder will be indefinitely confined to a long-term care facility.

With respect to redemptions sought upon a stockholder’s bankruptcy, “bankruptcy” shall mean a legal proceeding over which a trustee was appointed by a bankruptcy court after the date the stockholder acquired the shares to be redeemed. A stockholder seeking to redeem shares due to bankruptcy must submit the court order appointing the trustee or an order of discharge from the applicable bankruptcy court.

With regard to a stockholder whose shares are not redeemed due to insufficient funds in that quarter, the redemption request will be retained by us, unless withdrawn by the stockholder in the manner described below, and such shares will be redeemed in subsequent quarters as funds become available and before any subsequently received redemption requests are honored, subject to the priority for redemption requests listed above. Stockholders will not relinquish their shares of common stock to us until such time as we commit to redeem such shares. However, the redemption price for redemption requests not withdrawn by the stockholder and subsequently redeemed by us will be equal to the redemption price as of the date on which the stockholder first submits the initial redemption request, determined in accordance with the order described above.

Until such time as we redeem the shares, a stockholder may withdraw its redemption request as to any remaining shares not redeemed by requesting from us a redemption change form, completing the form and delivering it to us by facsimile transmission to the facsimile number indicated on the form (subject to such stockholder receiving an electronic confirmation of such transmission) or by mail to the mailing address indicated on the form. Upon timely receipt of the redemption change form, we will treat the initial redemption request as cancelled as to any shares not redeemed in prior quarters.

Our board of directors, in its sole discretion, may amend, suspend or terminate the redemption plan at any time it determines that such amendment, suspension or termination is in our best interest. If our board of directors amends, suspends or terminates the redemption plan, we will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination: (i) in our annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Exchange Act. While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The redemption plan will terminate, and we no longer will accept shares for redemption, if and when Listing occurs.

Our Redemption Plan is only intended to provide interim liquidity for our stockholders until a secondary market develops for the shares. No such market presently exists, and we cannot assure you that any market for your shares will ever develop. The shares we purchase under the redemption plan will be cancelled. The purchase price paid in any redemption may be less than the value of our Assets, on a per share basis. Neither our advisor, nor any member of our board of directors nor any of their affiliates will receive any fee on the repurchase of shares by us pursuant to the redemption plan. For a discussion of the tax treatment of redemptions, see “Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

The foregoing provisions regarding the redemption plan in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that our board of directors, in its discretion, deems to be in our best interest.

During the year ended December 31, 2011, we did not receive any redemption requests. During the year ended December 31, 2012, we received and redeemed one redemption request for 1,049 shares of common stock at a redemption price of $9.99 per share. We received two redemption requests totaling 23,565 shares of common stock at an average redemption price of $9.30 for the period January 1, 2013 through March 31, 2013.

DISTRIBUTION POLICY

We make distributions to stockholders pursuant to the provisions of our charter. On July 29, 2011, our board of directors authorized a distribution policy providing for monthly cash distributions of $0.03333 (which is equal to an annualized distribution rate of 4%) together with stock distributions of 0.002500 shares of common stock (which is equal to an annualized distribution rate of 3%) for a total annualized distribution of 7.0% on each outstanding share of common stock (based on the $10.00 offering price) payable to all common stockholders of record as of the close of business on the first business day of each month. Our board of directors authorized a policy providing for distributions of cash and stock rather than solely of cash in order to retain cash for investment opportunities. We anticipate that we will increase the proportion of distributions paid in cash as our asset base grows and our cash flows increase.

The amount of distributions declared to our stockholders will be determined by our Board of Directors and is dependent upon a number of factors, including:

•

Sources of cash available for distribution such as current year and inception to date cumulative cash flows from operating activities, FFO and MFFO, as well as, expected future long-term stabilized cash flows, FFO and MFFO;

•	The proportion of distributions paid in cash compared to the amount being reinvested through our distribution reinvestment plan;

•	Limitations and restrictions contained in the terms of our current and future indebtedness concerning the payment of distributions; and

•

Other factors, including but not limited to, the avoidance of distribution volatility, our objective of continuing to qualify as a REIT, capital requirements, the general economic environment and other factors.

Distributions are paid quarterly and will be calculated for each stockholder as of the first day of each month the stockholder has been a stockholder of record in such quarter. The cash portion of such distribution will be payable and the distribution of shares will be issued on or before the last day of the applicable quarter; however, in no circumstance will the cash distribution and the stock distribution be made on the same day. Fractional shares of common stock accruing as distributions will be rounded to the nearest hundredth when issued on the distribution date.

Declarations of distributions pursuant to this policy began on the first day of November 2011 and they shall continue on the first day of each month thereafter. Distributions shall be paid each calendar quarter thereafter as set forth above until such policy is terminated or amended by the Company’s board of directors.

Upon the transfer of shares, cash distributions will be allocated between the transferor and transferee and paid at the end of the quarter. Cash that is accrued but unpaid on the shares up to the date of transfer will be paid to the transferor, and cash accrued and unpaid on the shares on or after the date of transfer will be paid to the transferee. Stock distributions that are accrued and unissued on shares being transferred will be issued at the end of the quarter to the transferor or the transferee depending on whether it is a full or partial transfer of shares. In the case of a partial transfer, stock that is accrued but unissued on the shares up to the date of transfer will be issued to the transferor, and stock accrued and unissued on the shares on or after the date of transfer will be issued to the transferee. In the case of a full transfer, the stock will be issued to the transferee. Transfers may take up to 30 days to be recorded in the stock record books of the Company.

Cash distributions may constitute a return of capital for federal income tax and accounting purposes to the extent that such cash distributions exceed earnings and profits of the Company. Such cash distributions will not, however, reduce the stockholders’ aggregate Invested Capital.

The distribution of new common stock of the Company will be non-taxable distributions to the recipient stockholders. Each stockholder must allocate the tax basis of his or its old common stock, with respect to which the new common stock was distributed, to the old common stock and the new common stock in proportion to the fair market value of each on the distribution date. For the purpose of determining the basis of each share of old and new common stock, each stockholder should divide the total basis of his or its shares of old common stock by the total number of shares of old and new common stock and allocate that amount to each share of old and new common stock. For purposes of determining short or long term capital gains, the new shares of common stock will have the same holding period as the old shares of common stock with respect to which they were distributed. We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of an investment in our common stock and the cash and stock distributions you receive as a result of ownership of our shares of common stock.

The amount or basis of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash flow from operations or FFO for the year, our financial condition, a balanced analysis of value creation reflective of both current and expected long-term, stabilized cash flows from our properties, our objective of qualifying as a REIT for U.S. federal income tax purposes, the actual operating results of each month, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions.

We are required to distribute at least 90% of our taxable income to qualify as a REIT, and maintain our REIT qualification, for tax purposes. See “Federal Income Tax Considerations — Operational Requirements — Annual Distribution Requirement.” Non-taxable stock distributions will not be considered distributions for purposes of meeting the 90% distribution requirement. We expect to have little, if any, cash flow from operations or FFO available for distribution until we make substantial investments. Therefore, until such time as we have sufficient cash flow from operations or FFO to fund fully the payment of distributions therefrom, some or all of our distributions may be paid from other sources, such as from cash flows generated by financing activities, a component of which includes borrowings, whether secured by our assets or unsecured, and the proceeds of this offering. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions. Our advisor or its affiliates also may advance cash to us or waive or defer Asset Management Fees or other fees to provide us with additional cash, although they are not required to do so. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income and cash flow earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period. See “Risk Factors — Company Related Risks.” There can be no assurance that we will be able to achieve expected cash flows necessary to maintain distributions at any particular level, or that distributions will increase over time.

For the year ended December 31, 2012, we declared cash distributions of $3.2 million, of which $1.5 million was paid in cash to stockholders and $1.7 million was reinvested pursuant to our distribution reinvestment plan. In addition, for the year ended December 31, 2012, we declared and made stock distributions of approximately 0.2 million shares of common stock.

The following table represents total cash distributions declared and paid, distributions reinvested, and cash distributions per share for the year ended December 31, 2012 and 2011 and cumulative amounts since inception:

	Distributions Paid(3)
Periods	Cash Distribu- tions per Share	Total Cash Distribu- tions Declared(2)	Rein- vested via DRP(3)	Cash Distribu- tions net of Reinvest- ment Proceeds	Stock Distribu- tions Declared (Shares)(4)	Stock Distribu- tions Declared (at current offering price)	Total Cash and Stock Distribu- tions Declared(5)	Cash Flows Provided by (Used in) Operating Activities(6)	FFO (7)
2012 Quarter
First	$0.09999	$202,598	$112,295	$90,303	15,196	$151,960	$354,558	$(1,954,009)	$(2,203,104)
Second	$0.09999	557,865	308,872	248,993	41,735	417,350	975,215	2,450,610	(494,224)
Third	$0.09999	984,050	532,724	451,326	73,911	739,110	1,723,160	(2,867,089)	(235,088)
Fourth	$0.09999	1,452,887	785,006	667,881	108,943	1,089,430	2,542,317	(3,998,505)	(3,309,312)

Total for the year ended December 31, 2012	$0.39996	$3,197,400	$1,738,897	$1,458,503	239,785	$2,397,850	$5,595,250	$(6,368,993)	$(6,241,728)

2011 Quarter
Fourth (1)	$0.06666	$55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Total for the year ended December 31, 2011	$0.06666	$55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Cumulative Through December 31, 2012		$3,253,292	$1,766,564	$1,486,728	243,965	$2,439,650	$5,692,942	$(7,453,429)	$(8,001,308)

FOOTNOTES:

(1)	We commenced significant operations on October 5, 2011, as such there were no distributions declared during the first three quarters of 2011.

(2)	For the year ended December 31, 2012 and 2011, cash distributions paid to stockholders were 100% funded with proceeds from this offering. For the year ended December 31, 2012, 100% of the cash distributions paid to stockholders are expected to be considered a return of capital to stockholders for federal income tax purposes. For the year ended December 31, 2011, approximately 1.9% of the distributions paid to stockholders were considered taxable income and approximately 98.1% was considered a return of capital for federal income tax purposes.

(3)	Represents the amount of cash used to fund distributions and the amount of distributions paid which were reinvested in additional shares through our distribution reinvestment plan.

(4)	The distribution of new common shares to the recipients is non-taxable. Stock distributions may cause the interest of later investors in our stock to be diluted as a result of the stock issued to earlier investors.

(5)	Based on the current offering price of $10.00, stock distributions declared represented approximately 43% of the total value of distributions declared and cash distributions declared represented approximately 57% of the total value of distributions declared.

(6)	Cash flows from operating activities calculated in accordance with GAAP are not necessarily indicative of the amount of cash available to pay distributions. For example, GAAP requires that the payment of acquisition fees and costs relating to business combinations be classified as a use of cash in operating activities in the statement of cash flows, which directly reduces the measure of cash flows from operations. However, acquisition fees and costs are paid for with proceeds from our offering as opposed to operating cash flows. Additionally, the board of directors also uses other measures such as FFO and MFFO in order to evaluate the level of distributions.

(7)	The following table presents a cumulative reconciliation of net loss to FFO for the following periods:

					For the Period	Cumulative
	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	October 5, 2011 through	October 5, 2011 through
	December 31, 2012	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2011	December 31, 2012
Net Loss	$(4,894,569)	$(2,413,300)	$(1,126,107)	$(2,286,782)	$(1,759,580)	$(12,480,338)
Adjustments:
Depreciation and amortization	630,170	210,196	631,883	628,321	–	2,100,570
FFO Adjustments from unconsolidated entities	955,087	–	–	1,423,373	–	2,378,460

FFO	$(3,309,312)	$(2,203,104)	$(494,224)	$(235,088)	$(1,759,580)	$(8,001,308)

Our board of directors declared a monthly cash distribution of $0.03333 and a monthly stock distribution of 0.002500 shares on each outstanding share of common stock on January 1, 2013, February 1, 2013 and March 1, 2013. These distributions were paid and distributed by March 31, 2013.

As of December 31, 2012, we had 6,846 stockholders of record and as of March 15, 2013 we had 8,826 stockholders of record.

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders. We may issue our securities as taxable stock dividends in the future.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing our net tangible book value per share and relevant information. Our net tangible book value per share is calculated as total book value of our assets minus total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share, and is not intended to reflect the value of our assets upon an orderly liquidation of the Company.

Our net tangible book value at December 31, 2012 was $15.36 per share, reflecting dilution in the value of our common stock from the issue price as a result of (i) operating losses that resulted primarily from general and administrative expenses since breaking escrow on October 5, 2011, (ii) the issuance of additional shares of our common stock as a result of our stock distributions declared through December 31, 2012, and (iii) fees paid in connection with our public offering, including selling commissions and marketing support fees re-allowed by our managing dealer to participating broker dealers.

The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) was $10.00 per share at December 31, 2012 and remains $10.00 to date. Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

SUMMARY OF THE CHARTER AND BYLAWS

General

We are organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, we are governed by the MGCL. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including liabilities, stockholders, directors, officers, the amendment of our charter and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its charter. Our board of directors, including a majority of our Independent Directors, ratified and approved our charter on May 20, 2011 and on February 9, 2012 and December 13, 2012 approved articles of amendment changing the name of our Company.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our charter also permits the Listing of our stock on a national securities exchange.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to us. For more complete provisions, refer to the MGCL and our charter and bylaws.

Description of Capital Stock

We have authorized a total of 1.62 billion shares of capital stock, $0.01 par value per share, consisting of 1.12 billion shares of common stock, 200 million shares of preferred stock, and 300 million excess shares. We have obtained an opinion from our legal counsel, Lowndes, Drosdick, Doster, Kantor & Reed, P.A. that all of our shares offered hereby will be fully paid and nonassessable when issued. Prior to this offering, 22,222 shares of our common stock were issued and outstanding and held by our advisor.

Our board of directors may determine to engage in future offerings of common stock of up to the number of authorized but unissued shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that either such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, which we will provide at the stockholder’s request.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be authorized from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our Assets remaining after payment in full to all creditors.

Our charter authorizes our board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of common or preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers and rights senior to the rights of holders of common stock offered in this offering. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of us.

For a description of the characteristics of the excess shares, which differ from our common stock and preferred stock in a number of respects, including voting and economic rights, see below at “— Restriction of Ownership.”

Preferred Stock

Under our charter, our board of directors is authorized, subject to certain limitations and without further stockholder approval, to issue from time to time one or more series of our preferred stock, with such distinctive designations, powers, rights and preferences as will be determined by our board of directors. Preferred stock will be available for possible future financings, acquisitions and general corporate purposes without any legal requirement that we obtain any stockholder authorization. The preferred stock, if issued, may have preferences on dividend payments that could affect our ability to make distributions to the holders of our common stock.

Board of Directors

Our charter provides that, for so long as we are subject to the NASAA REIT Guidelines, the number of directors cannot be less than three or more than 11, subject to our bylaws and to any express rights of any holder of our preferred stock to elect additional directors under specific circumstances. Our charter also provides that, for so long as we are subject to the NASAA REIT Guidelines, a majority of the board of directors will be Independent Directors. Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose. Each share of common stock will have the exclusive right to vote on all matters at all meetings of our stockholders at which a common stockholder shall be entitled to vote, and will be entitled to one vote for each share of common stock entitled vote at the meeting. Independent Directors will nominate replacements for vacancies among the Independent Directors. Under our charter, the term of office for each director will be one year, expiring at each annual meeting of stockholders; however, nothing in our charter prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors). Our directors may, from time to time, elect a chairman of the board of directors to preside at all meetings of the directors and the stockholders, and who will be assigned such other duties as our directors may designate.

Stockholder Meetings

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chief executive officer, the president, the chairman of the board of directors, a majority of the directors or a majority of our Independent Directors. Special meetings of the stockholders must be called by our secretary at the written request of stockholders holding outstanding shares of our stock representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we will provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such meeting will be held no less than 15 nor more than 60 days after distribution of the notice.

At any meeting of stockholders, each stockholder is entitled to one vote per share owned of record on the applicable record date. In general, the presence in person or by proxy of 50% or more of our outstanding shares entitled to vote shall constitute a quorum. Generally, a majority of the votes cast by the stockholders at any meeting in which a quorum has been achieved will be binding on all of our stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

For annual meetings, our bylaws generally require notice at least 120 days and not more than 150 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (i) nominate a director or (ii) propose new business other than pursuant to the notice of the meeting or by or at the direction of the directors. Further, our bylaws generally require notice of director nominations at least 60 days and not more than 90 days prior to a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Charter and REIT Status

Generally, our charter may be amended only if the amendment is declared advisable by the board of directors and approved by the affirmative vote of a majority of the votes entitled to be cast on the amendment. Our board of directors may, upon the affirmative vote of a majority of the entire board of directors, and without the approval of the stockholders amend our charter to: (i) increase or decrease the aggregate number of authorized shares of our stock, or the number of shares of any class or series of stock that we have the authority to issue; (ii) change our name; or (iii) change the name or designation or the par value of any class or series of our stock and the aggregate par value of our stock. Additionally, in the event that our board of directors determines that it is no longer in our best interest to qualify as a REIT, our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT. Except for the foregoing, without stockholder approval, our board of directors may not:

—	amend the charter;

—	sell all or substantially all of our Assets other than in the ordinary course of business or in connection with our liquidation and dissolution;

—	cause a merger or consolidation in which we do not survive; or

—	cause us to reorganize (as more fully described in our charter).

Fees Payable to Our Advisor

Our charter describes certain fees payable to our advisor, its affiliates and affiliates of our sponsor. See “Management Compensation” for a detailed discussion of these fees.

Mergers, Combinations and Sale of Assets

A sale or other disposition of all or substantially all of our Assets, a merger or consolidation of us where we are not the surviving entity and certain reorganizations must be approved by our board of directors and by the stockholders entitled to cast a majority of the votes entitled to be cast on the matter. In addition, any such transaction involving our sponsor, advisor, any of our directors or any of their affiliates also must be approved by a majority of our directors (including a majority of our Independent Directors, once we have qualified for taxation as a REIT) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combination Act provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person (as defined in our charter) who beneficially owns 10% or more of the voting power of such corporation’s outstanding voting stock or any Person who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Our charter provides that the prohibitions and restrictions set forth in the Maryland Business Combination Act are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any Person.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or employees who are directors of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

Our charter provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Termination

Our charter provides for our voluntary dissolution by the approval of the board of directors and the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the dissolution. We will continue perpetually unless terminated pursuant to the provisions of our charter or pursuant to any applicable provision of the MGCL.

Procedure Upon Liquidation

Upon any final Liquidity Event, all distributions will be forwarded to a stockholder’s address of record. Moreover, any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans will go to the stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or the stockholder’s authorized broker.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of CNL Healthcare Properties, Inc.”

To ensure that we satisfy these requirements, among other purposes, our charter restricts the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8%, by number or value, of the outstanding shares of such common stock or 9.8%, by number or value, of any series of preferred stock, which we refer to herein as the “ownership limitation.” It is the responsibility of each Person owning or deemed to own more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our charter) of the common stock and preferred stock. However, our charter generally provides that our board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings acceptable to our board of directors may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if our board of directors determines that such Person’s ownership of our common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to our board of directors’ ability to waive certain of the following restrictions in certain circumstances (as described above), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limit; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in (A) our common stock and/or preferred stock being beneficially owned by fewer than 100 Persons or (B) our Company being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, will be null and void and of no effect with respect to the shares in excess of the applicable limit or in violation of the applicable restriction and, accordingly, the intended transferee (or “prohibited owner”) will not acquire any right or interest in such shares. Any shares owned or transferred in excess of an applicable limitation will be automatically exchanged for “excess shares” and will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

—	the proceeds of the sale;

—

the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

—	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such excess shares.

All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of such excess shares for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the charter.

For purposes of our charter, the term “Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

Limitation of Liability and Indemnification

Our charter, subject to the conditions set forth therein and under Maryland law, eliminates the personal liability of our stockholders, directors and officers for monetary damages and require us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) our present or former directors and officers, (b) any individual who, while a director or officer of us and who at our request serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and (c) our advisor or any of its affiliates or directors or employees acting as our agent. Notwithstanding the foregoing, our charter prohibits us from indemnifying an officer, director, our advisor or an affiliate of our advisor for loss or liability suffered by any of them or holding any of them harmless for any loss or liability suffered by us unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting or performing services on our behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), our advisor or an affiliate of our advisor or a director or employee of the foregoing acting as an agent of our Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from our stockholders.

Our articles also contain limits on indemnifying against liability arising under federal or state securities laws. The Commission takes the position that indemnification against liabilities arising under the Securities Act is contrary to public policy and unenforceable. Indemnification of the directors, our officers, our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

—	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee;

—	such claims have been dismissed with prejudice on the merits as to the Indemnitee by a court of competent jurisdiction; or

—

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We will pay or reimburse funds to an officer, a director, our advisor or an affiliate of our advisor for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding if all of the following are satisfied:

—	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

—	the party seeking such advancement has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

—

the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

—

the party seeking indemnification provides us with a written agreement to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

We have entered into indemnification agreements with each of our officers and directors, and intend to purchase insurance policies offering our officers and directors substantially the same scope of coverage afforded by the indemnification provisions of our charter. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our charter, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. Although these indemnification agreements offer the same scope of coverage afforded by the indemnification provisions in the charter, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by our board of directors or by our stockholders.

Removal of Directors

Under our charter, a director may resign or be removed with or without cause only at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the shares of our stock then outstanding and entitled to vote, without the necessity for concurrence by the directors, subject to the rights of any holders of preferred stock to vote for such directors. The notice of such meeting will indicate that the purpose, or one of the purposes, of such meeting is to determine if a director should be removed.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements calculated in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the charter and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of all stockholders along with the number of shares held by each stockholder. Such list will be available for inspection at our principal office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also will be mailed to any stockholder requesting the list within ten days of a request. The Company may impose a reasonable charge for expenses incurred in reproduction of the stockholder list pursuant to the stockholder request.

If our advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and our directors will be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and for actual damages. We may, however, raise as a defense that the actual purpose and reason for the request for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal or applicable state law.

Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity (as defined in our charter) that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all properties will be obtained from an independent appraiser. In order to qualify as an independent appraiser for this purpose, the Person will have no material current or prior business or personal relationship with our advisor or directors and will be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or Assets of the type we hold. Any properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the properties as of a date prior to the announcement of the proposed Roll-Up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent appraiser will clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of the Roll-Up Entity, then the appraisal shall be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction will offer to stockholders who vote against the proposal the choice of:

—	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

—	one of the following:

¡	remaining stockholders of us and preserving their interests on the same terms and conditions as existed previously; or

¡	receiving cash in an amount equal to the dissenting stockholders’ pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

—

that would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter and our dissolution. See “— Description of Capital Stock” and “— Stockholder Meetings”;

—

that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

—	in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in our charter and described in “— Inspection of Books and Records” above; or

—	in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is not approved by our stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

CHP Partners, LP, our operating partnership, was formed as a Delaware limited partnership on June 23, 2010 to acquire, own, operate and sell, or otherwise dispose of, certain properties on our behalf. Our operating partnership may be utilized to provide for the acquisition of properties from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, a REIT’s proportionate share of the Assets and income of its operating partnership will be deemed to be Assets and income of the REIT.

The property owners’ tax-deferral objectives are accomplished because a property owner generally may contribute property in exchange for limited partnership units in our operating partnership on a tax-deferred basis. In addition, our operating partnership is structured to enable it to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner in our operating partnership may later redeem his or her limited partnership units in our operating partnership for cash or, at our option, shares of our common stock, in a transaction taxable to such limited partner. As part of an agreement with a contributing property owner, our operating partnership may agree to limit its right to sell the contributed property or to maintain certain levels and types of debt financing for a period of time, which may limit our flexibility or increase costs.

CHP GP, LLC, a Delaware limited liability company and our wholly owned direct subsidiary, owns 100% of the general partnership interests, which represents 1% of the total partnership interests in our operating partnership, and we currently own 100% of the limited partnership interests in our operating partnership, which currently represents 99% of the total partnership interests in our operating partnership. As the sole general partner, CHP GP, LLC has the exclusive power to manage and conduct the business of our operating partnership.

Our operating partnership agreement contains provisions that would permit, under certain circumstances, other entities to merge into, or cause the exchange or conversion of, their interests for or into limited partnership units in our operating partnership. In the event of such a merger, exchange or conversion, our operating partnership would issue additional limited partnership interests that would be entitled to the same exchange rights as other holders of limited partnership interests in our operating partnership. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby reducing the percentage ownership interest of our other stockholders.

The following is a summary of certain provisions of our operating partnership agreement. This summary is not complete and is qualified in all respects by the specific language in our operating partnership agreement.

Capital Contributions

As we accept subscriptions for shares, we may transfer certain of the Net Offering Proceeds to our operating partnership as capital contributions in exchange for limited partnership interests. In the event of such a transfer, we will be deemed to have made capital contributions in the amount of the Gross Proceeds received from investors and our operating partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If our operating partnership requires additional funds at any time in excess of capital contributions made by us either from us or from borrowings, our sponsor or its affiliates may lend such funds to our operating partnership if a majority of our directors (including a majority of our Independent Directors) not otherwise interested in the transaction approve the transaction as being fair and commercially reasonable and no less favorable to our operating partnership than loans between unaffiliated parties under the same circumstances. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of us and our operating partnership.

Operations

The operating partnership agreement requires that our operating partnership be operated in a manner that will enable us to: (i) satisfy the requirements for being classified as a REIT for tax purposes; (ii) avoid any federal income or excise tax liability; and (iii) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations — Federal Income Tax Aspects of the Operating Partnership — Classification as a Partnership.”

The operating partnership agreement provides that distributions of cash generally is made to the partners of our operating partnership in accordance with their relative percentage interests. Distributions of Net Sales Proceeds from the disposition of Assets in the liquidation and dissolution of our operating partnership will be similarly made to the partners of our operating partnership in accordance with their relative percentage interests. Distributions from operations will be made on a quarterly basis unless otherwise determined by the general partner, in amounts determined by the general partner such that a holder of one partnership unit will generally receive the same amount of annual cash flow distributions from our operating partnership as the amount of annual distributions paid to the holder of one share of our common stock (before taking into account certain tax withholdings some states may require with respect to the partnership units).

Similarly, the operating partnership agreement provides that income and gain of our operating partnership from operations and income and gain of our operating partnership from disposition of Assets normally will be allocated to the holders of partnership units in accordance with their relative percentage interests such that a holder of one unit of operating partnership units will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining Assets of our operating partnership will be distributed in accordance with the distribution provisions of the operating partnership agreement to the extent of each partner’s positive capital account balance.

Our operating partnership pays the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties and real estate-related investments, to the extent not paid by us, and such expenses will be treated as expenses of our operating partnership.

Redemption Rights

Subject to certain limitations, the limited partners of our operating partnership (other than us), have the right to cause the redemption of their limited partnership units in exchange for shares of our common stock or for cash, as elected by the Company. If the Company elects to redeem a limited partner’s limited partnership units for shares of our common stock rather than cash, then the tendering limited partner will sell such number of the limited partnership units to us in exchange for a number of shares of our common stock. The initial conversion rate will be one share of our common stock for one unit of operating partnership units, subject to adjustment in the event of combinations or dividends of REIT shares or other similar events. The resulting shares of our common stock will be delivered as duly authorized, validly issued and fully paid, free of any encumbrance or restriction, other than the restrictions provided in the charter, our bylaws, the Securities Act and relevant state securities or “blue sky” laws.

Limited partners are restricted in their ability to exercise the foregoing redemption rights, however, to the extent that the delivery of shares upon exercise would:

—	result in any Person owning shares in excess of our ownership limits (as described under “Summary of the Charter and Bylaws — Restriction of Ownership”);

—	result in shares being beneficially owned by fewer than 100 Persons;

—	cause the general partner to be “closely held” within the meaning of Section 856(h) of the Code; or

—	cause our operating partnership to constitute a “publicly traded partnership” under Section 7704 of the Code.

Subject to the foregoing, limited partners of our operating partnership may exercise their redemption rights at any time after one year following the date of issuance of their partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 partnership units, unless such limited partner holds less than 1,000 partnership units, in which case, he or she must exercise his or her exchange right for all of his or her units. Our operating partnership may charge a redemption fee in connection with a limited partner’s exercise of his redemption rights. We do not expect to issue any of the shares of our common stock offered hereby to limited partners of our operating partnership in exchange for their limited partnership units. Rather, in the event a limited partner of our operating partnership exercises its redemption rights, and we elect to purchase the partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction. Upon the request of a limited partner or partners who hold shares of our common stock issued upon redemption in an aggregate amount of at least $10 million, our operating partnership will register the redemption shares of all limited partners who desire to participate in such registration. No more than one registration notice is permitted in any six-month period. However, registration will not be required with respect to shares that may be sold under Rule 144 under the Securities Act.

Transferability of Interests

The general partner of our operating partnership may not (i) voluntarily withdraw as the general partner of our operating partnership, or (ii) transfer its general partnership interest in our operating partnership (except to a wholly owned subsidiary or to us as the owner of all of the ownership interests of the general partner). We may not transfer all or any portion of our limited partnership interest in our operating partnership (except to one of our wholly owned subsidiaries or in a transaction which does not require the approval of our stockholders) unless, with respect to each of the foregoing: (i) the consent of the limited partners holding more than 50% of the partnership interests is obtained; (ii) the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction; or (iii) in any such transaction in which we are the surviving entity, either (A) our stockholders do not receive cash, securities or other property in connection with such transaction, or (B) all of the limited partners of our operating partnership receive cash, securities or other property in a specified amount, as determined in accordance with our operating partnership agreement. Notwithstanding the foregoing, we may enter into a merger or other business combination if immediately after such merger or consolidation, the successor entity contributes substantially all of its Assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all of our obligations as the parent of the general partner pursuant to the operating partnership agreement. With certain exceptions, a limited partner may not transfer its interests in our operating partnership, in whole or in part, without first obtaining the consent of the general partner.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax considerations associated with an investment in shares of our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not purport to discuss all aspects of federal income taxation that may be relevant to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of share options or otherwise as compensation, holders whose shares are acquired through the distribution reinvestment plan or who intend to sell their shares under the redemption plan, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

Arnold & Porter LLP has acted as our special U.S. federal income tax counsel, has reviewed this summary and has rendered an opinion that it fairly summarizes the U.S. federal income tax considerations that are likely to be material to U.S. stockholders (as defined herein) of shares of our common stock. This opinion of Arnold & Porter LLP is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion of Arnold & Porter LLP is based on various assumptions, is subject to limitations and is not binding on the Internal Revenue Service or any court.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares of our common stock, ownership and sale of the shares of our common stock and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequence of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

REIT Qualification

We plan to make an election to be treated as a REIT under the Code for our taxable year ending December 31, 2012. We believe that, commencing with such taxable year, we have been organized and have operated in a manner so as to qualify as a REIT for U.S. federal income tax purposes. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Arnold & Porter LLP has rendered an opinion to us that, commencing with our taxable year ending on December 31, 2011 or December 31 of our first year of material operations, if later, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. This opinion of Arnold & Porter LLP is filed as an exhibit to the registration statement of which this prospectus is a part.

It must be emphasized that the opinion of Arnold & Porter LLP was based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, Assets and the past, present and future conduct of our business operations. The opinion of Arnold & Porter LLP represented Arnold & Porter LLP’s legal judgment based on the law in effect as of the date of the opinion. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Arnold & Porter LLP or by us that we will so qualify for any particular year. Arnold & Porter LLP has had no obligation and will have no obligation in the future to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions. We have not sought and will not seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain Asset Tests (discussed below), some of which depend upon the fair market values of Assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Arnold & Porter has not reviewed and will not review our compliance with the REIT qualification requirements on an ongoing basis. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of CNL Healthcare Properties, Inc.

As a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal double taxation on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the capital gain rate and will continue to be taxed at rates applicable to ordinary income. See “— Taxation of Taxable U.S. Stockholders.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the recognized capital gains. See “— Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

—	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

—	Under some circumstances, we may be subject to an “alternative minimum tax.”

—

If we have net gain for tax purposes from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such gain will be subject to a 100% tax.

—

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a sale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

—

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), then we could be subject to corporate level federal income tax at the highest corporate tax rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax.

—

If we should fail to satisfy the asset test other than certain de minimis violations or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the Assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

—

If we fail to satisfy either of the 75% or 95% Income Tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

—

If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year (other than capital gain net income which we elect to retain and pay for that year), and (iii) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us.

—

We may elect to retain and pay tax on our net long-term capital gains. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gains and would receive a credit or refund for its proportionate share of the tax we paid.

—

If we acquire appreciated Assets from a C corporation that is not a REIT (i.e., a corporation generally subject to corporate level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the Asset and we subsequently recognize gain on the disposition of the Asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the Asset as if it were sold for its fair market value at the time of our acquisition. We will also be required to distribute prior non-REIT earnings and profits.

—

We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification as a REIT — Operational Requirements — Recordkeeping” and “— Failure to Qualify as a REIT.”

—

The earnings of our TRS subsidiaries are subject to federal corporate income tax. In addition, a 100% excise tax will be imposed on the REIT and corporate level tax on the TRS for transactions between a TRS and the REIT that are deemed not to be conducted on an arm’s length basis.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, foreign, property and other taxes, on our Assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

In order for us to qualify as a REIT, we must meet and continue to meet the requirements discussed below relating to our organization, sources of income, nature of Assets and distributions of income to our stockholders.

Organizational Requirements

Our qualification as a REIT under the Code has depended upon and will continue to depend upon our meeting and continuing to meet tests regarding our income and Assets described below and we must (i) be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code; (ii) be managed by one or more trustees or directors; (iii) have our beneficial ownership evidenced by transferable shares; (iv) not be a financial institution or an insurance company subject to special provisions of the federal income tax laws; (v) use a calendar year for federal income tax purposes; (vi) have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and (vii) not be closely held, as defined for purposes of the REIT provisions of the Code.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital shares is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items (vi) and (vii) above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item (vii) above for a taxable year, we will be treated as having met item (vii) for that year.

We intend to be taxed as a REIT commencing with our taxable year ended December 31, 2012, and we intend to satisfy the other requirements described in items (i) through (v) above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in items (vi) and (vii) above. See “Summary of the Charter and Bylaws — Description of Capital Stock — Restriction of Ownership.” For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all Assets, liabilities and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our Assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a TRS (as described below under “— Operational Requirements — Asset Tests”), of which all of the capital shares of which are owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share, based on its capital interest, of the Assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the Assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share, based on our capital interest, of the Assets, liabilities and items of income of our operating partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or the operating partnership have an interest, will be treated as our Assets, liabilities and items of income.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Operational Requirements — Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “— Operational Requirements — Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. If relief provisions are available, the amount of any resultant penalty tax could be substantial.

Operational Requirements — Gross Income Tests

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements:

—

At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. Gross income includes “rents from real property” (as defined in the Code) and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.” This is the “75% Income Test.”

—

At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gains from the sale or disposition of shares of common stock or securities or from any combination of the foregoing. This is the “95% Income Test.”

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

—

The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

—

In general, neither we nor an owner of 10% or more shares of our common stock may directly or constructively own 10% or more of a tenant, which we refer to as a “Related Party Tenant,” or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified).

—

Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year.

—

We normally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” (as defined in the Code) who is adequately compensated and from whom we do not derive any income or through a taxable TRS (discussed below). However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property” if the services are “usually or customarily rendered” (as defined in the Code) in connection with the rental of space only and are not otherwise considered “rendered to the occupant” (as defined in the Code). Even if the services provided by us with respect to a property are impermissible customer services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1% of all amounts received or accrued with respect to that property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% Income Test to the extent that the obligation upon which such interest is paid is collateralized by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not collateralized by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% Income Test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% Income Test and 95% Income Test, provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. Similar to the treatment of contingent rents from real property (discussed above), to the extent that we derive interest income from a mortgage loan where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the 75% Income Test and 95% Income Test only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower.

We may invest in mezzanine loans, which are loans collateralized by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (i) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the Asset Tests described below, and (ii) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% Income Test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans or similar products in a manner that generally complies with the various requirements applicable to our qualification as a REIT. Certain of our mezzanine loans may qualify under the safe harbor set forth in the Revenue Procedure. However, we may originate or acquire some mezzanine loans that do not qualify for the safe harbor. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

We may, from time to time, enter into hedging transactions with respect to interest rate exposure or currency fluctuation on one or more of our Assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or a pass-through subsidiary enters into a hedging transaction (i) to reduce interest rate risk on indebtedness incurred to acquire or carry real estate Assets or (ii) to manage risk of currency fluctuations with respect to any item of income that would qualify under the 75% Income Test or the 95% Income Test, and the instrument is properly along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would be excluded altogether from the 95% Income Test or the 75% Income Test. To the extent that we hedge in certain other situations, the resultant income will be treated as income that does not qualify under the 75% Income Test or the 95% Income Test, provided that certain requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal, state, and/or international income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Prior to the making of investments in real properties, we may invest the Net Offering Proceeds in liquid Assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt security purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs in order to satisfy the 75% Income Test and the 95% Income Test and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as rents from real property, gains from the sale of real property interests and interest on mortgages on real property in accordance with the requirements described above.

With regard to rental income, we anticipate that most of our leases will be for fixed rentals with annual CPI or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. Rental leases may provide for payments based on gross receipts, which are generally permissible under the REIT income tests. In addition, none of our tenants are expected to be “Related Party Tenants” and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate that all or most of the services to be performed with respect to our real properties will be performed by our property manager, and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such real property. Finally, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income Test and the 95% Income Test described above.

Further, we and our subsidiaries may hold investments in, and pay taxes to, foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders or us as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains that we derive from certain of our investments will be excluded for purposes of computing the REIT income tests if such foreign currency gain is “real estate foreign exchange gain” (as defined in the Code), that is, if such gains are attributable to any item of income that itself qualifies for purposes of the 75% Income Test or other specified sources. Other foreign currency gains, however, if such foreign currency gain is “passive foreign exchange gain” (as defined in the Code), will be excluded for purposes of computing the 95% Income Test but will be treated as income that does not qualify under the 75% Income Test. Generally, “passive foreign exchange gain” includes foreign exchange gain attributable to any item of income that itself qualifies for purposes of the 95% Income Test or other specified sources.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

—	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

—	following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with Treasury Regulations.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “Taxation of CNL Healthcare Properties, Inc.,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Prohibited Transactions

A “prohibited transaction” is a sale by a REIT of real property or other Assets held primarily for sale in the ordinary course of the REIT’s trade or business (i.e., real property or other Assets that are not held for investment but are held as inventory for sale by the REIT). A 100% penalty tax is imposed on any gain realized by a REIT from a prohibited transaction (including our distributive share of any such gain realized by our operating partnership). Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not presently intend to acquire or hold or allow the operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the operating partnership’s trade or business.

A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

—	the REIT has held the property for not less than two years;

—

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

—

either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or Section 1031 like-kind exchanges, or (ii) the aggregate adjusted bases of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the Assets of the REIT at the beginning of such year, or (iii) the fair market value of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the fair market value of all the Assets of the REIT at the beginning of such year;

—	the REIT has held the property for at least two years for the production of rental income; and

—

if the REIT has made more than seven sales of non-foreclosure property during the year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

For purposes of the limitation on the number of sales that a REIT may complete in any given year, the sale of more than one property to one buyer will be treated as one sale. Moreover, if a REIT obtains replacement property pursuant to a Section 1031 like-kind exchange, then it will be entitled to tack the holding period it has in the relinquished property for purposes of the two-year holding period requirement.

The failure of a sale to fall within the safe harbor does not alone cause such sale to be a prohibited transaction and subject to the 100% prohibited transaction tax. In that event, the particular facts and circumstances of the transaction must be analyzed to determine whether it is a prohibited transaction.

Operational Requirements — Asset Tests

At the close of each quarter of our taxable year, starting with the taxable year ending December 31, 2012 (i.e., starting with the quarter ending March 31, 2012), we also must satisfy four tests, which we refer to as “Asset Tests,” relating to the nature and diversification of our Assets.

—

First, at least 75% of the value of our total Assets must be represented by real estate Assets, cash, cash items and government securities. The term “real estate Assets” includes real property, mortgages on real property, shares of common stock in other qualified U.S. REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate Assets owned by a partnership in which we are a partner (for example, our operating partnership) or of any qualified REIT subsidiary of ours.

—	Second, no more than 25% of our total Assets may be represented by securities other than those in the 75% asset class.

—

Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total Assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which we refer to as the “10% Asset Test.” The 10% Asset Test does not apply to securities of a TRS, nor does it apply to certain “straight debt” (as defined in the Code) instruments possessing certain characteristics. The term “securities” also does not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

—	Fourth, no more than 25% of the value of our total Assets may consist of the securities of one or more TRSs.

Any interests that we hold in a REMIC will generally qualify as real estate Assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the Assets of a REMIC are real estate Assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests. If we hold a “residual interest” (as defined in the Code) in a REMIC from which we derive “excess inclusion income” (as defined in the Code), we will be required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

To the extent that we hold mortgage participations or commercial mortgage-backed securities that do not represent REMIC interests, such Assets may not qualify as real estate Assets, and the income generated from them may not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan Assets to a counterparty and simultaneously enter into an agreement to repurchase the sold Assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan Assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the Assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could assert that we did not own the loan Assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We may originate mezzanine loans which may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying Assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “— Operational Requirements — Gross Income Tests.” We may originate some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

Independent appraisals are not necessarily obtained by us to support our conclusions as to the value of our total Assets or the value of any particular security or securities for purposes of these operational requirements. Moreover, values of some Assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Asset Tests must generally be met for each quarter. Upon full investment of the Net Offering Proceeds, we expect that most of our Assets will consist of “real estate assets” and we therefore expect to satisfy the Asset Tests.

If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying Assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our Assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance. If that does not occur, we may nonetheless qualify for one of the relief provisions described below.

The Code contains a number of provisions applicable to REITs, including relief provisions that allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) it provides the Internal Revenue Service with a description of each asset causing the failure; (ii) the failure is due to reasonable cause and not willful neglect; (iii) the REIT pays a tax equal to the greater of (A) $50,000 per failure; or (B) the product of the net income generated by the Assets that caused the failure multiplied by the highest applicable corporate tax rate; and (iv) the REIT either disposes of the Assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the Assets causing the violation do not exceed the lesser of 1% of the REIT’s total Assets and $10,000,000, or (ii) the REIT either disposes of the Assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security cannot qualify as “straight debt” if a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities in the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include:

—	any loan made to an individual or an estate;

—	certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain Persons related to the REIT);

—	any obligation to pay rents from real property;

—	securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

—	any security issued by another REIT; and

—

any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Operational Requirements — Gross Income Tests.”

In addition, when applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally make distributions in the taxable year to which they relate, we may also make distributions in the following taxable year if (i) they are declared before we timely file our federal income tax return for the taxable year in question and (ii) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

—	85% of our REIT ordinary income for that year;

—	95% of our REIT capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

—	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of the amount of the required distributions over the sum of (i) the amounts actually distributed plus (ii) retained amounts on which corporate level tax is paid by us.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (i) the actual receipt of income and payment of deductible expenses, and (ii) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by the operating partnership, or any other partnership in which we own an interest, that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing, raise funds through the issuance of additional shares of common stock or to make a taxable stock distribution in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” (as defined in the Code) in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

As noted above, we may also elect to retain, rather than distribute, some or all of our net long-term capital gains. The effect of such an election would be as follows:

—	We would be required to pay the federal income tax on the undistributed gains;

—

Taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

—

The basis of the stockholder’s shares of common stock would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares of common stock.

In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

Challenges could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable Assets and non-depreciable or non-amortizable Assets such as land and the current deductibility of fees paid to our advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code.

Operational Requirement — Recordkeeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of shares of our outstanding common stock. We intend to comply with these requirements.

Taxable REIT Subsidiaries

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation also is treated as a TRS. A corporation can be a TRS with respect to more than one REIT. We may form one or more TRSs for the purpose of owning and selling properties that do not meet the requirements of the “prohibited transactions” safe harbor. See “— Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions” above.

To the extent of its taxable income, a TRS is subject to federal income tax at regular corporate rates and also may be subject to state and local taxation. Any distributions paid or deemed paid by any one of our TRSs also will be subject to tax, either (i) to us if we do not pay the distributions received to our stockholders as distributions, or (ii) to our stockholders if we do pay out the distributions received to our stockholders. Further, the rules impose a 100% excise tax on the REIT and corporate level tax on the TRS for transactions between a TRS and its parent REIT or services provided by the TRS to the REIT’s tenants that are not conducted on an arm’s-length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described above under “— Requirements for Qualification as a REIT — Operational Requirements — Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the non-mortgage securities (both debt and equity) of all of the TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our Assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our Assets. We cannot, however, assure you that we will always satisfy the 25% value limit or that the Internal Revenue Service will agree with the value we assign to our TRSs.

We may engage in activities indirectly through a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, in addition to the ownership of certain of our properties as noted above, we would likely use TRSs for providing services that are non-customary or that might produce income that does not qualify under the gross income tests described above. We may also use TRSs to satisfy various lending requirements with respect to special-purpose bankruptcy-remote entities.

Finally, while a REIT is generally limited in its ability to earn rents that qualify as “rents from real property” from a related party as defined by the Code, a REIT can earn “rents from real property” from the lease of a qualified healthcare property or qualified lodging facility to a TRS (even a wholly owned TRS) if an eligible independent contractor operates the facility. Generally, a qualified healthcare property means a property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. A qualified healthcare facility is defined as a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical or nursing or ancillary services to patients operated by a provider of such services which was eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility. Qualified lodging facilities are defined as hotels, motels or other establishments where more than half of the dwelling units are used on a transient basis, provided that legally authorized wagering or gambling activities are not conducted at or in connection with such facilities. Also included in the definition are the qualified lodging facility’s customary amenities and facilities. For these purposes, a contractor qualifies as an “eligible independent contractor” if it is less than 35% affiliated with the REIT and, at the time the contractor enters into the agreement with the TRS to operate the qualified healthcare property or qualified lodging facility, that contractor or any Person related to that contractor is actively engaged in the trade or business of operating qualified healthcare properties or qualified lodging facilities, respectively, for Persons unrelated to the TRS or its affiliated REIT. For these purposes, an otherwise eligible independent contractor is not disqualified from that status on account of the TRS bearing the expenses for the operation of the qualified healthcare property or qualified lodging facility, the TRS receiving the revenues from the operation of the qualified healthcare property or qualified lodging facility, net of expenses for that operation and fees payable to the eligible independent contractor, or the REIT receiving income from the eligible independent contractor pursuant to a preexisting or otherwise grandfathered lease of another property.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, then we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all dividends to our U.S. stockholders that are individuals, trusts or estates will generally be taxable at capital gains rates and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to this statutory relief.

Sale-Leaseback Transactions

We normally intend to treat our property leases as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such re-characterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

—	a citizen or resident of the United States;

—

a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

—	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

—	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our distribution reinvestment plan, see “Summary of Distribution Reinvestment Plan.” For a summary of the U.S. federal income tax treatment of shares of common stock redeemed by us under our share redemption plan, see “Summary of Redemption Plan.”

Distributions Generally

Distributions paid to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates currently in effect for qualified dividends received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Stockholders that are individuals, trusts or estates however, are taxed at the preferential rates currently in effect on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, including any dividends we may receive from a TRS, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s shares of common stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale of its shares of common stock. Dividends that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his shares of common stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions (unrecaptured Section 1250 gains). See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement” for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Our Common Stock

In general, gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to tax at the federal capital gains rate if such shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates if such shares of common stock are held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a current maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of a share of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, trusts and estates who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain. In addition, under the so-called “wash sale” rules (as defined in the Code), all or a portion of any loss that a stockholder realizes upon a taxable disposition of shares of common stock may be disallowed if the stockholder purchases (including through our distribution reinvestment plan) other shares of our stock (or stock substantially similar to our stock) within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” (as defined in the Code) could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards tax shelters, are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations, and that the failure to make such disclosures would result in substantial penalties.

Distributions that we make and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any passive losses against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital or a long term capital gain (unless you elect otherwise), they will be treated as investment income for purposes of computing the investment interest limitation.

Additional Medicare Contribution Tax

An additional tax of 3.8% generally will be imposed on the “net investment income” of U.S. stockholders who meet certain requirements and are individuals, estates or certain trusts for taxable years beginning after December 31, 2012. Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as shares of our common stock. In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). U.S. stockholders should consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to U.S. stockholders of our common stock and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

—	Fails to furnish its taxpayer identification number (which, for an individual, would typically be his or her Social Security number);

—	Furnishes an incorrect taxpayer identification number;

—	Is notified by the Internal Revenue Service that the stockholder has failed to properly report payments of interest or dividends and is subject to backup withholding; or

—

Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Taxation of Distributions

The Internal Revenue Service has issued final regulations that require us to report the cost basis and gain or loss to a stockholder upon the sale or liquidation of “covered shares.” For purposes of the final regulations, all shares acquired by non-tax exempt stockholders on or after January 1, 2011 will be considered “covered shares” and will be subject to the new reporting requirement. In addition, beginning on January 1, 2012, all shares acquired by non-tax exempt stockholders through the distribution reinvestment plan will also be considered “covered shares.”

Upon the sale or liquidation of “covered shares,” a broker must report both the cost basis of the shares and the gain or loss recognized on the sale of those shares to the stockholder and to the Internal Revenue Service on Form 1099-B. In addition, effective January 1, 2011, stockholders that are S-corporations will no longer be exempt from Form 1099-B reporting and shares purchased by an S-corporation on or after January 1, 2012 will be “covered shares” under the final regulations. If we take an organizational action such as a stock split, merger, or acquisition that affects the cost basis of “covered shares,” we will report to each stockholder and to the Internal Revenue Service via our website a description of any such action and the quantitative effect of that action on the cost basis on an information return.

We have elected the first in, first out (FIFO) method as the default for calculating the cost basis and gain or loss upon the sale or liquidation of “covered shares”. A non-tax exempt stockholder may elect a different method of computation until the settlement date of the sold or liquidated shares. We suggest that you consult with your tax advisor to determine the appropriate method of accounting for your investment.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including employee pension benefit trusts and IRAs, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income” (“UBTI”), as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust do not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common stock. A tax-exempt entity that incurs indebtedness to finance its purchase of our common stock, however, will be subject to UBTI under the debt-financed income rules.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to look through one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (ii) either (A) one pension trust owns more than 25% of the value of our stock, or (B) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common stock.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will generally constitute UBTI unless the stockholder in question is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these set aside and reserve requirements, and regarding the treatment of distributions to such organization.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as “Non-U.S. holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the distribution income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest (a “USRPI”), distributions by us which are not distributions out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in shares of our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

A capital gain distribution will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary distribution from us (see “— Special Tax Considerations for Non-U.S. Stockholders — Ordinary Dividends”), provided that (i) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the

United States, and (ii) the recipient Non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain distribution is received. If such requirements are not satisfied, distributions that are sourced from capital gains will be treated as income that is effectively connected with a U.S. trade or business of the Non-U.S. holder without regard to whether the distribution is designated as a capital gain distribution and, in addition, will be subject to a 35% withholding tax. We do not anticipate our common stock satisfying the “regularly traded” requirement. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain distributions received by a Non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

Estate Tax

If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax. The U.S. estate tax laws are highly complex, we suggest that you consult with your tax advisor.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our Assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. holders. We currently anticipate that we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. holder’s sale of our common stock would be subject to tax under FIRPTA as a sale of a USRPI would depend on whether our common stock were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us.

In addition, even if we are a domestically controlled REIT, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

If the gain on the sale of shares of common stock were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” (as defined in the Code) in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Holders

Non-U.S. holders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code. We will provide you with an annual Internal Revenue Service Form 1042-S, if required, by March 15 following the end of our fiscal year.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his or her shares of common stock in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Federal Income Tax Aspects of the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in the operating partnership. This discussion applies only if, and during the period that, the operating partnership is treated as a partnership instead of a disregarded entity for federal income tax purposes. During the period that (i) we own 100% of the general and limited partnership interests in the operating partnership, either directly or indirectly through CHP GP, LLC and (ii) CHP GP, LLC has not elected to be taxed as a corporation for federal income tax purposes, the operating partnership will be disregarded as an entity separate from us for federal income tax purposes, and all of the operating partnership’s Assets, liabilities and activities will be treated as our Assets, liabilities and activities for federal income tax purposes. We do not know if or when additional interests in the operating partnership will be issued to a third party in a manner that would cause the operating partnership to cease being treated as a disregarded entity for federal income tax purposes. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of the operating partnership’s income and to deduct our distributive share of the operating partnership’s losses only if the operating partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations (the “Check-the-Box-Regulations”), an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though the operating partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A “publicly traded partnership” is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury Regulations (the “PTP Regulations”), limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and the operating partnership believe and currently intend to take the position that the operating partnership should not be classified as a publicly traded partnership because (i) operating partnership units are not traded on an established securities market, and (ii) operating partnership units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, the operating partnership presently qualifies for the Private Placement Exclusion.

Even if the operating partnership were considered a publicly traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, “qualifying income” includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. If the operating partnership were characterized as a publicly traded partnership even if it were not taxable as a corporation because of the qualifying income exception, however, holders of operating partnership units would be subject to special rules under section 469 of the Code. Under such rules, each holder of operating partnership units would be required to treat any loss derived from the operating partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the operating partnership which are carried forward may only be offset against future income of the operating partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the operating partnership would only be allowed upon the complete disposition of the operating partnership unit holder’s entire interest in the operating partnership.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the operating partnership will be classified as a partnership for federal income tax purposes.

If for any reason the operating partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “— Requirements for Qualification as a REIT — Organizational Requirements” and “Requirements for Qualification as a REIT—Operational Requirements—Asset Tests” above for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The operating partnership would be required to pay income tax at corporate tax rates on its Net Income, and distributions to its partners would constitute distributions that would not be deductible in computing the operating partnership’s taxable income.

Income Taxation of the Operating Partnership and Its Partners, Not the Operating Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in the operating partnership, we will be required to take into account our allocable share of the operating partnership’s income, gains, losses, deductions and credits for any taxable year of the operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from the operating partnership.

Operating Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to section 704(c) of the Code, income, gain, loss and deduction with respect to property that is contributed to a partnership in exchange for an interest in the partnership must, for federal income tax purposes, be shared among the partners to take account of the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a reasonable method for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the operating partnership agreement, subject to exceptions applicable to limited partnership interests, depreciation or amortization deductions of the operating partnership generally is allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under section 704(c) of the Code to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of our partnership interest in the operating partnership generally is equal to the amount of cash and the basis of any other property contributed to the operating partnership by us, (i) increased by (A) our allocable share of the operating partnership’s income and (B) our allocable share of indebtedness of the operating partnership, and (ii) reduced, but not below zero, by (A) our allocable share of the operating partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the operating partnership. If the allocation of our distributive share of the operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the operating partnership or a reduction in our share of the operating partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership

The operating partnership uses a portion of contributions we make from Net Offering Proceeds to acquire interests in properties and securities. To the extent that the operating partnership acquires properties or securities for cash, the operating partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the operating partnership. The operating partnership depreciates each depreciable property for federal income tax purposes under the general depreciation system of depreciation (“GDS”). Under GDS, the operating partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 10-year recovery period using a straight-line method and a half-year convention. To the extent that properties are contributed to the operating partnership in exchange for units of the operating partnership, the operating partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of contribution to the operating partnership. Although the law is not entirely clear, the operating partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by the operating partnership on the sale of any property held by the operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow the operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the operating partnership’s trade or business.

Other Tax Considerations

Payments to Certain Foreign Financial Entities and Other Foreign Entities

Withholding tax at a rate of 30% will be imposed on certain payments to you or certain foreign financial institutions (including investment funds) and other non-U.S. entities receiving payments on your behalf, including distributions in respect of shares of our stock and gross proceeds from the sale of shares of our stock, if you or such institutions fail to comply with certain due diligence and other reporting rules as set forth in the recently issues Treasury regulations. Accordingly, the entity through which shares of our stock are held will affect the determination of whether such withholding is required. Withholding will apply to payments of dividends made after December 31, 2013, and to payments of gross proceeds from a sale of shares of our stock made after December 31, 2016. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if and when entered into, between the United States and such institution’s home jurisdiction. We will not pay any additional amounts to any stockholders in respect of any amounts withheld. You are encouraged to consult with your tax advisor regarding U.S. withholding taxes and the application of the recently issued Treasury regulations in light of your particular circumstances.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders are subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We own properties located in numerous jurisdictions, and are required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. To the extent that we or our subsidiaries own Assets, directly or indirectly, or conduct operations in foreign jurisdictions, we may be subject to foreign tax systems. Our favorable tax treatment in the United States as a REIT may not be recognized by foreign jurisdictions where we may be treated as a foreign corporation or other type of entity subject to a variety of taxes, such as income, corporate, trade, local and capital taxes, and distributions from such operations may be subject to withholding both as to dividends and interest paid to us. Although we will seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally such taxes, which could be significant. To the extent we incur such foreign taxes, we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders. Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits. As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability on account of our payment of foreign taxes. Accordingly, foreign taxes would impact our operations as an additional cost.

Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

REPORTS TO STOCKHOLDERS

We will furnish each stockholder with our annual report within 120 days following the close of each fiscal year. Our fiscal year will be the calendar year. These annual reports will contain the following:

•

financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows, prepared in accordance with GAAP, which are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the period to the capital raised;

•

the aggregate amount of advisory fees and the aggregate amount of other fees paid by us to our advisor and any affiliate or related party of our advisor, including fees or charges paid to our advisor and any affiliate or related party of our advisor by third parties doing business with us;

•

our Total Operating Expenses, stated as a percentage of the Average Invested Assets (the average of the aggregate book value of our Assets, for a specified period before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of our Net Income;

•	a report from the Independent Directors that the policies being followed by us are in the best interests of our stockholders and the basis for such determination;

•

separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our directors, our advisor and any affiliate occurring during the year for which the annual report is made, and the Independent Directors will be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and

•

distributions to our stockholders for the period, identifying the source of such distributions. Such disclosure will also be made in our quarterly report on Form 10-Q for the period in which such distributions were made, our annual reports on Form 10-K and in our post-effective amendments to the registration statement of which this prospectus is a part.

The offering price for our shares is not based on the expected book value or expected net asset value of our proposed investments, or our expected operating cash flows. During this offering and for a period of up to 18-months following our last offering of shares (not including any offering of shares under our reinvestment plan), we do not expect that our board of directors will undertake a process for estimating the per share value of our common stock. However, solely to assist fiduciaries of certain tax-exempt plans subject to annual reporting requirements of ERISA, within 90 days following the close of each of our fiscal years during this offering, each stockholder that is a Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in us. This statement will report an estimated value of each share based solely on the most recent gross per share offering price of our shares of common stock.

We are required by the Exchange Act to file with the Commission quarterly reports on Form 10-Q. Stockholders also may receive a copy of any quarterly report on Form 10-Q upon request to us. If we are not subject to this filing requirement, stockholders will be furnished with a semi-annual report within 90 days after each six-month period containing information similar to that contained in the quarterly report but applicable to such six-month period.

Our federal income tax return (and any applicable state income tax returns) is prepared by the accountants regularly retained by us. Required tax information will be mailed to our stockholders by January 31st following the end of our fiscal year. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available for inspection and review by any interested stockholder at our principal office.

PLAN OF DISTRIBUTION

The Offering

We are publicly offering a minimum of $2,000,000 in shares of our common stock and a maximum of $3,000,000,000 in shares of our common stock on a “best efforts” basis through CNL Securities Corp., as our managing dealer, participating brokers who are members of FINRA, and/or other Persons exempt from broker-dealer registration all of which we refer to collectively herein as participating brokers. Because this is a “best efforts” offering, CNL Securities Corp. and participating brokers use only their best efforts to sell our shares and have no firm commitment or obligation to purchase any of our shares. We are offering up to a maximum of $3,000,000,000 (300,000,000 in shares) of our common stock in this offering. The shares are offered at a maximum of $10.00 per share, unless our board of directors changes this price from time to time, in its sole discretion. We have initially designated 5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan at a price of $9.50 per share. Our board of directors may change the distribution reinvestment plan price from time to time. We reserve the right to reallocate shares that have been registered for this offering between the primary offering and the distribution reinvestment plan.

Since the Minimum Offering has been sold, we intend to sell the shares designated for our primary offering over a three-year period, including the additional year extending the offering approved by the board of directors. If we file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after the third anniversary of the effectiveness of this offering or the effective date of the subsequent registration statement. If we extend the primary offering, we would also extend the offering of shares under the distribution reinvestment plan. We may terminate this offering at any time. Our offering is expected to be registered, or otherwise qualified, to be sold in various jurisdictions. These registrations are typically effective for one year from their effective dates and are subject to yearly renewals. Although we will attempt to renew these registrations, we cannot guarantee that we will be able to continue offering and selling our shares in each jurisdiction beyond the first year of this offering. Our board of directors may also determine to engage in future offerings of our common stock following the termination of this offering, the terms of which may vary from the terms of this offering.

Individuals must initially invest a minimum of $5,000 and Plans must initially invest a minimum of $4,000. An investor who has made the required minimum investment may purchase additional shares in increments of one share. See “— Subscription Procedures.” Participating brokers in the offering are required to deliver a copy of the prospectus to each potential investor. We make this prospectus, the subscription agreement, certain offering documents, administrative and transfer forms, as well as certain marketing materials, available electronically to participating brokers as an alternative to paper copies. An investor may receive a paper copy of these documents upon request. If a participating broker electronically delivers such documents to an investor, then the participating broker will be responsible for complying with all applicable requirements of the Commission, FINRA and any laws or regulations related to such electronic delivery.

The proceeds from the sale of our shares of common stock to New York residents are held in trust for the benefit of investors and are used only for the purposes set forth in this prospectus. Before they are applied, funds may be placed in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the U.S. government or bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash.

Compensation Paid for Sales of Shares

Subject to reductions of the selling commissions and the marketing support fees in connection with sales to certain categories of purchasers that are described below and sales subject to volume discounts, we pay our managing dealer selling commissions of up to 7% of Gross Proceeds from the sale of shares through our primary offering. Our managing dealer may reallow all or any portion of these selling commissions to participating brokers with respect to shares they sell. We also pay our managing dealer marketing support fees of up to 3% of Gross Proceeds from the sale of shares through our primary offering. Our managing dealer may reallow all or any portion of these marketing support fees to participating brokers who have signed a participating broker agreement with our managing dealer or to a participating broker’s broker-dealer affiliate who agrees to assume the participating broker’s obligations as set forth in such participating broker agreement. Generally, our managing dealer will reallow all or any portion of the marketing support fees if the participating broker agrees to provide one or more of the following services:

•	internal marketing support personnel (such as telemarketers or a marketing director) to assist our managing dealer’s marketing team;

•	internal marketing communications vehicles, including, but not limited to, newsletters, conference calls, interactive CD-ROMs, and internal mail to promote us and this offering;

•

answers to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the real estate markets in which we have invested;

•	assistance to investors with reinvestments and redemptions;

•	maintaining the technology necessary to adequately service our investors, as otherwise associated with this offering; or

•	other services, as requested by investors from time to time.

We will not pay selling commissions and marketing support fees in connection with shares sold pursuant to our distribution reinvestment plan. See the section of this prospectus titled “Summary of Distribution Reinvestment Plan.”

The following table shows the maximum amount of selling commissions and marketing support fees payable to our managing dealer for 300,000,000 shares sold in our primary offering, assuming 95% of the shares are sold at the offering price of $10.00 per share, with no discounts, and 5% of the shares are sold under our distribution reinvestment plan at the price of $9.50 per share.

	Per Share	Maximum Offering
Primary Offering
Price to Public	$10.00	$2,850,000,000
Selling Commissions and Marketing Support Fees	$1.00	$285,000,000
Proceeds to Us	$9.00	$2,565,000,000

Distribution Reinvestment Plan
Price to Public	$9.50	$1,425,000,000
Proceeds to Us	$9.50	$1,425,000,000

Participating brokers may withhold the selling commissions and marketing support fees to which they are entitled from the purchase price for our shares and forward the balance to us if:

•	the participating broker is legally permitted to do so;

•

the participating broker (i) meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement, (ii) forwards the subscription agreement to us and receives our written acceptance of such subscription agreement prior to forwarding the purchase price for our shares, net of the commissions and marketing support fees to which the participating broker is entitled, and (iii) verifies that there are sufficient funds in the investor’s account with the participating broker to cover the entire cost of the subscription; and

•	we have received and accepted subscriptions for at least the Minimum Offering.

As described above, we pay our managing dealer up to 7% of the Gross Proceeds as selling commission and up to 3% of the Gross Proceeds as marketing support fees. In connection with the sale of shares, certain associated

Persons of our managing dealer may perform wholesaling functions for which they will receive compensation. In addition, our managing dealer may reimburse participating brokers for technology costs and other costs and expenses associated with the offering, and the facilitation of the marketing of our shares. These other costs and expenses include reimbursements for costs and expenses related to investor and broker-dealer sales and training meetings, and broker-dealer bona fide training and educational meetings. Any such meetings will be conducted by us, our managing dealer and/or participating brokers in accordance with rules promulgated by FINRA.

The wholesaling compensation and reimbursements described above will be paid by our managing dealer out of the selling commissions and marketing support fees received by it in connection with the sale of shares of our common stock. Selling commissions and marketing support fees in this offering are capped at 7% and 3%, respectively, of Gross Proceeds of our primary offering.

Underwriting compensation includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, expenses relating to sales seminars and sales incentives. In no event can aggregate underwriting compensation paid exceed 10% of Gross Proceeds of our primary offering.

We reimburse our managing dealer for bona fide, itemized and detailed due diligence expenses incurred by it and the participating brokers in connection with their due diligence review of our Company and this offering. In addition, to the extent allowed under FINRA guidance, we reimburse the managing dealer and/or pay directly the legal expenses considered “underwriting compensation” incurred in connection with filing and clearing this offering with FINRA.

We, the managing dealer, and certain affiliated entities have entered into a non-exclusive selected dealer agreement with Ameriprise Financial Services, Inc. (“Ameriprise”) pursuant to which Ameriprise has been appointed as a participating broker-dealer to solicit subscriptions for our sales of shares in this offering.

Pursuant to the terms of the selected dealer agreement, the managing dealer generally (i) pays Ameriprise a selling commission equal to seven percent (7.0%) of the price of each share for which a sale is completed with respect to shares offered and sold by Ameriprise (except for shares sold pursuant to the Company’s distribution reinvestment plan; provided, however, that such selling commission shall be reduced with respect to certain volume sales of Shares to a single purchaser; (ii) reallows to Ameriprise a marketing support fee of up to one and one-half percent (1.5%) of the full price of each Share sold by Ameriprise (except that no such dealer fee shall be paid with respect to Shares sold pursuant to the distribution reinvestment plan); provided, however, that no marketing support fee shall be paid to Ameriprise if the aggregate underwriting compensation to be paid to all parties in connection with the offering exceeds the limitations prescribed by FINRA; and (iii) reimburses Ameriprise for its actual out-of-pocket bona fide expenses incurred in connection with Ameriprise’s due diligence investigation of the Company or the offering subject to certain limitations and to all applicable FINRA rules and regulations.

Subject to certain limitations set forth in the selected dealer agreement, each of the Company, the managing dealer, the advisor and the sponsor, jointly and severally, have agreed to indemnify, defend and hold harmless Ameriprise and each person, if any, who controls Ameriprise within the meaning of Section 15 of the Securities Act and any of their respective officers, directors, employees and agents from and against losses, liability, claims, damages and expenses caused by (i) certain untrue statements and alleged untrue statements, omissions or alleged omissions of a material fact made in connection with the offering, in certain Commission or state securities law filings, or in supplemental sales literature approved by the Company for use by Ameriprise; (ii) any communication regarding the valuation of the shares provided by or on behalf of the Company; or (iii) the breach by the Company, the managing dealer, the advisor or the sponsor, or any employee or agent acting on their behalf of any of the representations, warranties, covenants, terms and conditions of the selected dealer agreement.

Purchases Net of Selling Commissions and Marketing Support Fees

We do not pay selling commissions or marketing support fees in connection with sales of shares pursuant to our distribution reinvestment plan. In addition, we may pay reduced or no selling commissions and/or marketing support fees in connection with the sale of shares in this offering to:

•	registered principals or representatives of our managing dealer or a participating broker (and immediate family members of any of the foregoing persons);

•

our employees, officers and directors or those of our advisor, our property manager or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons or entities), any Plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

•

clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer); or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and marketing support fees may elect not to accept all or a portion of such compensation. In that event, such shares will be sold to the investor at a per share purchase price, net of all or a portion of the selling commissions and marketing support fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and marketing support fees payable in connection with sales through registered investment advisors or bank trust departments.

Volume Discounts

In connection with the purchase of a certain minimum number of shares by an investor who does not otherwise qualify for the reduction in selling commissions or marketing support fees described above, the amount of selling commissions otherwise payable to CNL Securities Corp. (and reallowed by CNL Securities Corp. to a participating broker) may be reduced in accordance with the following schedule:

For the 300,000,000 shares sold in this offering:

Number of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Reallowed Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount
1—50,000	$10.00	7.0%	$0.70
50,001—75,000	$9.90	6.0%	$0.60
75,001—100,000	$9.80	5.0%	$0.50
100,001—250,000	$9.70	4.0%	$0.40
250,001—500,000	$9.60	3.0%	$0.30
Over 500,000	$9.50	2.0%	$0.20

For example, if an investor purchases 100,000 of our shares being offered at $10.00 per share, the investor would pay as little as $992,500 for those shares rather than $1 million, in which event the selling commissions on the sale of such shares would be approximately $62,500, or an average of $0.625 per share. Our Net Offering Proceeds will not be affected by such volume discounts.

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, the investor’s purchase will qualify for a volume discount equal to (i) the volume discount for the applicable individual purchase or (ii) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount.

Discount Procedures

Subscriptions may be combined for the purpose of determining volume and other discounts described above in the case of subscriptions made by any purchaser, provided all shares are purchased through the same managing dealer, participating broker or registered investment advisor. The discounts will be prorated among the separate subscribers considered to be a single purchaser. For purposes of applying various discounts, shares purchased pursuant to our distribution reinvestment plan on behalf of a participant in the distribution reinvestment plan will not be combined with other subscriptions for shares by the investor. Further, shares purchased pursuant to the distribution reinvestment plan are not eligible for a volume or any other type of discount referred to in this “Plan of Distribution” section of the prospectus. See “Summary of Distribution Reinvestment Plan.”

For purposes of determining the applicability of discounts, “purchaser” means:

•	an individual, his or her spouse, and their children under the age of 21, who purchase our shares for their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employee’s trust, pension, profit-sharing or other employee benefit plan qualified under Section 401 of the Code; and

•	all pension, trust or other funds maintained by a given bank.

Except as described in the section of this prospectus entitled “Summary of the Charter and Bylaws — Restriction of Ownership,” there are no limits on the number of shares a purchaser may acquire.

Any reduction in selling commissions and/or marketing support fees will reduce the effective purchase price per share but will not alter the proceeds available to us as a result of such sale. For purposes of distributions, investors who receive a discounted purchase price will receive higher returns on their investments in our common stock than investors who do not receive a discounted purchase price.

Sales Incentives

Our managing dealer may provide incentive items for its registered representatives and registered representatives of the participating brokers. These incentives may not in any event exceed an aggregate of $100 per annum per participating registered representative, in accordance with FINRA regulations. In the event other incentives are provided to registered representatives of our managing dealer or participating brokers, those incentives will be paid in cash and made only through our managing dealer or the participating brokers rather than to the registered representatives. Sales incentive programs offered to the managing dealer or to participating brokers must first have been submitted for review by FINRA and must comply with Rule 5110 or Rule 2310, as applicable. Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

Indemnification of Managing Dealer

We have agreed to indemnify our managing dealer and the participating brokers against liabilities it may become subject to, under the Securities Act or otherwise, based upon or arising out of: (i) a breach or alleged breach by us of any of our representations, warranties or covenants in the managing dealer Agreement between us and our managing dealer; (ii) an untrue statement of a material fact contained in any approved sales literature, this prospectus or the registration statement of which this prospectus is a part, or any amendment or supplement thereto; or (iii) an omission or alleged omission to state a material fact required to be stated, or necessary to make the statement not misleading, in approved sales literature, this prospectus or the registration statement of which this prospectus is a part, or any amendment or supplement thereto. Our managing dealer and the participating brokers have agreed to severally indemnify us, our officers and directors, our advisor, its officers and managers and their affiliates against liabilities we may become subject to, under the Securities Act or otherwise, based upon or arising out of: (i) a breach or alleged breach by our managing dealer of any of its representations, warranties or covenants in the managing dealer agreement between us and our managing dealer; (ii) an untrue statement of a material fact made by our managing dealer, or any participating broker on behalf of our managing dealer, to any offeree or purchaser of our shares of common stock (other than any statement contained in any approved sales literature or this prospectus, or any amendment or supplement thereto); or (iii) an omission or alleged omission by our managing dealer, or any participating broker on behalf of our managing dealer, or any of their respective officers, directors, partners, employees, associated persons, agents and control persons, to state a material fact required to be stated, or necessary to make the statement not misleading in light of the circumstances under which they were made, to any offeree or purchaser of our shares of common stock (other than any material fact omitted from any approved sales literature or this prospectus, or any amendment or supplement thereto, unless such omission was based on information supplied by our managing dealer or such participating broker). However, the Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Subscription Procedures

All subscribers must complete and execute our subscription agreement in the form set forth as Appendix B to this prospectus in order to purchase shares in the offering. All subscriptions for shares must be accompanied by a check for the full amount of the purchase price for the shares.

Checks may be made payable to “CNL Healthcare Properties, Inc.” If the participating broker’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers, the participating broker will deliver such checks to our transfer agent no later than the close of business of the first business day after receipt of checks for subscriptions. If the participating broker maintains a branch office, and, pursuant to a participating broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker conducting such internal supervisory review by the close of business on the first business day following the receipt of the subscription documents by the branch office. Additionally, in these cases, the participating broker will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to our transfer agent by the close of business on the first business day after the check is received by such other office of the participating broker.

All subscription documents will be sent to our transfer agent. Once our transfer agent receives subscription documents as set forth above, it will make a determination regarding whether or not the investor’s subscription documents are in good order. If the subscription documents are rejected for any reason, our transfer agent will promptly issue a refund payment payable to the subscriber. If the investor’s subscription documents are found to be in good order, then the investor’s funds will be deposited into a non-interest bearing reconciliation account for no more than one business day. Subscription funds held in the non-interest bearing account do not accrue interest or any other benefits to you. The investment proceeds will be transferred to our operating account no later than the close of business on the first business day following the day the funds were placed into the reconciliation account. DST, Inc. is our transfer agent. Its telephone number is (866) 650-0650. Its address is CNL Healthcare Properties, Inc., c/o DST, Inc., 430 W. 7th Street, Ste. 219001, Kansas City, Missouri 64105.

Subscriptions are effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We generally admit stockholders on a daily basis; however, at our election, any purchase of shares at a discount (other than shares purchased via the distribution reinvestment plan) will not be effective on any date upon which we pay any dividend or other distribution with respect to our shares. Subscriptions are accepted or rejected within 30 days of receipt by our transfer agent and, if rejected, all funds will be returned to the rejected subscribers within ten business days. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. You will receive a confirmation of your purchase. If a subscriber’s check does not clear then the subscriber will not be admitted as a stockholder and will not be entitled to any distributions.

We invest Net Offering Proceeds in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the U.S. government, bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash pending investment in properties, loans or other real estate-related investments or use for other corporate purposes.

Suitability Standards

Our sponsor and each Person selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by a prospective investor regarding the investor’s financial situation and investment objectives. In making this determination, our sponsor and those selling shares on our behalf have a responsibility to ascertain that the prospective investor meets the minimum income and net worth standards set forth under “Suitability Standards” and:

•	can reasonably benefit from an investment in our shares based on the subscriber’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the subscriber’s overall financial situation; and

•

has apparent understanding of the fundamental risks of the investment, including the risk that the subscriber may lose the entire investment, the lack of liquidity of our shares, the restrictions on transferability of our shares, the background and qualifications of our advisor and its affiliates, and the tax consequences of the investment.

When determining an investor’s suitability, participating brokers rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent information; however, each such investor and the participating broker should be aware that determining investor suitability is the responsibility of the participating broker alone. Furthermore, each participating broker is required to maintain, for the period required by applicable laws and regulations, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

Certain Benefit Plan Considerations

The following summary is based upon ERISA, the Code, judicial decisions and United States Department of Labor (“DOL”) regulations, set forth in 29 C.F.R. Section 2510-3.101 and as modified by Section 3 (42) of ERISA (“DOL Regulations”), and rulings in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not purport to address every issue that may be applicable to a prospective subscriber of our shares. Accordingly, fiduciaries of an employee benefit plan or IRA should consult with its own counsel.

Before authorizing an investment in shares of our common stock, fiduciaries, pension or profit-sharing plans, other employee benefit plans, IRAs and other plans, whether or not subject to ERISA or the Code (all such plans and accounts, and entities deemed to hold assets of such plans and accounts, are herein referred to as “Plans”) should consider, among other matters:

•	fiduciary standards imposed by ERISA, governing state law or other law;

•

whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state law or other law, if applicable, taking into account any applicable Plan investment policy, the composition of the Plan’s portfolio and the limitations on the marketability of shares;

•	whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments;

•	rules relating to the periodic valuation of Plan assets and the delegation of control over responsibility for “plan assets” under ERISA or governing state or other law, if applicable;

•	whether the investment will generate UBTI to the Plan (see “Treatment of Tax-Exempt Stockholders”); and

•

prohibitions under ERISA, the Code, governing state law or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Code or “parties in interest” under ERISA, governing state law or other law, if applicable.

DOL Regulations set forth guidelines for determining when an investment in an entity that is subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will cause the assets of such entity to be treated as “plan assets” of the ERISA Plan. If we were deemed to hold “plan assets,” it is likely, among other things, that: (i) the fiduciaries of ERISA Plans subject to Title I of ERISA who directed the Plan’s investment in shares would be subject to ERISA’s fiduciary duty rules with respect to the Assets held by us; (ii) our advisor and Persons providing investment advice or other services to us would become fiduciaries and/or “parties in interest” or “disqualified persons” of ERISA Plans that hold shares; and (iii) certain of our transactions could constitute prohibited transactions under ERISA and/or the Code.

Under the DOL Regulations, if an ERISA Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the ERISA Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying Assets unless certain specified exceptions apply. In general, the DOL Regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time permitted by the Commission) after the end of the fiscal year of the issuer during which the offering occurred). Shares of our common stock are being sold in an offering registered under the Securities Act and we have registered shares of our common stock under Section 12(g) of the Exchange Act within the required time period.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We anticipate our shares will be “widely held.”

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” See “Summary of the Charter and Bylaws — Restriction of Ownership.” No assurance can be given that the DOL, the U.S. Treasury Department or a court would not reach a contrary conclusion with respect to our common stock.

Assuming that our shares are “widely held” and “freely transferable,” we believe that our shares are publicly-offered securities for purposes of the DOL Regulations and that our Assets would not be deemed to be “plan assets” of any ERISA Plan that invests in our shares.

Governmental plans and certain church plans (as defined in ERISA) are not subject to ERISA or the prohibited transaction provisions under Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code.

All ERISA Plans subject to Title I of ERISA (“Title I Plans”) are required to file annual reports on Form 5500 with the DOL setting forth, among other things, the fair market value of all Plan assets as of the close of the Plan’s fiscal year and certain information regarding direct and indirect compensation payable to persons who are deemed to be direct or indirect service providers to investing Title I Plans. For purposes of the direct and indirect compensation reporting requirements under Schedule C of Form 5500, the disclosures in this prospectus are intended, to the extent permitted under the DOL applicable guidance, to satisfy the alternative reporting option for “eligible indirect compensation”, in addition to serving the other purposes for which this prospectus was created. Filing the annual report with DOL is the responsibility of the Title I Plan sponsor. Title I Plan sponsors should contact us if they require additional information to complete their filings.

Acceptance of a subscription on behalf of a Plan is in no respect a representation by us or any other Person that an investment in our shares meets all relevant legal requirements with respect to investments by the Plan or that such investment is appropriate for the Plan. Any prospective investor that is a Plan should consult its own advisers with respect to the provisions of ERISA, the Code and any governing state or other law that may apply with respect to an investment in our shares.

Liquidity of Prior Programs

FINRA Rule 2310 requires FINRA member firms selling non-traded REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. CNL has previously sponsored four non-traded REIT programs and our sponsor has served as the sponsor of two additional non-traded REIT programs, CNL Growth Properties, Inc. and Global Income Trust, Inc. Three of the non-traded REIT programs sponsored by CNL have gone full cycle and, for programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date. Non-traded REIT programs sponsored by our sponsor and its affiliates have never delayed an investor’s stated liquidity event beyond the date contemplated in the program’s offering documents.

We have stated that our exit strategy anticipates evaluating various strategic options to provide our stockholders with liquidity of their investment, either in whole or in part, within seven years from the effective date of this offering.

Our managing dealer has served as the managing dealer for all of the above -mentioned non-traded public REIT offerings.

SUPPLEMENTAL SALES MATERIAL

Shares are being offered only through this prospectus. In addition to this prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this prospectus. No sales material may be used unless it has first been approved by us in writing and cleared by the appropriate regulatory agencies. Clearance, if provided, does not, however, indicate that the regulatory agency allowing the use of the materials has passed on the merits of the offering or the adequacy or accuracy of the materials. We anticipate that sales materials will be provided in various electronic formats to participating brokers for their internal use as well as for use with potential investors. The electronic formats we anticipate using may include, but are not limited to: viewable and downloadable data from an access-controlled website, CD-ROM, diskette, memory sticks and email. As of the date of this prospectus, we anticipate that the following sales material may be used in connection with this offering:

•	a brochure entitled “CNL Healthcare Properties, Inc.”;

•	a fact sheet describing our general features;

•	a cover letter transmitting the prospectus;

•	a properties portfolio;

•	an electronic, interactive CD-ROM;

•	a summary description of the offering;

•	a presentation about us;

•	a script for telephonic marketing;

•	broker updates;

•	a listing of properties;

•	sales support pieces;

•	seminar advertisements and invitations;

•	certain third-party articles;

•	industry-specific information pieces;

•	distribution pieces; and

•	webinars.

All such materials will be used only by registered broker-dealers that are members of FINRA and/or advisers registered under the Investment Advisers Act of 1940, as amended. We also may respond to specific questions from participating brokers and prospective investors. Additional materials relating to the offering may be made available to participating brokers for their internal use.

The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in the supplemental sales material will not conflict with any of the information contained in this prospectus, such sales material does not purport to be complete, and should not be considered (i) a part of this prospectus or the registration statement of which this prospectus is a part, (ii) as incorporated by reference in this prospectus or said registration statement, or (iii) as forming the basis of the offering of the shares.

LEGAL OPINIONS

Arnold & Porter LLP has reviewed the statements relating to certain federal income tax matters under the caption “Federal Income Tax Considerations” and is of the opinion that it fairly summarizes the U.S. federal income tax considerations that are likely to be material to U.S. stockholders of shares of our common stock. In addition, Arnold & Porter LLP has delivered an opinion to us that, commencing with our taxable year ending on December 31, 2012, we will be organized in conformity with the requirements for qualification as a REIT for federal income tax purposes, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Lowndes, Drosdick, Doster, Kantor & Reed, P.A., Orlando, Florida, has passed upon the legality of the common stock. Each of Arnold & Porter LLP and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. also provides legal services to CNL Healthcare Corp., our advisor, CNL Securities Corp., our managing dealer, as well as other affiliates of our advisor, and may continue to do so in the future.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the Commission may update and supersede the information in this prospectus including the information we incorporated by reference.

The documents listed below are incorporated by reference into the prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 27, 2013.

•	Current Report on Form 8-K dated January 7, 2013, filed on January 7, 2013.

•	Current Report on Form 8-K dated January 14, 2013, filed on January 18, 2013.

•	Current Report on Form 8-K/A dated February 9, 2012, filed on March 8, 2012.

•	Current Report on Form 8-K/A dated February 16, 2012, filed on May 1, 2012.

•	Current Report on Form 8-K/A dated June 29, 2012, filed on September 12, 2012.

•	Current Report on Form 8-K/A dated August 31, 2012, filed on November 2, 2012.

•	Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013.

•	Current Report on Form 8-K/A dated December 21, 2012, filed on March 13, 2013.

•	Current Report on Form 8-K dated March 20, 2013, filed on March 26, 2013.

•	Current Report on Form 8-K dated March 27, 2013, filed on April 2, 2013.

•	Current Report on Form 8-K dated April 3, 2013, filed on April 4, 2013.

Upon request we will provide to each Person, including a beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

DST

430 W. 7th Street, Ste. 219001

Kansas City, MO 64105

866-650-0650, option 3

www.cnl.com

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of CNL Healthcare Properties, Inc. ( formerly known as CNL Healthcare Trust, Inc.) for the year ended December 31, 2012; the audited historical financial statements of Primrose Senior Housing Communities ( Five Communities) included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 16, 2012 filed on May 1, 2012; the audited historical financial statements of Primrose II Retirement Communities ( Five Communities) included on page F-20 through F-30 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013; the audited historical financial statements of Capital Health Retirement Communities ( Four Communities) included on page F-20 through F-29 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed on March 13, 2013; and the audited historical financial statements of TSMM Management, LLC included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31. 2012 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sunrise Connecticut Avenue Assisted Living, LLC, the financial statements of Santa Monica AL, LLC and the combined financial statements of MetSun Two Pool Two, LLC, MetSun Three Louisville KY Senior Living, LLC and MetSun Three Lombard IL Senior Living, LLC at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in CNL Healthcare Properties, Inc.’s (f/k/a CNL Healthcare Trust, Inc.) Current Report on Form 8-K/A dated June 29, 2012, filed September 12, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Vinton, IA Assisted Living Facility, L.L.C., Webster City, IA Assisted Living Facility, L.L.C., and Nevada, IA Assisted Living Facility, LLC., as of and for the year ended December 30, 2011 included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated August 31, 2012, filed on November 2, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by CliftonLarsonAllen LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Tranquillity at Fredericktowne, Inc. and Tranquillity at Fredericktowne Limited Partnership as of December 31, 2011 and 2010, and for the years ended December 31, 2011 and 2010, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed January 13, 2013, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Walker Healthcare Services Group, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the Commission with respect to the shares of common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by Commission rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and, in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

After commencement of this offering, we file annual, quarterly and current reports, proxy statements and other information with the Commission. We furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the Commission will be, available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may read and copy any filed document at the Commission’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the Commission at (800) Commission-0330 for further information about the public reference room.

Our sponsor also maintains a web site at www.CNLHealthcareProperties.com containing additional information about our business, but the contents of the web site are not incorporated by reference in, or otherwise a part of, this prospectus.

DEFINITIONS

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by our Company, our operating partnership, our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any investment, including any real property, real estate-related securities, loans or Permitted Investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person, to any other Person (including any fees or commissions paid by or to any of our affiliates, our operating partnership or our advisor) in connection with the selection, evaluation, structure, purchase, development or construction of real property or with making or investing in loans, real estate-related securities or Permitted Investments, including real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded are development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.

“affiliate” or “affiliated” or any derivation thereof means with respect to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Asset” means any real property, including any and all personal property associated therewith, real estate-related security, loan, Permitted Investment or other investment (other than investments in bank accounts, or money market funds) owned by us, directly or indirectly through one or more of our joint venture or subsidiaries, and any other investment made by us, directly or indirectly through one or more of our joint ventures or subsidiaries.

“Asset Management Fee” means a monthly fee payable to our advisor for advisory services rendered to us and our operating partnership under the advisory agreement equal to (a) 0.08334% of the monthly average of our and our operating partnership’s respective daily Real Estate Asset Value (without duplication) plus (i) the outstanding principal amount of any loans made; plus (ii) the amount invested in Permitted Investments (excluding real estate-related securities and other securities; and (b) 0.1042% of the monthly average on the daily book value of real estate-related securities and other securities.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of our Assets before deducting depreciation, bad debts or other non-cash reserves computed by taking the average of such values at the end of each month during such period.

“Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code will mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Construction Management Fee” means a fee payable to our property manager for services rendered to us under the Property Management Agreement equal to up to 5% of hard and soft costs associated with the initial construction or renovation of a property, or for management and oversight of expansion projects and other capital improvements.

“Disposition Fee” means the fee payable if our advisor or an affiliate provides a substantial amount of the services (as determined in good faith by a majority of the Independent Directors) in connection with (a) a Liquidity Event (including the sale of our Company or a portion thereof), or (b) the sale of one or more Assets (including the sale of all of our Assets) in an amount equal to (a) 1% of the gross market capitalization paid to the Company or its stockholders upon the occurrence of a Listing of our common stock, or 1% of the gross consideration paid to the Company or the stockholders upon the occurrence of a Liquidity Event pursuant to which the stockholders receive for their shares, cash, listed or non-listed securities, or (b) 1% of the gross sales price upon the sale or transfer of one or more Assets (including a sale of all of our assets).

“Equity Shares” means transferable shares of stock of our Company of any class or series, including common stock or preferred stock. The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” refers to the particular class or series of capital stock of our Company which is appropriate under the context.

“Financing Coordination Fee” means a fee payable to our advisor for services rendered to us under the advisory agreement in connection with the refinancing of any existing debt obligations of the Company or our subsidiaries equal to 1% of the gross amount of any such refinancing.

“Gross Proceeds” means the purchase price of all Equity Shares sold for our account through all offerings, without deduction for Organizational and Offering Expenses or volume or other discounts. For the purpose of computing Gross Proceeds, the purchase price of any Equity Share for which reduced or no selling commissions or marketing support fees are paid to our managing dealer or a participating broker will be deemed to be the full amount of the offering price per Equity Share pursuant to the prospectus for such offering, with the exception of Equity Shares purchased pursuant to our distribution reinvestment plan, which will be factored into the calculation using their actual purchase price.

“Incentive Fees” means the Subordinated Share of Net Sales Proceeds, the Subordinated Incentive Fee and the Performance Fee.

“Independent Director” means a director who is not, and within the last two years has not been, directly or indirectly associated with a sponsor or advisor by virtue of (i) ownership of an interest in a sponsor or advisor or any of their affiliates; (ii) employment by a sponsor or advisor or any of their affiliates; (iii) service as an officer or director of a sponsor or advisor or any of their affiliates; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three REITs sponsored by a sponsor or advised by our advisor; or (vi) maintenance of a material business or professional relationship with a sponsor, advisor or any of their affiliates. A business or professional relationship is considered material if the gross revenue derived by the director from a sponsor, advisor and their affiliates exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect relationship will include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with a sponsor or advisor, any of their affiliates or us.

“Invested Capital” means the amount calculated by multiplying the total number of our shares of common stock issued and outstanding by the offering price per share, without deduction for volume or other discounts or Organizational and Offering Expenses (which price per share, in the case of shares purchased pursuant to the distribution reinvestment plan, will be deemed to be the actual purchase price), reduced by the amount paid to redeem shares of our common stock pursuant to our Redemption Plan.

“Investment Services Fee” means the fee that our advisor will receive as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making of loans that are not securities, a fee in the amount of (i) with respect to each (A) real property acquired directly by us or our operating partnership, 1.85% of the contract purchase price of such asset, or (B) loan or Permitted Investment that is not a security acquired or made directly by us or our operating partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property, acquired indirectly by us or our operating partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such asset multiplied by our or our operating partnership’s percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not a security acquired or made indirectly by us or our operating partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment, multiplied by our or our operating partnership’s percentage equity interest in such affiliates or joint ventures. Such fees will be paid to our advisor as we or our operating partnership closes on the acquisition of such asset. In the case of a development or construction project, upon completion of the project, our advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice the Company for 3% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project; provided, however, that no Investment Services Fee will be paid to our advisor in connection with the purchase by us or our operating partnership of securities.

“Liquidity Event” means a Listing or any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Equity Shares in one or more related transactions, or other similar transaction involving us or our operating partnership pursuant to which our stockholders receive for their Equity Shares, as full or partial consideration, cash, Listed or non-Listed equity securities or combination thereof.

“Listing” or “Listed” means the listing of the shares of our common stock (or any successor thereof) on a national securities exchange or the receipt by the our stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of our common stock. With regard to our common stock, upon commencement of trading of the shares of our common stock on a national securities exchange, the shares of our common stock will be deemed Listed.

“long-term financing” means financing to: (i) acquire real properties and real estate-related securities and to make loans, Permitted Investments or other real estate-related investments; (ii) pay any Acquisition Fees arising from transactions described in clause (i); and (iii) refinance outstanding amounts on any line of credit.

“Market Value” means the value of the Company measured in connection with an applicable Liquidity Event determined as follows: (i) in the case of the Listing of our common stock on a national securities exchange, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which shares of our common stock are traded, with such period beginning 180 days after Listing of our common stock, (ii) in the case of the receipt by stockholders of securities of another entity that are approved for trading on a national securities exchange in connection with the consummation of such Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which such securities are traded, with such period beginning 180 days after the commencement of trading of such securities or (iii) in the case of the receipt by stockholders of securities of another entity that are trading on a national securities exchange prior to the consummation of the Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days ending on the effective date of the Liquidity Event. Any cash consideration received by the stockholders in connection with any Liquidity Event will be added to the Market Value determined in accordance with clause (i), (ii) or (iii). In the event that the stockholders receive non-Listed equity securities as full or partial consideration with respect to any Liquidity Event, no value will be attributed to such non-Listed equity securities and the Market Value in any such Liquidity Event will be solely with respect to Listed securities and/or cash received in such Liquidity Event, if any, as determined above.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts of the as revised and adopted by the North American Securities Administrators Association membership on May 7, 2007.

“Net Assets” means the total of our Assets (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by us on a basis consistently applied.

“Net Income” means, for any period, our total revenues determined in accordance with GAAP applicable to a particular period, less the total expenses determined in accordance with GAAP applicable to such period, other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and Acquisition Expenses and Acquisition Fees to the extent not capitalized, excluding any gain from the sale of our Assets.

“Net Offering Proceeds” means Gross Proceeds less Organizational and Offering Expenses.

“Net Sales Proceeds” means in the case of a transaction described in clause (i) (A) of the definition of sale, as defined in our advisory agreement, the proceeds of any such transaction less the amount of all selling expenses incurred by or on our behalf or on behalf of our operating partnership, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on our behalf or on behalf of our operating partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means our Company’s or operating partnership’s pro rata share of the proceeds of any such transaction received by the joint venture less the amount of any selling expenses incurred by or on behalf of the joint venture, less the Company’s or our operating partnership’s pro rata share of the amount of any selling expenses, including legal fees and expenses incurred by or on our behalf or on behalf of our operating partnership. In the case of a transaction or series of transactions described in clause (i) (D) of the definition of sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a mortgage on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on our behalf or on behalf of our operating partnership or any joint venture, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (E) of such definition, Net Sale Proceeds means the proceeds of any such transaction received by us or our operating partnership less the amount of selling expenses incurred in connection with such transaction. With respect to each of the transactions or series of transactions described above in this definition, Net Sales Proceeds means the proceeds of such transaction or series of transactions less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to us, our operating partnership or any joint venture in connection with such transaction or series of transactions. Net Sales Proceeds will also include any amounts that we determine, in our discretion, to be economically equivalent to proceeds of a sale. The repayment of debt will be deducted from the proceeds of a transaction for the purpose of calculating Net Sales Proceeds.

“Organizational and Offering Expenses” means any and all costs and expenses, including selling commissions and the marketing support fees incurred by us or any of our affiliates in connection with our formation, qualification and registration and the marketing and distribution of our Equity Shares in an offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses; printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our Equity Shares under federal and state laws.

“Oversight Fee” means a fee payable by us to our property manager equal to 1% of annual gross revenues of the property managed in the event that we contract directly with a third party with respect to management of a property.

“Performance Fee” means the fee payable to our advisor upon the termination or non-renewal of the advisory agreement (i) by our advisor for good reason (as defined in the advisory agreement) or (ii) by us and/or our operating partnership other than for cause (as defined in the advisory agreement).

“Permitted Investments” means all investments that are permitted to be made by a REIT under the Code.

“Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

“Priority Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital, prorated for any partial year. For purposes of calculating the Priority Return for any calendar year or portion thereof, we will use the daily weighted average amount of Invested Capital for such period.

“Property Management Fee” means a fee payable to our property manager for services rendered to us under the Property Management Agreement in connection with the leasing and management of real properties equal to 2% of annual gross rental revenue from single tenant properties and 4% of annual gross rental revenues from multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an oversight fee of up to 1% of annual gross revenues of the property managed; however, in no event will we pay both a property management fee and an oversight fee to our property manager with respect to the same property.

“Real Estate Asset Value” means the amount actually paid or allocated to the purchase, development, construction or improvement of real property, exclusive of Acquisition Fees and Acquisition Expenses. Any recognized impairment loss will not reduce the Real Estate Asset Value for purposes of calculating the Asset Management Fee.

“real property” or “real properties” means, with respect to the Assets that we may require, (a) land (including, without limitation, interest deriving from fee simple ownership, as tenant pursuant to a ground lease, or as permittee pursuant to a United States Forest Service Permit), including the buildings, equipment and personal property located thereon, (b) land only, including, without limitation, interest deriving from fee simple ownership, as tenant pursuant to a ground lease, or as permittee pursuant to a United States Forest Service Permit, and/or (c) the buildings only, which are owned from time to time by the us or our operating partnership, in each instance with respect to the foregoing items (a)-(c) whether acquired directly by us or through subsidiaries, joint venture arrangements or other partnerships, or (d) such investments as our board of directors and our advisor may mutually designate as property to the extent such investments could be classified as either real property or real estate related securities, and including, with respect to each of the above-referenced items (a)-(d), all tangible personal property used or usable in connection with the operation of any business on or about the applicable property. Properties sold by us, our operating partnership or any of our subsidiaries to tenancy-in-common investors will be deemed real property for the purposes of this definition so long as (x) such properties are being leased by us, our operating partnership, or any of our subsidiaries from the tenancy-in-common investors, and (y) such properties are reflected as Assets of ours in accordance with GAAP.

“Roll-Up Entity” means a partnership, REIT, corporation, trust or similar entity that would be created or that would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or (ii) a transaction involving our conversion to corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, our term of existence, compensation to our advisor or our investment objectives.

“sponsor” means, for purposes of the obligations imposed under the NASAA REIT Guidelines, any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any affiliate of such Person. Not included is any Person whose only relationship with the Company is as that of an independent property manager of the Assets, and whose only compensation is as such. “sponsor” does not include wholly independent third parties, such as attorneys, accountants and underwriters, whose only compensation is for professional services. A Person may also be deemed a sponsor of the Company by (i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons, (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (iii) having a substantial number of relationships and contacts with the Company, (iv) possessing significant rights to control Company properties, (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry, or (vi) providing goods or services to the Company on a basis which was not negotiated at arm’s length with the Company. The sponsor of the Company is CNL Financial Group, LLC.

“Subordinated Incentive Fee” means the fee payable to our advisor upon a Liquidity Event.

“Subordinated Share of Net Sales Proceeds” means the fees payable to our advisor upon the sale of a portion or all of our Assets.

“Total Operating Expenses” means all costs and expenses we pay or incur, as determined under GAAP, that relate in any way to our operation or to our corporate business, including Asset Management Fees and other fees paid to our advisor, but excluding: (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of our Equity Shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) the Performance Fee, the Subordinated Incentive Fee, the Subordinated Share of Net Sales Proceeds and any other incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) Acquisition Fees and Acquisition Expenses; (vii) real estate commissions on the sale of real property; (viii) Disposition Fees (however, any Disposition Fee paid to an affiliate or related party of the advisor in connection with the disposition of securities will not be so excluded); (ix) property management fees and leasing commissions or other amounts incurred pursuant to the property management agreement; (x) property or investment direct operating expenses; and (xi) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans, or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, ground lease rent, permit fees and improvement of property). The definition of Total Operating Expenses set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines will not be treated as part of Total Operating Expenses for purposes hereof.

“Unimproved Real Property” means property in which we or our operating partnership has a direct or indirect equity interest that is not acquired for the purpose of producing rental or other operating income that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

APPENDIX A

PRIOR PERFORMANCE TABLES

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their Affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds, which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is CNL Growth Properties, Inc. (formerly known as Global Growth Trust, Inc.), which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets, on a global basis, that offer the potential for capital appreciation, Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets primarily in the United States and Germany, and CNL Healthcare Properties, Inc., which was formed to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior housing and healthcare sectors with the ability to also acquire properties in the lifestyle and lodging sectors in the United States.

A summary of acquisitions by the Prior Public Programs between January 1, 2010 and December 31, 2012 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., CNL Growth Properties, Inc., Global Income Trust, Inc. and CNL Healthcare Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds (on a percentage basis)
Table II – Compensation to Sponsor
Table III – Operating Results of Prior Programs
Table IV – Results of Completed Programs
Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2012. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs whose offerings have closed in the last three years. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Past performance is not necessarily indicative of future performance.

This table also includes footnote information relating to three additional current public programs with offerings in process.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of the one Prior Public Program whose offering has closed in the past three years.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.
This table also includes footnote information relating to three additional current public programs with offerings in process.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of six of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as three additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company’s name was changed to Trustreet Properties, Inc., and it acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Past performance is not necessarily indicative of future performance.

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2012. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(ON A PERCENTAGE BASIS)

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.
	(Notes 1 and 2)	(Note 5)	(Note 6)	(Note 7)
Dollar amount offered	$6,000,000,000

Dollar amount raised	$3,203,159,000

Percentage raised	100.0%

Less offering expenses:
Selling commissions and discounts	6.2
Organizational/offering expenses	1.5
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	2.6

	10.3

Reserve for operations	—

Percent available for investment	89.7%

Acquisition costs:
Cash down payment	85.7%
Acquisition fees paid to affiliates (Note 3)	3.0
Acquisition expenses	1.0

Total acquisition costs	89.7%

Percent leveraged (mortgage financing divided by total acquisition costs) (Note 4)	48.9%

Date offering began	4/16/04, 4/04/06 and 4/09/08

Length of offering (in months)	24, 24 and 36, respectively

Months to invest 90% of amount available for investment measured from date of offering	30, 27 and 51, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”

Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). The 3rd Offering closed on April 9, 2011, after raising approximately $1.2 billion. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register for sale $250 million in shares and between the second quarter of 2011 through December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 3:	Between the second quarter of 2011 through December 31, 2012, the Company paid additional acquisition fees of approximately $3.0 million to the advisor in connection with funds raised under the Form S-3.

Note 4:	Percent leveraged also includes acquisitions funded with debt.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, CNL Healthcare Properties, Inc.(the “Healthcare REIT”) (formerly known as CNL Properties Trust, Inc.) registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of CNL Healthcare Properties, Inc. commenced June 27, 2011.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.
	(Note 1)	(Note 5)	(Note 6)	(Note 7)
Date offering commenced	4/16/04, 4/04/06 and 4/09/08

Dollar amount raised	$ 3,203,159,000

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	199,848,000
Acquisition fees (Notes 2 and 3)	91,001,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	84,295,000
Reimbursable offering costs	47,646,000

Total amount paid to sponsor from proceeds of offering	422,790,000

Dollar amount of cash generated from operations before deducting payments to sponsor:
2012 (Note 4)	122,238,000
2011 (Note 4)	133,529,000
2010 (Note 4)	126,828,000
2009 (Note 4)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000

Amount paid to sponsor from operations:
Asset management fees
2012	35,725,000
2011	31,802,000
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	—
Reimbursements
2012	8,002,000
2011	11,419,000
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000

Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	21,943,000
Notes	22,544,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	54,130,000

Past performance is not necessarily indicative of future performance.

  FOOTNOTES:

Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st, 2nd and 3rd Offerings, which closed on March 31, 2006, April 4, 2008 and April 9, 2011, respectively. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between April 10, 2011 and December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. Acquisition fees paid on shares raised under the Form S-3 are not included in the amounts presented above. For the years ended December 31, 2012, 2011 and 2010, approximately $5.2 million, $22.0 million and $1.5 million, respectively, in additional acquisition fees were paid equal to 3.0% of the loan proceeds from permanent financing.

Note 3:	The amount shown represents acquisition fees paid to sponsor net of credit received of approximately $5.0 million as a result of redeeming shares.

Note 4:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $1.8 million, $7.2 million and $11.0 million in 2012, 2011 and 2010, respectively.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds totaling approximately $67.6 million (6.8 million shares) from the offering. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.6 million, marketing support fees incurred were approximately $2.0 million, and other offering and organizational costs incurred were approximately $3.4 million.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds totaling approximately $64.0 million (6.4 million shares) from the offering, including approximately $1.4 million (0.1 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.3 million, marketing support fees incurred were approximately $1.9 million, and other offering and organizational costs incurred were approximately $3.2 million.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2012, the Healthcare REIT had received subscription proceeds totaling approximately $181.6 million (18.2 million shares) from the offering, including approximately $1.8 million (0.2 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $8.0 million, marketing support fees incurred were approximately $5.3 million, and other offering and organizational costs incurred were approximately $7.5 million.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
Gross revenue	$ 943,945,000	$1,216,789,000	$1,540,528,000
Profit on sale of properties	645,000	67,321,000	153,523,000
Interest and other income	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated entities	(18,469,000)	32,775,000	6,600,000
Minority interests	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from income taxes	(27,429,000)	2,979,000	(621,000)
Income from discontinued operations	33,654,000	8,689,000	10,980,000
Net income (loss) – GAAP basis	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	1,145,000	31,821,000	27,669,000

- from gain (loss) on sales	9,883,000	93,936,000	161,414,000

Cash generated from operations (Notes 3 and 4)	213,741,000	169,813,000	213,578,000
Cash generated from sales	16,810,000	595,300,000	229,193,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(213,741,000)	(168,132,000)	—
- from sale of properties	—	—	(154,704,000)
- from return of capital (Note 7)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	12,208,000	596,981,000	288,067,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority interest, net of contributions	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of KSL in 2004 and Grande Lakes in 2005 and 2006	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and acquisition of JV interests	(2,192,000)	—	(72,580,000)
Deposit on property and other investments	—	(1,725,000)	—
Distribution from unconsolidated entity related to sales proceeds	—	47,529,000	—
Sale of investment in equity securities	28,295,000	—	—
Decrease (Increase) in restricted cash	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(63,593,000)	—	4,892,000
Payment of loan costs	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	(4,899,000)	(3,020,000)	1,005,000
Increase in intangibles and other assets	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(24,636,000)	(43,336,000)	(31,745,000)
Payment of due to related parties – operating expenses	—	—	(10,998,000)

Cash generated (deficiency) after cash distributions and special items	(39,016,000)	(19,664,000)	33,449,000

Past performance is not necessarily indicative of future performance.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 8)
- from operations (Note 6)	—	10	9

- from recapture	—	—	—

Capital gain (loss)	3	31	53

Cash distributions to Investors
Source (on GAAP basis)
- from investment income	—	2	50
- from return of capital (Note 7)	74	53	—

Total distributions on GAAP basis (Note 8)	74	55	50

Source (on cash basis)
- from sales	—	—	50
- from operations	72	55	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.45%	5.50%	5.00%

Total cumulative cash distributions per $1,000 investment from inception (June 12, 1996)	494	549	599
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

  FOOTNOTES:

Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $161,811,790 were pursuant to its reinvestment plan.

Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering. All years presented have been rounded to thousands and reflect the reverse stock split which occurred on August 2, 2004.

Note 3:	Cash generated from operations includes cash received from hotel operations and dividend, interest and other income, less cash paid for operating expenses.

Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 6:	Taxable income presented is before the dividends paid deduction.

Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 8:	Tax and distribution data and total distributions on a GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
Gross revenue	$259,818,000	$381,074,000	$322,662,000
Profit (Loss) on sale of properties	—	—	(620,000)
Interest and other income	4,771,000	2,970,000	1,533,000
Equity in earnings of unconsolidated entity	178,000	227,000	328,000
Less: Operating expenses	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(93,000)	(706,000)	(414,000)
Income (Loss) from discontinued operations	2,403,000	(3,950,000)	(352,000)

Net income – GAAP basis	117,918,000	135,581,000	94,117,000

Taxable income
- from operations (Note 6)	56,155,000	81,871,000	48,922,000

- from gain on sales	—	—	1,298,080,000

Cash generated from operations (Notes 3 and 4)	139,573,000	188,309,000	153,175,000
Cash generated from sales	—	—	2,629,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(139,573,000)	(175,958,000)	(139,344,000)
- from cash flow from prior period	(4,842,000)	—	—
- from return of capital (Note 7)	(2,723,000)	—	—

Cash generated (deficiency) after cash distributions	(7,565,000)	12,351,000	16,460,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	880,268,000	215,397,000	103,183,000
Stock issuance costs	(89,039,000)	(17,254,000)	(9,688,000)
Acquisition of land, building and equipment on operating leases	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	(204,441,000)	—	—
Investment in notes receivable	—	(16,000,000)	(24,500,000)
Contributions from minority interests	997,000	3,093,000	3,286,000
Distributions to minority interests	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	(864,000)	(1,039,000)	(2,745,000)
Increase (Decrease) in restricted cash	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	115,000,000	141,000,000
Repayments of line of credit	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	(1,315,000)	(128,149,000)
Proceeds from term loan	60,000,000	—	—
Repayment of term loan	—	(60,000,000)	—
Proceeds from issuance of bonds payable	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	2,774,000
Retirement of shares of common stock	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	(115,309,000)	43,121,000	(58,525,000)

Past performance is not necessarily indicative of future performance.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (Note 8)
- from operations (Note 6)	27	33	18

- from recapture	—	—	—

Capital gain	—	—	481

Cash distributions to investors
Source (on GAAP basis)
- from investment income	56	55	53
- from return of capital (Note 7)	14	16	—

Total distributions on GAAP basis (Note 8)	70	71	53

Source (on cash basis)
- from operations (Note 3)	66	71	53
- from cash flow from prior period	2	—	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	70	71	53

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.1%	7.1%	5.3%

Total cumulative cash distributions per $1,000 investment from inception (December 22, 1997)	336	407	460

Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

  FOOTNOTES:

Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its reinvestment plan.

Note 2:	The amounts shown represent the combined results of the initial offering, the 2000 offering, the 2002 offering, the 2003 offering and the 2004 offering. Information for 2006 represents partial year data through the date the company was acquired by HCP, Inc.

Note 3:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 6:	Taxable income presented is before the dividends paid deduction.

Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 8:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL LIFESTYLE PROPERTIES, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$ 300,023,000	$ 418,136,000	$ 481,279,000
Profit on sale of properties	—	1,171,000	362,000
(Loss) gain on extinguishment of debt	15,261,000	(566,000)	(4,000)
Interest and other income (expense)	2,673,000	(215,000)	1,200,000
Equity in earnings of unconsolidated entities	10,978,000	1,022,000	5,521,000
Less: Operating expenses	(234,535,000)	(290,694,000)	(358,802,000)
Depreciation and amortization	(123,979,000)	(122,156,000)	(135,272,000)
Interest expense and loan cost amortization	(49,919,000)	(60,117,000)	(68,595,000)

Loss from continuing operations plus gain on sale of properties	(79,489,000)	(53,419,000)	(74,311,000)
Income (loss) from discontinued operations excluding gain on sale of properties (Note 2)	(2,391,000)	(16,191,000)	(1,762,000)

Net loss – GAAP basis	(81,889,000)	(69,610,000)	(76,073,000)

Taxable loss
- from operations	(21,179,000)	(31,362,000)	(Note 6)

- from gain (loss) on sales	—	—	—

Cash generated from operations (Note 3)	79,776,000	83,064,000	76,726,000
Cash generated from sales	—	8,450,000	1,500,000
Less: Cash distributions to investors, net of reinvestments
- from operating cash flow	(79,776,000)	(83,064,000)	(76,726,000)
- from sales, refinancings and borrowings	—	—	—
- from cash flow from prior period	(11,079,000)	(21,887,000)	(17,951,000)

Cash deficiency after cash distributions	(11,079,000)	(13,437,000)	(16,451,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	(81,390,000)	(149,692,000)	(190,150,000)
Capital expenditures	(59,140,000)	(42,345,000)	(69,675,000)
Payment of contingent purchase consideration	(12,433,000)	—	—
Investments in and contributions to unconsolidated entities	—	(191,397,000)	(3,776,000)
Distributions from unconsolidated entities	—	11,624,000	3,445,000
Deposits on real estate investments	(11,220,000)	—	—
Acquisition of remaining partnership interest	—	—	—
Acquisition fees on mortgage notes receivable	(461,000)	(59,000)	—
Proceeds from disposal of assets	590,000	104,000	70,000
Principal payments received on mortgage loans receivable	38,614,000	9,473,000	4,790,000
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	(14,897,000)	(5,760,000)	(869,000)
Return of short term investments	8,000,000	—	—
Changes in restricted cash	(6,238,000)	(13,406,000)	(5,632,000)
Subscriptions received from stockholders, net of reinvestments	333,346,000	187,555,000	—
Redemption of common stock	(40,396,000)	(30,000,000)	(9,590,000)
Effect of exchange rate fluctuation on cash	138,000	(232,000)	1,000
Proceeds from mortgage loans and other notes payable	12,202,000	116,540,000	152,300,000
Proceeds from senior notes	—	396,996,000	—
Borrowings under line of credit	58,000,000	—	170,000,000
Stock issuance costs	(36,574,000)	(21,213,000)	—
Principal payments on capital leases	(4,284,000)	(3,967,000)	(4,107,000)
Principal payments on mortgage loans and senior notes	(50,450,000)	(204,800,000)	(34,666,000)
Principal payments on line of credit	(99,483,000)	(58,000,000)	(75,000,000)
Payment of loan costs	(5,903,000)	(25,662,000)	(10,305,000)

Cash generated (deficiency) after cash distributions and special items	16,942,000	(37,678,000)	(89,615,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss)
- from operations (Note 6)	(8)	(10)	(Note 6)

- from recapture	—	—	—

Capital gain (loss)	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 4)	62	62	52

Total distributions on GAAP basis (Note 7)	62	62	52

Source (on cash basis)
- from sales	—	—	—
- from refinancing and borrowings	4	7	6
- from operations (Note 3)	30	27	24
- from other	28	28	22

Total distributions on cash basis (Note 7)	62	62	52

Total cash distributions as a percentage of original $1,000 investment (Note 5)	6.25%	6.25%	5.25%
Total cumulative cash distributions per $1,000 investment from inception (August 11, 2003)	381	443	495
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

  FOOTNOTES:

Note 1:	The Lifestyle Properties REIT’s 1st Offering commenced on April 16, 2004 and was terminated on March 31, 2006. The 2nd Offering commenced on April 4, 2006 and closed on April 4, 2008. The 3rd Offering commenced on April 9, 2008 and closed on April 9, 2011. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, on May 2, 2011, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register shares to be sold under its reinvestment plan.

Note 2:	During 2011, the Lifestyle Properties REIT sold four properties. During 2012, the Lifestyle Properties REIT sold three golf properties and had approved the sale of four additional properties as of December 31, 2012. The operating results of the properties sold and approved to be sold have been recorded as discontinued operations for all periods presented.

Note 3:	Cash generated from operations includes rental income from operating leases and interest income on mortgages and other notes receivables less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of the Lifestyle Properties REIT.

Note 4:	Cash distributions presented above represent the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 6:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 7:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL GROWTH PROPERTIES, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$392,000	$3,323,000
Profit on sale of properties	—	—	—
Interest and other income	—	—	1,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(1,403,000)	(2,109,000)	(4,441,000)
Depreciation and amortization	—	(292,000)	(2,019,000)
Interest expense and loan cost amortization	—	—	—
Income (loss) from discontinued operations	—	—	—
Plus: Net loss attributable to noncontrolling interests	—	—	12,000

Net income (loss) – GAAP basis	(1,403,000)	(2,009,000)	(3,124,000)

Taxable income (loss)
- from operations	(5,788)	(1,015,000)	(Note 2)

- from gain (loss) on sales	—	—	—

Cash used in operations (Note 3)	(836,000)	(1,267,000)	(870,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors (Note 4)
- from offering proceeds	—	—	—
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(836,000)	(1,267,000)	(870,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(13,985,000)	—
Development property costs	—	(7,430,000)	(69,768,000)
Capital expenditures	—	(5,000)	(656,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
(Increase) decrease in restricted cash	—	—	—
Subscriptions received from stockholders	12,596,000	27,662,000	27,299,000
Redemption of common stock	—	—	(105,000)
Effect of exchange rate fluctuation on cash	—	—	—
Proceeds from mortgage loans and other notes payable	—	7,179,000	37,301,000
Stock issuance costs	(1,790,000)	(4,063,000)	(4,046,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	—	—
Net borrowings (repayments) on line of credit	—	—	—
Payment of loan costs and deposits	—	(362,000)	(1,221,000)
Contributions from noncontrolling interest	—	146,000	9,333,000
Distributions to noncontrolling interest	—	—	(21,000)
Payment of lease costs	—	(12,000)	(282,000)

Cash generated (deficiency) after cash distributions and special items	9,970,000	7,863,000	(3,036,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 2)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(30)	(Note 4)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital	—	—	—

Total distributions on GAAP basis (Note 4)	—	—	—

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	—
- from other	—	—	—

Total distributions on cash basis (Note 4)	—	—	—

Total cash distributions as a percentage of original $1,000 investment (Note 4)	0.00%	0.00%	0.00%
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—	—
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	0%	100%	100%

  FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds of $67.6 million (6.8 million shares) from the offering. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.6 million, marketing support fees incurred were $2.0 million, and other offering and organizational costs incurred were $3.4 million. Activities through April 23, 2010, were devoted to the organization of CNL Growth Properties, Inc. as operations had not yet begun.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of CNL Growth Properties, Inc.

Note 4:	On June 24, 2010, CNL Growth Properties, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010. Effective October 1, 2012, the board of directors amended the stock distribution policy, authorizing a monthly stock distribution which will continue until terminated or amended by the board of directors. For the years ended December 31, 2012 and 2011, and the six months ended December 31, 2010, CNL Growth Properties, Inc. was obligated to distribute 472,462 shares, 223,892 shares and 33,416 shares, respectively, of the company’s common stock. There have been no cash distributions.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$2,468,000	$9,053,000
Profit on sale of properties	—	—	—
Interest and other income	—	1,000	5,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(929,000)	(4,003,000)	(7,623,000)
Depreciation and amortization	—	(1,089,000)	(4,465,000)
Interest expense and loan cost amortization	—	(995,000)	(3,430,000)
Income (loss) from discontinued operations	—	—	—
Income tax benefit (expense)	—	(17,000)	225,000

Net income (loss) – GAAP basis	(929,000)	(3,635,000)	(6,235,000)

Taxable income
- from operations	(5,136)	(612,000)	(Note 2)

- from gain (loss) on sales	—	—

Cash used in operations (Note 3)	(63,000)	(1,657,000)	(946,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	—	—	(285,000)
- from offering proceeds	(43,000)	(1,026,000)	(2,714,000)
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(106,000)	(2,683,000)	(3,945,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(54,100,000)	(39,586,000)
Capital expenditures	—	—	(14,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
Increase in restricted cash	—	(760,000)	(758,000)
Subscriptions received from stockholders	8,106,000	20,389,000	35,524,000
Redemption of common stock	—	—	(263,000)
Effect of exchange rate fluctuation on cash	—	—	19,000
Proceeds from mortgage loans and other notes payable	—	36,900,000	14,157,000
Stock issuance costs	(1,068,000)	(3,057,000)	(5,230,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	(181,000)	(714,000)
Net borrowings (repayments) on line of credit	—	2,820,000	(2,000,000)
Payment of loan costs	—	(1,032,000)	(582,000)

Cash generated (deficiency) after cash distributions and special items	6,932,000	(1,704,000)	(3,392,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Notes 4 and 5)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(35)	(Note 2)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 6)	15	65	65

Total distributions on GAAP basis (Notes 7 and 8)	15	65	65

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	6
- from other	15	65	59

Total distributions on cash basis (Notes 7 and 8)	15	65	65

Total cash distributions as a percentage of original $1,000 investment (Note 4)	1.53%	6.50%	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009)	15	80	145
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%	100%

  FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds of $64.0 million (6.4 million shares) from the offerings, including $1.4 million (0.1 million shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.3 million, marketing support fees incurred were $1.9 million, and other offering and organizational costs incurred were $3.2 million. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of Global Income Trust, Inc.

Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 5:	Global Income Trust, Inc. did not have taxable earnings for the years ended December 31, 2012, 2011 and 2010.

Note 6:	Cash distributions presented above represents the amount of cash distribution in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Note 7:	Tax and distribution data and total distributions on GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

Note 8:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HEALTHCARE PROPERTIES, INC.

	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$7,385,000
Profit on sale of properties	—	—
Interest and other income	2,000	13,000
Equity in earnings of unconsolidated entities	—	1,143,000
Less: Operating expenses	(1,761,000)	(11,328,000)
Depreciation and amortization	—	(2,101,000)
Interest expense and loan cost amortization	—	(5,850,000)
Income tax benefit	—	17,000

Net income (loss) – GAAP basis	(1,759,000)	(10,721,000)

Taxable income (loss)
- from operations	(4,000)	(Note 5)

- from gain (loss) on sales	—	—

Cash used in operations (Note 2)	(1,084,000)	(6,369,000)
Cash generated from sales	—	—
Less: Cash distributions to investors, net of reinvestments
- from operating cash flow	—	—
- from offering proceeds (Note 2)	(28,000)	(1,458,000)
- from sales, refinancings and borrowings	—	—
- from cash flow from prior period	—	—
- from return of capital	—	—

Cash deficiency after cash distributions	(1,112,000)	(7,827,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(241,800,000)
Development of properties	—	(8,051,000)
Capital expenditures	—	—
Payment of contingent purchase consideration	—	—
Investments in unconsolidated entities	—	(65,025,000)
Distributions from unconsolidated entities	—	—
Deposit on real estate investments	(400,000)	(145,000)
Payment of leasing costs	—	(17,000)
Acquisition fees on mortgage notes receivable	—	—
Proceeds from disposal of assets	—	—
Principal payments received on mortgage loans receivable	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—
Issuance of mortgage loans receivable	—	—
Return of short term investments	—	—
Changes in restricted cash	—	(610,000)
Subscriptions received from stockholders, net of reinvestments	13,262,000	166,527,000
Redemption of common stock, net of reinvestment	—	(10,000)
Effect of exchange rate fluctuation on cash	—	—
Proceeds from mortgage loans and other notes payable	—	264,780,000
Proceeds from senior notes	—	—
Borrowings under line of credit	—	—
Stock issuance costs	(1,849,000)	(22,917,000)
Principal payment on capital lease obligations	—	—
Principal payment on mortgage loans	—	(71,628,000)
Principal payments on line of credit	—	—
Payment of loan costs and deposits	(100,000)	(5,017,000)

Cash deficiency after cash distributions and special items	$9,801,000	8,260,000

Past performance is not necessarily indicative of future performance.

	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 4)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(Note 5)

- from recapture	—	—

Capital gain (loss)	—	—

Cash distribution to investors
Source (on GAAP basis)
- from investment income	—	—
- from capital gain	—	—
- from investment income from prior period	—	—
- from return of capital (Note 3)	5	36

Total distributions on GAAP basis (Note 7)	5	36

Source (on cash basis)
- from sales	—	—
- from refinancings and borrowings	—	—
- from operations	—	—
- from other	5	36

Total distributions on cash basis (Note 7)	5	36

Total cash distributions as a percentage of original $1,000 investment (Notes 4 and 5)	0.67%	4.00%
Total cumulative cash distributions per $1,000 investment from inception (June 8, 2010)	5	41
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	100%

  FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2012, the Healthcare REIT had received subscription proceeds totaling approximately $181.6 million (18.2 million shares) from the offering, including approximately $1.8 million (0.2 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $8.0 million, marketing support fees incurred were approximately $5.3 million, and other offering and organizational costs incurred were approximately $7.5 million.

Note 2:	Cash generated from operations includes rental income from operating leases, resident fees and services less cash paid for operating expenses. The amount shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of CNL Healthcare Properties, Inc.

Note 3:	Cash distributions presented above represents the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 5:	The board of directors authorized a distribution policy providing for monthly cash distributions of $0.03333 (which is equal to an annualized distribution rate of 4%) together with a stock distribution of 0.0025000 shares of common stock (which is equal to an annualized distribution rate of 3%). For the years ended December 31, 2012 and 2011, the Healthcare REIT declared cash distributions of $3.2 million and $55,892, respectively, of which $1.5 million and $28,225, respectively, was paid in cash to stockholders and $1.7 million and $27,667, respectively, was reinvested pursuant to the Healthcare REIT’s distribution reinvestment plan. In addition, the Healthcare REIT also declared and made stock distributions of approximately 239,785 and 4,180 shares of common stock for the years ended December 31, 2012 and 2011, respectively.

Note 6:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 7:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Restaurant Properties Inc.
(Note 2)

Dollar Amount Raised	$747,464,413
Number of Properties Purchased	1,366
Date of Closing of Offering	1/20/1999
Date of First Sale of Property	4/21/1997
Date of Final Sale of Property	2/24/2005
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	382
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	340
- Return of Capital	362
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	563
- Reserves	139
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2004.

Note 2:	During the period January 1, 2005 through February 24, 2005, for every $1,000 investment, every investor of CNL Restaurant Properties, Inc. received common and preferred shares with an aggregate market value of $870.07 and received a pro rated final distribution of $12.66.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (Note 1)

Program Name	CNL Income Fund I	CNL Income Fund II	CNL Income Fund III	CNL Income Fund IV	CNL Income Fund V	CNL Income Fund VI	CNL Income Fund VII	CNL Income Fund VIII	CNL Income Fund IX

Dollar amount raised	$ 15,000,000	$ 25,000,000	$ 25,000,000	$ 30,000,000	$ 25,000,000	$ 35,000,000	$ 30,000,000	$ 35,000,000	$ 35,000,000
Number of properties purchased, directly or indirectly	22 fast-food restaurants	50 fast-food restaurants	40 fast-food restaurants	47 fast-food or family-style restaurants	36 fast-food or family-style restaurants	67 fast-food or family-style restaurants	59 fast-food or family-style restaurants	55 fast-food or family-style restaurants	55 fast-food or family-style restaurants
Date of closing of offering	31-Dec-86	21-Aug-87	20-Apr-88	30-Dec-88	7-Jun-89	22-Jan-90	1-Aug-90	7-Mar-91	6-Sep-91
Date of first sale of property	12-Jun-92	21-Jul-93	10-Jan-97	27-Apr-94	25-Aug-95	24-May-94	19-May-92	31-Jul-95	12-Dec-96
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	132	63	(2)	21	23	39	11	19	(6)
From operations	1,004	1,186	1,037	1,011	903	1,109	1,116	1,165	957
Cash distributions to Investors
Source (on a GAAP basis)
-investment income	1,245	1,360	1,136	1,095	1,026	1,526	1,346	1,333	1,020
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	438	281	242	218	313	12	4	—	29
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,391	1,430	1,326	1,321	1,168	1,363	1,316	1,310	1,184
-other (Note 2):	26	44	31	14	20	2	—	—	—
-from sales of partnership interests (Note 3)	390	605	537	562	525	1,149	1,026	1,023	807
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Cash distributions to investors prior to sale of partnership interest	1,855	1,755	1,599	1,533	1,501	1,377	1,320	1,310	1,213
Cash received upon sale of partnership interest	322	500	443	464	433	897	847	845	666
Market value of preferred stock received upon sale of partnership interest	68	105	94	98	92	282	179	178	141

Past performance is not necessarily indicative of future performance.

Program Name	CNL Income Fund X	CNL Income Fund XI	CNL Income Fund XII	CNL Income Fund XIII	CNL Income Fund XIV	CNL Income Fund XV	CNL Income Fund XVI	CNL Income Fund XVII	CNL Income Fund XVIII

Dollar amount raised	$ 40,000,000	$ 40,000,000	$ 45,000,000	$ 40,000,000	$ 45,000,000	$ 40,000,000	$ 45,000,000	$ 30,000,000	$ 35,000,000
Number of properties purchased, directly or indirectly	60 fast-food or family-style restaurants	50 fast-food or family-style restaurants	58 fast-food or family-style restaurants	54 fast-food or family-style restaurants	72 fast-food or family-style restaurants	63 fast-food or family-style restaurants	56 fast-food or family-style restaurants	39 fast-food, family-style or casual dining restaurants	30 fast-food, family-style or casual dining restaurants

Date of closing offer	18-Mar-92	28-Sep-92	15-Mar-93	26-Aug-93	22-Feb-94	1-Sep-94	12-Jun-95	19-Sep-96	6-Feb-98
Date of first sale of property	11-Aug-95	7-Nov-96	10-Apr-96	24-Apr-95	1-Mar-95	1-Mar-95	24-Apr-96	2-Dec-99	6-Dec-99
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	14	53	41	21	36	14	(39)	(30)	(56)
From operations	946	956	871	814	765	744	641	514	423
Cash distributions to investors
Source (on a GAAP basis)
-investment income	1,041	1,108	1,045	937	971	845	761	660	489
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	22	—	—	—	5	—	23	49	79
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,145	1,098	1,020	965	899	844	759	637	483
-other (Note 2)	3	1	1	1	—	—	9	3	45
-from sales of partnership interests (Note 3)	871	1,009	1,024	971	1,067	1,001	970	971	882
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Tax and distribution data per $1,000:
Cash distributions to investors prior to sale of partnership interest	1,170	1,099	1,021	966	904	844	791	689	607
Cash received upon sale of partnership interest	720	833	846	802	881	827	801	719	729
Market value of preferred stock upon sale of partnership interest	151	176	178	169	186	174	169	252	153

    FOOTNOTES:

Note 1:	On February 24, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc. (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc., and acquired the 18 CNL Income Funds. As a result, each of the CNL Income Funds and CNL Restaurant Properties, Inc. became closed programs.

Note 2:	Includes distributions on a cash basis from general partner loans, additional general partners contributions, and returns of capital (other than from the sale of the partnership interest).

Note 3:	Includes cash distributions and preferred stock distributions.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Hotels & Resorts, Inc.
(Note 2)

Dollar Amount Raised	$ 3,066,534,832
Number of Properties Purchased, Directly or Indirectly	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	197
- from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	194
- Capital Gain	50
- Return of Capital	355
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	586
- Cash flow from prior period	—
- Return of Capital	13
Receivable on Net Purchase Money Financing	—

FOOTNOTES

Note 1:	Through December 31, 2006.

Note 2:	On April 12, 2007, CNL Hotel & Resorts, Inc. merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels & Resorts, Inc. received total cash of $1,025.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Retirement Properties, Inc.
(Note 2)

Dollar Amount Raised	$ 2,701,312,000
Number of Properties Purchased, Directly or Indirectly	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	301
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	330
- Return of Capital	130
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	456
- Cash flow from prior period	2
- Return of Capital	2
Receivable on Net Purchase Money Financing	—

FOOTNOTES
Note 1:	Through September 30, 2006.

Note 2:	On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. at which time, for every $1,000 investment, every investor of CNL Retirement Properties, Inc. received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improve- ments, closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (Note 1)

CNL Lifestyle Properties, Inc.:

Myrtle Waves – Myrtle Beach, SC	07/11/2008	02/10/2011	—	—	9,000,000 (2)	—	9,000,000	—	7,780,000	7,780,000	2,247,000

Fiddlesticks Fun Center – Tempe, AZ	10/06/2006	12/14/2011	6,100,000	—	—	—	6,100,000	—	5,125,000	5,125,000	1,616,000

Grand Prix Tampa – Tampa, FL	10/06/2006	07/31/2011	—	—	3,544,000 (3)	—	3,544,000	—	3,225,000	3,225,000	1,474,000

Foothills Country Club – Phoenix, AZ	11/30/2007	12/31/2011	2,350,000	—	—	—	2,350,000	—	9,820,000	9,820,000	3,168,000

Painted Hills Golf Club – Kansas City, KS	12/22/2006	04/13/2012	497,000	—	—	—	497,000	—	4,193,000	4,193,000	1,579,000

Royal Meadows Golf Course – Kansas City, MO	12/22/2006	04/13/2012	996,000	—	—	—	996,000	—	2,844,000	2,844,000	1,050,000

Desert Lakes Golf Club – Bullhead City, AZ	11/30/2007	01/19/2012	—	—	—	—	—	—	2,984,000	2,984,000	832,000

FOOTNOTES:

(1)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.

(2)	This note receivable requires monthly interest-only payments at 7.5% with approximately $1.8 million of principal due in February 2016 and the remainder of the principal and accrued and unpaid interest due February 10, 2021.

(2)	This note receivable requires monthly payments at 8.5% of principal and interest based on a 25-year amortization schedule with a final balloon payment due July 31, 2016.

Past performance is not necessarily indicative of future performance.

APPENDIX B

FORM OF SUBSCRIPTION AGREEMENT

	Return via Standard Mail CNL Healthcare Properties, Inc. PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery CNL Healthcare Properties, Inc. 430 W. 7th Street, Ste. 219001 Kansas City, MO 64105-1407	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116
SUBSCRIPTION AGREEMENT
FIRST OFFERING

one	Investment

Amount of
Subscription $

If applicable.	☐ Net of Commissions Purchase
Restrictions apply. Investor Representative checking this box affirms the related statement in Section Six hereof.
Either:
(a) Attach a check. Cash, money orders, starter or counter checks, third- party checks and traveler’s checks will NOT be accepted. OR (b) Wire Funds See Section Seven

Make check payable to “CNL Healthcare Properties, Inc.” or if purchasing for a qualified plan or brokerage account, the custodian of record.

If a check received from an investor is returned for insufficient funds or otherwise not honored, CNL Healthcare Properties, Inc. or its agent (collectively, “CHP”) may return the check with no attempt to redeposit. In such event, any issuance of the shares or declaration on of distributions on shares may be rescinded or redeemed by CNL Healthcare Properties, Inc. CNL Healthcare Properties, Inc. may reject any subscription, in whole or in part, in its sole discretion.

two	Investor Information
Print name(s) and address exactly as they are to be registered on the account.	Name of Investor/Trustee

Social Security or Tax ID Number Name of Co-Investor/Trustee

(if applicable)

Social Security or Tax ID Number Street Address (required)

Email Address

City
	State	Zip Code

	Daytime	Phone		Number
Evening Phone Number

Optional
Mailing Address

City
	State	Zip Code

Citizenship

Select one.	☐ U.S. citizen ☐ Resident alien ☐ U.S. citizen residing outside the U.S. ☐ Non-resident alien*

*If non-resident alien, investor must submit the appropriate W-8 form, available at www.IRS.gov.

Country:

Select one.	Backup Withholding: Subject to backup withholding? ☐ YES ☐ NO

Custodian Information (if applicable)

	Name		Tax ID Number

	Address Number		Custodian/Brokerage Acct.

	City		State	Zip Code

• Page 1 of 4

three	Form of Ownership

Select one.	Non-Qualified Account ($5,000 minimum investment):

Single Owner

	☐ Individual	☐ Individual with Transfer on Death*

Multiple Owners

	☐ Joint Tenants with Right of Survivorship	☐ Joint Tenants with Transfer on Death*		☐ Community Property

*Requires Transfer on Death form that can be found at www.CNLHealthcareTrust.com.

Trust

	☐ Taxable Trust	☐ Tax Exempt Trust

	Name of Trust:			Tax ID Number

Minor Account

	☐ Uniform Gift to Minors Act			☐ Uniform Transfers to Minors Act

	State of	DOB of Minor

Qualified Plan Account ($4,000 minimum investment):

	☐ Traditional	☐ IRA	☐ ROTH IRA	☐ SEP/IRA	☐ Rollover IRA
Beneficial IRA*
*Beneficial IRA Decedent Name:

Other Account ($5,000 minimum investment):

	☐ C Corporation	☐ S Corporation		☐ Non-Profit Organization	☐ Partnership

	☐ Pension Plan	☐ Profit Sharing Plan		☐ Disregarded Entity	☐ Other
	Name of Corporation/Plan Name/Disregarded Entity/Other:			Tax ID Number

This information should be compliant with the IRS Form W-9 requirements. Refer to instructions for Form W-9 at www.IRS.gov.

four	Distribution Instructions Cash distributions for custodial and brokerage accounts will be sent to the custodian of record unless the investor participates in the Distribution Reinvestment Plan.

Select one.	☐ Send a check to Investor/Trustee address entered in Section Two

☐ Reinvest in CNL Healthcare Properties, Inc. shares (Refer to the Final Prospectus for the terms of the Distribution Reinvestment Plan.)

☐ Direct Deposit

CHP is authorized to deposit distributions to the checking, savings or brokerage account indicated below. This authority will remain in force until CHP is notified otherwise in writing. If CHP erroneously deposits funds into the account, CHP is authorized to debit the account for an amount not to exceed the amount of the erroneous deposit.

Complete for direct deposit of distributions.	Name of Financial Institution
Address
	City		State	Zip Code
Select one. Attach a voided check.	☐ Checking	☐ Savings	☐ Brokerage or other
	Account Number		ABA Routing Number
Account Name
		Name of Investor/Trustee			SSN/TIN

Page 2 of 4 •

five	Subscriber Signatures

In order to induce CNL Healthcare Properties, Inc. to accept this subscription, I hereby represent and warrant as follows:

A power of attorney may not be granted to any person to make such representations on behalf of Investor(s). Only fiduciaries such as trustees, guardians, conservators, custodians and personal representatives may make such representations on behalf of an Investor.

Investor Co-Investor
Each investor must initial each representation.	a) I have received the prospectus, as amended or supplemented as of the date hereof (the “Final Prospectus”), for CNL Healthcare Properties, Inc.	Initials	Initials

		Initials	Initials

b) I have (i) a net worth of at least $250,000 or (ii) a net worth of at least

$70,000 and a gross annual income of at least $70,000. (Net worth does not include home, furnishings and personal automobiles.)

	If I reside in Alabama, California, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Missouri, Nebraska, North Dakota, Ohio, Oregon, Pennsylvania or Tennessee, I also meet the additional suitability standards and acknowledge any recommendations imposed by my state of residence which are set forth in the Final Prospectus under “Suitability Standards.”	Initials	Initials

		(If	(If
		applicable)	applicable)

	c) I acknowledge that there is no public market for the shares, so my investment is not liquid and only a limited number of shares will be eligible for repurchase under the redemption program.	Initials	Initials

	d) I am purchasing the shares for my own account, or if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent, I have due authority to execute this subscription agreement and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.	Initials	Initials

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of shares of CNL Healthcare Properties, Inc., and you fail to meet the suitability requirements for making an investment or you can no longer make the representations or warranties set forth in this section, you are expected to promptly notify your broker, financial advisor or investor representative in writing of the change and to terminate your participation in the Distribution Reinvestment Plan.

Substitute IRS Form W-9

Certification: Under

penalties of perjury, I

certify that:

(1) the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me) and

(2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3) I am a U.S. citizen or other U.S. person (defined in IRS Form W-9 instructions).

YOU MUST CROSS OUT CERTIFICATION (2) AND CHECK THE “SUBJECT TO BACKUP WITHHOLDING” BOX IN SECTION TWO OF THIS SUBSCRIPTION AGREEMENT IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE YOU HAVE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON YOUR TAX RETURN.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Each investor must sign.	Signature of Investor/Trustee
Date

Custodian must	Signature of Co-Investor/Trustee - OR - Custodian Date
sign on a custodial account.

Name of Investor/Trustee
SSN/T
IN

• Page 3 of 4

six	Financial Advisor or Investor Representative Information & Signatures

The financial advisor or investor representative (each an “Investor Representative”) signing below hereby warrants that it is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence or is exempt from such licensing.

Name of Participating Broker-Dealer or Financial Institution

Name of Financial Advisor(s)/Investor Representative(s)

Advisor

Number/Team ID Mailing Address
City
State	Zip Code

Telephone
Fax

Email
Address

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered the prospectus, as amended or supplemented as of the date hereof, (the “Final Prospectus”), if any, to such investor; (vi) has not completed the sale of shares until at least five business days after the date such investor received a copy of the Final Prospectus; and (vii) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the Suitability Standards applicable to such investor set forth in the Final Prospectus, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity, acting in its capacity as agent, financial advisor or Investor Representative, has performed functions required by federal and state securities laws and, as applicable, FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by its relationship with the investor(s) identified on this document. By checking the Net of Commission box in Section One, you affirm that in accordance with the Final Prospectus (i) this investment meets applicable qualifying criteria, and (ii) fees due are waived as disclosed therein.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

I understand this Subscription Agreement is for the offering of CNL Healthcare Properties, Inc.

	Signature of Financial Advisor/Investor Representative			Date
	Signature of Branch Manager			Date

seven	Delivery Instructions

All items on the Subscription Agreement must be completed in order for a subscription to be processed. Investors should read the Final Prospectus in its entirety. Each subscription will be accepted or rejected by CNL Healthcare Properties, Inc. within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date the investor receives a copy of the Final Prospectus. Investors will receive a confirmation of their purchase.

Wire transfers should be made to State Street Bank & Trust Co., ABA Routing #011000028, CNL Healthcare Properties, Inc., Account #9905-737-4, FBO (Investor’s name).

	Return via Standard Mail CNL Healthcare Properties, Inc. PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery CNL Healthcare Properties, Inc. 430 W. 7th Street, Ste. 219001 Kansas City, MO 64105-1407	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116
To receive your statements, tax forms and/or proxy materials and annual reports electronically, we invite you to visit www.CNLHealthcareProperties.com/gopaperless.
		Name of Investor/Trustee		SSN/TIN

• Page 4 of 4

APPENDIX C

FORM OF DISTRIBUTION REINVESTMENT PLAN

FORM OF DISTRIBUTION REINVESTMENT PLAN

CNL HEALTHCARE PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation, adopted a Distribution Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. DST, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive the cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant and enrolled in the Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) During any period when the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at $9.50 per share, or such other price as determined by our board of directors for Shares so long as the price determined is not more than a 5% discount from the current fair market value of the Shares.

(b) After the termination of the Company’s “best-efforts” public offering of Shares and until the Shares become listed for trading on a national securities exchange, an over-the-counter market or a national market system (collectively, a “Listing”), the Reinvestment Agent will purchase Shares at a price per Share equal to not less than 95% of the then-prevailing market price per Share, which shall equal either (i) the last price at which Shares were offered by the Company in a public offering of its Shares, or (ii) the fair market value of the Shares as determined by the Company’s board of directors.

(c) Upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan. In the event that, after Listing occurs:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent and the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer; or

(ii) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to 100% of the average daily open and close sales price per Share, as reported by the exchanges, over-the-counter market or market system, whichever is applicable, as of the distribution reinvestment date, less any brokerage commission charged by such registered broker-dealer; or

(iii) the Reinvestment Agent purchased Shares directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, the price will be disclosed in the registration statement.

(d) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented or will represent a discount in excess of 5% of the fair market value at the time of the reinvestment on behalf of any particular Participant, the distribution of the portion of the Shares issued or to be issued under the Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could adversely affect the Company’s ability to qualify as a real estate investment trust and/or, at the Company’s option, the participation of such Participant in the Reinvestment Plan may be terminated, in which event any current and future distributions earned would be paid to the then former Participant in lieu of reinvestment into Shares.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar quarter to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares, to the extent available, promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(f) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(g) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(h) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 7 below.

(i) The Company can determine in its sole discretion how to allocate available Shares between any public offering of Shares by the Company or the Reinvestment Plan.

2. Election to Participate. Any stockholder who has received a prospectus, either for the then current offering or solely for the Reinvestment Plan, if any, may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing a Subscription Agreement or Enrollment Form, as applicable. Participation in the Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s notice, and to all calendar quarters thereafter, provided such notice is received at least 30 days prior to the last day of the calendar quarter. Subject to the preceding sentence, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the calendar quarter of the election. The election will apply to Distributions attributable to the calendar quarter in which the stockholder makes such written election to participate in the Reinvestment Plan and to all calendar quarters thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Section 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Company or its duly authorized agent will distribute to Participants proxy solicitation materials which are attributable to Shares held in the Reinvestment Plan. The person(s) representing the Company will vote any Shares that are held for the account of a Participant under the Reinvestment Plan in accordance with the Participant’s written instructions. If a Participant does not provide direction as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the person(s) representing the Company will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Reinvestment Plan.

7. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased on behalf of Participant pursuant to the Reinvestment Plan during the quarter, the per Share purchase price for such Shares, and the total administrative charge, if any, to such Participant. Tax information for income earned on Shares under the Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges and Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Reinvestment Plan. However, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Reinvestment Plan.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Reinvestment Plan. In addition, with respect to any Shares purchased through the Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to, and may incur a tax liability with respect to, the amount of such discount.

11. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days prior to the last day of the calendar quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan immediately in accordance with Section 1(d) hereof, and the Company may terminate or suspend the Reinvestment Plan itself at any time by 15 days’ prior written notice mailed to all Participants.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to CNL Healthcare Properties, Inc. c/o DST, Inc., 430 W. 7th Street, Ste. 219001, Kansas City, Missouri 64105 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature, to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX D

FORM OF REDEMPTION PLAN

REDEMPTION PLAN

CNL HEALTHCARE PROPERTIES, INC., a Maryland corporation (the “Company”), has adopted a Redemption Plan (the “Redemption Plan”) by which shares of the Company’s common stock (the “Shares”) may be repurchased by the Company from stockholders subject to the terms and conditions set forth herein.

1. Redemption Price. The Company’s Redemption Plan is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company prior to the Listing of the Shares. Subject to certain restrictions discussed below, the Company may repurchase Shares computed to three decimal places, from time to time, at the following percentages of the purchase price:

(i)	92.5% of the purchase price per share for stockholders who have owned those Shares for at least one year;

(ii)	95.0% of the purchase price per share for stockholders who have owned those Shares for at least two years;

(iii)	97.5% of the purchase price per share for stockholders who have owned those Shares for at least three years; and

(iv)	100% of the purchase price per share for stockholders who have owned those Shares for at least four years.

Notwithstanding the foregoing, during the period of any public offering, the repurchase price will not exceed the then current public offering price of the Shares. In addition, the Company has the right to waive the above holding periods and redemption prices in the event of the death, Qualifying Disability, confinement to a long-term care facility or Bankruptcy (as provided in Section 3 below) of a stockholder. Further, no Shares will be redeemed under the Redemption Plan on any date upon which the Company pays any dividend or other distribution with respect to the Shares.

Redemption of Shares issued pursuant to the Company’s Reinvestment Plan will be priced based upon the purchase price from which Shares are being reinvested.

For purposes of calculating the ownership periods set forth above, if a stockholder purchased Shares for economic value from a prior stockholder (a “Resale”), the purchased stockholder’s period of ownership for such Shares shall commence on the date that the purchasing stockholder purchased the Shares from the prior stockholder. For a transfer of ownership that is not considered a Resale, the stockholder’s period of ownership for such Shares shall commence on the date of the acquisition of Shares by the original stockholder.

With respect to redemption requests made in connection with Shares acquired at multiple points in time, the pricing associated with the Shares held for the longest period of time shall be applied first, until such time as all Shares purchased at such point in time have been redeemed. At such time, pricing associated with the remaining Shares then held for the next applicable longest period of time shall be applied, and so on.

For purposes of this Section 1 all Shares purchased by a stockholder though the Company’s Distribution Reinvestment Plan (the “Reinvestment Plan”) shall be deemed to have been purchased on the date that such stockholder originally purchased any Company Shares.

2. Redemption of Shares. Any stockholder who has held Shares for not less than one year (other than the advisor) may present for the Company’s consideration all or any portion of his or her Shares for redemption at any time, in accordance with the procedures outlined herein. Commitments to redeem Shares will be made at the end of each quarter. A stockholder may present fewer than all of his or her Shares to the Company for redemption, provided:

(i)	the minimum number of Shares presented for redemption shall be at least 25% of his or her Shares, and

(ii)	the amount retained must be at least $5,000 worth of Shares based on the current offering price or, subsequent to the termination of the offering period for the Company’s common stock, the then fair market value of the Company’s common stock as determined and announced from time to time by the Company.

At such time, the Company may, at the Company’s sole option, choose to redeem such Shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemption or that the Company will exercise its discretion to redeem such Shares and, accordingly, a stockholder’s Shares may not be redeemed. Factors that the Company will consider in making its determination to redeem Shares include:

(i)	whether such redemption impairs the Company’s capital or operations;

(ii)	whether an emergency makes such redemption not reasonably practical;

(iii)	whether any governmental or regulatory agency with jurisdiction over the Company so demands such action for the protection of the Company’s stockholders;

(iv)	whether such redemption would be unlawful; or

(v)	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which could adversely affect the Company’s ability to qualify as a REIT for tax purposes.

The Company is not obligated to redeem Shares under the Redemption Plan. If the Company determines to redeem Shares, at no time during a 12-month period may the number of Shares the Company redeems exceed 5% of the weighted average number of Shares of the Company’s outstanding common stock at the beginning of such 12-month period. The aggregate amount of funds under the Redemption Plan will be determined on a quarterly basis in the sole discretion of the board of directors of the Company, and may be less than but is not expected to exceed the aggregate proceeds from the Company’s Reinvestment Plan. To the extent the aggregate proceeds received from the Reinvestment Plan are not sufficient to fund redemption requests pursuant to the 5% limitation described above, the Company’s board of directors may, in its sole discretion, choose to use other sources of funds to redeem Shares. There is no guarantee that any funds will be set aside under the Reinvestment Plan or otherwise made available for the Redemption Plan during any period during which redemptions may be requested.

The Company will not redeem Shares that are subject to liens or other encumbrances until the lienholder or stockholder presents evidence that the liens or encumbrances have been removed. If any shares subject to a lien are inadvertently redeemed or the Company is otherwise required to pay to any other party all or any amount in respect of the value of redeemed Shares, then the recipient of amounts in respect of redemption shall repay the Company the amount paid for such redemption up to the amount it is required to pay to such other party.

3. Insufficient Funds. In the event there are insufficient funds to redeem all of the Shares for which redemption requests have been submitted, and the Company determines to redeem Shares, the Company will redeem pending requests at the end of each quarter in the following order:

(i)	pro rata as to redemptions sought upon a stockholder’s death;

(ii)	pro rata as to redemptions sought by stockholders with a Qualifying Disability or upon confinement to a long-term care facility;

(iii)	pro rata as to redemptions sought by stockholders subject to Bankruptcy;

(iv)	pro rata as to redemptions that would result in a stockholder owning less than 100 Shares; and

(v)	pro rata as to all other redemption requests.

For a disability to be considered a “Qualifying Disability” for the purposes of this Redemption Plan, the stockholder: (a) must receive a determination of disability based upon a physical or mental impairment arising after the date the stockholder acquired the Shares to be redeemed that can be expected to result in death or to last for a continuous period of not less than twelve months; and (b) the determination of disability must have been made by the governmental agency, if any, responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive. Such governmental agencies are limited to the following: (1) if the stockholder is eligible to receive Social Security disability benefits, the Social Security Administration; (2) if the stockholder is not eligible for Social Security disability benefits but could be eligible to receive disability benefits under the Civil Service Retirement System (the “CSRS”), the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time; or (3) if the stockholder is not eligible for Social Security disability benefits but could be eligible to receive military disability benefits, the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time. Redemption requests following an award by the applicable government agency of disability death benefits must be accompanied by the stockholder’s application for disability benefits and a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that the Company deems acceptable and demonstrates an award of disability benefits.

With respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, “long-term care facility” shall mean an institution that is an approved Medicare provider of skilled nursing care or a skilled nursing home licensed by the state or territory where it is located and meets all of the following requirements: (a) its main function is to provide skilled, immediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keep daily medical records of all medication dispensed; (e) its primary service is other than to provide housing for residents. A stockholder seeking redemption of Shares due to confinement to a long-term care facility must have begun such confinement after the date the stockholder acquired the Shares to be redeemed and must submit a written statement from a licensed physician certifying the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or the determination that the stockholder will be indefinitely confined to a long-term care facility.

With respect to redemptions sought upon a stockholder’s Bankruptcy, “Bankruptcy” shall mean a bankruptcy over which a trustee was appointed by a bankruptcy court after the date the stockholder acquired the Shares to be redeemed. A stockholder seeking to redeem Shares due to Bankruptcy must submit the court order appointing the trustee or an order of discharge from the applicable bankruptcy court.

With regard to a stockholder whose Shares are not redeemed due to insufficient funds in that quarter, the redemption request will be retained by the Company, unless withdrawn by the stockholder in the manner described below, and such Shares will be redeemed in subsequent quarters as funds become available and before any subsequently received redemption requests are honored, subject to the priority for redemption requests listed in (i) through (v) above. Stockholders will not relinquish their Shares to the Company until such time as the Company commits to redeem such Shares. However, the redemption price for redemption requests not withdrawn by the stockholder and Shares subsequently redeemed by the Company shall be equal to the redemption price as of the date on which the stockholder first submits the initial redemption request, determined in accordance with Section 1 above.

Until such time as the Company redeems the Shares, a stockholder may withdraw its redemption request as to any remaining Shares not redeemed by requesting from the Company a redemption change form, completing the form and delivering it to the Company by facsimile transmission to the facsimile number indicated on the form (subject to such stockholder receiving an electronic confirmation of such transmission) or by mail to the mailing address indicated on the form. Upon timely receipt of the redemption change form, the Company will treat the initial redemption request as cancelled as to any Shares not redeemed in prior quarters.

4. Redemption Requests. A stockholder requesting to redeem Shares must mail or deliver a written request on a form the Company provides, executed by the stockholder, its trustee or authorized agent. In the event of redemptions sought upon the death, Qualifying Disability, confinement to a long-term care facility or Bankruptcy of a stockholder, the written request must be received by the Company within one year after the onset or determination of the qualifying event. If requests in the event of a qualifying event are not received within the one year period described in the preceding sentence, they will be treated as ordinary redemption requests and will not be subject to priority.

The redemption agent will effect such redemption for the calendar quarter provided that it receives from the stockholder the properly completed redemption forms relating to the Shares to be redeemed, including the applicable supporting documents described in Section 3 for requests due to death, Qualifying Disability, confinement to a long-term care facility or Bankruptcy at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem such Shares. The effective date of any redemption will be the last date during a quarter during which the redemption agent receives the properly completed redemption forms and supporting documents, if applicable. As a result, the Company anticipates that, assuming sufficient funds are available for redemption, the redemptions will be paid no later than thirty days after the quarterly determination of the availability of funds for redemption.

Upon the redemption agent’s receipt of notice for redemption of Shares, the redemption price will be on such terms as the Company shall determine. As set forth in paragraph 1 above, the redemption price for Shares of the Company’s common stock will be between 92.5% and 100.0% of the purchase price of the Shares as determined by the length of time such Shares have been held, which amount will never exceed the then current offering price of the Shares of the Company’s common stock.

5. Amendment, Suspension or Termination of the Redemption Plan. The redemption price paid to stockholders for Shares the Company redeems may vary over time to the extent that the United States Internal Revenue Service changes its ruling regarding the percentage discount that a REIT may give on reinvested Shares, or to the extent that the board of directors determines to make a corresponding change to the price at which it offers Shares pursuant to its Reinvestment Plan. The board of directors will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. The Company will provide at least 15 days advance notice prior to effecting a price adjustment: (i) in the Company’s annual or quarterly reports or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

The Company’s board of directors, in its sole discretion, may amend, suspend or terminate the Redemption Plan at any time it determines that such amendment, suspension or termination is in the Company’s best interests. The board of directors may also amend, suspend or terminate the Redemption Plan if:

(i)	it determines, in its sole discretion, that the Redemption Plan impairs the Company’s capital or operations;

(ii)	it determines, in its sole discretion, that an emergency makes the Redemption Plan not reasonably practical;

(iii)	any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the stockholders;

(iv)	it determines, in its sole discretion, that the Redemption Plan would be unlawful; or

(v)	it determines, in its sole discretion, that redemptions under the Redemption Plan, when considered with all other sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which could adversely affect the Company’s ability to qualify as a REIT for tax purposes.

If the Company’s board of directors amends, suspends or terminates the Redemption Plan, the Company will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination: (i) in the Company’s annual or quarterly reports or (ii) by means of a separate mailing and disclosure in the appropriate current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

6. Governing Law. THIS REDEMPTION PLAN AND A STOCKHOLDER’S ELECTION TO PARTICIPATE IN THE REDEMPTION PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 6.

Up to $3,000,000,000 in shares of Common Stock

CNL Healthcare Properties, Inc.

PROSPECTUS

April 17, 2013

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by CNL Healthcare Properties, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 31.               Other Expenses of Issuance and Distribution

Item	Amount
SEC registration fee	$213,900
FINRA filing fee	75,500
Accounting fees and expenses	1,000,000
Due diligence reimbursement	2,000,000
Sales and advertising expenses	18,000,000
Legal fees and expenses	4,000,000
Blue sky fees and expenses	300,000
Printing expenses	1,000,000
Miscellaneous expenses	3,335,600

Total expenses	$29,925,000

Item 32.               Sales to Special Parties

Sales of shares of our common stock in the offering may be made to certain investors who qualify to make purchases net of selling commissions and marketing support fee, as described in the prospectus under “Plan of Distribution – Purchases Net of Selling Commissions and Marketing Support Fee.” The net proceeds the Company receives from such sales are not affected by the reduction or elimination of the selling commissions and marketing support fee. During the last six months, sales have been made to the following categories of investors net of all selling commissions and the marketing support fee, for a purchase price of $9.00 per share: (a) employees of affiliates of our advisor, and (b) registered representatives of participating brokers.

Item 33.               Recent Sales of Unregistered Securities

The offer and sale of shares to our advisor is claimed to be exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof.

Item 34.               Indemnification of Directors and Officers

Pursuant to the Company’s articles of incorporation, subject to the conditions set forth under Maryland law, no director or officer of the Company shall be liable to the Company or its stockholders for money or other damages. The Company is required to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) its present and former directors and officers, (b) any individual who, while a director or officer and at the Company’s request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and (c) its advisor or any of the advisor’s affiliates or directors or employees acting as the Company’s agent. Notwithstanding the foregoing, the Company shall not provide for indemnification of an officer, a director, the advisor or any affiliate of an advisor for loss or liability suffered by any of them or hold any of them harmless for any loss or liability suffered by the Company unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in the Company’s best interest; (ii) the party seeking indemnification was acting or performing services on the Company’s behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), an advisor or an affiliate of an advisor or a director or employee of the foregoing acting as an agent of the Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets of the Company and not from its stockholders. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. Pursuant to its articles of incorporation, the Company will pay or reimburse reasonable expenses incurred by an officer, a director, the advisor or any affiliate of the advisor in advance of final disposition of a proceeding if the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on the Company’s behalf; (ii) the party seeking such advancement has provided the Company written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iv) the party seeking indemnification undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

The Company has entered into indemnification agreements with each of the Company’s officers and directors.

Item 35.               Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36.               Financial Statements and Exhibits

(a)       Pro Forma Financial Information.

CNL Healthcare Properties, Inc. and Subsidiaries:

Unaudited Pro Forma Condensed Consolidated Financial Statements:

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2013

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2013

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2012

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(b)       Exhibits. The following exhibits are filed as part of this registration statement:

Exhibits:
1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Registration Statement on Form S-11 (File No. 333-168129) filed April 11, 2011 and incorporated herein by reference.)

1.3	Selected Dealer Agreement dated July 29, 2011, among CNL Properties Trust, Inc., CNL Securities Corp., CNL Properties Corp., CNL Financial Group, LLC and Ameriprise Financial Services, Inc. dated July 29, 2011 (Previously filed as Exhibit 1.1 to the Current Report on Form 8-K filed August 2, 2011 and incorporated herein by reference.)

3.1	Second Articles of Amendment and Restatement of CNL Healthcare Properties, Inc. (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

3.2	Third Amended and Restated Bylaws of CNL Healthcare Properties, Inc., effective June 27, 2013 (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

4.1	Form of Subscription Agreement (Previously filed as Appendix B to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

4.2	Form of Distribution Reinvestment Plan (Previously filed as Appendix C to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

4.3	Form of Redemption Plan (Previously filed as Appendix D to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

4.4	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (Previously filed as Exhibit 4.5 to the Pre-effective Amendment One to Form S-11 (File No. 333-168129) filed October 20, 2010 and incorporated herein by reference.)

5.1	Opinion of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. re legality (Previously filed as Exhibit 5.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

8.1	Opinion of Arnold & Porter LLP re tax matters (Previously filed as Exhibit 8.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.1	Amended and Restated Limited Partnership Agreement of CNL Properties Trust, LP (Previously filed as Exhibit 10.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.2.1	Advisory Agreement dated June 8, 2011, between CNL Properties Trust, Inc., CNL Properties Trust LP, and CNL Properties Corp. (Previously filed as Exhibit 10.3 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.2.2	First Amendment to Advisory Agreement dated October 5, 2011, by and between CNL Properties Trust, Inc., CNL Properties Corp., and CNL Properties Trust, LP (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed October 5, 2011 and incorporated herein by reference.)

10.2.3	Second Amendment to Advisory Agreement dated March 20, 2013, by and among CNL Healthcare Properties, Inc., CHP Partners, LP and CNL Healthcare Corp. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed March 26, 2013 and incorporated herein by reference.)

10.3	First Amended and Restated Property Management and Leasing Agreement date June 28, 2012, by and between CNL Healthcare Trust, Inc., CHT Partners, LP, its various subsidiaries and CNL Healthcare Manager Corp. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed July 2, 2012 and incorporated herein by reference.)

10.4.1	Service Agreement dated as of June 8, 2011, by and between CNL Capital Markets Corp. and CNL Properties Trust, Inc. (Previously filed as Exhibit 10.5 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.4.2	Second Addendum to Service Agreement dated March 20, 2013, by and between CNL Capital Markets Corp. and CNL Healthcare Properties, Inc. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed March 26, 2013 and incorporated herein by reference.)

10.5	Form of Indemnification Agreement dated April 13, 2012, between CNL Healthcare Trust, Inc. and each of James M. Seneff, Jr., Thomas K. Sittema, Bruce Douglas, Michael P. Haggerty, J. Douglas Holladay, Stephen H. Mauldin, Joseph T. Johnson, Ixchell C. Duarte and Holly J. Greer, and for J. Chandler Martin dated July 27, 2012 (Previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed April 19, 2012 and incorporated herein by reference.

10.6	Asset Purchase Agreement dated December 15, 2011, between Casper Retirement, LLC et al and CNL Properties Trust, LP (Previously filed as Exhibit 10.5 to the Annual Report on Form 10-K filed February 10, 2012 and incorporated herein by reference.)

10.7	Lease Agreement dated as of February 16, 2012, by and between CHT Marion OH Senior Living, LLC and TSMM Management, LLC (Previously filed as Exhibit 10.8 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.8	Secured Loan Agreement dated February 16, 2012, by and among CHT Partners, LP et al. and KeyBank National Association (Previously filed as Exhibit 10.9 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.9	Promissory Note ($71,400,000) dated February 16, 2012, made by CHT Partners, LP et al. in favor of KeyBank National Association (Previously filed as Exhibit 10.10 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.10	Guaranty Agreement dated February 16, 2012, by CNL Healthcare Trust, Inc. f/b/o KeyBank National Association (Previously filed as Exhibit 10.11 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.11	Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated as of February 16, 2012, made by CHT Marion OH Senior Living, LLC, in favor of KeyBank National Association (Previously filed as Exhibit 10.12 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.12	Contract for Sale and Purchase made as of January 26, 2012, by and between Ronald D. Brown and Harbor Retirement Associates, LLC (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.13	Assignment and Assumption of Contract for Purchase and Sale effective as of August 29, 2012, by and between Harbor Retirement Associates, LLC, CHT HarborChase Assisted Living Owner, LLC, and Ronald D. Brown (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.14	Loan Agreement made as of August 29, 2012, by and between CHT HarborChase Assisted Living Owner, LLC and Synovus Bank (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.15	Promissory Note ($17,328,027) dated August 29, 2012, made by CHT HarborChase Assisted Living Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.16	Mortgage and Security Agreement dated August 29, 2012, by CHT HarborChase Assisted Living Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.17	Guaranty dated August 29, 2012, given by CNL Healthcare Trust, Inc. f/b/o Synovus Bank (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.18	Development Agreement dated August 29, 2012, by and among Harbor Retirement Associates, LLC and CHT HarborChase Assisted Living Owner, LLC (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.19	Pre-Opening Agreement dated August 29, 2012, by and among Harbor Retirement Associates, LLC and CHT HarborChase TRS Tenant Corp. and Harbor Villages Management, LLC (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.20	Subordination of Management Agreement made as of August 29, 2012, by and among Harbor Villages Management, LLC, CHT Harborchase TRS Tenant Corp., and Synovus Bank (Previously filed as Exhibit 10.83 to the Annual Report on Form 10-K filed March 27, 2013 and incorporated herein by reference.)

10.21	Multifamily Loan and Security Agreement dated as of August 31, 2012, by and between CHT Grand Island NE Senior Living, LLC and Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.22	Multifamily Note ($9,000,000.00) dates as of August 31, 2012, made by CHT Grand Island NE Senior Living, LLC in favor of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.23	Guaranty of Non-Recourse Obligations dates as of August 31, 2012, given by CNL Healthcare Trust, Inc. f/b/o Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.24	Multifamily Trust Indenture, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Montana) dated as of August 31, 2012 by CHT Billings MT Senior Living, LLC f/b/a Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.25	Transfer Agreement dated August 31, 2012, by and among GCI Development, LLC and CHT Partners, LP (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.26	Amended and Restated Limited Liability Company Agreement of CHT GCI Partners I, LLC dated August 31, 2012, by and among CHT Windsor Manor AL Holding, LLC and GCI Development, LLC (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.27	Management Services Agreement dated August 31, 2012, by and between Provision Living, LLC and Webster City IA Assisted Living Tenant, LLC (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.28	Lease Agreement dated August 31, 2012, by and between Webster City IA Assisted Living Owner, LLC and Webster City IA Assisted Living Tenant, LLC (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.29	Secured Loan Agreement dated August 31, 2012, by and among Vinton IA Assisted Living Owner, LLC, Webster City IA Assisted Living Owner, LLC, Nevada IA Assisted Living Owner, LLC, Vinton IA Assisted Living Tenant, LLC, Webster City IA Assisted Living Tenant, LLC, Nevada IA Assisted Living Tenant, LLC (Borrowers) and KeyBank National Association (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.30	Promissory Note ($12,380,000.00) dated August 31, 2012, made by Borrowers in favor of KeyBank National Association (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.31	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (Windsor Manor of Webster City) dated August 31, 2012, made by Webster City IA Assisted Living Owner, LLC and Webster City IA Assisted Living Tenant, LLC in favor of KeyBank National Association (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.32	Guaranty Agreement dated August 31, 2012, made by CNL Healthcare Trust, Inc. for the benefit of KeyBank National Association (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.

10.33	Real Estate Purchase Agreement made as of November 1, 2006, by and between Needle Development, Inc. (Seller) and Solomon Holdings IV-Dogwood Acworth, LLC (Purchaser) (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.34	Assignment and Assumption Agreement effective as of December 18, 2012, by and among Needle Development, Inc. (Seller), Solomon Holdings IV-Dogwood Acworth, LLC (Assignor) and CHT Acworth GA Owner, LLC (Assignee) (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.35	Development Agreement dated December 18, 2012, by and among Solomon Development Services - Acworth, LLC and CHT Acworth GA Owner, LLC (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.36	Construction Guaranty dated December 18, 2012, made by Solomon Holdings IV-Dogwood Acworth, LLC in favor of CHT Acworth GA Owner, LLC (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.37	Management Services Agreement dated December 18, 2012, by and between Trinity Lifestyles Management II, LLC and CHT Acworth GA Tenant Corp. (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.38	Loan Agreement made as of December 18, 2012, by and between CHT Acworth GA Owner, LLC and Synovus Bank (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.39	Promissory Note in principal amount of $15,073,041 dated December 18, 2012, made by CHT Acworth GA Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.40	Deed to Secure Debt and Security Agreement dated December 18, 2012, by CHT Acworth GA Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.41	Guaranty dated December 18, 2012, given by CNL Healthcare Trust, Inc. in favor of Synovus Bank (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.42	Asset Purchase Agreement made as of October 30, 2012, by and between Lima Retirement, L.L.C., Zanesville Retirement, L.L.C., Decatur Retirement, L.L.C., Council Bluffs Retirement, LLC, and Primrose Cottages, LLC, as Sellers, and CHT Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed November 5, 2012 and incorporated herein by reference.)

10.43	Assignment and Assumption of Asset Purchase Agreement dated as of December 19, 2012, by and between CHT Partners, LP and CHT Zanesville OH Senior Living, LLC (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.44	Lease Agreement dated as of December 19, 2012, by and between CHT Zanesville OH Senior Living, LLC and TSMM Management, LLC (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.45	Guaranty of Lease dated as of December 19, 2012, made by each of James L. Thares, Brian J. Morgan, William J. Schaefbauer II and Mark W. McNeary (Guarantors) and TSMM Management, LLC (Tenant) for the benefit of CHT Zanesville OH Senior Living, LLC (Landlord) (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.46	Secured Loan Agreement ($49,687,000) dated as of December 19, 2012, by and among CHT Partners, LP, CHT Senior Living Net Lease Holding, LLC, CHT Council Bluffs IA Senior Living, LLC, CHT Decatur IL Senior Living, LLC, CHT Lima OH Senior Living, LLC, CHT Zanesville OH Senior Living, LLC and CHT Aberdeen SD Senior Living, LLC and KeyBank National Association (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.47	Promissory Note ($49,687,000) dated as of December 19, 2012, made by each of CHT Partners, LP, CHT Senior Living Net Lease Holding, LLC, CHT Council Bluffs IA Senior Living, LLC, CHT Decatur IL Senior Living, LLC, CHT Lima OH Senior Living, LLC, CHT Zanesville OH Senior Living, LLC and CHT Aberdeen SD Senior Living, LLC in favor of KeyBank National Association (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.48	Open End Mortgage Assignment of Rents, Security Agreement and Fixture Filing dated as of December 19, 2012, made by CHT Zanesville OH Senior Living, LLC to KeyBank National Association (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.49	Guaranty Agreement dated as of December 19, 2012, made by CNL Healthcare Trust, Inc. in favor of KeyBank National Association (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.50	Agreement of Sale made as of October 31, 2012, by and among Brookridge Marquette Real Estate, LLC, Roland Park Real Estate, LLC, Pikesville Real Estate, LLC, 5858 South 47 Mile Road Real Estate, LLC, Brookridge Marquette Operating, LLC, Roland Park Operating, LLC, Pikesville Operating, LLC, and 5858 South 47 Mile Road Operating, LLC, as Sellers, and CHT Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 6, 2012 and incorporated herein by reference.)

10.51	Agreement of Sale made as of October 31, 2012, by and among Frederick Real Estate, LLC and Frederick Operating, LLC, as Sellers, and CHT Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on November 6, 2012 and incorporated herein by reference.)

10.52	Loan Agreement dated December 21, 2012, by and among of CHT Brookridge Heights MI Owner, LLC, CHT Brookridge Heights MI Tenant Corp., CHT Curry House MI Owner, LLC, CHT Curry House MI Tenant Corp., CHT Symphony Manor MD Owner, LLC, CHT Symphony Manor MD Tenant Corp., CHT Tranquility at Fredericktowne MD Owner, LLC, CHT Tranquility at Fredericktowne MD Tenant Corp., CHT Woodholme Gardens MD Owner, LLC, and CHT Woodholme Gardens MD Tenant Corp., as Borrowers, and The Prudential Insurance Company of America, as Lender (Previously filed as Exhibit 10.65 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.53	Promissory Note in the principal amount of $8,181,300 made by each of CHT Brookridge Heights MI Owner, LLC and CHT Brookridge Heights MI Tenant Corp., as Borrowers, in favor of The Prudential Insurance Company of America, as Lender, dated as of December 21, 2012. (Previously filed as Exhibit 10.66 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.54	Mortgage and Security Agreement (First) made as of December 21, 2012, by and between CHT Brookridge Heights MI Owner, LLC and CHT Brookridge Heights MI Tenant Corp., as Borrowers, and The Prudential Insurance Company of America, as Lender (Previously filed as Exhibit 10.67 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.55	Mortgage and Security Agreement (Second) made as of December 21, 2012, by and between CHT Brookridge Heights MI Owner, LLC and CHT Brookridge Heights MI Tenant Corp., as Borrowers, and The Prudential Insurance Company of America, as Lender (Previously filed as Exhibit 10.68 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.56	Partial Recourse Guaranty dated as of December 21, 2012 made by CNL Healthcare Trust, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.69 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.57	Recourse Liabilities Guaranty (Brookridge Heights) dated as of December 21, 2012, made by CNL Healthcare Trust, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.70 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.58	Framework Agreement dated as of January 14, 2013, between CHP Partners, LP and MMAC Berkshire, L.L.C. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.59	Limited Liability Company Agreement dated January 16, 2013, of CHP Montecito Partners I, LLC (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.60	Sale Agreement, as amended, dated November 9, 2012, between Claremont Venture I, L.P. and MMIC Acquisition Corporation, as amended (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.61	Sale Agreement Assignment dated January 16, 2013, between MMIC Acquisition Corporation and CHP Claremont CA Owner, LLC (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.62	Property Management Agreement dated January 16, 2013, between StoneCreek Investment Corporation and CHP Claremont CA Owner, LLC (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.63	Credit Agreement dated January 16, 2013, between CHP Claremont CA Owner, LLC and Regions Bank (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.64	Promissory Note ($12,958,162) of CHP Claremont CA Owner, LLC dated as of January 16, 2013, in favor of Regions Bank (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.65	Deed of Trust and Security Agreement dated as of January 16, 2013, from CHP Claremont CA Owner, LLC in favor of First American Title Insurance Company, as trustee, for the benefit of Regions Bank (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.66	Carveout Guaranty dated January 16, 2013, made by CNL Healthcare Properties, Inc. and MMAC Berkshire, L.L.C. in favor of Regions Bank (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.67	Holdback Escrow Agreement effective as of January 16, 2013, by and among Claremont Venture I, L.P., CHP Claremont CA Owner, LLC and First American Title Insurance Company (Previously filed as Exhibit 10.10 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.68	Limited Liability Company Agreement of CHP Montecito Partners, I, LLC dated as of January 16, 2013, by and among CHP Claremont Holding, LLC, and MMAC Berkshire Claremont L.L.C. (Previously filed as Exhibit 10.78 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.69	First Amendment to Pre-Opening Services and Management Agreement dated January 28, 2013, by and between CHT Harborchase TRS Tenant Corp. and Harbor Villages Management, LLC (Previously filed as Exhibit 10.79 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.70	Expense Support and Restricted Stock Agreement effective April 1, 2013, by and between CNL Healthcare Properties, Inc. and CNL Healthcare Corp. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed March 26, 2013 and incorporated herein by reference.)

10.71	Modification of Loan Documents (Primrose II) effective as of March 27, 2013, by and among CHP Partners, LP, CHT Partners, LP, etc. (Previously filed as Exhibit 10.1 t the Current Report on Form 8-K filed April 2, 2013 and incorporated herein by reference.)

10.72	Second Amended and Restated Limited Liability Company Agreement of CHT GCI Partners I, LLC dated as of April 2, 2013 (Previously filed as Exhibit 10.82 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.73	Agreement of Sale and Purchase dated April 3, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC and Emory Development Partners, LLC and CHP Partners, LP (Previously filed as Exhibit 10.83 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.74	Asset Purchase Agreement made as of April 23, 2013, by and among BHC Properties, LLC, WHC Properties, LLC, SHC Properties, LLC, NHC Properties, LLC, MHC Properties, LLC, JHC Properties, LLC and CHP Partners, LP. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed April 29, 2013 and incorporated herein by reference.)

10.75	Operations Transfer Agreement made as of April 23, 2013, effective as of date of closing, by and among BHC Properties, LLC, WHC Properties, LLC, SHC Properties, LLC, NHC Properties, LLC, MHC Properties, LLC, JHC Properties, LLC, LVRC Properties, LLC (Sellers), Batesville Healthcare Center, LLC, West Memphis Healthcare Center, LLC, Searcy Healthcare Center, LLC, Mine Creek Healthcare Center, LLC, Magnolia Healthcare Center, LLC, Jonesboro Healthcare Center, LLC, Lake Village Residential Care Center, LLC (Existing Operators), Arkansas SNF Operations Acquisition III, LLC, Arkansas SNF Operations Acquisition, LLC, Batesville Health and Rehab, LLC, Broadway Health and Rehab, LLC, Searcy Health and Rehab, LLC, Mine Creek Health and Rehab, LLC, Magnolia Health and Rehab, LLC, Jonesboro Health and Rehab, LLC, and Lake Village Senior Living, LLC (New Operators) (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed April 29, 2013 and incorporated herein by reference.)

10.76	Multifamily Loan and Security Agreement (Non-recourse) (Senior Housing) By and Between CHT Decatur IL Senior Living, LLC and Keycorp Real Estate Capital Markets, Inc., dated as of May 8, 2013 (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed May 14, 2013 and incorporated herein by reference.)

10.77	Multifamily Loan and Security Agreement (Non-recourse) (Senior Housing) By and Between CHT Zanesville OH Senior Living, LLC and Keycorp Real Estate Capital Markets, Inc., dated as of May 8, 2013 (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed May 14, 2013 and incorporated herein by reference.)

10.78	Secured Loan Agreement dated May 31, 2013, made by and among CHP Batesville Healthcare Owner, LLC, CHP Broadway Healthcare Owner, LLC, CHP Jonesboro Healthcare Owner, LLC, CHP Magnolia Healthcare Owner, LLC, CHP Mine Creek Healthcare Owner, LLC and CHP Searcy Healthcare Owner, LLC, as Borrowers, Keybank National Association, as Agent, and the lending institutions a party hereto from time to time (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.79	Promissory Note ($15,000,000.00) dated May 31, 2013, of CHP Batesville Healthcare Owner, LLC, CHP Broadway Healthcare Owner, LLC, CHP Jonesboro Healthcare Owner, LLC, CHP Magnolia Healthcare Owner, LLC, CHP Mine Creek Healthcare Owner, LLC and CHP Searcy Healthcare Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.80	Promissory Note ($15,000,000.00) dated May 31, 2013, of CHP Batesville Healthcare Owner, LLC, CHP Broadway Healthcare Owner, LLC, CHP Jonesboro Healthcare Owner, LLC, CHP Magnolia Healthcare Owner, LLC, CHP Mine Creek Healthcare Owner, LLC and CHP Searcy Healthcare Owner, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.81	Guaranty Agreement dated May 31, 2013, made by CNL Healthcare Properties, Inc., to and for the benefit of Keybank National Association (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.82	Arkansas Mortgage, Absolute Assignment of Rents, Security Agreement and Fixture Filing (includes future advances) dated May 31, 2013, made by CHP Batesville Healthcare Owner, LLC, as Mortgagor, to Keybank National Association, as Agent, for the benefit of the Lenders, as Mortgagee (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.83	Lease Agreement dated as of May 31, 2013, by and between CHP Batesville Healthcare Owner, LLC, as Landlord, and Batesville Health and Rehab, LLC, as Tenant (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.84	Asset Purchase Agreement dated as of June 21, 2013 by and among MMIC Leawood MOB, LLC, MMIC Harbour View, LLC, MMIC JCL MOB, LLC, MMIC EMA MOB, LLC, and MMIC Chestnut Commons, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed June 27, 2013 and incorporated herein by reference.)

10.85	Purchase Agreement made and entered into as of June 26, 2013 by and among CMH Holding Co., CMH II Holding Co., and Calvert Medical Arts Center, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

10.86	Purchase Agreement made and entered into as of as of June 26, 2013 by and among Calvert Medical Office Building Limited Partnership, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

10.87	Purchase and Sale Agreement dated as of July 3, 2013 by and among RR AL Care Group Limited Partnership and RR IL Care Group Limited Partnership, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed July 10, 2013 and incorporated herein by reference.)

10.88	Purchase and Sale Agreement dated as of July 3, 2013 by and between Raider Ranch, LP, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed July 10, 2013 and incorporated herein by reference.)

10.89	Purchase and Sale Agreement dated as of July 3, 2013 by and between Oklahoma Care Group, LP, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed July 10, 2013 and incorporated herein by reference.)

10.90	First Amendment to Agreement of Sale and Purchase dated April 30, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.91	Second Amendment to Agreement of Sale and Purchase dated May 10, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.92	Third Amendment to Agreement of Sale and Purchase dated May 13, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.93	Fourth Amendment to Agreement of Sale and Purchase dated May 15, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.94	Fifth Amendment to Agreement of Sale and Purchase dated July 1, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.95	Sixth Amendment to Agreement of Sale and Purchase dated July 3, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.96	Assignment and Assumption of Agreement of Sale and Purchase dated July 10, 2013, by and between CHP Partners, LP, and CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.97	Non-Solicitation Agreement dated as of July 10, 2013, by and between N.T. Brinkman, Inc. and CHP Partners, LP (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.98	Right of First Offer Agreement dated as of July 10, 2013, by and between N.T. Brinkman, Inc. and CHP Partners, LP (Previously filed as Exhibit 10.10 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.99	Property Management Agreement effective July 10, 2013, between Healthcare Equity Partners, LLC and CHP Knoxville Plaza A MOB Owner, LLC (Previously filed as Exhibit 10.11 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.100	Credit Agreement dated as of July 10, 2013, among CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, CHP Jefferson Commons Condo MOB Owner, LLC, and Regions Bank (Previously filed as Exhibit 10.12 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.101	Promissory Note ($38,609,025.00) dated as of July 10, 2013, made by each of CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC in favor of Regions Bank (Previously filed as Exhibit 10.13 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.102	Leasehold Deed of Trust/Deed of Trust and Security Agreement dated as of July 10, 2013, by CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC in favor of William L. Rosenberg, of Davidson County, Tennessee (Trustee), said term referring always to the named Trustee and his/her successors in trust, for the use and benefit of Regions Bank (Previously filed as Exhibit 10.14 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.103	Guaranty of Non-Recourse Obligations (Decatur) dated as of May 8, 2013 by CNL Healthcare Properties, Inc. to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.104	Guaranty of Non-Recourse Obligations (Zanesville) dated as of May 8, 2013 by CNL Healthcare Properties, Inc. to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.105	Multifamily Note ($11,060,000) dated May 8, 2013, made by CHT Decatur IL Senior Living, LLC in favor of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.106	Multifamily Note ($12,482,000.00) dated May 8, 2013, made by CHT Zanesville OH Senior Living, LLC in favor of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.107	Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of May 8, 2013 by CHT Decatur IL Senior Living, LLC, to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.108	Open-End Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of May 8, 2013 by CHT Zanesville OH Senior Living, LLC, to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.109	Credit Agreement dated August 19, 2013 between CHP Partners, LP, and CNL Healthcare Properties, Inc., as Borrowers, and Keybank National Association, as Administrative Agent, and The Other Lenders Party Hereto (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.110	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (Iowa) dated August 19, 2013 executed by CHT Council Bluffs IA Senior Living, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.111	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Bank of America, N.A. in the principal amount of $15,000,000.00 (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.112	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Cadence Bank, NA. in the principal amount of $25,000,000.00 (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.113	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Fifth Third Bank in the principal amount of $25,000,000.00 (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.114	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Keybank National Association in the principal amount of $30,000,000.00 (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.115	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to PNC Bank, National Association in the principal amount of $25,000,000.00 (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.116	Assignment of Leases and Rents (Iowa) dated August 19, 2013 executed by CHT Council Bluffs IA Senior Living, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.117	Guaranty Agreement dated August 19, 2013 executed by CHT Lima OH Senior Living, LLC, CHT Council Bluffs IA Senior Living, LLC and CHT Senior Living Net Lease Holding, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.118	Loan Agreement dated August 16, 2013, among CHP Chestnut Commons OH MOB Owner, LLC, CHP Leawood KS MOB Owner, LLC, CHP Lincoln Plaza AZ MOB Owner, LLC, CHP North Mountain AZ MOB Owner, LLC, and CHP Escondido CA MOB Owner, LLC and The Prudential Insurance Company of America (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.119	JCL Recourse Liabilities Guaranty dated August 16, 2013, executed by CNL Healthcare Properties, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.120	Mortgage and Security Agreement (First) dated August 16, 2013, executed by CHP Leawood KS MOB Owner, LLC in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.121	Mortgage and Security Agreement (Second) dated August 16, 2013, executed by CHP Leawood KS MOB Owner, LLC in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.122	Promissory Note (Doctors Specialty Hospital) dated August 16, 2013, by CHP Leawood KS MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $4,510,000.00 (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.123	Promissory Note (North Mountain Medical Plaza) dated August 16, 2013, by CHP North Mountain AZ MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $3,530,000.00 (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.124	Promissory Note (John C. Lincoln Medical Plaza I and II) dated August 16, 2013, by CHP Lincoln Plaza AZ MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $4,790,000.00 (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.125	Promissory Note (Escondido Medical Arts Centre) dated August 16, 2013, by CHP Escondido CA MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $10,020,000.00 (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.126	Promissory Note (Cleveland Clinic Chestnut Commons) dated August 16, 2013, by CHP Chestnut Commons OH MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $12,860,000.00 (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.127	Recourse Liabilities Guaranty (Doctors Specialty Hospital) dated August 16, 2013, executed by CNL Healthcare Properties, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.10 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.128	Ground Lease (LMP Parcel) effective February 29, 2008, by and between John C. Lincoln Health Network and MMIC JCL MOB, LLC (Previously filed as Exhibit 10.11 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.129	Ground Lease (NMMP Parcel) effective February 29, 2008, by and between John C. Lincoln Health Network and MMIC JCL MOB, LLC (Previously filed as Exhibit 10.12 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.130	Assignment and Assumption of Leasehold Interest in Ground Lease effective August 16, 2013, by and between MMIC JCL MOB, LLC and CHP North Mountain AZ MOB, LLC (Previously filed as Exhibit 10.13 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.131	Assignment and Assumption of Leasehold Interest in Ground Lease (John C. Lincoln Medical Plaza) effective August 16, 2013, by and between MMIC JCL MOB, LLC and CHP Lincoln Plaza AZ MOB, LLC (Previously filed as Exhibit 10.14 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.132	Property Management and Leasing Agreement dated August 16, 2013, by and between CHP Escondido CA MOB Owner, LLC and Lincoln Property Company Commercial Service Enterprises, Inc. d/b/a Lincoln Harris CSG (Previously filed as Exhibit 10.15 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.133	Property Management and Leasing Agreement dated August 16, 2013, by and between CHP Lincoln Plaza AZ MOB Owner, LLC and Holladay Property Services Midwest, Inc. (Previously filed as Exhibit 10.16 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.134	Supplemental Guaranty (Doctors Specialty Hospital) dated August 16, 2013, executed by CHP Leawood KS MOB Owner, LLC in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.17 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.135	Ground Lease Agreement dated April 13, 2004, between St. Mary’s Health System, Inc. and Knoxville Equity Partners, LLC (Filed herewith.)

10.136	First Amendment to Ground Lease dated as of April 15, 2008, by and between St. Mary’s Health System, Inc. and Knoxville Equity Partners, LLC (Filed herewith.)

10.137	Second Amendment to Ground Lease dated July 10, 2013, by and between Metro Knoxville HMA, LLC and Knoxville Equity Partners, LLC (Filed herewith.)

10.138	Assignment and Assumption of Ground Lease dated as of July 10, 2013, by and between Knoxville Equity Partners, LLC and CHP Knoxville Plaza A MOB Owner, LLC (Filed herewith.)

10.139	Ground Lease Agreement dated December 12, 2007, between St. Mary’s Health System, Inc. and Emory Development Partners, LLC (Filed herewith.)

10.140	First Amendment to Ground Lease dated as of April 15, 2008, by and between St. Mary’s Health System, Inc. and Emory Development Partners, LLC (Filed herewith.)

10.141	Second Amendment to Ground Lease dated as of October 27, 2008, by and between St. Mary’s Health System, Inc. and Emory Development Partners, LLC (Filed herewith.)

10.142	Assignment and Assumption of Ground Lease dated as of July 10, 2013, by and between Emory Development Partners, LLC to and in favor of CHP Knoxville Plaza B MOB Owner, LLC (Filed herewith.)

10.143	Air Rights Lease Agreement dated March 27, 2003, between St. Mary’s Health System, Inc. and Jefferson Equity Partners, LLC (Filed herewith.)

10.144	First Amendment to Air Rights Lease dated as of October 8, 2003, by and between St. Mary’s Health System, Inc. and Jefferson Equity Partners, LLC (Filed herewith.)

10.145	Second Amendment to Air Rights Lease dated as of May 14, 2008, by and between St. Mary’s Health System, Inc. and Healthcare Equity Partners, LLC (Filed herewith.)

10.146	Third Amendment to Air Rights Lease dated July 10, 2013, by and between Metro Knoxville HMA, LLC and Oak Hills Partners, LLC (Filed herewith.)

10.147	Assignment and Assumption of Air Rights Lease dated as of July 10, 2013, by and between Oak Hill Partners, LLC and CHP Central Wing Annex MOB Owner, LLC (Filed herewith.)

10.148	Assignment and Assumption of Air Rights Lease dated as of October 28, 2003, by and between Jefferson Equity Partners, LLC to Healthcare Equity Partners, LLC (Filed herewith.)

10.149	Assignment and Assumption of Air Rights Lease dated as of July 29, 2011, by and between Healthcare Equity Partners, LLC to Oak Hill Partners, LLC (Filed herewith.)

10.150	Expense Support and Restricted Stock Agreement effective July 1, 2013, by and among CNL Healthcare Properties, Inc. and CNL Healthcare Manager Corp. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 27, 2013 and incorporated herein by reference.)

10.151	Purchase and Sale Agreement dated as of August 21, 2013 by and between Vancouver Bridgewood, LLC, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 27, 2013 and incorporated herein by reference.)

10.152	Schedule of Omitted Agreements (Filed herewith.)

21.1	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (Included in Exhibit 5.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

23.2	Consent of Arnold & Porter LLP (Included in Exhibit 8.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

23.3	Consent of PricewaterhouseCoopers LLP (Filed herewith.)

23.4	Consent of Ernst & Young LLP (Filed herewith.)

23.5	Consent of CliftonLarsonAllen LLP (Filed herewith.)

23.6	Consent of Walker Healthcare Services Group (Filed herewith.)

24	Power of Attorney for James M. Seneff, Jr., Thomas K. Sittema, Bruce Douglas, Michael P. Haggerty, J. Douglas Holladay, Stephen H. Mauldin, Joseph T. Johnson, Ixchell C. Duarte (Previously filed as Exhibit 24 to Post-effective Amendment Two to Form S-11 (File No. 333-168129) filed June 8, 2012 and incorporated herein by reference.)

24.1	Power of Attorney for J. Chandler Martin (Previously filed as Exhibit 24.1 to Post-effective Amendment Three to Form S-11 (File No. 333-168129) filed September 14, 2012 and incorporated herein by reference.)

Item 37.               Undertakings

The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with our advisor or its affiliates, and of fees, commissions, compensation, and other benefits paid or accrued to our advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

During the distribution period, the registrant undertakes to file a sticker supplement pursuant to Rule 424I under the Securities Act to describe each “significant” property that has not been identified in the prospectus whenever a reasonable probability exists that the property will be acquired. For these purposes, an individual property will be considered “significant” if: (i) it is acquired from a related party; (ii) as of the date of acquisition, it was equal to or greater than 10% of the registrant’s total assets on its last balance sheet, giving effect to any property acquisitions that were probable or completed since the date of its last balance sheet; or (iii) it is one of a group of properties that (A) together aggregate an amount equal to or greater than 10% of the registrant’s total assets on its last balance sheet, giving effect to any property acquisitions that were probable or completed since the date of its last balance sheet or (B) are related. The registrant undertakes to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for significant properties acquired during the distribution period that have been filed, or should have been filed, on Form 8-K.

The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

The undersigned registrant hereby undertakes:

(10)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 29, 2013.

CNL HEALTHCARE PROPERTIES, INC. (Registrant)

By:	/s/James M. Seneff, Jr.
James M. Seneff, Jr.
Chairman of the Board and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 6 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/James M. Seneff, Jr.	Chairman of the Board and Director	August 29, 2013
James M. Seneff, Jr.

*	Vice Chairman of the Board and Director	August 29, 2013
Thomas K. Sittema

*	Independent Director	August 29, 2013
Bruce Douglas

*	Independent Director	August 29, 2013
Michael P. Haggerty

*	Independent Director	August 29, 2013
J. Douglas Holladay

*	Independent Director	August 29, 2013
J. Chandler Martin

*	President and Chief Executive Officer	August 29, 2013
Stephen H. Mauldin	(Principal Executive Officer)

*	Senior Vice President, Chief Financial	August 29, 2013
Joseph T. Johnson	Officer and Treasurer (Principal Financial Officer)

*	Senior Vice President and Chief	August 29, 2013
Ixchell C. Duarte	Accounting Officer (Principal Accounting Officer)

By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-effective Amendment No. 6 to the Registration Statement on behalf of the persons indicated.

*By:	/s/James M. Seneff, Jr.
James M. Seneff, Jr.
Attorney-in-Fact

EXHIBIT INDEX

Exhibits:
1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Registration Statement on Form S-11 (File No. 333-168129) filed April 11, 2011 and incorporated herein by reference.)

1.3	Selected Dealer Agreement dated July 29, 2011, among CNL Properties Trust, Inc., CNL Securities Corp., CNL Properties Corp., CNL Financial Group, LLC and Ameriprise Financial Services, Inc. dated July 29, 2011 (Previously filed as Exhibit 1.1 to the Current Report on Form 8-K filed August 2, 2011 and incorporated herein by reference.)

3.1	Second Articles of Amendment and Restatement of CNL Healthcare Properties, Inc. (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

3.2	Third Amended and Restated Bylaws of CNL Healthcare Properties, Inc., effective June 27, 2013 (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

4.1	Form of Subscription Agreement (Previously filed as Appendix B to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

4.2	Form of Distribution Reinvestment Plan (Previously filed as Appendix C to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

4.3	Form of Redemption Plan (Previously filed as Appendix D to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

4.4	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (Previously filed as Exhibit 4.5 to the Pre-effective Amendment One to Form S-11 (File No. 333-168129) filed October 20, 2010 and incorporated herein by reference.)

5.1	Opinion of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. re legality (Previously filed as Exhibit 5.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

8.1	Opinion of Arnold & Porter LLP re tax matters (Previously filed as Exhibit 8.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.1	Amended and Restated Limited Partnership Agreement of CNL Properties Trust, LP (Previously filed as Exhibit 10.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.2.1	Advisory Agreement dated June 8, 2011, between CNL Properties Trust, Inc., CNL Properties Trust LP, and CNL Properties Corp. (Previously filed as Exhibit 10.3 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.2.2	First Amendment to Advisory Agreement dated October 5, 2011, by and between CNL Properties Trust, Inc., CNL Properties Corp., and CNL Properties Trust, LP (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed October 5, 2011 and incorporated herein by reference.)

10.2.3	Second Amendment to Advisory Agreement dated March 20, 2013, by and among CNL Healthcare Properties, Inc., CHP Partners, LP and CNL Healthcare Corp. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed March 26, 2013 and incorporated herein by reference.)

10.3	First Amended and Restated Property Management and Leasing Agreement date June 28, 2012, by and between CNL Healthcare Trust, Inc., CHT Partners, LP, its various subsidiaries and CNL Healthcare Manager Corp. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed July 2, 2012 and incorporated herein by reference.)

10.4.1	Service Agreement dated as of June 8, 2011, by and between CNL Capital Markets Corp. and CNL Properties Trust, Inc. (Previously filed as Exhibit 10.5 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

10.4.2	Second Addendum to Service Agreement dated March 20, 2013, by and between CNL Capital Markets Corp. and CNL Healthcare Properties, Inc. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed March 26, 2013 and incorporated herein by reference.)

10.5	Form of Indemnification Agreement dated April 13, 2012, between CNL Healthcare Trust, Inc. and each of James M. Seneff, Jr., Thomas K. Sittema, Bruce Douglas, Michael P. Haggerty, J. Douglas Holladay, Stephen H. Mauldin, Joseph T. Johnson, Ixchell C. Duarte and Holly J. Greer, and for J. Chandler Martin dated July 27, 2012 (Previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed April 19, 2012 and incorporated herein by reference.

10.6	Asset Purchase Agreement dated December 15, 2011, between Casper Retirement, LLC et al and CNL Properties Trust, LP (Previously filed as Exhibit 10.5 to the Annual Report on Form 10-K filed February 10, 2012 and incorporated herein by reference.)

10.7	Lease Agreement dated as of February 16, 2012, by and between CHT Marion OH Senior Living, LLC and TSMM Management, LLC (Previously filed as Exhibit 10.8 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.8	Secured Loan Agreement dated February 16, 2012, by and among CHT Partners, LP et al. and KeyBank National Association (Previously filed as Exhibit 10.9 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.9	Promissory Note ($71,400,000) dated February 16, 2012, made by CHT Partners, LP et al. in favor of KeyBank National Association (Previously filed as Exhibit 10.10 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.10	Guaranty Agreement dated February 16, 2012, by CNL Healthcare Trust, Inc. f/b/o KeyBank National Association (Previously filed as Exhibit 10.11 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.11	Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated as of February 16, 2012, made by CHT Marion OH Senior Living, LLC, in favor of KeyBank National Association (Previously filed as Exhibit 10.12 to Post-effective Amendment One to Form S-11 (File No. 333-168129) filed February 28, 2012 and incorporated herein by reference.)

10.12	Contract for Sale and Purchase made as of January 26, 2012, by and between Ronald D. Brown and Harbor Retirement Associates, LLC (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.13	Assignment and Assumption of Contract for Purchase and Sale effective as of August 29, 2012, by and between Harbor Retirement Associates, LLC, CHT HarborChase Assisted Living Owner, LLC, and Ronald D. Brown (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.14	Loan Agreement made as of August 29, 2012, by and between CHT HarborChase Assisted Living Owner, LLC and Synovus Bank (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.15	Promissory Note ($17,328,027) dated August 29, 2012, made by CHT HarborChase Assisted Living Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.16	Mortgage and Security Agreement dated August 29, 2012, by CHT HarborChase Assisted Living Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.17	Guaranty dated August 29, 2012, given by CNL Healthcare Trust, Inc. f/b/o Synovus Bank (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.18	Development Agreement dated August 29, 2012, by and among Harbor Retirement Associates, LLC and CHT HarborChase Assisted Living Owner, LLC (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.19	Pre-Opening Agreement dated August 29, 2012, by and among Harbor Retirement Associates, LLC and CHT HarborChase TRS Tenant Corp. and Harbor Villages Management, LLC (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed September 5, 2012 and incorporated herein by reference.)

10.20	Subordination of Management Agreement made as of August 29, 2012, by and among Harbor Villages Management, LLC, CHT Harborchase TRS Tenant Corp., and Synovus Bank (Previously filed as Exhibit 10.83 to the Annual Report on Form 10-K filed March 27, 2013 and incorporated herein by reference.)

10.21	Multifamily Loan and Security Agreement dated as of August 31, 2012, by and between CHT Grand Island NE Senior Living, LLC and Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.22	Multifamily Note ($9,000,000.00) dates as of August 31, 2012, made by CHT Grand Island NE Senior Living, LLC in favor of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.23	Guaranty of Non-Recourse Obligations dates as of August 31, 2012, given by CNL Healthcare Trust, Inc. f/b/o Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.24	Multifamily Trust Indenture, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Montana) dated as of August 31, 2012 by CHT Billings MT Senior Living, LLC f/b/a Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.25	Transfer Agreement dated August 31, 2012, by and among GCI Development, LLC and CHT Partners, LP (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.26	Amended and Restated Limited Liability Company Agreement of CHT GCI Partners I, LLC dated August 31, 2012, by and among CHT Windsor Manor AL Holding, LLC and GCI Development, LLC (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.27	Management Services Agreement dated August 31, 2012, by and between Provision Living, LLC and Webster City IA Assisted Living Tenant, LLC (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.28	Lease Agreement dated August 31, 2012, by and between Webster City IA Assisted Living Owner, LLC and Webster City IA Assisted Living Tenant, LLC (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.29	Secured Loan Agreement dated August 31, 2012, by and among Vinton IA Assisted Living Owner, LLC, Webster City IA Assisted Living Owner, LLC, Nevada IA Assisted Living Owner, LLC, Vinton IA Assisted Living Tenant, LLC, Webster City IA Assisted Living Tenant, LLC, Nevada IA Assisted Living Tenant, LLC (Borrowers) and KeyBank National Association (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.30	Promissory Note ($12,380,000.00) dated August 31, 2012, made by Borrowers in favor of KeyBank National Association (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.31	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (Windsor Manor of Webster City) dated August 31, 2012, made by Webster City IA Assisted Living Owner, LLC and Webster City IA Assisted Living Tenant, LLC in favor of KeyBank National Association (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.)

10.32	Guaranty Agreement dated August 31, 2012, made by CNL Healthcare Trust, Inc. for the benefit of KeyBank National Association (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed September 7, 2012 and incorporated herein by reference.

10.33	Real Estate Purchase Agreement made as of November 1, 2006, by and between Needle Development, Inc. (Seller) and Solomon Holdings IV-Dogwood Acworth, LLC (Purchaser) (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.34	Assignment and Assumption Agreement effective as of December 18, 2012, by and among Needle Development, Inc. (Seller), Solomon Holdings IV-Dogwood Acworth, LLC (Assignor) and CHT Acworth GA Owner, LLC (Assignee) (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.35	Development Agreement dated December 18, 2012, by and among Solomon Development Services—Acworth, LLC and CHT Acworth GA Owner, LLC (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.36	Construction Guaranty dated December 18, 2012, made by Solomon Holdings IV-Dogwood Acworth, LLC in favor of CHT Acworth GA Owner, LLC (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.37	Management Services Agreement dated December 18, 2012, by and between Trinity Lifestyles Management II, LLC and CHT Acworth GA Tenant Corp. (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.38	Loan Agreement made as of December 18, 2012, by and between CHT Acworth GA Owner, LLC and Synovus Bank (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.39	Promissory Note in principal amount of $15,073,041 dated December 18, 2012, made by CHT Acworth GA Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.40	Deed to Secure Debt and Security Agreement dated December 18, 2012, by CHT Acworth GA Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.41	Guaranty dated December 18, 2012, given by CNL Healthcare Trust, Inc. in favor of Synovus Bank (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.42	Asset Purchase Agreement made as of October 30, 2012, by and between Lima Retirement, L.L.C., Zanesville Retirement, L.L.C., Decatur Retirement, L.L.C., Council Bluffs Retirement, LLC, and Primrose Cottages, LLC, as Sellers, and CHT Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed November 5, 2012 and incorporated herein by reference.)

10.43	Assignment and Assumption of Asset Purchase Agreement dated as of December 19, 2012, by and between CHT Partners, LP and CHT Zanesville OH Senior Living, LLC (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.44	Lease Agreement dated as of December 19, 2012, by and between CHT Zanesville OH Senior Living, LLC and TSMM Management, LLC (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.45	Guaranty of Lease dated as of December 19, 2012, made by each of James L. Thares, Brian J. Morgan, William J. Schaefbauer II and Mark W. McNeary (Guarantors) and TSMM Management, LLC (Tenant) for the benefit of CHT Zanesville OH Senior Living, LLC (Landlord) (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.46	Secured Loan Agreement ($49,687,000) dated as of December 19, 2012, by and among CHT Partners, LP, CHT Senior Living Net Lease Holding, LLC, CHT Council Bluffs IA Senior Living, LLC, CHT Decatur IL Senior Living, LLC, CHT Lima OH Senior Living, LLC, CHT Zanesville OH Senior Living, LLC and CHT Aberdeen SD Senior Living, LLC and KeyBank National Association (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.47	Promissory Note ($49,687,000) dated as of December 19, 2012, made by each of CHT Partners, LP, CHT Senior Living Net Lease Holding, LLC, CHT Council Bluffs IA Senior Living, LLC, CHT Decatur IL Senior Living, LLC, CHT Lima OH Senior Living, LLC, CHT Zanesville OH Senior Living, LLC and CHT Aberdeen SD Senior Living, LLC in favor of KeyBank National Association (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.48	Open End Mortgage Assignment of Rents, Security Agreement and Fixture Filing dated as of December 19, 2012, made by CHT Zanesville OH Senior Living, LLC to KeyBank National Association (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.49	Guaranty Agreement dated as of December 19, 2012, made by CNL Healthcare Trust, Inc. in favor of KeyBank National Association (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed December 20, 2012 and incorporated herein by reference.)

10.50	Agreement of Sale made as of October 31, 2012, by and among Brookridge Marquette Real Estate, LLC, Roland Park Real Estate, LLC, Pikesville Real Estate, LLC, 5858 South 47 Mile Road Real Estate, LLC, Brookridge Marquette Operating, LLC, Roland Park Operating, LLC, Pikesville Operating, LLC, and 5858 South 47 Mile Road Operating, LLC, as Sellers, and CHT Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 6, 2012 and incorporated herein by reference.)

10.51	Agreement of Sale made as of October 31, 2012, by and among Frederick Real Estate, LLC and Frederick Operating, LLC, as Sellers, and CHT Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on November 6, 2012 and incorporated herein by reference.)

10.52	Loan Agreement dated December 21, 2012, by and among of CHT Brookridge Heights MI Owner, LLC, CHT Brookridge Heights MI Tenant Corp., CHT Curry House MI Owner, LLC, CHT Curry House MI Tenant Corp., CHT Symphony Manor MD Owner, LLC, CHT Symphony Manor MD Tenant Corp., CHT Tranquility at Fredericktowne MD Owner, LLC, CHT Tranquility at Fredericktowne MD Tenant Corp., CHT Woodholme Gardens MD Owner, LLC, and CHT Woodholme Gardens MD Tenant Corp., as Borrowers, and The Prudential Insurance Company of America, as Lender (Previously filed as Exhibit 10.65 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.53	Promissory Note in the principal amount of $8,181,300 made by each of CHT Brookridge Heights MI Owner, LLC and CHT Brookridge Heights MI Tenant Corp., as Borrowers, in favor of The Prudential Insurance Company of America, as Lender, dated as of December 21, 2012. (Previously filed as Exhibit 10.66 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.54	Mortgage and Security Agreement (First) made as of December 21, 2012, by and between CHT Brookridge Heights MI Owner, LLC and CHT Brookridge Heights MI Tenant Corp., as Borrowers, and The Prudential Insurance Company of America, as Lender (Previously filed as Exhibit 10.67 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.55	Mortgage and Security Agreement (Second) made as of December 21, 2012, by and between CHT Brookridge Heights MI Owner, LLC and CHT Brookridge Heights MI Tenant Corp., as Borrowers, and The Prudential Insurance Company of America, as Lender (Previously filed as Exhibit 10.68 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.56	Partial Recourse Guaranty dated as of December 21, 2012 made by CNL Healthcare Trust, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.69 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.57	Recourse Liabilities Guaranty (Brookridge Heights) dated as of December 21, 2012, made by CNL Healthcare Trust, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.70 to Post-Effective Amendment No. 4 to Form S-11 (File No. 333-168120) filed January 18, 2013 and incorporated by reference herein.)

10.58	Framework Agreement dated as of January 14, 2013, between CHP Partners, LP and MMAC Berkshire, L.L.C. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.59	Limited Liability Company Agreement dated January 16, 2013, of CHP Montecito Partners I, LLC (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.60	Sale Agreement, as amended, dated November 9, 2012, between Claremont Venture I, L.P. and MMIC Acquisition Corporation, as amended (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.61	Sale Agreement Assignment dated January 16, 2013, between MMIC Acquisition Corporation and CHP Claremont CA Owner, LLC (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.62	Property Management Agreement dated January 16, 2013, between StoneCreek Investment Corporation and CHP Claremont CA Owner, LLC (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.63	Credit Agreement dated January 16, 2013, between CHP Claremont CA Owner, LLC and Regions Bank (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.64	Promissory Note ($12,958,162) of CHP Claremont CA Owner, LLC dated as of January 16, 2013, in favor of Regions Bank (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.65	Deed of Trust and Security Agreement dated as of January 16, 2013, from CHP Claremont CA Owner, LLC in favor of First American Title Insurance Company, as trustee, for the benefit of Regions Bank (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.66	Carveout Guaranty dated January 16, 2013, made by CNL Healthcare Properties, Inc. and MMAC Berkshire, L.L.C. in favor of Regions Bank (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.67	Holdback Escrow Agreement effective as of January 16, 2013, by and among Claremont Venture I, L.P., CHP Claremont CA Owner, LLC and First American Title Insurance Company (Previously filed as Exhibit 10.10 to the Current Report on Form 8-K filed January 18, 2013 and incorporated herein by reference.)

10.68	Limited Liability Company Agreement of CHP Montecito Partners, I, LLC dated as of January 16, 2013, by and among CHP Claremont Holding, LLC, and MMAC Berkshire Claremont L.L.C. (Previously filed as Exhibit 10.78 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.69	First Amendment to Pre-Opening Services and Management Agreement dated January 28, 2013, by and between CHT Harborchase TRS Tenant Corp. and Harbor Villages Management, LLC (Previously filed as Exhibit 10.79 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.70	Expense Support and Restricted Stock Agreement effective April 1, 2013, by and between CNL Healthcare Properties, Inc. and CNL Healthcare Corp. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed March 26, 2013 and incorporated herein by reference.)

10.71	Modification of Loan Documents (Primrose II) effective as of March 27, 2013, by and among CHP Partners, LP, CHT Partners, LP, etc. (Previously filed as Exhibit 10.1 t the Current Report on Form 8-K filed April 2, 2013 and incorporated herein by reference.)

10.72	Second Amended and Restated Limited Liability Company Agreement of CHT GCI Partners I, LLC dated as of April 2, 2013 (Previously filed as Exhibit 10.82 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.73	Agreement of Sale and Purchase dated April 3, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC and Emory Development Partners, LLC and CHP Partners, LP (Previously filed as Exhibit 10.83 to Post-effective Amendment No. 5 to Form S-11 (File No. 333-168129) filed April 4, 2013 and incorporated herein by reference.)

10.74	Asset Purchase Agreement made as of April 23, 2013, by and among BHC Properties, LLC, WHC Properties, LLC, SHC Properties, LLC, NHC Properties, LLC, MHC Properties, LLC, JHC Properties, LLC and CHP Partners, LP. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed April 29, 2013 and incorporated herein by reference.)

10.75	Operations Transfer Agreement made as of April 23, 2013, effective as of date of closing, by and among BHC Properties, LLC, WHC Properties, LLC, SHC Properties, LLC, NHC Properties, LLC, MHC Properties, LLC, JHC Properties, LLC, LVRC Properties, LLC (Sellers), Batesville Healthcare Center, LLC, West Memphis Healthcare Center, LLC, Searcy Healthcare Center, LLC, Mine Creek Healthcare Center, LLC, Magnolia Healthcare Center, LLC, Jonesboro Healthcare Center, LLC, Lake Village Residential Care Center, LLC (Existing Operators), Arkansas SNF Operations Acquisition III, LLC, Arkansas SNF Operations Acquisition, LLC, Batesville Health and Rehab, LLC, Broadway Health and Rehab, LLC, Searcy Health and Rehab, LLC, Mine Creek Health and Rehab, LLC, Magnolia Health and Rehab, LLC, Jonesboro Health and Rehab, LLC, and Lake Village Senior Living, LLC (New Operators) (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed April 29, 2013 and incorporated herein by reference.)

10.76	Multifamily Loan and Security Agreement (Non-recourse) (Senior Housing) By and Between CHT Decatur IL Senior Living, LLC and Keycorp Real Estate Capital Markets, Inc., dated as of May 8, 2013 (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed May 14, 2013 and incorporated herein by reference.)

10.77	Multifamily Loan and Security Agreement (Non-recourse) (Senior Housing) By and Between CHT Zanesville OH Senior Living, LLC and Keycorp Real Estate Capital Markets, Inc., dated as of May 8, 2013 (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed May 14, 2013 and incorporated herein by reference.)

10.78	Secured Loan Agreement dated May 31, 2013, made by and among CHP Batesville Healthcare Owner, LLC, CHP Broadway Healthcare Owner, LLC, CHP Jonesboro Healthcare Owner, LLC, CHP Magnolia Healthcare Owner, LLC, CHP Mine Creek Healthcare Owner, LLC and CHP Searcy Healthcare Owner, LLC, as Borrowers, Keybank National Association, as Agent, and the lending institutions a party hereto from time to time (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.79	Promissory Note ($15,000,000.00) dated May 31, 2013, of CHP Batesville Healthcare Owner, LLC, CHP Broadway Healthcare Owner, LLC, CHP Jonesboro Healthcare Owner, LLC, CHP Magnolia Healthcare Owner, LLC, CHP Mine Creek Healthcare Owner, LLC and CHP Searcy Healthcare Owner, LLC in favor of Synovus Bank (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.80	Promissory Note ($15,000,000.00) dated May 31, 2013, of CHP Batesville Healthcare Owner, LLC, CHP Broadway Healthcare Owner, LLC, CHP Jonesboro Healthcare Owner, LLC, CHP Magnolia Healthcare Owner, LLC, CHP Mine Creek Healthcare Owner, LLC and CHP Searcy Healthcare Owner, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.81	Guaranty Agreement dated May 31, 2013, made by CNL Healthcare Properties, Inc., to and for the benefit of Keybank National Association (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.82	Arkansas Mortgage, Absolute Assignment of Rents, Security Agreement and Fixture Filing (includes future advances) dated May 31, 2013, made by CHP Batesville Healthcare Owner, LLC, as Mortgagor, to Keybank National Association, as Agent, for the benefit of the Lenders, as Mortgagee (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.83	Lease Agreement dated as of May 31, 2013, by and between CHP Batesville Healthcare Owner, LLC, as Landlord, and Batesville Health and Rehab, LLC, as Tenant (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed June 6, 2013 and incorporated herein by reference.)

10.84	Asset Purchase Agreement dated as of June 21, 2013 by and among MMIC Leawood MOB, LLC, MMIC Harbour View, LLC, MMIC JCL MOB, LLC, MMIC EMA MOB, LLC, and MMIC Chestnut Commons, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed June 27, 2013 and incorporated herein by reference.)

10.85	Purchase Agreement made and entered into as of June 26, 2013 by and among CMH Holding Co., CMH II Holding Co., and Calvert Medical Arts Center, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

10.86	Purchase Agreement made and entered into as of as of June 26, 2013 by and among Calvert Medical Office Building Limited Partnership, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed July 2, 2013 and incorporated herein by reference.)

10.87	Purchase and Sale Agreement dated as of July 3, 2013 by and among RR AL Care Group Limited Partnership and RR IL Care Group Limited Partnership, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed July 10, 2013 and incorporated herein by reference.)

10.88	Purchase and Sale Agreement dated as of July 3, 2013 by and between Raider Ranch, LP, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed July 10, 2013 and incorporated herein by reference.)

10.89	Purchase and Sale Agreement dated as of July 3, 2013 by and between Oklahoma Care Group, LP, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed July 10, 2013 and incorporated herein by reference.)

10.90	First Amendment to Agreement of Sale and Purchase dated April 30, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.91	Second Amendment to Agreement of Sale and Purchase dated May 10, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.92	Third Amendment to Agreement of Sale and Purchase dated May 13, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.93	Fourth Amendment to Agreement of Sale and Purchase dated May 15, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.94	Fifth Amendment to Agreement of Sale and Purchase dated July 1, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.95	Sixth Amendment to Agreement of Sale and Purchase dated July 3, 2013, by and between Jefferson Equity Partners, LLC, Oak Hill Partners, LLC, Knoxville Equity Partners, LLC, and Emory Development Partners, LLC, as Sellers, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.96	Assignment and Assumption of Agreement of Sale and Purchase dated July 10, 2013, by and between CHP Partners, LP, and CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.97	Non-Solicitation Agreement dated as of July 10, 2013, by and between N.T. Brinkman, Inc. and CHP Partners, LP (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.98	Right of First Offer Agreement dated as of July 10, 2013, by and between N.T. Brinkman, Inc. and CHP Partners, LP (Previously filed as Exhibit 10.10 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.99	Property Management Agreement effective July 10, 2013, between Healthcare Equity Partners, LLC and CHP Knoxville Plaza A MOB Owner, LLC (Previously filed as Exhibit 10.11 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.100	Credit Agreement dated as of July 10, 2013, among CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, CHP Jefferson Commons Condo MOB Owner, LLC, and Regions Bank (Previously filed as Exhibit 10.12 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.101	Promissory Note ($38,609,025.00) dated as of July 10, 2013, made by each of CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC in favor of Regions Bank (Previously filed as Exhibit 10.13 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.102	Leasehold Deed of Trust/Deed of Trust and Security Agreement dated as of July 10, 2013, by CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC in favor of William L. Rosenberg, of Davidson County, Tennessee (Trustee), said term referring always to the named Trustee and his/her successors in trust, for the use and benefit of Regions Bank (Previously filed as Exhibit 10.14 to the Current Report on Form 8-K filed July 16, 2013 and incorporated herein by reference.)

10.103	Guaranty of Non-Recourse Obligations (Decatur) dated as of May 8, 2013 by CNL Healthcare Properties, Inc. to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.104	Guaranty of Non-Recourse Obligations (Zanesville) dated as of May 8, 2013 by CNL Healthcare Properties, Inc. to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.105	Multifamily Note ($11,060,000) dated May 8, 2013, made by CHT Decatur IL Senior Living, LLC in favor of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.106	Multifamily Note ($12,482,000.00) dated May 8, 2013, made by CHT Zanesville OH Senior Living, LLC in favor of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.107	Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of May 8, 2013 by CHT Decatur IL Senior Living, LLC, to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.108	Open-End Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of May 8, 2013 by CHT Zanesville OH Senior Living, LLC, to and for the benefit of Keycorp Real Estate Capital Markets, Inc. (Previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q filed August 14, 2013 and incorporated herein by reference.)

10.109	Credit Agreement dated August 19, 2013 between CHP Partners, LP, and CNL Healthcare Properties, Inc., as Borrowers, and Keybank National Association, as Administrative Agent, and The Other Lenders Party Hereto (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.110	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (Iowa) dated August 19, 2013 executed by CHT Council Bluffs IA Senior Living, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.111	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Bank of America, N.A. in the principal amount of $15,000,000.00 (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.112	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Cadence Bank, NA. in the principal amount of $25,000,000.00 (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.113	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Fifth Third Bank in the principal amount of $25,000,000.00 (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.114	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to Keybank National Association in the principal amount of $30,000,000.00 (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.115	Promissory Note dated August 19, 2013 by CHP Partners, LP and CNL Healthcare Properties, Inc. to PNC Bank, National Association in the principal amount of $25,000,000.00 (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.116	Assignment of Leases and Rents (Iowa) dated August 19, 2013 executed by CHT Council Bluffs IA Senior Living, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.117	Guaranty Agreement dated August 19, 2013 executed by CHT Lima OH Senior Living, LLC, CHT Council Bluffs IA Senior Living, LLC and CHT Senior Living Net Lease Holding, LLC in favor of Keybank National Association (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed August 21, 2013 and incorporated herein by reference.)

10.118	Loan Agreement dated August 16, 2013, among CHP Chestnut Commons OH MOB Owner, LLC, CHP Leawood KS MOB Owner, LLC, CHP Lincoln Plaza AZ MOB Owner, LLC, CHP North Mountain AZ MOB Owner, LLC, and CHP Escondido CA MOB Owner, LLC and The Prudential Insurance Company of America (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.119	JCL Recourse Liabilities Guaranty dated August 16, 2013, executed by CNL Healthcare Properties, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.120	Mortgage and Security Agreement (First) dated August 16, 2013, executed by CHP Leawood KS MOB Owner, LLC in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.121	Mortgage and Security Agreement (Second) dated August 16, 2013, executed by CHP Leawood KS MOB Owner, LLC in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.122	Promissory Note (Doctors Specialty Hospital) dated August 16, 2013, by CHP Leawood KS MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $4,510,000.00 (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.123	Promissory Note (North Mountain Medical Plaza) dated August 16, 2013, by CHP North Mountain AZ MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $3,530,000.00 (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.124	Promissory Note (John C. Lincoln Medical Plaza I and II) dated August 16, 2013, by CHP Lincoln Plaza AZ MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $4,790,000.00 (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.125	Promissory Note (Escondido Medical Arts Centre) dated August 16, 2013, by CHP Escondido CA MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $10,020,000.00 (Previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.126	Promissory Note (Cleveland Clinic Chestnut Commons) dated August 16, 2013, by CHP Chestnut Commons OH MOB Owner, LLC to The Prudential Insurance Company of America in the principal amount of $12,860,000.00 (Previously filed as Exhibit 10.9 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.127	Recourse Liabilities Guaranty (Doctors Specialty Hospital) dated August 16, 2013, executed by CNL Healthcare Properties, Inc. in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.10 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.128	Ground Lease (LMP Parcel) effective February 29, 2008, by and between John C. Lincoln Health Network and MMIC JCL MOB, LLC (Previously filed as Exhibit 10.11 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.129	Ground Lease (NMMP Parcel) effective February 29, 2008, by and between John C. Lincoln Health Network and MMIC JCL MOB, LLC (Previously filed as Exhibit 10.12 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.130	Assignment and Assumption of Leasehold Interest in Ground Lease effective August 16, 2013, by and between MMIC JCL MOB, LLC and CHP North Mountain AZ MOB, LLC (Previously filed as Exhibit 10.13 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.131	Assignment and Assumption of Leasehold Interest in Ground Lease (John C. Lincoln Medical Plaza) effective August 16, 2013, by and between MMIC JCL MOB, LLC and CHP Lincoln Plaza AZ MOB, LLC (Previously filed as Exhibit 10.14 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.132	Property Management and Leasing Agreement dated August 16, 2013, by and between CHP Escondido CA MOB Owner, LLC and Lincoln Property Company Commercial Service Enterprises, Inc. d/b/a Lincoln Harris CSG (Previously filed as Exhibit 10.15 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.133	Property Management and Leasing Agreement dated August 16, 2013, by and between CHP Lincoln Plaza AZ MOB Owner, LLC and Holladay Property Services Midwest, Inc. (Previously filed as Exhibit 10.16 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.134	Supplemental Guaranty (Doctors Specialty Hospital) dated August 16, 2013, executed by CHP Leawood KS MOB Owner, LLC in favor of The Prudential Insurance Company of America (Previously filed as Exhibit 10.17 to the Current Report on Form 8-K filed August 23, 2013 and incorporated herein by reference.)

10.135	Ground Lease Agreement dated April 13, 2004, between St. Mary’s Health System, Inc. and Knoxville Equity Partners, LLC (Filed herewith.)

10.136	First Amendment to Ground Lease dated as of April 15, 2008, by and between St. Mary’s Health System, Inc. and Knoxville Equity Partners, LLC (Filed herewith.)

10.137	Second Amendment to Ground Lease dated July 10, 2013, by and between Metro Knoxville HMA, LLC and Knoxville Equity Partners, LLC (Filed herewith.)

10.138	Assignment and Assumption of Ground Lease dated as of July 10, 2013, by and between Knoxville Equity Partners, LLC and CHP Knoxville Plaza A MOB Owner, LLC (Filed herewith.)

10.139	Ground Lease Agreement dated December 12, 2007, between St. Mary’s Health System, Inc. and Emory Development Partners, LLC (Filed herewith.)

10.140	First Amendment to Ground Lease dated as of April 15, 2008, by and between St. Mary’s Health System, Inc. and Emory Development Partners, LLC (Filed herewith.)

10.141	Second Amendment to Ground Lease dated as of October 27, 2008, by and between St. Mary’s Health System, Inc. and Emory Development Partners, LLC (Filed herewith.)

10.142	Assignment and Assumption of Ground Lease dated as of July 10, 2013, by and between Emory Development Partners, LLC to and in favor of CHP Knoxville Plaza B MOB Owner, LLC (Filed herewith.)

10.143	Air Rights Lease Agreement dated March 27, 2003, between St. Mary’s Health System, Inc. and Jefferson Equity Partners, LLC (Filed herewith.)

10.144	First Amendment to Air Rights Lease dated as of October 8, 2003, by and between St. Mary’s Health System, Inc. and Jefferson Equity Partners, LLC (Filed herewith.)

10.145	Second Amendment to Air Rights Lease dated as of May 14, 2008, by and between St. Mary’s Health System, Inc. and Healthcare Equity Partners, LLC (Filed herewith.)

10.146	Third Amendment to Air Rights Lease dated July 10, 2013, by and between Metro Knoxville HMA, LLC and Oak Hills Partners, LLC (Filed herewith.)

10.147	Assignment and Assumption of Air Rights Lease dated as of July 10, 2013, by and between Oak Hill Partners, LLC and CHP Central Wing Annex MOB Owner, LLC (Filed herewith.)

10.148	Assignment and Assumption of Air Rights Lease dated as of October 28, 2003, by and between Jefferson Equity Partners, LLC to Healthcare Equity Partners, LLC (Filed herewith.)

10.149	Assignment and Assumption of Air Rights Lease dated as of July 29, 2011, by and between Healthcare Equity Partners, LLC to Oak Hill Partners, LLC (Filed herewith.)

10.150	Expense Support and Restricted Stock Agreement effective July 1, 2013, by and among CNL Healthcare Properties, Inc. and CNL Healthcare Manager Corp. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 27, 2013 and incorporated herein by reference.)

10.151	Purchase and Sale Agreement dated as of August 21, 2013 by and between Vancouver Bridgewood, LLC, as Seller, and CHP Partners, LP, as Purchaser (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed August 27, 2013 and incorporated herein by reference.)

10.152	Schedule of Omitted Agreements (Filed herewith.)

21.1	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (Included in Exhibit 5.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

23.2	Consent of Arnold & Porter LLP (Included in Exhibit 8.1 to Pre-effective Amendment Three to Form S-11 (File No. 333-168129) filed June 10, 2011 and incorporated herein by reference.)

23.3	Consent of PricewaterhouseCoopers LLP (Filed herewith.)

23.4	Consent of Ernst & Young LLP (Filed herewith.)

23.5	Consent of CliftonLarsonAllen LLP (Filed herewith.)

23.6	Consent of Walker Healthcare Services Group (Filed herewith.)

24	Power of Attorney for James M. Seneff, Jr., Thomas K. Sittema, Bruce Douglas, Michael P. Haggerty, J. Douglas Holladay, Stephen H. Mauldin, Joseph T. Johnson, Ixchell C. Duarte (Previously filed as Exhibit 24 to Post-effective Amendment Two to Form S-11 (File No. 333-168129) filed June 8, 2012 and incorporated herein by reference.)

24.1	Power of Attorney for J. Chandler Martin (Previously filed as Exhibit 24.1 to Post-effective Amendment Three to Form S-11 (File No. 333-168129) filed September 14, 2012 and incorporated herein by reference.)